As filed with the Securities and Exchange Commission on September 30, 2005
Registration No. 333-127159

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 2
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PREDIX PHARMACEUTICALS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	2834	13-3795882
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

4 Maguire Road
Lexington, Massachusetts 02421
(781) 372-3260
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Michael G. Kauffman, M.D., Ph.D.
President and Chief Executive Officer
Predix Pharmaceuticals Holdings, Inc.
4 Maguire Road
Lexington, Massachusetts 02421
(781) 372-3260
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:

William T. Whelan, Esq.
Brian P. Keane, Esq.	Jeffrey S. Marcus, Esq.
Mintz, Levin, Cohn, Ferris,	Tanisha M. Little, Esq.
Glovsky and Popeo, P.C.	Morrison & Foerster LLP
One Financial Center	1290 Avenue of the Americas
Boston, MA 02111	New York, NY 10104
(617) 542-6000	(212) 468-8000

         Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐
         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class	Proposed Maximum Aggregate	Amount of
of Securities to Be Registered	Offering Price (1)	Registration Fee (2)

Common Stock, $0.01 par value per share	$70,000,000	$8,239(3)

(1)	Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(o) under the Securities Act, as amended.
(2)	Calculated pursuant to Rule 457(a) based on an estimate of the proposed maximum aggregate offering price.

(3)	Previously paid.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement that is filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion	September 30, 2005

5,000,000 Shares
Common Stock

This is the initial public offering of our common stock. No public market currently exists for our common stock. We are offering all of the 5,000,000 shares of our common stock offered by this prospectus. We expect the public offering price to be between $10.00 and $12.00 per share.
We have applied to have our common stock included for quotation on the Nasdaq National Market under the symbol “PRDX.”
Investing in our common stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in “Risk factors” beginning on page 8 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to an additional 750,000 shares of our common stock at the public offering price, less the underwriting discounts and commissions payable by us, to cover over-allotments, if any, within 30 days from the date of this prospectus. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $                    and our total proceeds, before expenses, will be $                    .
The underwriters are offering the common stock as set forth under “Underwriting.” Delivery of the shares will be made on or about                     , 2005.

UBS Investment Bank	Deutsche Bank Securities

CIBC World Markets	ThinkEquity Partners LLC

You should rely only on the information provided in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock.

Page

Prospectus summary	1
Risk factors	8
Special note regarding forward-looking statements	26
Use of proceeds	27
Dividend policy	28
Capitalization	29
Dilution	30
Selected consolidated financial data	32
Management’s discussion and analysis of financial condition and results of operations	34
Business	53
Management	79
Certain relationships and related party transactions	94
Principal stockholders	102
Description of capital stock	107
Shares eligible for future sale	113
Underwriting	116
Legal matters	120
Independent registered public accounting firm	120
Where you can find additional information	120
Index to consolidated financial statements	F-1
Report of independent registered public accounting firm	F-2
Form of Underwriting Agreement
Ex-3.2 Amended and Restated Certificate on Incorporation of the Registrant
Ex-3.4 Restated Bylaws of the Registrant
Ex-4.1 Form of Common Stock Certificate
Ex-5.1 Opinion of Mintz, Levin, Ferris, Glovsky and Popeo, P.C.
Ex-10.1 Amended and Restated 2003 Stock Incentive Plan
Ex-10.1.1 Form of Incentive Stock Option Agreement for Senior Executives
Ex-10.1.2 Form od Non-Qualified Stock Option Agreement for Senior Executives
Ex-10.1.3 Form of Stock Option Agreement for Israeli Senior Executives
Ex-10.1.4 Form of Incentive Stock Option Agreement
Ex-10.1.5 Form of Non-Qualified Stock Option Agreement
Ex-10.1.6 Form of Stock Opion Agreement for Israeli Employees
Ex-10.3 Director Compensation Policy
Ex-10.16 Amended and Restated License Agreement
Ex-10.22 2005 Employee Stock Purchase Plan
Ex-23.1 Consent of Ernst & Young LLP
Ex-23.2 Consent of Kost Forer Gabbay & Kasierer

Through and including                     , 2005 (the 25th day after the date of this prospectus), federal securities laws may require all dealers that effect transactions in our common stock, whether or not participating in this offering, to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
Predix Pharmaceuticals, our logo and PREDICT are our trademarks. This prospectus also contains trademarks of other companies that are the property of their respective owners.

Prospectus summary

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be the most important information about us, you should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our common stock, especially the risks of investing in our common stock, which we discuss under “Risk factors” beginning on page 8, and our consolidated financial statements and related notes beginning on page F-1.

Unless the context requires otherwise, the words “Predix,” “we,” “us” and “our” refer to Predix Pharmaceuticals Holdings, Inc. and its subsidiary.
OUR BUSINESS

We are a pharmaceutical company focused on the discovery and development of novel, highly selective, small-molecule drugs that target G-Protein Coupled Receptors, or GPCRs, and ion channels. Using our proprietary drug discovery technology and approach, we have progressed three drug candidates into clinical trials and have six additional programs in preclinical development or discovery. We began enrollment of patients for the first of at least two pivotal Phase III clinical trials of PRX-00023, our lead clinical-stage drug candidate, for the treatment of Generalized Anxiety Disorder, or GAD, in August 2005. We completed a Phase II clinical trial of PRX-00023 in this indication in July 2005. Our two other clinical-stage drug candidates, PRX-03140 for the treatment of Alzheimer’s disease and PRX-08066 for the treatment of Pulmonary Arterial Hypertension, or PAH, are in Phase I clinical trials.

GPCRs and ion channels are classes of proteins embedded in the surface membrane of all cells and are responsible for mediating much of the biological signaling at the cellular level. Drugs that target these proteins are among the most prevalent types of drugs in the world today. Of the top 50 selling drugs worldwide, as identified by IMS Health, we believe that nearly 40% interact with GPCRs or ion channels as their target proteins.

Our proprietary drug discovery technology and approach integrates computer-based, or in silico, technology to determine the structure of GPCRs and ion channels, with our medicinal chemistry capabilities, allowing us to rapidly identify and optimize drug candidates that selectively bind to GPCR and ion channel targets. We generally select protein targets whose role in disease has already been demonstrated in clinical trials or preclinical studies. We believe our drug discovery technology and approach enables us to efficiently and cost-effectively discover highly selective GPCR and ion channel-targeted drugs.
OUR CLINICAL DRUG CANDIDATES
PRX-00023 for anxiety and depression

PRX-00023 is a novel, highly selective, small-molecule stimulator, or agonist, of a specific GPCR known as 5-HT1A that we are developing for the treatment of anxiety and depression. GAD is characterized by excessive and unrealistic anxiety about everyday events and can be accompanied by restlessness, irritability and difficulty concentrating. Depression covers a variety of symptoms, including extreme sadness, sluggishness and sleep and appetite disturbances. Many currently approved drugs are used to treat both anxiety and depression, but have numerous adverse side effects, including sexual dysfunction, sleep disorders, weight gain, addiction and sedation. We believe that PRX-00023 has the potential to effectively treat anxiety and depression, without the adverse side effects of currently approved drugs.

Our initial therapeutic focus for PRX-00023 has been on the treatment of GAD. We began enrollment of patients with GAD for a pivotal Phase III clinical trial in August 2005. We are currently in discussions with the U.S. Food and Drug Administration, or FDA, regarding a Special Protocol

Assessment, or SPA, for this trial. In July 2005, the FDA responded to our SPA request and accepted the proposed study design and the primary endpoint while making recommendations regarding secondary endpoint selection which we have adopted. At the FDA’s request, we submitted a detailed statistical analysis plan for this study in August 2005 and are awaiting a response from the FDA. This trial is the first of at least two pivotal trials with PRX-00023 for the treatment of GAD.
We completed a Phase II clinical trial with PRX-00023 in patients with GAD in July 2005. PRX-00023 was well tolerated at the two doses given orally once per day over this four week trial, with an acceptable adverse event profile. There were no serious adverse events and no patient discontinuations due to drug-related adverse events. In addition, these results indicate that PRX-00023 given for four weeks significantly lowered measures of anxiety from baseline. These results are based on a small number of patients in an early-stage clinical trial and are not necessarily predictive of results in later-stage clinical trials with larger and more diverse patient populations.
In 2003, over $3 billion was spent on drug therapy worldwide to treat anxiety disorders, according to Espicom, a market research organization.
We intend to initiate clinical development of PRX-00023 for the treatment of depression in the future, and expect to be able to rely on the clinical trials completed to date for PRX-00023 to begin clinical development for a depression indication with Phase II clinical trials. We currently intend to seek a collaboration to develop PRX-00023 for depression, but may initiate such Phase II clinical trials in depression independently if circumstances allow. If we do enter into a collaboration with respect to PRX-00023, it is likely that any such collaboration will involve both the GAD and depression indications.
In 2004, an estimated $15.9 billion was spent on drug therapy worldwide to treat depression, according to Espicom.
PRX-03140 for Alzheimer’s disease
PRX-03140 is a novel, highly selective, small-molecule agonist of a specific GPCR known as 5-HT4 that we are developing for the treatment of Alzheimer’s disease. Alzheimer’s disease is a debilitating disorder characterized by progressive loss of memory and cognitive function. Currently approved drugs for Alzheimer’s disease provide short-term improvements in cognition and memory, but do not significantly slow disease progression and have numerous adverse side effects, including nausea, vomiting and fatigue. We believe that PRX-03140 has the potential to treat Alzheimer’s disease by not only providing improvement in cognition and memory, but also slowing disease progression, without the side effects of currently approved drugs.
We completed dosing in a Phase Ib clinical trial in Alzheimer’s disease patients in August 2005. PRX-03140 was well tolerated in this trial and also in two additional Phase I clinical trials in healthy adult and elderly volunteers. In the 14-day Phase Ib clinical trial, treatment with PRX-03140 resulted in changes in brain wave activity in Alzheimer’s patients that are consistent with those seen in clinical trials with currently approved drugs for Alzheimer’s disease. No appreciable differences were noted in preliminary analyses of cognitive function test results, which is also consistent with results from several small, short-term studies with currently approved drugs for Alzheimer’s disease. PRX-03140 demonstrated positive effects in several preclinical animal models in multiple species by both enhancing cognition and reducing levels of beta amyloid, a protein thought to be associated with progression of Alzheimer’s disease. To date, there have been no serious adverse events associated with treatment with PRX-03140. These results are based on preclinical animal studies and a small number of patients in Phase I clinical trials and are not necessarily predictive of results in later-stage clinical trials with larger and more diverse patient populations.
The global market for Alzheimer’s disease drugs is growing rapidly, from $3 billion in 2004 to nearly $7 billion expected in 2010, as estimated by Espicom.

PRX-08066 for Pulmonary Arterial Hypertension
PRX-08066 is a novel, highly selective, small-molecule inhibitor, or antagonist, of a specific GPCR known as 5-HT2B that we are developing for the treatment of PAH. PAH is a serious, often fatal cardiovascular disease characterized by elevation of pulmonary blood pressure and progressive thickening and narrowing of the blood vessels in the lungs, often leading to heart failure. Most of the currently approved drugs for PAH must be administered through complicated delivery systems, such as injection or inhalation, and the most widely used oral drug may cause liver toxicity. In addition, currently approved drugs can reduce systemic blood pressure and are limited in their ability to slow disease progression. We believe that PRX-08066 has the potential to conveniently alleviate the symptoms of PAH and also slow disease progression, without the risks associated with currently approved drugs.
We are conducting two Phase I clinical trials in healthy volunteers and expect to begin a Phase Ib clinical trial in the fourth quarter of 2005. To date, there have been no serious adverse events associated with treatment with PRX-08066.
The global market for PAH drugs is growing rapidly, from approximately $600 million in 2004, according to reports from companies that market approved drugs, to an estimated $1 billion in 2010, as more patients with PAH are diagnosed and initiated on drug therapy.
OUR PRECLINICAL AND DISCOVERY PROGRAMS
We have six ongoing preclinical and discovery programs targeting GPCRs and ion channels for the treatment of obesity, cardiac arrhythmia, cancer, inflammatory diseases, pain and cystic fibrosis. Our most advanced preclinical-stage drug candidate is PRX-07034. PRX-07034 is a novel, highly selective, small-molecule antagonist of a specific GPCR known as 5-HT6 that we are developing for the treatment of obesity. This drug candidate has shown positive effects on the reduction of both food intake and body weight in preclinical animal models of obesity. PRX-07034 is currently in toxicology studies that we believe will enable the submission of an investigational new drug application, or IND, to the FDA in the first half of 2006.
In March 2005, we entered into a three-year research, development and commercialization agreement with Cystic Fibrosis Foundation Therapeutics Incorporated, the drug discovery and development affiliate of the Cystic Fibrosis Foundation, in connection with the discovery of an ion channel-targeted drug and a GPCR-targeted drug for the treatment of cystic fibrosis.
OUR STRATEGY
Our goal is to become a leader in the discovery, development and commercialization of novel small-molecule drugs that target GPCRs and ion channels to address disease areas with significant unmet medical need and commercial potential. The key elements of our strategy are as follows:

▶	Continue the development of our lead drug candidate, PRX-00023, initially for the treatment of anxiety and subsequently for depression.

▶	Continue to advance our additional clinical-stage programs through the development of PRX-03140 for the treatment of Alzheimer’s disease and PRX-08066 for the treatment of PAH.

▶	Enhance the commercial value of our drug candidates by establishing strategic collaborations.

▶	Continue to use our drug discovery technology and approach to expand our pipeline of novel drug candidates for GPCR and ion channel targets.
RISKS ASSOCIATED WITH OUR BUSINESS
Our business is subject to numerous risks, as more fully described in the section entitled “Risk factors” immediately following this prospectus summary. We may be unable, for many reasons, including those that are beyond our control, to implement our current business strategy. Those reasons could include delays in obtaining, or a failure to obtain, regulatory approval for our drug candidates; our inability to enter into licensing or collaboration agreements on favorable terms, or at all; our failure to maintain and to protect our proprietary intellectual property assets; and our failure to obtain additional capital as needed, among others. We have a limited operating history as a pharmaceutical company and as of June 30, 2005, had an accumulated deficit of $101.0 million, and we expect losses to continue for at least the next several years. Our net loss for the six months ended June 30, 2005 was $13.3 million and for the fiscal year ended December 31, 2004 was $19.4 million. We do not anticipate generating significant revenues from sales of our drug candidates, if approved, for at least several years, if at all. All of our drug candidates are in development and none have been approved by the FDA for commercial sale. We are unable to predict the extent of any future losses or when we will become profitable, if at all. Even if we succeed in developing and commercializing one or more of our drug candidates, we may never generate sufficient sales revenue to achieve and then sustain profitability.
OUR CORPORATE INFORMATION
We were incorporated in Delaware on November 2, 1994 as Takhus Pharmaceuticals, Inc. and changed our name in December 1996 to Physiome Sciences, Inc. In August 2003, we acquired all of the capital stock of Predix Pharmaceuticals Ltd., an Israeli corporation, and changed our name to Predix Pharmaceuticals Holdings, Inc. Our principal executive offices are located at 4 Maguire Road, Lexington, Massachusetts 02421, and our telephone number is (781) 372-3260. Our web site address is www.predixpharm.com. The information contained in, and that can be accessed through, our web site is not incorporated by reference into this prospectus. We have included our web site address as a factual reference and do not intend it to be an active link to our web site.

The offering

Common stock we are offering	5,000,000 shares

Common stock to be outstanding after this offering	21,059,886 shares

Use of proceeds	To fund clinical trials, preclinical testing and other research and development activities, general and administrative expenses, working capital needs and other general corporate purposes. For a more detailed discussion of our expected use of the proceeds from this offering, see “Use of proceeds” beginning on page 27.

Proposed Nasdaq National Market symbol	PRDX
The information above is based on 16,059,886 shares of common stock outstanding as of September 23, 2005, which includes 1,042,857 shares of common stock outstanding as of September 23, 2005 and assumes the conversion of all of our preferred stock outstanding as of September 23, 2005 into 15,017,029 shares of common stock upon the completion of this offering. It does not include:

▶	2,219,124 shares of common stock issuable upon the exercise of stock options outstanding as of September 23, 2005 at a weighted average exercise price of $1.00 per share;

▶	2,895,726 shares of our Series AB convertible preferred stock (convertible on a 1-for-18 basis into shares of our common stock) issuable upon the exercise of warrants outstanding as of September 23, 2005 at an exercise price of $0.01 per share, all of which we expect to be exercised prior to completion of this offering;

▶	13,448 shares of common stock issuable upon the exercise of warrants outstanding as of September 23, 2005 at a weighted average exercise price of $31.35 per share; and

▶	1,785,475 shares of common stock reserved for future awards under our stock plans, including 350,000 shares reserved for future issuance under our employee stock purchase plan.

Unless otherwise indicated, all information contained in this prospectus:

▶	assumes that the underwriters do not exercise their option to purchase up to 750,000 additional shares of our common stock to cover over-allotments, if any;

▶	gives effect to a 1-for-18 split of our common stock to be effected prior to the completion of this offering;

▶	reflects the conversion of all of our outstanding shares of preferred stock into 15,017,029 shares of common stock upon completion of this offering; and

▶	assumes the adoption of our amended and restated certificate of incorporation and restated bylaws upon the completion of this offering.

Summary consolidated financial data
We have derived the following summary of our consolidated statements of operations data for the years ended December 31, 2002, 2003 and 2004 from our audited consolidated financial statements. The following summary of our consolidated statements of operations data for the six months ended June 30, 2004 and 2005 has been derived from our unaudited consolidated financial statements. The summary of our consolidated financial data set forth below should be read together with our consolidated financial statements and the related notes to those statements, as well as “Management’s discussion and analysis of financial condition and results of operations,” appearing elsewhere in this prospectus.

				Six months ended
	Year ended December 31,			June 30,
Consolidated statements of operations
data:	2002	2003(1)	2004	2004	2005

				(unaudited)
	(in thousands, except per share data)
Revenue	$551	$1,068	$13	$13	$787
Costs and expenses:
Research and development	8,534	14,632	16,427	5,472	12,183
General and administrative	3,223	5,782	3,011	1,493	2,186
Restructuring(2)	—	5,350	77	34	43

Total costs and expenses	11,757	25,764	19,515	6,999	14,412

Loss from operations	(11,206)	(24,696)	(19,502)	(6,986)	(13,625)
Other income, net	586	136	110	22	309
Loss on sale of equipment and related contract	(879)	—	—	—	—

Net loss before income tax benefit	(11,499)	(24,560)	(19,392)	(6,964)	(13,316)
Income tax benefit	258	—	—	—	—

Net loss	(11,241)	(24,560)	(19,392)	(6,964)	(13,316)
Accretion of redeemable preferred stock to redemption value	(4,598)	—	—	—	—

Net loss attributable to common stockholders	$(15,839)	$(24,560)	$(19,392)	$(6,964)	$(13,316)

Amounts per common share:
Net loss per share, basic and diluted	$(989.94)	$(1,364.44)	$(68.04)	$(198.97)	$(18.83)

Weighted average shares, basic and diluted	16	18	285	35	707

Unaudited pro forma net loss per share assuming conversion of preferred stock, basic and diluted			$(7.96)		$(1.12)

Unaudited pro forma weighted average shares, basic and diluted			2,436		11,922

(1)	In August 2003, we acquired all of the capital stock of Predix Pharmaceuticals Ltd., an Israeli corporation. The transaction was recorded as a purchase for accounting purposes and our consolidated statements of operations data include the operating results of Predix Pharmaceuticals Ltd. from the date of acquisition.

(2)	As a result of the acquisition of Predix Pharmaceuticals Ltd., we consolidated facilities and reduced headcount resulting in restructuring charges in 2003 of $5.4 million.

The following table contains a summary of our consolidated balance sheet data as of June 30, 2005:

▶	on an actual basis;

▶	on a pro forma basis to give effect to the conversion of all of our preferred stock outstanding as of June 30, 2005 into 11,783,842 shares of common stock upon the completion of this offering; and

▶	on a pro forma as adjusted basis to give further effect to the sale of the shares of our common stock we are offering at an assumed initial public offering price of $11.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	As of June 30, 2005

			Pro forma
Consolidated balance sheet data:	Actual	Pro forma	as adjusted

	(unaudited)
	(in thousands)
Cash and cash equivalents and marketable securities	$22,069	$22,069	$71,419
Working capital	20,356	20,356	69,706
Total assets	26,415	26,415	75,765
Capital lease obligations, net of current portion	114	114	114
Lease abandonment liability, net of current portion	953	953	953
Accumulated deficit	(101,012)	(101,012)	(101,012)
Total stockholders’ equity	$20,298	$20,298	$69,648

Risk factors
Investing in our common stock involves a high degree of risk. You should consider carefully the risks described below and the other information in this prospectus, including our consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our common stock. If any of the following risks actually occur, they may materially harm our business, and our financial condition and results of operations. In this event, the market price of our common stock could decline, and you could lose part or all of your investment.
RISKS RELATED TO OUR NEED FOR ADDITIONAL FINANCING AND OUR BUSINESS
If we fail to obtain the additional capital necessary to fund our operations, we will be unable to successfully develop and commercialize our drug candidates.
We will require substantial future capital in order to continue to complete clinical development and commercialize our clinical-stage drug candidates, PRX-00023, PRX-03140 and PRX-08066, and to conduct the research and development and clinical and regulatory activities necessary to bring other drug candidates to market. Our future capital requirements will depend on many factors that are currently unknown to us, including:

▶	the progress and results of our initial Phase III clinical trial for PRX-00023 and any other trials we may initiate based on the results of this trial;

▶	our ability to enter into a strategic collaboration, licensing or other arrangement, particularly with respect to PRX-00023, on terms favorable to us;

▶	the progress and results of our Phase I clinical trials for PRX-03140 and PRX-08066 and any future trials we may initiate based on the Phase I results;

▶	the results of our preclinical studies and testing for our preclinical programs, and any decisions to initiate clinical trials if supported by the preclinical results;

▶	the costs, timing and outcome of regulatory review of PRX-00023, PRX-03140 and PRX-08066, and any other preclinical drug candidates that progress to clinical trials;

▶	the scope, progress, results and cost of preclinical development, clinical trials and regulatory review of any new drug candidates we may discover or acquire;

▶	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our issued patents, and defending intellectual property-related claims;

▶	the costs of establishing sales and marketing functions and of establishing commercial manufacturing arrangements if any of our drug candidates is approved;

▶	the costs to satisfy our obligations under potential future collaborations; and

▶	the timing, receipt and amount of sales or royalties, if any, from PRX-00023, PRX-03140 and PRX-08066, and any other drug candidates.
We cannot assure you that additional funds will be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available on a timely basis, we may be required to:

▶	terminate or delay preclinical studies, clinical trials or other development for one or more of our drug candidates, including the initiation of clinical development of PRX-00023 for a depression indication;

Risk factors

▶	delay our establishment of sales and marketing capabilities or other activities that may be necessary to commercialize our drug candidates; or

▶	curtail significant drug development programs that are designed to identify new drug candidates.
We currently expect that the proceeds we receive from this offering and our existing cash and investment securities should be sufficient to support our current operating plan for at least the next 24 months. However, our operating plan may change as a result of many factors currently unknown to us, and we may need additional funds sooner than planned. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.
We have a limited history as a pharmaceutical company and a history of operating losses, and we expect to incur losses for the foreseeable future and may never achieve or maintain profitability.
Prior to 2003, our business was focused on the development and commercialization of software and databases used to support the discovery and development of new drugs. In late 2002, our board of directors decided to change our business focus. In August 2003, we acquired all of the capital stock of Predix Pharmaceuticals Ltd., an Israeli corporation, and changed our business focus to drug discovery and development focusing on GPCRs and ion channels. Accordingly, we have a limited operating history as a pharmaceutical company. We have incurred significant operating losses since inception and, as of June 30, 2005, we had an accumulated deficit of $101.0 million. We expect to continue to incur significant operating expenses and anticipate that our expenses and losses will increase substantially in the foreseeable future as we:

▶	complete our initial Phase III clinical trial for PRX-00023 and, if supported by the results, initiate an additional trial or trials;

▶	complete our Phase I clinical trials for PRX-03140 and PRX-08066 and, if supported by the Phase I clinical trial results, initiate Phase II clinical trials;

▶	advance our preclinical programs into clinical trials, if supported by positive preclinical data;

▶	identify additional compounds or drug candidates or acquire rights to additional compounds or drug candidates from third parties and develop and seek regulatory approval for these new drug candidates;

▶	commercialize our drug candidates, if approved;

▶	hire additional clinical, scientific and management personnel; and

▶	add operational, financial and management information systems and personnel.
We must generate significant revenue to achieve and maintain profitability. All of our drug candidates are still in early stages of development. Even if we succeed in developing and commercializing one or more of our drug candidates, we may not be able to generate sufficient revenue and we may never be able to achieve or maintain profitability.
We are focusing our drug discovery and development efforts on GPCR and ion channel-targeted drug candidates, which have historically had a high incidence of adverse side effects.
Despite commercial success, many GPCR and ion channel-targeted drugs have been associated with a high incidence of adverse side effects due in part to poor selectivity in binding to their target protein, resulting in also binding to other “off-target” proteins. We are designing our drug candidates to be more selective and to have a more favorable side-effect profile. However, all of our drug candidates are in early stages of development, and although our clinical drug candidates have to date exhibited

Risk factors

acceptable side-effect profiles in clinical trials in a limited number of subjects, we cannot assure you that these results will be repeated in larger-scale trials. If serious side effects occur in later-stage clinical trials of our drug candidates, we may not receive regulatory approval to commercialize them. Even if any of our drug candidates receive regulatory approval, if they do not exhibit a more favorable side-effect profile than existing therapies, our competitive position could be substantially diminished.
We may not be able to keep up with the rapid technological change in the biotechnology and pharmaceutical industries, which could make any of our future approved products obsolete and reduce our revenue.
Biotechnology and related pharmaceutical technologies have undergone and continue to be subject to rapid and significant change. Our future will depend in large part on our ability to maintain a competitive position with respect to these technologies. We believe we have a competitive advantage based on our proprietary drug discovery technology and approach, which enables structure-based discovery and optimization of GPCR and ion channel-targeted drug candidates. However, our competitors may render our technologies obsolete by advances in existing GPCR and ion channel-targeted drug discovery approaches or the development of new or different approaches, potentially eliminating the advantages in our drug discovery process that we believe we derive from our in silico determination of protein structures and other aspects of our proprietary technologies and approach. In addition, any future products that we develop, including our clinical-stage drug candidates PRX-00023, PRX-03140 and PRX-08066, may become obsolete before we recover expenses incurred in developing those products, which may require that we raise additional funds to continue our operations.
Our competitors may develop products that are less expensive, safer or more effective, which may diminish or eliminate the commercial success of any future products that we may commercialize.
Competition in the pharmaceutical and biotechnology industries is intense and expected to increase. We face competition from pharmaceutical and biotechnology companies, as well as numerous academic and research institutions and governmental agencies engaged in drug discovery activities or funding, both in the U.S. and abroad. Some of these competitors have products or are pursuing the development of drug candidates that target the same diseases and conditions that are the focus of our drug development programs, including the following:

▶	PRX-00023. If approved, PRX-00023, the drug candidate we are developing for the treatment of anxiety and depression, will compete with approved products from such pharmaceutical companies as Forest Laboratories, GlaxoSmithKline, Pfizer and Wyeth, and may compete with drug candidates in clinical development from other companies, including Eli Lilly and MediciNova.

▶	PRX-03140. If approved, PRX-03140, the drug candidate we are developing for the treatment of Alzheimer’s disease, will compete with approved products from such pharmaceutical companies as Forest Laboratories, Johnson & Johnson, Novartis and Pfizer, and may compete with drug candidates in clinical development from other companies, including Myriad Genetics and Sanofi-Aventis.

▶	PRX-08066. If approved, PRX-08066, the drug candidate we are developing for the treatment of PAH, will compete with approved products from such pharmaceutical companies as Actelion, CoTherix, GlaxoSmithKline, Pfizer and United Therapeutics, and may compete with drug candidates in clinical development by other companies such as Encysive Pharmaceuticals and Myogen.
Many of our competitors and their collaborators have substantially greater capital, research and development resources, manufacturing, sales and marketing experience and capabilities. Smaller

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companies also may prove to be significant competitors, particularly through proprietary research discoveries and collaboration arrangements with large pharmaceutical and established biotechnology companies. Many of our competitors have products that have been approved or are in advanced development and may develop superior technologies or methods to identify and validate drug targets and to discover novel small-molecule drugs. Our competitors, either alone or with their collaborators, may succeed in developing drugs that are more effective, safer, more affordable or more easily administered than ours and may achieve patent protection or commercialize drugs sooner than us. Our competitors may also develop alternative therapies that could further limit the market for any drugs that we may develop.
Raising additional capital by issuing securities or through collaboration and licensing arrangements may cause dilution to existing stockholders, restrict our operations or require us to relinquish proprietary rights.
We may seek the additional capital necessary to fund our operations through public or private equity offerings, debt financings and collaborative and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through collaboration and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or drug candidates, or grant licenses on terms that are not favorable to us.
If a successful product liability claim or series of claims is brought against us for uninsured liabilities or in excess of insured liabilities, we could be forced to pay substantial damage awards.
The use of any of our drug candidates in clinical trials, and the sale of any approved products, might expose us to substantial product liability claims. We currently maintain product liability insurance coverage in the amount of $10,000,000 to cover us against such claims. However, such insurance coverage might not protect us against all of the claims to which we might become subject. We might not be able to maintain adequate insurance coverage at a reasonable cost or in sufficient amounts or scope to protect us against potential losses. If a claim is brought against us, we might be required to pay legal and other expenses to defend the claim, as well as uncovered damages awards resulting from a claim brought successfully against us. Furthermore, whether or not we are ultimately successful in defending any such claims, we might be required to direct significant financial and managerial resources to such defense and adverse publicity is likely to result.
RISKS RELATED TO REGULATORY APPROVAL OF OUR DRUG CANDIDATES AND OTHER GOVERNMENT REGULATIONS
If we do not obtain required regulatory approval, we will be unable to market and sell our drug candidates.
PRX-00023, PRX-03140 and PRX-08066 and any other drug candidates we may discover or acquire and seek to commercialize are subject to extensive regulation by the FDA and similar regulatory agencies in other countries relating to development, clinical trials, manufacturing and commercialization. In the U.S. and in many foreign jurisdictions, rigorous preclinical testing and clinical trials and an extensive regulatory review process must be successfully completed before a new drug can be sold. Satisfaction of these and other regulatory requirements is costly, time consuming, uncertain and subject to unanticipated delays. The time required to obtain approval by the FDA is unpredictable but typically exceeds five years following the commencement of clinical trials, depending upon many factors, including the complexity of the drug candidate. We initiated clinical trials for

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PRX-00023, PRX-03140 and PRX-08066 in January 2004, December 2004 and April 2005, respectively, and thus far, these drug candidates have been studied in only a small number of patients. Early-stage clinical trials in small numbers of patients are often not predictive of results in later-stage clinical trials with a larger and more diverse patient population. Even drug candidates with favorable results in late-stage pivotal clinical trials may fail to get approved for commercialization for many reasons, including:

▶	our failure to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that a drug candidate is safe and effective for a particular indication;

▶	our inability to demonstrate that a drug candidate’s benefits outweigh its risks;

▶	our inability to demonstrate that the drug candidate presents a significant advantage over existing therapies;

▶	the FDA’s or comparable foreign regulatory authorities’ disagreement with the manner in which we and our collaborators interpret the data from preclinical studies or clinical trials;

▶	the FDA’s or comparable foreign regulatory authorities’ failure to approve our manufacturing processes or facilities or the processes or facilities of our collaborators; or

▶	a change in the approval policies or regulations of the FDA or comparable foreign regulatory authorities.
It is possible that none of our drug candidates or any other drug candidates we may seek to develop in the future will ever obtain the appropriate regulatory approvals necessary for us to begin selling them.
Our clinical trials may not yield results that will enable us to obtain regulatory approval for our drug candidates.
We will only receive regulatory approval to commercialize a drug candidate if we can demonstrate to the satisfaction of the FDA or the applicable foreign regulatory agency, in well-designed and conducted clinical trials, that the drug candidate is safe and effective and otherwise meets the appropriate standards required for approval for a particular indication. Clinical trials are lengthy, complex and extremely expensive processes with uncertain results. We have limited experience in conducting and managing the clinical trials necessary to obtain regulatory approvals, including approval by the FDA. In connection with the clinical trials for PRX-00023, PRX-03140 and PRX-08066 and any other drug candidate we may seek to develop in the future, we face risks including that:

▶	the drug candidate may not prove to be safe and efficacious;

▶	patients may die or suffer other adverse effects for reasons that may or may not be related to the drug candidate being tested;

▶	the results of later-stage clinical studies may not confirm the positive results of earlier trials;

▶	the results may not meet the level of statistical significance required by the FDA or other regulatory agencies for approval; and

▶	the FDA or other regulatory agencies may require additional or expanded trials.
Of the large number of drugs in development, only a small percentage result in the submission of a new drug application, or NDA, to the FDA and even fewer are approved for commercialization. If we fail to demonstrate the safety and efficacy of our drug candidates, we will not be able to obtain the required regulatory approvals to commercialize these drug candidates. Furthermore, even if we do receive regulatory approval to market a commercial product, any such approval may be subject to limitations on the indicated uses for which we may market the product.

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Because our drug candidates are in an early stage of development, there is a high risk of failure, and we may never succeed in developing marketable products or generating product revenue.
We have no drug candidates that have received regulatory approval for commercial sale. Our most advanced drug candidate, PRX-00023, completed a Phase II clinical trial in July 2005, and we began enrollment of patients for a pivotal Phase III clinical trial in August 2005. Our two other clinical-stage drug candidates, PRX-03140 and PRX-08066, are currently in Phase I clinical trials. We do not expect to have any commercial products on the market for at least the next several years, if at all. We are exploring human diseases at the cellular level and attempting to develop drug candidates that regulate cellular processes. Trial and error is inherent in drug discovery and development, and we may fail at numerous stages along the way. Success in preclinical studies of a drug candidate may not be predictive of similar results in humans during clinical trials, and successful results from early clinical trials of a drug candidate may not be replicated in later clinical trials. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials even after achieving promising results in early-stage development. Accordingly, the results from the completed and ongoing studies and trials for PRX-00023, PRX-03140 and PRX-08066 may not be predictive of the results we may obtain in later-stage trials.
If clinical trials for our drug candidates, including PRX-00023, PRX-03140 and PRX-08066, are prolonged or delayed, we may be unable to commercialize our drug candidates on a timely basis, which would require us to incur additional costs and delay our receipt of any revenue from potential product sales.
We may encounter problems with our completed, ongoing or planned clinical trials that will cause us or any regulatory authority to delay or suspend those clinical trials or delay the analysis of data derived from them. A number of events, including any of the following, could delay the completion of our ongoing and planned clinical trials and negatively impact our ability to obtain regulatory approval for, and to market and sell, a particular drug candidate, including our clinical-stage drug candidates PRX-00023, PRX-03140 and PRX-08066:

▶	conditions imposed on us by the FDA or any foreign regulatory authority regarding the scope or design of our clinical trials;

▶	delays in obtaining, or our inability to obtain, required approvals from institutional review boards or other reviewing entities at clinical sites selected for participation in our clinical trials;

▶	insufficient supply or deficient quality of our drug candidates or other materials necessary to conduct our clinical trials;

▶	negative or inconclusive results from clinical trials, or results that are inconsistent with earlier results, that necessitate additional clinical study;

▶	serious and/or unexpected drug-related side effects experienced by subjects in clinical trials; or

▶	failure of our third-party contractors or our investigators to comply with regulatory requirements or otherwise meet their contractual obligations to us in a timely manner.
Our clinical trials may not begin as planned, may need to be restructured, and may not be completed on schedule, if at all. Delays in our clinical trials may result in increased development costs for our drug candidates. In addition, if our clinical trials are delayed, our competitors may be able to bring products to market before we do and the commercial viability of our drug candidates, including our clinical-stage drug candidates, PRX-00023, PRX-03140 and PRX-08066, could be significantly reduced.

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If we encounter difficulties enrolling subjects in our clinical trials, or subjects drop out of trials in progress, our trials could be delayed or otherwise adversely affected.
Clinical trials for our drug candidates require sufficient patient enrollment. We may not be able to enroll a sufficient number of qualified patients in a timely or cost-effective manner. For example, we had some difficulty in enrolling healthy elderly volunteers in our Phase I clinical trial for PRX-03140. Any future delays in patient enrollment could result in increased costs and longer development times. Enrollment of patients is affected by many factors, including:

▶	the limited size of the patient population for certain target indications, including PAH;

▶	the nature and design of the trial protocol;

▶	the proximity of patients to clinical sites;

▶	the availability of other effective treatments for the relevant disease (whether approved or experimental);

▶	the eligibility criteria for enrollment in our clinical trials;

▶	perceived risks and benefits of the drug candidate under study; and

▶	competing studies or trials.
Our failure to enroll patients in our clinical trials could delay the completion of the clinical trial beyond our current expectations. Furthermore, enrolled patients may drop out of our clinical trials, which could impair the validity or statistical significance of the clinical trials. In addition, the FDA could require us to conduct clinical trials with a larger number of subjects than we have projected for any of our drug candidates. If we have difficulty enrolling or retaining a sufficient number of patients to participate and complete our clinical trials as planned, we may need to delay or terminate ongoing or planned clinical trials. Delays in enrolling patients in our clinical trials or the withdrawal of subjects enrolled in our clinical trials would adversely affect our ability to develop and seek approval for our drug candidates, could delay or eliminate our ability to generate products and revenue and could impose significant additional costs on us.
Failure to comply with foreign regulatory requirements governing human clinical trials and marketing approval for drugs could prevent us from selling our drug candidates in foreign markets, which may adversely affect our operating results and financial condition.
The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement for marketing our drug candidates outside the U.S. vary greatly from country to country and may require additional testing. We have no experience in obtaining foreign regulatory approvals. The time required to obtain approvals outside the U.S. may differ from that required to obtain FDA approval. We may not obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other countries or by the FDA. Failure to comply with these regulatory requirements or obtain required approvals could impair our ability to develop foreign markets for our drug candidates.
Our drug candidates will remain subject to ongoing regulatory requirements even if they receive marketing approval, and if we fail to comply with requirements, we could lose these approvals and the sale of any approved commercial products could be suspended.
Even if we receive regulatory approval to market a particular drug candidate, the product will remain subject to extensive regulatory requirements, including requirements relating to manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion and record keeping. In addition, as clinical experience with a drug expands after approval because it is typically used by a greater number of patients after approval than during clinical trials, side effects and other problems may be observed after approval that were not seen or anticipated during pre-approval clinical trials. If

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we fail to comply with the regulatory requirements of the FDA and other applicable U.S. and foreign regulatory authorities or previously unknown problems with any approved commercial products, manufacturers or manufacturing processes are discovered, we could be subject to administrative or judicially imposed sanctions or other setbacks, including:

▶	restrictions on the products, manufacturers or manufacturing processes;

▶	civil or criminal penalties;

▶	fines;

▶	injunctions;

▶	product seizures or detentions;

▶	import bans;

▶	product recalls and related publicity requirements;

▶	suspension or withdrawal of regulatory approvals;

▶	total or partial suspension of production; and

▶	refusal to approve pending applications for marketing approval of new products or supplements to approved applications.
We deal with hazardous materials and must comply with environmental laws and regulations, which can be expensive and restrict how we do business.
Our activities involve the controlled storage, use and disposal of a small amount of hazardous materials, including infectious agents, corrosive, explosive and flammable chemicals and various radioactive compounds. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards prescribed by these laws and regulations, we cannot eliminate the risk of accidental contamination or injury from these materials.
In the event of an accident, state or federal authorities may curtail our use of these materials and interrupt our business operations. In addition, we could be liable for any civil damages that result, which may exceed our financial resources and may seriously harm our business. Due to the small amount of hazardous materials that we generate, we have determined that the cost to secure insurance coverage for environmental liability and toxic tort claims far exceeds the benefits. Accordingly, we do not maintain any insurance to cover pollution conditions or other extraordinary or unanticipated events relating to our use and disposal of hazardous materials. Additionally, an accident could damage, or force us to shut down, our operations. In addition, if we develop a manufacturing capacity, we may incur substantial costs to comply with environmental regulations and would be subject to the risk of accidental contamination or injury from the use of hazardous materials in our manufacturing process.
RISKS RELATED TO OUR DEPENDENCE ON THIRD PARTIES
We rely on third parties to conduct our clinical trials, and those third-parties may not perform satisfactorily, including failing to meet established deadlines for the completion of such trials.
We do not have the ability to independently conduct clinical trials for our drug candidates, and we rely on third parties such as contract research organizations, medical institutions and clinical investigators to enroll qualified patients and conduct our clinical trials. Our reliance on these third parties for clinical development activities reduces our control over these activities. Accordingly, these third-party contractors may not complete activities on schedule, or may not conduct our clinical trials in accordance with regulatory requirements or our trial design. To date, we believe our contract research organizations and other similar entities with which we are working have performed well. However, if these third parties do not successfully carry out their contractual duties or meet expected

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deadlines, we may be required to replace them. Although we believe that there are a number of other third-party contractors we could engage to continue these activities, it may result in a delay of the affected trial. Accordingly, our efforts to obtain regulatory approvals for and commercialize our drug candidates may be delayed.
If we do not establish a collaboration to further develop and commercialize PRX-00023 or other drug candidates, we may have to alter our development plans.
Our drug development programs and potential commercialization of our drug candidates will require substantial additional cash to fund expenses. Our strategy includes collaborating with a leading pharmaceutical or biotechnology company to assist us in further developing and potentially commercializing PRX-00023. We may also seek to enter into such collaborations for our other drug candidates, especially for target indications in which the potential collaborator has particular therapeutic expertise or that involve a large, primary care market that must be served by large sales and marketing organizations. We face significant competition in seeking appropriate collaborators and these collaborations are complex and time-consuming to negotiate and document. Although we have discussions from time to time with third parties regarding potential collaborations, including with respect to PRX-00023, we do not currently have any agreement, arrangement or understanding to enter into an agreement with respect to any such collaboration. We may not be able to enter into any such collaboration on terms that are acceptable to us, or at all. If that were to occur, we may have to curtail the development of a particular drug candidate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms, or at all. If we do not have sufficient funds, we will not be able to complete clinical development of our drug candidates or bring our drug candidates to market and generate product revenue.
We have no manufacturing capacity and depend on third-party manufacturers to produce our clinical trial drug supplies, and intend to rely upon third-party manufacturers to produce commercial supplies of any approved drug candidates.
We do not currently operate manufacturing facilities for clinical or commercial production of PRX-00023, PRX-03140 or PRX-08066, or any of our preclinical drug candidates. We have no experience in drug manufacturing, and we lack the resources and the capabilities to manufacture any of our drug candidates on a clinical or commercial scale. As a result, we currently rely on third-party manufacturers to supply, store and distribute drug supplies for our clinical trials and anticipate future reliance on a limited number of third-party manufacturers. These manufacturers are subject to regulation by the FDA and other governmental agencies. Any drug products that they manufacture must be manufactured in compliance with current Good Manufacturing Practice, or cGMP, and other applicable government regulations and corresponding foreign standards. Our contract manufacturers’ failure to achieve and maintain required standards could result in patient injury or death, product liability claims, product recalls or withdrawals, delays or failures in testing or delivery, cost overruns or other problems that could seriously hurt our business. However, we have limited control over third-party manufacturers’ compliance with these regulations and standards.
We rely on a single manufacturer for the clinical supply of each of our drug candidates and do not currently have relationships for redundant supply or a second source for any of our drug candidates. To date, our third-party manufacturers have met our manufacturing requirements, but we cannot assure you that they will continue to do so. Any performance failure on the part of our existing or future manufacturers could delay clinical development or regulatory approval of our drug candidates or commercialization of any approved products. If for some reason our current contract manufacturers

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cannot perform as agreed, we may be required to replace them. Although we believe there are a number of potential replacements as our manufacturing processes are not manufacturer specific, we may incur added costs and delays in identifying and qualifying any such replacements. Furthermore, although we generally do not begin a clinical trial unless we believe we have a sufficient supply of a drug candidate to complete the trial, any significant delay in the supply of a drug candidate for an ongoing trial due to the need to replace a third-party manufacturer could delay completion of the trial.
If the FDA or other regulatory agencies approve any of our drug candidates for commercial sale, we expect that we would continue to rely on third-party manufacturers to produce commercial quantities of any approved drug. These manufacturers may not be able to successfully increase the manufacturing capacity for any of our approved drug candidates in a timely or economic manner, or at all. Significant scale-up of manufacturing may require additional validation studies, which the FDA must review and approve. If they are unable to successfully increase the manufacturing capacity for a drug candidate or we are unable to establish our own manufacturing capabilities, the commercial launch of any approved products may be delayed or there may be a shortage in supply.
We currently have limited financial and accounting staff and rely on an external accounting firm to provide core financial and accounting services.
We are a small company and currently have only one employee on our financial and accounting staff, Kimberlee C. Drapkin, our Chief Financial Officer. Accordingly, we currently rely upon a small external accounting firm to perform certain core financial and accounting functions that would ordinarily be performed by in-house financial and accounting personnel in a larger company with a larger financial and accounting staff. Although we believe we realize significant cost savings using this third party, our reliance on them reduces our control over the quality and timing of these activities. To date, this accounting firm has performed well; however, if in the future they do not successfully carry out their contractual duties or meet expected deadlines, we may be delayed in completing our quarterly and annual financial statements on a timely basis. As we grow as a public company, we expect to increase our internal financial and accounting staff and transition such services from this third party to our in-house staff. To do so, we will be required to attract and retain qualified personnel and to implement and integrate financial reporting and accounting systems. If we cannot do so, we may not have adequate, accurate or timely financial information. After this offering, we will be subject to the periodic reporting requirements of the SEC, the rules and regulations of Nasdaq and the provisions of the Sarbanes-Oxley Act of 2002 relating to public companies. Any inability to accurately and timely report our financial information may cause us to be unable to meet our reporting obligations or comply with the requirements of the SEC, Nasdaq or the Sarbanes-Oxley Act of 2002, as a result whereof we might be subject to sanctions, including the suspension or delisting of our common stock from the Nasdaq National Market or investigation by regulatory authorities.
RISKS RELATED TO COMMERCIALIZATION OF OUR DRUG CANDIDATES
If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our drug candidates, we may be unable to generate product revenue.
We have no commercial products, and we do not currently have an organization for the sales, marketing and distribution of pharmaceutical products. In order to successfully commercialize any products that may be approved in the future by the FDA or comparable foreign regulatory authorities, we must build our sales and marketing capabilities or make arrangements with third parties to perform these services. In therapeutic indications that require a large sales force selling to a large and diverse prescribing population and for markets outside of the U.S., we plan to enter into arrangements with other companies for commercialization. For instance, it is our intention to enter into a collaboration with a leading pharmaceutical or biotechnology company to further develop and commercialize

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PRX-00023 for the treatment of GAD. However, for certain drug candidates in selected indications where we believe that an approved product could be commercialized by a specialty sales force in the U.S. that calls on a limited but focused group of physicians, such as PRX-08066 for the treatment of PAH, we may seek to commercialize these products ourselves. If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, we may not be able to generate product revenue and may not become profitable.
If physicians and patients do not accept our future products, we may be unable to generate significant revenue, if any.
Even if PRX-00023, PRX-03140 and PRX-08066, or any other drug candidates we may develop or acquire in the future obtain regulatory approval, they may not gain market acceptance among physicians, healthcare payors, patients and the medical community. Physicians may elect not to recommend these drugs for a variety of reasons including:

▶	timing of market introduction of competitive products;

▶	lower demonstrated clinical safety and efficacy compared to other products;

▶	lack of cost-effectiveness;

▶	lack of availability of reimbursement from managed care plans and other third-party payors;

▶	convenience and ease of administration;

▶	prevalence and severity of adverse side effects;

▶	other potential advantages of alternative treatment methods; and

▶	ineffective marketing and distribution support.
If our approved drugs fail to achieve market acceptance, we would not be able to generate significant revenue.
If the government and third-party payors fail to provide coverage and adequate payment rates for our future products, if any, our revenue and prospects for profitability will be harmed.
In both domestic and foreign markets, our sales of any future products will depend in part upon the availability of reimbursement from third-party payors. Such third-party payors include government health programs such as Medicare, managed care providers, private health insurers and other organizations. These third-party payors are increasingly attempting to contain healthcare costs by demanding price discounts or rebates and limiting both coverage on which drugs they will pay for and the amounts that they will pay for new drugs. As a result, they may not cover or provide adequate payment for our drugs. We might need to conduct post-marketing studies in order to demonstrate the cost-effectiveness of any future products to such payors’ satisfaction. Such studies might require us to commit a significant amount of management time and financial and other resources. Our future products might not ultimately be considered cost-effective. Adequate third-party reimbursement might not be available to enable us to maintain price levels sufficient to realize an appropriate return on investment in product development.
U.S. and foreign governments continue to propose and pass legislation designed to reduce the cost of healthcare. For example, in some foreign markets, the government controls the pricing of prescription pharmaceuticals. In the U.S., we expect that there will continue to be federal and state proposals to implement similar governmental controls. In addition, recent changes in the Medicare program and increasing emphasis on managed care in the U.S. will continue to put pressure on pharmaceutical product pricing. Cost control initiatives could decrease the price that we would receive for any products in the future, which would limit our revenue and profitability. Accordingly, legislation and regulations affecting the pricing of pharmaceuticals might change before our drug candidates are

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approved for marketing. Adoption of such legislation could further limit reimbursement for pharmaceuticals.
RISKS RELATED TO OUR INTELLECTUAL PROPERTY
If our patent position does not adequately protect our drug candidates or any future products, others could compete against us more directly, which would harm our business.
As of September 23, 2005, our patent portfolio included a total of 49 pending patent applications in the U.S. and other countries with claims covering the composition of matter and methods of use for all of our clinical-stage drug candidates. We currently do not have any issued patents. Our commercial success will depend in part on our ability to cause patents to issue on these applications, obtain additional patents and protect our existing patent position as well as our ability to maintain adequate protection of other intellectual property for our technologies, drug candidates and any future products in the U.S. and other countries. If we do not adequately protect our intellectual property, competitors may be able to use our technologies and erode or negate any competitive advantage we may have, which could harm our business and ability to achieve profitability. Patents may also issue to third parties which could interfere with our ability to bring one or more of our drug candidates to market. The laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the U.S., and we may encounter significant problems in protecting our proprietary rights in these countries.
The patent positions of biotechnology and pharmaceutical companies, including our patent position, involve complex legal and factual questions, and, therefore, any patents issued to us may be challenged, deemed unenforceable, invalidated or circumvented. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies, drug candidates, and any future products are covered by valid and enforceable patents or are effectively maintained as trade secrets.
The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:

▶	we or our licensors were the first to make the inventions covered by each of our pending patent applications;

▶	we or our licensors were the first to file patent applications for these inventions;

▶	others will not independently develop similar or alternative technologies or duplicate any of our technologies;

▶	any of our or our licensors’ pending patent applications will result in issued patents;

▶	any of our or our licensors’ patents will be valid or enforceable;

▶	any patents issued to us or our licensors and collaborators will provide a basis for commercially viable products, will provide us with any competitive advantages or will not be challenged by third parties;

▶	we will develop additional proprietary technologies or drug candidates that are patentable; or

▶	the patents of others will not have an adverse effect on our business.
We may be unable to adequately prevent disclosure of trade secrets and other proprietary information.
We rely on trade secrets to protect our proprietary technologies, including our GPCR and ion channel structures, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy if unauthorized

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disclosure of confidential information occurs. In addition, others may independently discover our trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position. We rely on trade secrets and confidentiality in particular with respect to our drug discovery technology and any future competitive advantage provided by it. We may not enjoy any such competitive advantage if we are not able to effectively maintain and enforce any trade secret rights relating to our drug discovery technology.
Litigation or other proceedings or third-party claims of intellectual property infringement would require us to spend time and money and could prevent us from developing or commercializing our drug candidates.
Our commercial success will depend in part on not infringing the patents and proprietary rights of other parties. Although we are not currently aware of any litigation or other proceedings or third-party claims of intellectual property infringement related to our drug candidates, the pharmaceutical industry is characterized by extensive litigation regarding patents and other intellectual property rights. Other parties may obtain patents in the future and claim that our use of technologies infringes these patents or that we are employing their proprietary technology without authorization. If another party claims we are infringing or misappropriating its technology, we could:

▶	be required to defend a lawsuit, which is very expensive and time consuming, even if we ultimately prevail;

▶	be required to defend against an interference proceeding in the United States Patent and Trademark Office, which can also be very expensive and time consuming, regardless of the outcome;

▶	receive an adverse decision in a lawsuit or in an interference proceeding resulting in the loss of some or all of our rights to our intellectual property, drug products or drug candidates;

▶	be required to pay a large sum for damages, including possible punitive damages, if we are found to be infringing;

▶	be prohibited from developing, making, using, selling or offering for sale our drug candidates until we obtain a license from the infringed party, and this license may not be granted to us at all or may not be granted on satisfactory terms; and

▶	be forced to develop non-infringing products, technologies and methods which, even if possible, could require substantial additional capital, could necessitate additional regulatory approval and could delay commercialization.
Although third parties may challenge our rights to, or the scope or validity of, our patents, to date, we have not received any communications from third parties challenging our patents or patent applications covering our drug candidates.
We may be subject to claims that we or our employees have wrongfully used or disclosed alleged trade secrets of their former employers.
As is commonplace in our industry, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including our potential competitors. Although no claims against us are currently pending, we may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Risk factors

RISKS RELATED TO EMPLOYEE MATTERS AND MANAGING GROWTH
Our future success depends on our ability to retain our chief executive officer and other key executives and to attract, retain and motivate qualified personnel.
We are a small company, with under 50 employees, and our success depends on our ability to attract, retain and motivate highly qualified management and scientific personnel. In particular, we are highly dependent on Michael G. Kauffman, M.D., Ph.D., our President and Chief Executive Officer, and the other principal members of our executive and scientific teams, particularly: Silvia Noiman, Ph.D., our Senior Vice President of Pipeline Management and the General Manager of our Israeli operations; Oren Becker, Ph.D., our Chief Scientific Officer; Kimberlee C. Drapkin, our Chief Financial Officer; Chen Schor, our Chief Business Officer; Stephen R. Donahue, M.D., our Vice President, Clinical and Regulatory Affairs; and Christine H. Wang, our Vice President, Drug Development Operations. All of the agreements with these principal members of our executive and scientific teams, other than our agreements with Drs. Noiman and Becker, are on an at-will basis and may be terminated by the employee at any time without notice. Drs. Noiman and Becker may terminate their respective employment with us upon three months notice. Although we do not have any reason to believe that we may lose the services of any of these persons in the foreseeable future, the loss of the services of any of these persons might impede the achievement of our research, development and commercialization objectives. Recruiting and retaining qualified scientific personnel and possibly sales and marketing personnel will also be critical to our success. We may not be able to attract and retain these personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific personnel from universities and research institutions. We do not maintain “key person” insurance on any of our employees other than on Dr. Kauffman, in the amount of $2 million. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research, clinical development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us.
We expect to expand, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.
We expect to experience significant growth in the number of our employees and the scope of our operations over the next several years. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, and continue to recruit and train additional qualified personnel. Due to our limited resources, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The physical expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our business plans or disrupt our operations.
If we make strategic acquisitions, we will incur a variety of costs and might never realize the anticipated benefits.
We have grown primarily through our 2003 acquisition of Predix Pharmaceuticals Ltd., an Israeli corporation. Currently we are not a party to any acquisition agreements, nor do we have any understanding or commitment with respect to any such acquisition. If appropriate opportunities become available, however, we might attempt to acquire approved products, additional drug candidates or businesses that we believe are a strategic fit with our business. If we pursue any transaction of that sort, the process of negotiating the acquisition and integrating an acquired product, drug candidate or business might result in operating difficulties and expenditures and might require significant management attention that would otherwise be available for ongoing development of our

Risk factors

business, whether or not any such transaction is ever consummated. Moreover, we might never realize the anticipated benefits of any acquisition. Future acquisitions could result in:

▶	potentially dilutive issuances of equity securities;

▶	the incurrence of debt, contingent liabilities or impairment expenses related to goodwill;

▶	impairment or amortization expenses related to other intangible assets;

▶	exposure to unknown liabilities; and

▶	difficulties and costs associated with combining and integrating the operations and personnel of any acquired business.
RISKS RELATED TO OUR ISRAELI OPERATIONS
Political and military instability and other factors may adversely affect our operations in Israel.
We have significant operations in Israel and regional instability, military conditions, terrorist attacks, security concerns and other factors in Israel may directly affect these operations. Our employees in Israel are primarily computational chemists and are responsible for the computational chemistry for all of our discovery stage programs. Accordingly, any disruption in our Israeli operations could adversely affect our ability to advance our discovery stage programs into clinical trials. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. A state of hostility, varying in degree and intensity, has led to security and economic problems for Israel, and in particular since 2000, there has been an increased level of violence between Israel and the Palestinians. Any armed conflicts or political instability in the region could harm our operations in Israel. In addition, many of our employees in Israel are obligated to perform annual military reserve duty, and, in the event of a war, military or other conflict, our employees could be required to serve in the military for extended periods of time. Our operations could be disrupted by the absence for a significant period of time of one or more of our key employees or a significant number of our other employees due to military service. Furthermore, several countries restrict business with Israel and Israeli companies, and these restrictive laws and policies could harm our business.
RISKS RELATED TO OUR COMMON STOCK AND THE OFFERING
Our stock price is likely to be volatile and the market price of our common stock after this offering may drop below the price you pay.
You should consider an investment in our common stock as risky and invest only if you can withstand a significant loss and wide fluctuations in the market value of your investment. Prior to this offering, there was not a public market for our common stock. We will negotiate and determine the initial public offering price with the representatives of the underwriters based on several factors. This price may vary from the market price of our common stock after this offering. You may be unable to sell your shares of common stock at or above the initial public offering price due to fluctuations in the market price of our common stock arising from changes in our operating performance or prospects. In addition, the stock market has recently experienced significant volatility, particularly with respect to pharmaceutical, biotechnology and other life sciences company stocks. The volatility of pharmaceutical, biotechnology and other life sciences company stocks often does not relate to the operating performance of the companies represented by the stock. Some of the factors that may cause the market price of our common stock to fluctuate include:

▶	results of our initial Phase III or any subsequent clinical trials for PRX-00023;

▶	our entry into or the loss of a significant collaboration;

▶	results of our current Phase I or any subsequent clinical trials for PRX-03140 and PRX-08066;

Risk factors

▶	results of clinical trials conducted by others on drugs that would compete with our drug candidates;

▶	failure or delays in advancing drug candidates from our preclinical programs, or other drug candidates we may discover or acquire in the future, into clinical trials;

▶	failure or discontinuation of any of our research programs;

▶	delays or other problems with manufacturing our drug candidates or approved products;

▶	regulatory developments or enforcement in the U.S. and foreign countries;

▶	developments or disputes concerning patents or other proprietary rights;

▶	introduction of technological innovations or new commercial products by us or our competitors;

▶	changes in estimates or recommendations by securities analysts, if any cover our common stock;

▶	failure to meet estimates or recommendations by securities analysts, if any cover our common stock;

▶	public concern over our drug candidates or any approved products;

▶	litigation;

▶	future sales or anticipated sales of our common stock by us or our stockholders;

▶	general market conditions;

▶	changes in the structure of health care payment systems;

▶	failure of any of our drug candidates, if approved, to achieve commercial success;

▶	economic and other external factors or other disasters or crises; and

▶	period-to-period fluctuations in our financial results.
These and other external factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit regardless of the outcome. Such a lawsuit could also divert the time and attention of our management.
There may not be an active, liquid trading market for our common stock.
This is our initial public offering, and there is currently no established trading market for our common stock. There is no guarantee that an active trading market for our common stock will develop and be maintained after this offering. If a trading market does not develop or is not maintained, you may experience difficulty in reselling, or an inability to sell, your shares quickly or at the latest market price.
Insiders will continue to have substantial control over Predix which could delay or prevent a change in corporate control or result in the entrenchment of management and/or the board of directors.
After this offering, our directors, executive officers and principal stockholders, together with their affiliates and related persons, will beneficially own, in the aggregate, approximately 60.8% of our outstanding common stock. As a result, these stockholders, if acting together, may have the ability to determine the outcome of matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets.

Risk factors

In addition, these persons, acting together, may have the ability to control the management and affairs of our company. Accordingly, this concentration of ownership may harm the market price of our common stock by:

▶	delaying, deferring or preventing a change in control;

▶	entrenching our management and/or the board of directors;

▶	impeding a merger, consolidation, takeover or other business combination involving Predix; or

▶	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of Predix.
Future sales of common stock by our existing stockholders may cause our stock price to fall.
Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. After this offering, we will have outstanding 21,059,886 shares of common stock based on the number of shares outstanding as of September 23, 2005. This includes the shares that we are selling in this offering, which may be resold in the public market immediately. The remaining 16,059,886 shares are currently restricted as a result of securities laws or lock-up agreements but will be able to be sold in the near future as set forth below.

Number of shares	Date

169,949	On the date of this prospectus.
0	At various times between the date of this prospectus and 90 days after the date of this prospectus.
28,167	After 90 days from the date of this prospectus.
61,570	At various times between the 90 days and 180 days* from the date of this prospectus.
12,567,013	After 180 days* from the date of this prospectus (subject, in some cases, to volume limitations).
3,233,187	At various times after 180 days* from the date of this prospectus (subject, in some cases, to volume limitations).

*	180 days corresponds to the end of the lock-up period described in “Shares eligible for future sale—Lock-up agreements.” This lock-up period may be extended or shortened under certain circumstances as described in that section.
Moreover, beginning after the lock-up period described in “Shares eligible for future sale—Lock-up agreements” expires, the holders of 15,304,020 shares of our common stock, 607,941 shares of our common stock issuable upon the exercise of options and 173,545 shares of common stock issuable upon the exercise of outstanding warrants or their transferees, will have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. We also intend to register all shares of common stock that we may issue under our stock plans. For additional information, see “Shares eligible for future sale” beginning on page 113.
We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.
Management will retain broad discretion over the use of the net proceeds from this offering. Stockholders may not agree with such uses, and our use of the proceeds may not yield a significant return or any return at all for our stockholders. The failure by our management to apply these funds effectively could have a material adverse effect on our business.

Risk factors

We intend to use the proceeds from this offering for clinical trials, preclinical testing and other research and development activities, general and administrative expenses, working capital needs and other general corporate purposes. Because of the number and variability of factors that will determine our use of the proceeds from this offering, their ultimate use may vary substantially from their currently intended use. For a further description of our intended use of the proceeds of the offering, see “Use of proceeds” beginning on page 27.
Provisions of our charter, bylaws, and Delaware law may make an acquisition of us or a change in our management more difficult.
Certain provisions of our amended and restated certificate of incorporation and restated bylaws that will be in effect upon the completion of this offering could discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions also could limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. Stockholders who wish to participate in these transactions may not have the opportunity to do so. Furthermore, these provisions could prevent or frustrate attempts by our stockholders to replace or remove our management. These provisions:

▶	allow the authorized number of directors to be changed only by resolution of our board of directors;

▶	establish a classified board of directors, providing that not all members of the board be elected at one time;

▶	authorize our board of directors to issue without stockholder approval blank check preferred stock that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that is not approved by our board of directors;

▶	require that stockholder actions must be effected at a duly called stockholder meeting and prohibit stockholder action by written consent;

▶	establish advance notice requirements for stockholder nominations to our board of directors or for stockholder proposals that can be acted on at stockholder meetings;

▶	limit who may call stockholder meetings; and

▶	require the approval of the holders of 80% of the outstanding shares of our capital stock entitled to vote in order to amend certain provisions of our amended and restated certificate of incorporation and restated bylaws.

In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which may, unless certain criteria are met, prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us for a prescribed period of time.
Investors in this offering will pay a much higher price than the book value of our common stock and therefore you will incur immediate and substantial dilution of your investment.
If you purchase common stock in this offering, you will pay more for your shares than the amounts paid by existing stockholders for their shares. You will incur immediate and substantial dilution of $7.03 per share, representing the difference between our pro forma net tangible book value per share after giving effect to this offering and the assumed initial public offering price of $11.00 per share. In the past, we also issued options and warrants to acquire common stock at prices significantly below the assumed initial public offering price. To the extent these outstanding options are ultimately exercised, you will sustain further dilution. For a further description of the dilution you will incur in this offering, see “Dilution” beginning on page 30.

Special note regarding forward-looking statements
This prospectus contains forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Prospectus summary,” “Risk factors,” “Use of proceeds,” “Management’s discussion and analysis of financial condition and results of operations” and “Business.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

▶	the expected timing, progress or success of our research, development and clinical programs;

▶	the expected benefits of our drug candidates over other therapies;

▶	the timing, costs and other limitations involved in obtaining regulatory approval for any of our drug candidates;

▶	our ability to enter into any collaboration with respect to PRX-00023 or any other drug candidate;

▶	our ability to market, commercialize and achieve market acceptance for any of our drug candidates that we are developing or may develop in the future;

▶	statistical information concerning the markets in which we expect our drug candidates to compete, if approved;

▶	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

▶	our estimates for future performance; and

▶	our estimates regarding anticipated operating losses, future revenue, expenses, capital requirements and our needs for additional financing.
In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Because of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not transpire. We discuss many of these risks in this prospectus in greater detail under the heading “Risk factors” beginning on page 8. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus forms a part completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we do not undertake any obligation to update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events or otherwise.

Use of proceeds
We estimate that the net proceeds to us from this offering will be approximately $49.3 million, assuming an initial public offering price of $11.00 per share, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate the net proceeds to us from this offering will be approximately $57.0 million.
The principal purposes of this offering are to obtain additional working capital to fund anticipated operating losses, establish a public market for our common stock, and facilitate future access to the public markets. We estimate that we will use the proceeds of this offering as follows:

▶	approximately $33.0 million to fund continued clinical development of PRX-00023, PRX-03140 and PRX-08066 as follows;

▶	approximately $12.0 million of these net proceeds to fund the continued clinical development of PRX-00023, including completion of the current Phase III clinical trial and initiation of an additional Phase III clinical trial;

▶	approximately $10.0 million of these net proceeds to fund the continued clinical development of PRX-03140, including completion of the current Phase Ib clinical trial and initiation of the planned Phase II clinical trial; and

▶	approximately $11.0 million of these net proceeds to fund the continued clinical development of PRX-08066, including completion of the current Phase I clinical trials, initiation and completion of the planned Phase Ib clinical trial and initiation of a Phase II clinical trial;

▶	approximately $4.3 million to fund preclinical testing, and other research and development activities; and

▶	approximately $12.0 million to fund general and administrative expenses, working capital needs, and other general corporate purposes.

We may also use a portion of the proceeds for the potential acquisition of, or investment in, technologies, products or companies that complement our business, although we have no current understandings, commitments or agreements to do so.
As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the proceeds from this offering, or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our research, development and commercialization efforts, the progress of our clinical trials, our ability to enter into strategic collaborations and our operating costs and expenditures. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering.
The costs and timing of drug development and regulatory approval, particularly conducting clinical trials, are highly uncertain, are subject to substantial risks, and can often change. Accordingly, we may change the allocation of use of these proceeds as a result of contingencies such as the progress and results of our clinical trials and other research and development activities, the establishment of collaborations, the results of our commercialization efforts, our manufacturing requirements and regulatory or competitive developments.
We will require substantial future capital in order to continue to complete clinical development and commercialize our clinical-stage drug candidates, PRX-00023, PRX-03140 and PRX-08066, and to conduct the research and development and clinical and regulatory activities necessary to bring our other drug candidates to market. We currently expect that the proceeds we receive from this offering and our existing cash and investment securities should be sufficient to support our current operating

Use of proceeds

plan for at least the next 24 months. However, our operating plan may change as a result of factors currently unknown to us, and we may need additional funds sooner than planned. We cannot assure you that additional funds will be available when we need them on terms that are acceptable to us, or at all.
Pending use of the proceeds from this offering as described above or otherwise, we intend to invest the net proceeds in short-term interest-bearing, investment grade securities.
Dividend policy
We have never paid or declared any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business.

Capitalization
The following table presents our capitalization as of June 30, 2005:

▶	on an actual basis;

▶	on a pro forma basis to give effect to the conversion of all of our preferred stock outstanding as of June 30, 2005 into 11,783,842 shares of common stock upon the completion of this offering; and

▶	on a pro forma as adjusted basis to give further effect to the sale of the shares of our common stock we are offering at an assumed initial public offering price of $11.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

This table should be read with “Management’s discussion and analysis of financial condition and results of operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of June 30, 2005

			Pro forma
	Actual	Pro forma	as adjusted

	(unaudited)
	(in thousands, except
	per share amounts)
Cash and cash equivalents	$22,069	$22,069	$71,419

Capital lease obligations, net of current portion	114	114	114
Lease abandonment liability, net of current portion	953	953	953
Stockholders’ equity:
Preferred stock, $0.01 par value; 212,110,172 shares issued and outstanding—actual; no shares issued and outstanding—pro forma and pro forma as adjusted	2,121	—	—
Common stock, $0.01 par value; 778,451 shares issued and outstanding—actual; 12,562,293 shares issued and outstanding—pro forma; 17,562,293 shares issued and outstanding—pro forma as adjusted	8	126	176
Additional paid-in capital	119,587	121,590	170,890
Deferred compensation	(406)	(406)	(406)
Accumulated deficit	(101,012)	(101,012)	(101,012)

Total stockholders’ equity	20,298	20,298	69,648

Total capitalization	$21,365	$21,365	$70,715

The outstanding share information excludes:

▶	2,333,517 shares of common stock issuable upon the exercise of stock options outstanding as of June 30, 2005 at a weighted average exercise price of $0.95 per share;

▶	61,093,320 shares of our Series AB convertible preferred stock (convertible on a 1-for-18 basis into shares of our common stock) issuable upon the exercise of warrants outstanding as of June 30, 2005 at an exercise price of $0.01 per share, all of which we expect to be exercised prior to completion of this offering;

▶	13,448 shares of common stock issuable upon the exercise of warrants outstanding as of June 30, 2005 at a weighted average exercise price of $31.35 per share; and

▶	1,935,488 shares of common stock reserved for future awards under our stock plans, including 350,000 shares reserved for future issuances under our employee stock purchase plan.

Dilution
If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering. We calculate pro forma net tangible book value per share by dividing the net tangible book value, tangible assets less total liabilities, by the number of outstanding shares of common stock, after giving effect to the conversion of all outstanding shares of our preferred stock into common stock upon the closing of this offering.
Our pro forma net tangible book value as of June 30, 2005, was $20.3 million, or $1.62 per share, based on 12,562,293 shares of our common stock outstanding, after giving effect to the conversion of all outstanding shares of our preferred stock into common stock upon the closing of this offering. After giving effect to the sale of 5,000,000 shares of common stock by us at an assumed initial public offering price of $11.00 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of June 30, 2005, would have been $69.6 million, or $3.97 per share. This represents an immediate increase in the pro forma net tangible book value of $2.35 per share to existing stockholders and an immediate dilution of $7.03 per share to new investors purchasing shares at an assumed initial public offering price of $11.00 per share. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$11.00
Pro forma net tangible book value per share as of June 30, 2005	$1.62
Increase per share attributable to new investors	2.35

Pro forma net tangible book value per share after this offering		3.97

Dilution per share to new investors		$7.03

The following table shows on a pro forma basis as of June 30, 2005, after giving effect to the conversion of all outstanding shares of our preferred stock into an aggregate of 11,783,842 shares of common stock upon the closing of this offering, the difference between the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share by existing stockholders and by new investors purchasing common stock in this offering:

	Total shares		Total consideration		Average
					price per
	Number	Percent	Amount	Percent	share

Existing stockholders	12,562,293	71.5%	$120,630,000	71.0%	$9.60
New investors	5,000,000	28.5	49,350,000	29.0	$11.00

Total	17,562,293	100%	$169,980,000	100%

Assuming the underwriters’ over-allotment option is exercised in full, sales by us in this offering will reduce the percentage of shares held by existing stockholders to 68.6% and will increase the number of shares held by new investors to 5,750,000, or 31.4%.

Dilution

This information is based on shares outstanding as of June 30, 2005. It excludes:

▶	2,333,517 shares of common stock issuable upon the exercise of stock options outstanding as of June 30, 2005 at a weighted average exercise price of $0.95 per share;

▶	61,093,320 shares of our Series AB convertible preferred stock (convertible on a 1-for-18 basis into shares of our common stock) issuable upon the exercise of warrants outstanding as of June 30, 2005 at an exercise price of $0.01 per share, all of which we expect to be exercised prior to completion of this offering;

▶	13,448 shares of common stock issuable upon the exercise of warrants outstanding as of June 30, 2005 at a weighted average exercise price of $31.35 per share; and

▶	1,935,488 shares of common stock reserved for future awards under our stock plans, including 350,000 shares reserved for future issuances under our employee stock purchase plan.

To the extent these outstanding options or warrants are exercised, there will be further dilution to the new investors.

Selected consolidated financial data
We have derived the following consolidated statements of operations data for the six months ended June 30, 2004 and 2005 and the consolidated balance sheet data as of June 30, 2005 from our unaudited consolidated financial statements which are included in this prospectus. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the information set forth therein. We have derived the following consolidated statements of operations data for the years ended December 31, 2002, 2003 and 2004 and the consolidated balance sheet data as of December 31, 2003 and 2004 from our audited consolidated financial statements which are included in this prospectus. We have derived the following consolidated statements of operations data for the years ended December 31, 2000 and 2001 and the consolidated balance sheet data as of December 31, 2000, 2001 and 2002 from our audited consolidated financial statements, which are not included in this prospectus. You should read the following selected consolidated financial information together with our consolidated financial statements and the related notes appearing at the end of this prospectus and the “Management’s discussion and analysis of financial condition and results of operations” section of this prospectus. Our historical results for any prior period are not necessarily indicative of results to be expected for any future period.

						Six months ended
	Year ended December 31,					June 30,
Consolidated statements
of operations data:	2000	2001	2002	2003(1)	2004	2004	2005

						(unaudited)
	(in thousands, except per share data)
Revenue	$—	$—	$551	$1,068	$13	$13	$787
Costs and expenses:
Research and development	7,959	8,589	8,534	14,632	16,427	5,472	12,183
General and administrative	3,087	4,389	3,223	5,782	3,011	1,493	2,186
Restructuring(2)	—	—	—	5,350	77	34	43

Total costs and expenses	11,046	12,978	11,757	25,764	19,515	6,999	14,412

Loss from operations	(11,046)	(12,978)	(11,206)	(24,696)	(19,502)	(6,986)	(13,625)
Other income, net	2,066	1,789	586	136	110	22	309
Loss on sale of equipment and related contract	—	—	(879)	—	—	—	—

Net loss before income tax benefit	(8,980)	(11,189)	(11,499)	(24,560)	(19,392)	(6,964)	(13,316)
Income tax benefit	—	—	258	—	—	—	—

Net loss	(8,980)	(11,189)	(11,241)	(24,560)	(19,392)	(6,964)	(13,316)
Accretion of redeemable preferred stock to redemption value	—	—	(4,598)	—	—	—	—

Net loss attributable to common stockholders	$—	$—	$(15,839)	$(24,560)	$(19,392)	$(6,964)	$(13,316)

Amounts per common share:
Net loss per share, basic and diluted	$(690.77)	$(745.93)	$(989.94)	$(1,364.44)	$(68.04)	$(198.97)	$(18.83)

Weighted average shares, basic and diluted	13	15	16	18	285	35	707

Unaudited pro forma net loss per share assuming conversion of preferred stock, basic and diluted					$(7.96)		$(1.12)

Unaudited pro forma weighted average shares, basic and diluted					2,436		11,922

(1)	In August 2003, we acquired all of the capital stock of Predix Pharmaceuticals Ltd., an Israeli corporation. The transaction was recorded as a purchase for accounting purposes and our consolidated statements of operations data include the operating results of Predix Pharmaceuticals Ltd. from the date of acquisition.

(2)	As a result of the acquisition of Predix Pharmaceuticals Ltd., we consolidated facilities and reduced headcount resulting in restructuring charges in 2003 of $5.4 million.

Selected consolidated financial data

	As of December 31,					As of June 30,

Consolidated balance sheet data:	2000	2001	2002	2003	2004	2005

						(unaudited)
	(in thousands)
Cash and cash equivalents and marketable securities	$45,002	$33,097	$21,976	$10,999	$13,813	$22,069
Working capital	43,901	31,713	21,671	9,409	11,798	20,356
Total assets	49,795	39,568	27,098	13,462	16,717	26,415
Capital lease obligations, net of current portion	—	50	32	219	127	114
Lease abandonment liability, net of current portion	—	—	—	1,331	1,068	953
Accumulated deficit	(21,315)	(39,974)	(55,814)	(68,304)	(87,696)	(101,012)
Total stockholders’ equity	$48,600	$37,623	$26,140	$9,906	$12,470	$20,298

Management’s discussion and analysis of financial condition and results of operations
You should read the following discussion and analysis of our financial condition and results of operations together with “Selected consolidated financial data” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under “Risk factors” and elsewhere in this prospectus.
OVERVIEW
We are a pharmaceutical company focused on the discovery and development of novel, highly selective, small-molecule drugs that target G-Protein Coupled Receptors, or GPCRs, and ion channels. We use our proprietary drug discovery technology and approach to cost-effectively and efficiently discover and develop novel drugs for GPCR and ion channel drug targets. Our lead clinical-stage drug candidate, PRX-00023, completed a Phase II clinical trial in patients with Generalized Anxiety Disorder, or GAD, in July 2005. We began enrollment of patients for the first of at least two pivotal Phase III clinical trials of PRX-00023 for this indication in August 2005. Our two other clinical-stage drug candidates, PRX-03140 for the treatment of Alzheimer’s disease and PRX-08066 for the treatment of Pulmonary Arterial Hypertension, are in Phase I clinical trials.
We were incorporated in Delaware on November 2, 1994 as Takhus Pharmaceuticals, Inc. and changed our name in December 1996 to Physiome Sciences, Inc. Prior to 2003, we were focused on the development and commercialization of software and databases used to support the discovery and development of new drugs. In late 2002, our board of directors decided to change the business focus of the company and began actively pursuing the sale or merger of the company to or with a company engaged in drug discovery. In August 2003, we acquired all of the capital stock of Predix Pharmaceuticals Ltd., an Israeli corporation, and changed our name to Predix Pharmaceuticals Holdings, Inc. Subsequent to our acquisition of Predix Pharmaceuticals Ltd., we changed our business focus to drug discovery and development focusing on GPCRs and ion channels, using our software, together with the proprietary technology we acquired. The acquisition was accounted for under the purchase method of accounting. The purchase price of $7.7 million was funded with our capital stock. The purchase price was allocated to the net tangible assets acquired ($1.0 million), with the significant majority of the purchase price ($6.7 million) being allocated to in-process research and development intangibles, which were charged to operating expenses at the acquisition date. Since Predix Pharmaceuticals Ltd. was a development stage enterprise at the time of the acquisition, no goodwill was recorded. As a result of the acquisition of Predix Pharmaceuticals Ltd. and the shift in our business focus, we consolidated facilities and reduced headcount which resulted in a restructuring charge in 2003 of $5.4 million.
We have never been profitable and, as of June 30, 2005, we had an accumulated deficit of $101.0 million. We had net losses of $11.2 million for the year ended December 31, 2002, $24.6 million for the year ended December 31, 2003, $19.4 million for the year ended December 31, 2004 and $13.3 million for the six months ended June 30, 2005. Prior to our shift in business focus, we generated revenue from software licensing. We no longer sell or license software. However, the software is used internally in our ion channel discovery programs. We have funded our operations primarily through private placements of equity securities. From inception through June 30, 2005, we have raised net proceeds of $112.4 million from private equity financings, including $43.0 million in

Management’s discussion and analysis of financial condition and results of operations net proceeds from the sale of our Series C convertible preferred stock in late 2004 and early 2005. We expect to incur significant and increasing operating losses for at least the foreseeable future as we advance our drug candidates from discovery through preclinical and clinical trials and seek regulatory approval and eventual commercialization. In addition to these increasing research and development expenses, we expect general and administrative costs to increase significantly as we add personnel and begin to operate as a public company.
Our future success will be dependent on the successful development and commercialization of our drug candidates, including PRX-00023, PRX-03140 and PRX-08066. To date, we have not generated any revenue from the sale of any pharmaceutical product. We do not have the required regulatory approvals to market any of our drug candidates, and we may never receive them. Our business is subject to significant risks, including but not limited to the risks inherent in our ongoing clinical trials and the regulatory approval process, the results of our research and development efforts, competition from other products and technologies and uncertainties associated with obtaining and enforcing patent rights. We may not be profitable even if we succeed in commercializing any of our drug candidates.
Discovery alliance
In March 2005, we entered into a research, development and commercialization agreement with Cystic Fibrosis Foundation Therapeutics Incorporated, or CFFT, the drug discovery and development affiliate of the Cystic Fibrosis Foundation. In connection with this agreement, we received an upfront payment of $2.0 million and may be entitled to receive additional funding in the form of research funding and milestone payments. The agreement covers two research programs, one of which has a term of two years and the second of which has a term of three years. CFFT may terminate either or both programs without cause upon 120 days notice.
We are recognizing the $2.0 million upfront payment as revenue ratably over the three-year term. The reimbursements of research and development costs are being recognized as revenue as the related costs are incurred. As we are the party responsible for providing the research services, we are recognizing the reimbursements of the costs associated with our research efforts as revenue, not as a net research expense. We will recognize any milestone payments as revenue when the related performance obligation, as defined in the agreement, is achieved.
CRITICAL ACCOUNTING POLICIES
The discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses. On an ongoing basis, we evaluate our estimates and judgments, including those related to revenue recognition, accrued expenses, research and development and the fair valuation of stock related to stock-based compensation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
While our significant accounting policies are more fully described in note 2 to our consolidated financial statements included in this prospectus, we believe the following accounting policies are critical to understanding and evaluating our reported financial results.

Management’s discussion and analysis of financial condition and results of operations

Revenue recognition
Collaboration revenue
We recognize revenue relating to collaborations in accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements (SAB 101). Revenue under collaborations may include the receipt of non-refundable license fees, milestone payments and research and development payments.
We recognize nonrefundable upfront license fees and guaranteed, time-based payments that require continuing involvement in the form of research and development as revenue:

▶	ratably over the development period if development risk is significant; or

▶	based upon the level of research services performed during the period of the research contract.
When the period of deferral cannot be specifically identified from the contract, management estimates the period based upon other critical factors contained within the contract. We continually review such estimates which could result in a change in the deferral period and might impact the timing and amount of revenue recognized.
In accordance with our policy, we are recognizing revenue from the $2.0 million upfront payment from CFFT over the development period, the three-year term of the agreement.
Milestone payments are recognized as revenue when the performance obligations, as defined in the contract, are achieved. Performance obligations typically consist of significant milestones in the development life cycle of the related technology, such as initiation of clinical trials, filing for approval with regulatory agencies and approvals by regulatory agencies.
Royalties are recognized as revenue when earned.
Reimbursements of research and development costs are recognized as revenue as the related costs are incurred.
Other revenue
Prior to 2003, our business focused on developing and licensing software and databases used to support the discovery and development of new drugs. Our business is now focused on the discovery and development of GPCR and ion channel-targeted drugs, using our software together with the proprietary technology we acquired from Predix Pharmaceuticals Ltd., which was never licensed externally. We no longer license or sell software. The revenue generated from the licensing of this software was recognized in accordance with the American Institute of Certified Public Accountants Statement of Position (SOP) 97-2, Software Revenue Recognition (SOP 97-2), as amended by SOP 98-9, Software Revenue Recognition, with Respect to Certain Arrangements (SOP 98-9). The products and services underlying these arrangements were considered elements in a multiple-element arrangement. Revenue under such multiple-element arrangements were allocated to each element based on the residual method.
Under the residual method, the fair value of the undelivered elements is deferred and subsequently recognized when earned. We had established sufficient vendor-specific objective evidence of fair value for the undelivered elements. Accordingly, systems revenue was recognized under the residual method in arrangements in which a system was sold.
Accrued expenses
As part of the process of preparing financial statements, we are required to estimate accrued expenses. This process involves identifying services that have been performed on our behalf and estimating the

Management’s discussion and analysis of financial condition and results of operations level of service to be performed and the associated cost incurred for such service where we have not been invoiced or otherwise notified of actual costs. This is done as of each balance sheet date in our consolidated financial statements. Examples of estimated accrued expenses include:

▶	professional service fees;

▶	contract clinical service fees;

▶	fees paid to data management organizations and investigators in conjunction with clinical trials; and

▶	fees paid to contract manufacturers in conjunction with the production of clinical materials.
In connection with such service fees, our estimates are most affected by our projections of the timing of services provided relative to the actual level of services incurred by such service providers. The majority of our service providers invoice us in arrears for services performed. In the event that we do not identify certain costs that have begun to be incurred or we under or over estimate the level of services performed or the costs of such services, our actual expenses could differ from such estimates. The date on which certain services commence, the level of services performed on or before a given date, and the cost of such services are often subjective determinations. We make these judgments based upon the facts and circumstances known to us at the time of accrual in accordance with accounting principles generally accepted in the U.S. To date, we have not had material changes in estimates.
Research and development
Research and development expenses include the costs associated with our internal research and development activities, including salaries and benefits, occupancy costs and research and development conducted for us by third parties, such as sponsored university-based research and contract research organizations. In addition, research and development expenses include the cost of clinical trial drug supply shipped to our contract research organizations. We account for our clinical trial costs by estimating the total cost to treat a patient in each clinical trial and recognizing this cost as and when the patient receives treatment, beginning when the patient enrolls in the trial. This estimated cost includes payments to the trial site and patient-related costs, including laboratory costs related to the conduct of the trial. Cost per patient varies based on the type of clinical trial, the site of the clinical trial and the length of the treatment period for each patient. As actual costs become known to us, we adjust our accrual; such changes in estimate may be a material change in our clinical study accrual, which could also materially affect our results of operations.
Stock-based compensation
We have elected to follow Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations, in accounting for our stock-based employee compensation plans, rather than the alternative fair value accounting method provided for under the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation (SFAS 123). In the notes to our consolidated financial statements, we provide pro forma disclosures in accordance with SFAS 123 and related pronouncements. We account for stock options and warrants granted to non-employees based on the fair value of the stock option or warrant. The factor which most affects the accounting for stock-based compensation is the fair value of our common stock at the measurement date. Our common stock has not been publicly traded. As a result, in valuing our common stock, stock options and warrants we consider the pricing of private equity sales, company specific events, economic trends and the rights and preferences of the security being valued.

Management’s discussion and analysis of financial condition and results of operations

Accounting for equity instruments granted or sold by us under APB Opinion No. 25, SFAS No. 123 and EITF Issue No. 96-18 requires fair value estimates of the equity instrument granted or sold. We estimated the fair value of the equity instruments for accounting purposes based upon consideration of factors which we deemed to be relevant at the time. Because shares of our common stock have not been publicly traded, market factors historically considered in valuing stock and stock option grants include comparative values of public companies discounted for the risk and limited liquidity provided for in the shares we are issuing, pricing of private sales of our convertible preferred stock, prior valuations of stock grants and the effect of events that have occurred between the time of such grants, economic trends and the comparative rights and preferences of the security being granted compared to the rights and preferences of our other outstanding equity.
The fair value of our common stock for accounting purposes is determined by our board of directors. In making that determination, the board of directors draws on the knowledge of its directors who have experience in early-stage life sciences companies and with other life science industry companies. For options granted in 2004 through June 2005, the board of directors used hindsight and the valuation implied in our Series C financing, which closed in September 2004 and January 2005. With the valuation implied by our Series C financing, we utilized the “Current Value” valuation model as described in the AICPA Technical Practice Aid, Valuation of Privately Held Company Equity Securities Issued as Compensation. Because our Series C financing was led by investors who had not participated in early financing rounds, the pricing of our Series C financing was considered to be a strong indicator of the fair value of our company. In addition, during this time frame, a liquidation event through an initial public offering was not considered probable during the next few months and consequently utilization of a model which derived the fair value of our common stock after considering the rights and preferences of the preferred stock was determined to be the best method of valuation.
In September 2005, in light of the proposed initial public offering, we determined to reassess retrospectively the pricing of all options granted since January 2004. As a result of this reassessment, we recorded approximately $423,000 of deferred compensation for stock options granted to employees through June 30, 2005. The amount of deferred compensation for each option grant during the period was calculated based upon the difference between the fair value of the common stock at the date of grant and the option exercise price. All options granted prior to January 1, 2005 were granted at fair value and no compensation was recorded for these option grants.
In reassessing the fair value of the common stock, we considered numerous objective and subjective factors, including:

▶	a third-party independent valuation;

▶	valuations and other information provided by investment banking firms;

▶	the progression of our clinical pipeline;

▶	market conditions, including stock prices and trading multiples of comparable companies; and

▶	the increasing likelihood of an initial public offering.
The following approaches were considered when estimating our enterprise value:

▶	The income approach indicating the value of the business based on the value of the cash flows that the business can be expected to generate in the future;

▶	The market approach indicating the value of the business based on information relating to recent sales and listings of comparable businesses or properties in the industry compared to the business or asset being valued; and

Management’s discussion and analysis of financial condition and results of operations

▶	The cost approach indicating the value of an asset based on the concept of replacement cost. Adjustments were made to reflect losses in value resulting from functional and or economic obsolescence.
Significant Factors, Assumptions, and Methodologies Used in Determining Fair Value.
Where appropriate, we determined the enterprise value based on a recent round of financing. If a significant event occurred subsequent to a round of financing, enterprise value was estimated based on the application of the income approach, specifically the discounted cash flow method, and research into the market for drugs in our therapeutic areas. The income approach involves applying appropriate discount rates to estimated cash flows that are based on forecasts of revenue and costs. Determining the fair value of our stock requires making complex and subjective judgments. There is inherent uncertainty in these estimates. The assumptions underlying the estimates are consistent with our business plan. The risks associated with achieving our forecasts were assessed in selecting the appropriate discount rates. If different discount rates had been used, the valuations would have been different.
As we are not profitable and do not have significant revenue, the most significant factor used to determine changes in our fair value is the changes in our clinical pipeline. In the biotechnology and pharmaceutical industries, entering a drug candidate into the clinic and progression from one phase of clinical trials to the next increases the enterprise’s fair value.
Using key dates during 2004 and 2005 in which significant changes occurred in our pipeline including entering and progressing clinical trials, we retrospectively determined the fair value of our common stock.
The valuation approach used to allocate the estimated enterprise value was based on the concept that most equity securities can be viewed as call options on the underlying assets of the company and considered each class of equity as a series of call options, which were valued using the Black-Scholes option-pricing model.
The approach used to estimate the value of preferred and common shares was based upon a process of disaggregating a stream of hypothesized payoffs representing each class of stock as a series of call options. As the value of the company increases from zero to the liquidation preferences of preferred stock, all potential upside value accrues to the preferred stock. As the value of the company increases beyond the liquidation preferences, all higher upside value past this point is shared pro-rata by the common and preferred shareholders according to the participatory share ratio. The option-pricing method involves making estimates of the anticipated timing of a potential liquidity event such as a sale of the company or an initial public offering, and estimates the volatility of our equity securities. The anticipated timing is based on the plans of our board and management. Estimating the volatility of the share price of a privately held company is complex because there is no readily available market for the shares. We estimated the volatility of our stock based on available information on volatility of stocks of publicly traded companies in the industry. Had we used different estimates of volatility, the allocations between preferred and common shares would have been different.

Management’s discussion and analysis of financial condition and results of operations

The following summarizes all of the options granted from January 1, 2004 through June 30, 2005 and the related deferred compensation:

	Options
	granted to			Deferred
Dates	employees	Exercise price	Fair value	compensation

January 1, 2004 — September 8, 2004	48,638	$1.80	$1.80	$—
September 9, 2004 — December 31, 2004	1,234,431	$0.81	$0.81	$—
January 1, 2005 — March 7, 2005	542,494	$0.81	$0.81	$—
March 8, 2005 — May 2, 2005	486,627	$0.81 - 1.44	$1.80	$334,100
May 3, 2005 — June 30, 2005	42,777	$0.81	$2.88	$88,550
Deferred compensation equal to the difference in the exercise price and fair value, or the intrinsic value, has been recorded for all options granted below fair value. The deferred compensation is being amortized on a straight-line basis as compensation expense over the vesting period (generally four years) of the stock options.
Subsequent to June 30, 2005, we issued 149,096 and 5,555 options with an exercise price of $1.44, which is below the respective fair values per share of $2.88 and $6.66. Deferred compensation related to these grants will be approximately $244,000.
The retrospective determination of our fair value resulted in a fair value per common share on August 31, 2005 of $6.66. Since August 31, 2005, we have not had any clinical events or milestones that would materially impact our market value. The most significant event affecting our market value is the increased likelihood of an initial public offering.
We believe that the successful completion of an initial public offering will add substantial value to our common stock for the following reasons:

▶	Our common stock will gain significantly increased liquidity and marketability;

▶	Our cost of capital will be lowered substantially; and

▶	The infusion of capital will significantly enhance our enterprise value by improving our ability to execute our business model and grow our business. More specifically, the infusion of capital will provide adequate funding to continue our clinical trial programs, particularly the Phase III trial for PRX-00023, our lead product candidate, in GAD.

Although we actively prepared for an initial public offering through August 31, 2005, market conditions were such that the likelihood of the offering was not certain.
Since August 2005 market conditions have improved with the Biotechnology index increasing from an average daily close of 615.4 during August 2005 to an average daily close of 641.5 during September 2005.
As our prospects for an initial public offering have increased as the market conditions have improved, our market value has increased.
At August 31, 2005 we determined that our enterprise value was $179.4 million or $6.66 per common share. This enterprise value is consistent with fair value determined using the mid point of the initial public offering price range. The increase in the price per common share from $6.66 to $11.00 (midpoint of initial public offering price range), reflects the preferred stock being converted to common stock, thus increasing the value per common share as all securities now have equal rights with no security being senior to or having a liquidation preference above the common shares.

Management’s discussion and analysis of financial condition and results of operations

The following table indicates the anticipated stock-based compensation charges that will be recorded for outstanding stock options as of June 30, 2005.

Year ending December 31,

2005	2006	2007	2008	2009

(in thousands)
$98	$97	$97	$97	$34
Based on an assumed initial public offering price of $11.00 per share, the mid-point of the initial public offering price range, and a weighted average exercise price of $.902 per share, the aggregate intrinsic value of all stock options outstanding as of June 30, 2005 was $23.6 million of which, $9.3 million related to vested options and $14.3 million related to unvested options.
FINANCIAL OPERATIONS OVERVIEW
Revenue
We do not currently have any commercial products for sale and do not anticipate having any commercial products for sale for at least the next several years, if at all. To date, our revenue has been derived solely from licensing of software (prior to 2004) and from our collaboration with CFFT entered into in March 2005. Under our collaboration with CFFT, we received an upfront payment of $2.0 million. The upfront payment received from CFFT is being recognized as revenue ratably over our period of involvement, which is the three-year term of the agreement, with the unrecognized balance being deferred. Under the agreement we are entitled to continued cost reimbursements and research funding and may earn milestone payments in accordance with the terms of the agreement. Any additional revenue that we may receive in the future is expected to consist primarily of milestone payments and payments for reimbursements of research and development costs. The reimbursements of research and development costs are being recognized as revenue as the related costs are incurred. As we are the party responsible for providing the research services, we are recognizing the reimbursements of the costs associated with our research efforts as revenue, not as a net research expense. We will recognize any milestone payments as revenue when the related performance obligation, as defined in the agreement, is achieved.
We are no longer engaged in the business of selling software. We do not anticipate earning any significant additional software sales revenue.
Research and development expense
Research and development expense consists primarily of:

▶	salaries, benefits and related expenses for personnel engaged in research and development activities;

▶	fees paid to contract research organizations to manage and monitor clinical trials;

▶	fees paid to research organizations in conjunction with preclinical studies;

▶	fees paid to access chemical and intellectual property databases;

▶	costs of materials used in research and development and clinical studies;

▶	academic testing and consulting, license and sponsored research fees paid to third parties; and

▶	costs of facilities and equipment, including depreciation, used in research and development activities.
We expense both internal and external research and development costs as incurred. We expect our research and development expense to increase significantly as we continue to expand our pipeline of

Management’s discussion and analysis of financial condition and results of operations drug candidates and to advance our existing drug candidates through the clinical trial process. We expect that a large percentage of our research and development expenses in the future will be incurred in support of our current and future preclinical and clinical development programs. These expenditures are subject to numerous uncertainties in timing and cost to completion. We test drug candidates in preclinical studies for safety, toxicology and efficacy. We then conduct early-stage clinical trials for each drug candidate. As we obtain results from trials, we may elect to discontinue or delay clinical trials for certain drug candidates in order to focus our resources on more promising drug candidates.
We currently have three drug candidates in clinical development. The following summarizes the applicable disease indication and the clinical status of these three drug candidates:

Drug candidate	Disease indication	Current trial status

PRX-00023	Generalized Anxiety Disorder	Phase III
PRX-03140	Alzheimer’s disease	Phase Ib
PRX-08066	Pulmonary Arterial Hypertension	Phase I
Completion of clinical trials may take several years or more, but the length of time can vary substantially according to a number of factors, including the type, complexity, novelty and intended use of a drug candidate. The cost of clinical trials, and therefore the amount and timing of our capital requirements, may vary significantly over the life of a project as a result of differences arising during clinical development, including, among others:

▶	the number of sites included in the trials;

▶	the length of time required to enroll suitable patient subjects;

▶	the number of patients that participate in the trials;

▶	the duration of patient follow-up that seems appropriate in view of results; and

▶	the efficacy and safety profile of the drug candidate.
We could incur increased clinical development costs if we experience delays in clinical trial enrollment, delays in the evaluation of clinical trial results or delays in regulatory approvals. In addition, we face significant uncertainty with respect to our ability to enter into strategic collaborations with respect to our drug candidates. As a result of these factors, it is difficult to estimate the cost and length of a clinical trial. We are unable to accurately and meaningfully estimate the cost to bring a product to market due to the variability in length of time to develop and obtain regulatory approval for a drug candidate.
We estimate that clinical trials in our areas of focus are typically completed over the following timelines, but delays can occur for many reasons including those set forth above:

Estimated
Clinical phase	Objective	completion period

Phase I	Establish safety in healthy volunteers and occasionally in patients; study how the drug works, is metabolized and interacts with other drugs	1–2 years
Phase II	Evaluate efficacy, optimal dosages and expanded evidence of safety	2–3 years
Phase III	Further evaluate efficacy and safety of the drug candidate in a larger patient population	2–3 years
If we successfully complete Phase III clinical trials of a drug candidate, we intend to submit the results of all of the clinical trials for such drug candidate to the FDA to support regulatory approval. Even if any of our drug candidates receive regulatory approval, we may still be required to perform lengthy and costly post-marketing studies.

Management’s discussion and analysis of financial condition and results of operations

A major risk associated with the timely completion and commercialization of our drug candidates is the ability to confirm safety and efficacy based on the data of long-term clinical trials. We cannot be certain that any of our drug candidates will prove to be safe or effective, will receive regulatory approvals or will be successfully commercialized. In order to achieve marketing approval, the FDA or foreign regulatory agencies must conclude that our clinical data establishes the safety and efficacy of our drug candidates. If our clinical-stage drug candidates are not successfully developed, future results of operations may be adversely affected.
We do not budget or manage our research and development costs by project on a fully allocated basis. Consequently, fully loaded research and development costs by project are not available. We use our employee and infrastructure resources across several projects, and many of our costs are not attributable to an individually-named project but are directed to broadly applicable research projects. As a result, we cannot state precisely the costs incurred for each of our clinical and preclinical projects on a project-by-project basis. We estimate that, from inception through June 30, 2005, the total out-of-pocket payments made by us to third parties for preclinical study support, clinical supplies and clinical trials associated with PRX-00023, PRX-03140 and PRX-08066 are as follows:

				Six months ended	Inception through
	Year ended December 31,			June 30,	June 30,

	2002	2003	2004	2005	2005

				(unaudited)	(unaudited)
	(in thousands)
PRX-00023	$—	2,340	$4,584	$1,894	$8,818
PRX-03140	—	—	1,846	2,197	4,043
PRX-08066	—	—	709	2,417	3,126

	$—	$2,340	$7,139	$6,508	$15,987

We recorded a one-time, non-cash charge in 2003 of $6.7 million for acquired in-process research and development, or IPR&D. The valuation of acquired IPR&D represents the estimated fair value related to incomplete projects that, at the time of our acquisition of Predix Pharmaceuticals Ltd., had no alternative future use.
The $6.7 million in-process technology we acquired from Predix Pharmaceuticals Ltd. consisted of three research and development projects, acquired technology and a portfolio of pending patent applications. The research and development projects included a pre-clinical early development drug candidate for the treatment of GAD and depression (PRX-00023), and two lead optimization compounds, targeting Alzheimer’s disease (PRX-03140) and chemotherapy induced emesis (i.e., vomiting), respectively. The early development candidate (PRX-00023) is now in Phase III clinical trials for GAD. The Alzheimer’s disease lead optimization compound (PRX-03140) is now in Phase I clinical trials and the third research program was terminated.
The technology acquired consisted in large part of computer-based models of biological receptors and methods of designing drugs to bind to those receptors. Predix Pharmaceuticals Ltd. licensed this technology from Ramot at Tel Aviv University Ltd., the technology transfer company of Tel Aviv University. At the time of acquisition this technology was novel and unproven. This acquired technology, after further development, is now in part embodied in our proprietary drug discovery technology and approach.
As a result of the uncertainties discussed above, we are unable to determine the duration and completion costs of our research and development projects or when and to what extent we will receive cash inflows from the commercialization and sale of a product.

Management’s discussion and analysis of financial condition and results of operations

We expect our research and development expense to increase significantly for the foreseeable future as we advance our drug candidates from discovery through preclinical and clinical trials and seek regulatory approval and eventual commercialization.
General and administrative expense
General and administrative expense consists primarily of salaries and other related costs for personnel serving executive, business development, finance and administrative functions. Other costs include facility costs not included in research and development expense, insurance, professional fees for legal, accounting and information technology services. We expect our general and administrative expense to increase significantly as we hire new personnel and incur additional public company expenses relating to investor relations, reporting and other obligations.
Investment income, net
Investment income, net consists of interest earned on our cash and cash equivalents offset by investment expenses.
Interest expense
Interest expense consists of interest incurred on equipment leases.
RESULTS OF OPERATIONS
Six months ended June 30, 2005 and 2004

	Six months ended
	June 30,
			Percentage
	2005	2004	change

	(unaudited)
	(in thousands)
Revenue	$787	$13	5,954%
Costs and expenses:
Research and development	12,183	5,472	123
General and administrative	2,186	1,493	46
Restructuring	43	34	26

Total costs and expenses	14,412	6,999	106

Loss from operations	(13,625)	(6,986)	95
Investment income, net	326	41	695
Interest expense	(17)	(19)	(11)

Net loss	$(13,316)	$(6,964)	91%

Revenue
Revenue was $787,000 for the six months ended June 30, 2005 compared to $13,000 for the six months ended June 30, 2004, an increase of 5,954%. Revenue in the 2004 period relates to a 2003 software license of $13,000. The revenue in the 2005 period relates to reimbursed research costs and the amortized portion of the upfront payment from our collaboration with CFFT. In connection with the execution of the CFFT agreement in March 2005 we received an upfront payment of $2.0 million. We are recognizing this upfront payment as revenue ratably over the three year contract term. The revenue recognized during the six months ended June 30, 2005, relates to the upfront payment amortization of $222,000 and reimbursed research services and costs of $565,000.

Management’s discussion and analysis of financial condition and results of operations

Research and development expense
Research and development expense was $12.2 million for the six months ended June 30, 2005 compared to $5.5 million for the six months ended June 30, 2004, an increase of 123%. The increase is primarily attributable to the increased clinical and preclinical development costs of $5.1 million associated with an increase in the number of drug candidates we have in the clinic, including increased preclinical, clinical, manufacturing and personnel costs. We initiated a Phase I clinical trial for PRX-00023 in February 2004. During the six month period ended June 30, 2005, we had three drug candidates in the clinic (PRX-00023, PRX-03140 and PRX-08066). The increase in costs from period to period relates to an increase in expenses associated with the establishment and maintenance of these additional clinical trials. We expect our research and development expense to increase significantly for the foreseeable future as we advance our drug candidates from discovery through preclinical and clinical trials and seek regulatory approval and eventual commercialization.
General and administrative expense
General and administrative expense was $2.2 million for the six months ended June 30, 2005 compared to $1.5 million for the six months ended June 30, 2004, an increase of 46%. The increase is primarily attributable to increased professional service costs for public relations, recruiting, legal and accounting services. In addition, other administrative costs, including insurance premiums and administrative office expenses associated with business growth have also increased. We expect our general and administrative expense to increase significantly as we hire new personnel and incur additional public company expenses relating to investor relations, corporate governance, SEC reporting and other obligations.
Restructuring
As a result of our acquisition of Predix Pharmaceuticals Ltd. and the shift in our business focus, we consolidated facilities and reduced headcount which resulted in a restructuring charge in 2003 of $5.4 million. The restructuring charges in each of the six months ended June 30, 2005 and 2004 relate to the adjusting of the 2003 restructuring estimates to actual costs.
Investment income, net
Investment income, net was $326,000 for the six months ended June 30, 2005 compared to $41,000 for the six months ended June 30, 2004, an increase of 695%. The increase is primarily attributable to a significant increase in interest income due to an increase in the average balance of cash invested during 2005 as compared to 2004. From September 2004 through January 2005, we raised net cash proceeds of approximately $43.0 million through the private placement of equity. Interest rate changes were not a significant component of the interest income increase.
Interest expense
Interest expense was $17,000 for the six months ended June 30, 2005 compared to $19,000 for the six months ended June 30, 2004, a decrease of 11%. The decrease is primarily attributable to a decrease in the average debt balance from period to period.

Management’s discussion and analysis of financial condition and results of operations

Years ended December 31, 2004 and 2003

	Year ended
	December 31,
			Percentage
	2004	2003	change

	(in thousands)
Revenue	$13	$1,068	(99)%
Costs and expenses:
Research and development	16,427	14,632	12
General and administrative	3,011	5,782	(48)
Restructuring	77	5,350	(99)

Total costs and expenses	19,515	25,764	(24)

Loss from operations	(19,502)	(24,696)	(21)
Investment income, net	147	142	4
Interest expense	(37)	(6)	517

Net loss	$(19,392)	$(24,560)	(21)%

Change in business focus
Prior to 2003, our business focused on the development and commercialization of software and databases used to support the discovery and development of new drugs. After the August 2003 acquisition of Predix Pharmaceuticals Ltd., we changed our business focus and began using our software, together with the proprietary technology we acquired, to focus on the discovery and development of GPCR and ion channel-targeted drugs.
Revenue
Revenue was $13,000 for the year ended December 31, 2004 compared to $1.1 million for the year ended December 31, 2003, a decrease of 99%. Revenue in both periods relates to software licensing. The significant decrease in revenue is due to our change in business focus. Prior to 2004 we generated revenue from licensing software. Beginning in 2003, our business focus changed from software licensing to primarily engaging in drug discovery and development. Under our current business model, we no longer sell or license software. The 2004 revenue relates to a 2003 software license.
Research and development expense
Research and development expense was $16.4 million for the year ended December 31, 2004 compared to $14.6 million for the year ended December 31, 2003, an increase of 12%. The increase is primarily attributable to our change in business focus in 2003, which resulted in preclinical and clinical trial costs of $5.0 million in 2004, which were not incurred in prior years. We initiated a Phase I clinical trial for PRX-00023 in February 2004, which resulted in increased costs of $3.3 million relating to the manufacture of PRX-00023 for the clinical trial as well as significant costs to establish and manage the trial sites. This increase was partially offset by decreased personnel and facilities costs as the full impact of the 2003 restructuring was realized in 2004.
General and administrative expense
General and administrative expense was $3.0 million for the year ended December 31, 2004 compared to $5.8 million for the year ended December 31, 2003, a decrease of 48%. The decrease is primarily attributable to the cost savings realized from our 2003 restructuring and a decrease in professional fees from $1.6 million in 2003 to $682,000 in 2004. As a result of our 2003 restructuring, facilities costs including rent and depreciation on property and equipment decreased significantly in 2004 to

Management’s discussion and analysis of financial condition and results of operations

$554,000 as compared to $2.6 million for 2003. In addition we incurred significant professional fees of $1.0 million in 2003 related to the acquisition. Also included in 2003 was a $664,000 non-cash compensation charge related to forgiveness of a promissory note associated with a stock transaction.
Restructuring
As a result of the acquisition of Predix Pharmaceuticals Ltd. and the shift in our business focus, we consolidated facilities and reduced headcount which resulted in restructuring charges of approximately $5.4 million in 2003 and $77,000 in 2004. Included in the 2003 restructuring charge was $1.5 million for the future lease rental expense, net of sublease income, related to our former Princeton, New Jersey office, $2.1 million relating to the write off of certain property and equipment and $1.8 million related to severance paid in 2003 for 57 terminated employees.
Investment income, net
Investment income, net was $147,000 for the year ended December 31, 2004 compared to $142,000 for the year ended December 31, 2003, an increase of 4%. The increase is primarily attributable to an increase in the average balance of cash and investments invested during 2004 as compared to 2003. Interest rate changes were not a significant component of the interest income increase.
Interest expense
Interest expense was $37,000 for the year ended December 31, 2004 compared to $6,000 for the year ended December 31, 2003, an increase of 517%. The increase is primarily attributable to increased interest expense on equipment leases. We entered into two new lease agreements in 2004, one in the second quarter and one in the fourth quarter.
Years ended December 31, 2003 and 2002

	Year ended
	December 31,
			Percentage
	2003	2002	change

	(in thousands)
Revenue	$1,068	$551	94%
Costs and expenses:
Research and development	14,632	8,534	71
General and administrative	5,782	3,223	79
Restructuring	5,350	—	—

Total costs and expenses	25,764	11,757	119

Loss from operations	(24,696)	(11,206)	120
Investment income, net	142	591	(76)
Interest expense	(6)	(5)	20
Loss on sale of equipment, and related contract	—	(879)	(100)

Net loss before income tax benefit	(24,560)	(11,499)	114
Income tax benefit	—	258	(100)

Net loss	$(24,560)	$(11,241)	118%

Business focus
During 2002, we began evaluating the strategic direction of the company and determined that we should apply our technology and capabilities more directly toward drug discovery. Accordingly, at that

Management’s discussion and analysis of financial condition and results of operations time we began pursuing a sale, merger or other business combination transaction to or with a suitable company engaged in drug discovery. We completed such a transaction in August 2003 with our acquisition of all of the capital stock of Predix Pharmaceuticals Ltd.
Revenue
Revenue was $1.1 million for the year ended December 31, 2003 compared to $551,000 for the year ended December 31, 2002, an increase of 94%. Revenue in both periods relates to outlicensing of our software and services. The significant increase in revenue is due to an increase in the number of software licenses.
Research and development expense
Research and development expense was $14.6 million for the year ended December 31, 2003 compared to $8.5 million for the year ended December 31, 2002, an increase of 71%. The increase is primarily attributable to the shift in focus to drug discovery in 2003. As a result, we began incurring significant costs in 2003 of approximately $3.1 million for preclinical research and development outsourcing, manufacturing and the purchase of lab supplies and chemicals. In addition, we incurred approximately $2.4 million in 2003 related to outsourced research costs. During 2002, research and development expenses primarily consisted of personnel costs, outsourcing costs, facilities costs and depreciation expense.
General and administrative expense
General and administrative expense was $5.8 million for the year ended December 31, 2003 compared to $3.2 million for the year ended December 31, 2002, an increase of 79%. The increase is primarily attributable to increased professional fees and personnel costs. During 2003, we incurred significant professional fees of approximately $1.0 million relating to our acquisition which resulted in a significant increase in legal and accounting fees in 2003 as compared to 2002. Also included in 2003 was a $664,000 one time, non-cash compensation charge relating to stock option transactions.
Investment income, net
Investment income, net was $142,000 for the year ended December 31, 2003 compared to $591,000 for the year ended December 31, 2002, a decrease of 76%. The decrease is primarily due to decreased interest income resulting from a significant decrease in the average cash balance on hand due to losses from operations. Interest rate changes were not a significant component of the interest income increase.
Interest expense
Interest expense was $6,000 for the year ended December 31, 2003 compared to $5,000 for the year ended December 31, 2002, an increase of 20%. The increase is primarily due to increased interest expense on equipment leases as we entered into two new leases in 2003.
Loss on sale of equipment and related contract
During 2002 we recorded a loss on sale of equipment and related contract of $879,000. This amount represents the loss recognized from the sale of certain computer equipment during the period.

Management’s discussion and analysis of financial condition and results of operations

Income tax benefit
During 2002 we sold some of our State of New Jersey net operating loss carryforwards and research and experimentation credit carryforwards. The proceeds received on this sale of $258,000 were recorded as an income tax benefit for the year ended December 31, 2002.
LIQUIDITY AND CAPITAL RESOURCES
We have financed our operations since inception through private placements of equity securities, proceeds from software sales and related services, payments received under our collaboration with CFFT, proceeds from equipment financing and capital leases and interest income. From inception through June 30, 2005, we have raised net proceeds of $112.4 million from private equity financings. From inception through June 30, 2005, we have received $2.0 million in license fees and research funding and $1.6 million in proceeds from software sales and related services. To date, inflation has not had a material effect on our business.
As of December 31, 2004, cash and cash equivalents were $13.8 million compared to $7.3 million as of December 31, 2003. The $6.5 million increase from 2003 to 2004 is due primarily to our receipt of $21.9 million in net proceeds from the sales of preferred stock and warrants and $3.7 million of proceeds from the sale of our short-term investments offset by the funding of our operations of $18.7 million. Net cash used in operations increased from $11.5 million for the year ended December 31, 2003 to $18.7 million for the year ended December 31, 2004, due to the funding of our net loss. Net cash provided by investing activities decreased from $9.8 million for the year ended December 31, 2003 to $3.4 million for the year ended December 31, 2004, primarily due to a decrease in proceeds from the sales of investments. Net cash provided by financing activities increased significantly from $0.9 million for the year ended December 31, 2003 to $21.8 million in the year ended December 31, 2004, due to the $21.9 million in net proceeds from our sale of Series C convertible preferred stock in the fourth quarter of 2004. Our cash and cash equivalents are highly liquid investments with a maturity of three months or less at date of purchase and consist of time deposits and investments in money market funds with commercial banks and financial institutions.
In January 2005, we completed a private equity funding round raising a total of $43.0 million and issuing 196,431,820 shares of our Series C convertible preferred stock. Of the $43.0 million raised in this funding, $21.9 million was received during 2004 and the remaining $21.1 million was received in 2005. In March 2005, we entered into a three year research, development and commercialization agreement with CFFT. Under this agreement, we received an upfront payment of $2.0 million and can receive additional license fees, cost reimbursements and milestone payments. At June 30, 2005, cash and cash equivalents were $22.1 million.
Contractual obligations
Our contractual obligations relate to rent on facilities leases for our Lexington, Massachusetts facility, Ramat Gan, Israel facility and the property abandoned in Princeton, New Jersey, equipment notes and capital leases on office equipment. The following table summarizes as of December 31, 2004, our contractual obligations for equipment notes, operating and capital lease payments for office and laboratory equipment.

	Payments due in

	2005	2006	2007	2008	2009	Thereafter

	(in thousands)
Operating leases	$1,121	$1,398	$1,497	$1,602	$1,602	$3,399
Capital leases	236	80	28	28	23	—

Management’s discussion and analysis of financial condition and results of operations

Funding requirements
We expect to continue to incur losses from operations for at least the next several years. In particular, as described above, we expect to incur increasing research and development expenses and general and administrative expenses in the future.
We currently expect that our existing cash and cash equivalents, including the net proceeds from this offering, should be sufficient to enable us to fund our operating expenses, obligations under our equipment debt financing and capital expenditure requirements for at least the next 24 months. Our future capital requirements will depend on many factors, including:

▶	the scope and results of our research, preclinical and clinical development activities;

▶	the timing of, and the costs involved in, seeking regulatory approvals;

▶	the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other patent-related costs, including litigation costs and the results of such litigation;

▶	the extent to which we acquire or invest in businesses, products and technologies; and

▶	our ability to establish and maintain additional collaborations, and the financial terms associated with such collaborations.
We do not anticipate that we will generate product revenue for at least the next several years, if at all. In the absence of additional funding, we expect our continuing operating losses to result in increases in our cash used in operations over at least the next several quarters and years. To the extent our capital resources are insufficient to meet future capital requirements, we will need to finance future cash needs through public or private equity offerings, debt financings or corporate collaboration and licensing arrangements. Except for funding by CFFT for research and development activities relating to the two programs covered by the agreement, we do not currently have any commitments for future external funding.
Additional equity or debt financing, or corporate collaboration and licensing arrangements, may not be available on acceptable terms, if at all. If adequate funds are not available, we may be required to delay, reduce the scope of or eliminate our research and development programs, reduce our planned commercialization efforts, or obtain funds through arrangements with collaborators or others that may require us to relinquish rights to certain drug candidates that we might otherwise seek to develop or commercialize independently. Additionally, any future equity funding may dilute the ownership of our equity investors.
RECENT ACCOUNTING PRONOUNCEMENTS
In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46, Consolidation of Variable Interest Entities, which is an interpretation of Accounting Research Bulletin No. 51, Financial Statements (FIN 46). FIN 46 requires that if an entity has a controlling interest in a variable interest entity, the assets, liabilities and results of activities of the variable interest entity should be included in the financial statements of the entity. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 (as revised) must be applied to all variable interests held no later than the first interim or annual period ending after March 15, 2004. We do not own equity or other variable interests in other companies. Accordingly, the adoption of FIN 46 did not have an effect on our consolidated financial statements.
In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (SFAS No. 150). SFAS No. 150 requires that certain

Management’s discussion and analysis of financial condition and results of operations financial instruments, which under previous guidance were accounted for as equity, must now be accounted for as liabilities. The financial instruments affected include mandatorily redeemable stock, certain financial instruments that require or may require the issuer to buy back some of its shares in exchange for cash or other assets and certain obligations that can be settled with shares of stock. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003 and otherwise is effective beginning with the first interim period after June 15, 2003. We have not issued any financial instruments which would be affected by the adoption of SFAS No. 150. Accordingly, the adoption of SFAS No. 150 did not have an effect on our financial statements.
In December 2004, the FASB issued FASB Statement No. 123 (revised 2004), Share-Based Payment (Statement 123(R)), which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation (Statement 123). Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees (Opinion 25), and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. Statement 123(R) is effective for annual periods beginning after June 15, 2005 and, thus, will be effective for us beginning with the first quarter of 2006. Early adoption is encouraged.
Statement 123(R) permits public companies to adopt its requirements using one of two methods: (1) a “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of Statement 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of Statement 123 for all awards granted to employees prior to the effective date of Statement 123(R) that remain unvested on the effective date; or (2) a “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under Statement 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption. We plan to adopt Statement 123(R) using the modified prospective method.
As permitted by Statement 123, we currently account for share-based payments to employees using Opinion 25’s intrinsic value method and, as such, generally recognize no compensation cost for employee stock options. Accordingly, the adoption of Statement 123(R)’s fair value method will have a significant impact on our results of operations, although it will have no impact on our overall financial position. The impact of adoption of Statement 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had we adopted Statement 123(R) in prior periods, the impact of that standard would have approximated the impact of Statement 123 as described in the disclosure of pro forma net income and earnings per share in note 2 to our consolidated financial statements. Statement 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. While we cannot estimate what those amounts will be in the future (because they depend on, among other things, when employees exercise stock options), there were no operating cash flows recognized in prior periods for such excess tax deductions because we have had operating losses since inception.

Management’s discussion and analysis of financial condition and results of operations

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Our exposure to market risk is currently confined to our cash and cash equivalents that have maturities of less than one year. We currently do not hedge interest rate exposure. We have not used derivative financial instruments for speculation or trading purposes. Because of the short-term maturities of our cash and cash equivalents, we do not believe that an increase in market rates would have any significant impact on the realized value of our investments.
We have operated primarily in the U.S. and Israel and have received payments from our collaborators and subsidiaries in U.S. dollars. Our Israeli subsidiary conducts its business using New Israeli Shekels. However, we do not believe we have any material exposure to foreign currency rate fluctuations.

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OVERVIEW
We are a pharmaceutical company focused on the discovery and development of novel, highly selective, small-molecule drugs that target G-Protein Coupled Receptors, or GPCRs, and ion channels. We began enrollment of patients for the first of at least two pivotal Phase III clinical trials of PRX-00023, our lead clinical-stage drug candidate, for the treatment of Generalized Anxiety Disorder, or GAD, in August 2005. We completed a Phase II clinical trial of PRX-00023 in this indication in July 2005. Our two other clinical-stage drug candidates, PRX-03140 for the treatment of Alzheimer’s disease and PRX-08066 for the treatment of Pulmonary Arterial Hypertension, or PAH, are in Phase I clinical trials.
GPCRs and ion channels are classes of proteins embedded in the surface membrane of all cells and are responsible for mediating much of the biological signaling at the cellular level. Drugs that target GPCRs or ion channels are among the most prevalent types of drugs in the world today. Of the top 50 selling drugs worldwide, as identified by IMS Health, we believe that nearly 40% interact with GPCRs or ion channels as their target proteins. Despite the commercial success of these drugs, many have undesired side effects due in part to these drugs binding not only to their target protein but also to other “off-target” proteins. Because few GPCR or ion channel protein structures have been identified, drug discovery for these targets is costly, inefficient, and in many cases does not lead to the desired, selective drug candidate. A greater understanding of these protein structures would allow compounds to be chemically altered to achieve specificity for the target and lack affinity for other receptors that are believed to be associated with side effects.
We believe that our proprietary drug discovery technology and approach addresses many of the inefficiencies associated with traditional GPCR and ion channel-targeted drug discovery. Our approach integrates computer-based, or in silico, technology with our medicinal chemistry capabilities, allowing us to rapidly identify and optimize highly selective drug candidates. We focus on GPCR and ion channel drug targets whose role in disease has already been demonstrated in clinical trials or preclinical studies. In each of our three clinical-stage programs, we used our technology and approach to optimize a lead compound into a drug candidate in less than ten months, synthesizing fewer than 80 compounds per program. We moved each of these drug candidates into clinical trials in less than 18 months from lead identification. We believe our drug discovery technology and approach enables us to efficiently and cost-effectively discover and develop GPCR and ion channel-targeted drugs.
Since September 2002, we have discovered, optimized and advanced to clinical trials three drug candidates that are intended to address significant unmet medical needs with large global market opportunities. Our most advanced clinical drug candidates are:

▶	PRX-00023. We are developing PRX-00023 for the treatment of anxiety and depression. PRX-00023 is a novel, highly selective, small-molecule stimulator, or agonist, of a specific GPCR known as 5- HT1A. Our initial therapeutic focus for PRX-00023 has been on the treatment of GAD. We began enrollment of patients with GAD for a pivotal Phase III clinical trial in August 2005. We are currently in discussions with the FDA regarding a Special Protocol Assessment, or SPA, for this trial. In July 2005, the FDA responded to our SPA request and accepted the proposed study design and the primary endpoint while making recommendations regarding secondary endpoint selection which we have adopted. At the FDA’s request, we submitted a detailed statistical analysis plan for this study in August 2005 and are awaiting a response from the FDA. This trial is the first of at least two pivotal trials with PRX-00023 for the

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treatment of GAD. We completed a Phase II clinical trial with PRX-00023 in patients with GAD in July 2005. PRX-00023 was well tolerated at the two doses given orally once per day over this four week trial, with an acceptable adverse event profile. There were no serious adverse events and no patient discontinuations due to drug-related adverse events. In addition, these results indicate that PRX-00023 given for four weeks significantly lowered measures of anxiety from baseline. These results are based on a small number of patients in an early-stage clinical trial and are not necessarily predictive of results in later-stage clinical trials with larger and more diverse patient populations. We intend to initiate clinical development of PRX-00023 for the treatment of depression in the future, and expect to be able to rely on the clinical trials completed to date for PRX-00023 and begin clinical development for a depression indication with Phase II clinical trials. We currently intend to seek a collaboration to develop PRX-00023 for depression, but may initiate such Phase II clinical trials in depression independently if circumstances allow. If we do enter into a collaboration with respect to PRX-00023, it is likely that any such collaboration will involve both the GAD and depression indications.

▶	PRX-03140. We are developing PRX-03140 for the treatment of Alzheimer’s disease. PRX-03140 is a novel, highly selective, small-molecule agonist of a specific GPCR known as 5-HT4. We completed dosing in a Phase Ib clinical trial in Alzheimer’s disease patients in August 2005. PRX-03140 was well tolerated in this trial and also in two additional Phase I clinical trials in healthy adult and elderly volunteers. In the 14-day Phase Ib clinical trial, treatment with PRX-03140 resulted in changes in brain wave activity in Alzheimer’s patients that are consistent with those seen in clinical trials with currently approved drugs for Alzheimer’s disease. No appreciable differences were noted in preliminary analyses of cognitive function test results, which is also consistent with results from several small, short-term studies with currently approved drugs for Alzheimer’s disease. In the Phase I clinical trials, PRX-03140 caused an expected, dose-dependent, transient increase within normal levels of a hormone known to be linked to 5-HT4 stimulation, consistent with the effects of other 5-HT4 agonists. In addition, PRX-03140 enhanced cognition and reduced levels of beta amyloid, a protein thought to be associated with Alzheimer’s disease progression, in several preclinical animal models in multiple species. These results are based on preclinical animal studies and a small number of patients in Phase I clinical trials and are not necessarily predictive of results in later-stage clinical trials with larger and more diverse patient populations.

▶	PRX-08066. We are developing PRX-08066 for the treatment of PAH. PAH is a serious, often fatal cardiovascular disease characterized by elevation of pulmonary blood pressure and progressive thickening and narrowing of the blood vessels of the lungs, often leading to heart failure. PRX-08066 is a novel, highly selective, small-molecule inhibitor, or antagonist, of a specific GPCR known as 5-HT2B. We are conducting two Phase I clinical trials in healthy volunteers and expect to begin a Phase Ib clinical trial in the fourth quarter of 2005. Based on our initial data, we anticipate that PRX-08066 will be administered orally twice per day.
We also have ongoing GPCR and ion channel programs in discovery, lead optimization and preclinical stages for the treatment of obesity, cardiac arrhythmia, cancer, inflammatory diseases, pain and cystic fibrosis. Our most advanced drug candidate at the preclinical stage is:

▶	PRX-07034. We are developing PRX-07034 for the treatment of obesity. PRX-07034 is a novel, highly selective, small-molecule antagonist of the 5-HT6 GPCR. This drug candidate has shown positive effects on the reduction of both food intake and body weight in preclinical animal models of obesity. PRX-07034 is currently in toxicology studies that we believe will enable the submission of an IND to the FDA in the first half of 2006.
We currently retain worldwide commercial rights to all of our current clinical and preclinical drug candidates. Our strategy is to establish strategic collaborations with leading pharmaceutical and biotechnology companies to further develop and commercialize certain of our drug candidates.

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GPCRs AND ION CHANNELS AS DRUG TARGETS
Of the top 50 selling drugs worldwide, as identified by IMS Health, we believe that nearly 40% interact with GPCRs or ion channels as their target proteins. These classes of drugs include Zyprexa for the treatment of schizophrenia, Plavix for the reduction of atherosclerotic events (e.g., heart attack, stroke) and Norvasc for the treatment of hypertension. Most major therapeutic areas are served to some degree by drugs that target these proteins, making GPCRs and ion channels attractive targets for drug discovery.
GPCRs convert signals received from the outside of the cell into biological processes inside the cell. A variety of well-known biological molecules, including neurotransmitters and hormones, can bind to GPCRs and trigger cellular processes involved in health and disease. The following figure shows the structure of a typical GPCR, highlighting its seven membrane-spanning (i.e., transmembrane) regions embedded in, and their orientation within, the cell membrane. These transmembrane regions are known to be important for GPCR-targeted drug binding, and we believe that most GPCR-based drugs bind primarily in a cleft where the transmembrane regions face towards the outside of the cell.
Ion channels are transmembrane proteins that form pores in the cell membrane through which ions can pass. Ion flow through ion channels can trigger a number of biological processes, including electrical conduction in nerves and the heart, modulation of cell-to-cell communication and regulation of fluid balance. The following figure shows the structure of a typical ion channel, highlighting how the protein forms a pore in the cell membrane through which ions pass.

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COMPLEXITIES OF TRADITIONAL GPCR AND ION CHANNEL DRUG DISCOVERY
Drug discovery for GPCRs and ion channels has historically been a long and costly process, due to insufficient structural information for these targets which, if available, could guide rational drug discovery and optimization. Lacking reliable understanding of the three-dimensional, or 3D, structures of these membrane proteins, scientists have used a variety of experimental methods to discover GPCR and ion channel-targeted drugs. The most common approach for GPCR drug discovery has been high-throughput screening using genetically engineered cells that show a fluorescent marker when GPCR pathways are activated. This technique allows scientists to indirectly assess the activity of hundreds of thousands of compounds in hopes of identifying those that have affinity for a GPCR target. Screening compounds for their effects on ion channels primarily involves laborious measurements of the change in electric current passing through the channels.
While these strategies have yielded some success, they are both time-intensive and costly, and are poorly suited for the lead optimization stage in drug discovery, where promising compounds, or leads, are chemically manipulated in an attempt to improve their drug-like properties (e.g., increasing absorption, increasing half-life) while maintaining or improving affinity for the target protein. The number of changes that are made to a lead compound during optimization is typically substantial. However, because very few structures of GPCRs or ion channels are available, medicinal chemists have difficulties making rational, structure-guided modifications to lead compounds and, therefore, hundreds to thousands of compounds derived from the lead compound typically are synthesized and tested during lead optimization. Nevertheless, many of the currently available FDA-approved GPCR or ion channel-targeted drugs bind to off-target membrane proteins, which we believe may contribute to their adverse side effect profiles.
Over the last two decades, experimental techniques to determine protein structure, such as X-ray crystallography and nuclear magnetic resonance, or NMR, have evolved and are commonly used for structure-based drug discovery. Crystallography requires the expression, purification and crystallization of the target protein, and then uses analysis of diffracted X-rays to determine its structure. While crystallization works well in an aqueous (i.e., water-based) environment, it has not been effectively optimized for the hydrophobic (i.e., water-repelling) environment of the cell membrane, where GPCRs and ion channels are situated. NMR has the advantage of measuring proteins in their native or functional state dissolved in solution without the need for crystallization. However, because GPCRs and ion channels are membrane-embedded, they can not be dissolved into solution in their native state, preventing NMR from being used to determine their functional structures.
To supplement these experimental approaches, a method known as homology modeling is often used to determine protein structure in silico based on similarity to known protein structures. However, this method is limited for GPCR and ion channel proteins because few structures of these membrane-bound targets have actually been determined. The one GPCR structure that has been determined experimentally is a receptor for light in the eye that does not use a biological molecule as its activator. This structure therefore has little relevance to the druggable GPCRs in humans.
OUR GPCR AND ION CHANNEL DRUG DISCOVERY TECHNOLOGY AND APPROACH
We believe that our proprietary drug discovery technology and approach, based on structure of the target protein and other off-target proteins, can address many of the challenges that have hindered GPCR and ion channel drug discovery. Using our proprietary algorithms, we model the 3D structure of any GPCR from its primary amino acid sequence. We utilize known experimental data about the target and can incorporate known drug structures into the in silico construction of the 3D structure. Our technology enables us to explore all possible structural geometries of the protein target, taking into account specific interactions between the protein and the membrane, as well as specific interactions within the protein itself.

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We use these structures of the target GPCR or ion channel together with other off-target structures and predictive algorithms to discover and optimize highly selective drugs with anticipated favorable side effect profiles. Using our technology and approach we believe that we can:

▶	incorporate greater selectivity into our drug candidates by examining the interaction of suggested compounds with our structures in silico, and eliminating those that may have affinity for other proteins, which we believe will result in drug candidates with favorable side effect profiles;

▶	identify some potential safety, pharmacokinetics (i.e., the determination of how much of a drug is absorbed, distributed, metabolized and eliminated by the body) and toxicology issues through in silico predictions prior to our medicinal chemists synthesizing and testing actual compounds; and

▶	synthesize approximately 10-30 fold fewer compounds than in traditional GPCR or ion channel lead optimization programs by adopting structure-based lead optimization strategies and evaluating compounds in silico prior to the synthesis of actual compounds.
We believe our ability to achieve success in drug discovery and optimization was first demonstrated in our anxiety and depression program, targeting the GPCR known as 5-HT1A. Our initial lead compound identified from in silico screening had good affinity for 5-HT1A but was problematic due to its high affinity for the off-target GPCRs named the alpha-adrenergic receptors type 1 and 2, which are believed to be associated with hypotension and lightheadedness. During our first cycle of lead optimization, we determined the structure of these off-target GPCRs, studied the interaction of our lead compound with these structures, and then modified our compound to reduce its affinity for the off-target GPCRs while maintaining its affinity for the target. We accomplished this within fifteen compounds synthesized and in less than two months.
The next challenge we faced in lead optimization was reducing affinity for a specific potassium ion channel protein named hERG that has been linked to drug-induced cardiac arrhythmia. In our second round of lead optimization, starting from our fifteenth molecule, we created an in silico structure of the hERG ion channel and modified our compound to reduce its affinity for this ion channel. Using our proprietary technology and approach, we were able to maintain a good drug-like profile and solve the hERG issue, and we nominated our twenty-third synthesized compound, PRX-00023, as our drug candidate. PRX-00023 is our lead clinical-stage drug candidate. We began enrollment of patients for the first pivotal Phase III clinical trial of PRX-00023 in GAD in August 2005 and completed a Phase II clinical trial in this indication in July 2005.
OUR STRATEGY
Our goal is to become a leader in the discovery, development and commercialization of novel small-molecule drugs that target GPCRs and ion channels to address disease areas with significant unmet medical need and commercial potential. The key elements of our strategy are as follows:

▶	Capitalize on the commercial potential of our lead drug candidate, PRX-00023. We intend to focus on the clinical development of PRX-00023 for the treatment of anxiety initially and subsequently depression, both of which are disease indications with a large commercial opportunity. We are currently focusing our development efforts on the treatment of GAD, and we began enrollment of patients for the first of at least two pivotal Phase III clinical trials for PRX-00023 in GAD in August 2005. We will need additional funding to further develop and commercialize PRX-00023 for the treatment of GAD, and may seek to establish a collaboration with respect to this indication. We expect to be able to rely on the clinical trials completed to date for PRX-00023 and begin clinical development for a depression indication with Phase II clinical trials. We currently intend to seek a collaboration to develop PRX-00023 for depression, but may initiate such Phase II clinical trials in depression independently if circumstances allow. If we do

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enter into a collaboration with respect to PRX-00023, it is likely that any such collaboration will involve both the GAD and depression indications.

▶	Continue to advance our additional clinical-stage programs. We plan to continue to develop PRX-03140 for the treatment of Alzheimer’s disease and PRX-08066 for the treatment of PAH. We completed dosing in a Phase Ib clinical trial with PRX-03140 in Alzheimer’s disease patients in August 2005. We are also conducting two Phase I clinical trials of PRX-08066 in PAH and expect to begin a Phase Ib clinical trial in the fourth quarter of 2005.

▶	Enhance the commercial value of our drug candidates by establishing strategic collaborations. We have retained worldwide commercial rights to all of our current clinical and preclinical drug candidates. We currently intend to retain marketing and sales or co-promotion rights for drug candidates that receive market approval for indications in which we believe it is possible to access the market through a specialized sales force. We expect to establish strategic collaborations with leading pharmaceutical and biotechnology companies to further develop and commercialize certain of our drug candidates, particularly for indications in which large sales forces are required to access the market, as well as with respect to markets outside the U.S.

▶	Expand our pipeline of novel drug candidates for GPCR and ion channel targets. To minimize the risks inherent in drug discovery and development, we intend to continue to focus our efforts on discovering drug candidates for GPCR and ion channel drug targets whose role in disease have already been demonstrated in clinical trials or preclinical studies. We believe that the breadth of our capabilities in GPCR and ion channel drug discovery will enable us to continue expanding our pipeline of novel, small-molecule drug candidates.

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OUR DRUG DEVELOPMENT PROGRAMS
Through our GPCR and ion channel drug discovery expertise, over the past three years we have created a pipeline of drug candidates designed to address diseases with significant unmet medical needs and commercial potential across a range of therapeutic areas. The following chart summarizes the status of our drug development programs, including our three clinical-stage drug candidates and one drug candidate, PRX-07034, that we believe will be our next clinical drug candidate:

*	We have not yet initiated clinical development of PRX-00023 for a depression indication. We expect to be able to rely on the clinical trials completed to date for PRX-00023 to begin clinical development for a depression indication with Phase II clinical trials. We currently intend to seek a collaboration to develop PRX-00023 for depression, but may initiate such clinical trials in depression independently if circumstances allow.
PRX-00023 for anxiety and depression
PRX-00023 is a novel, highly selective, small-molecule 5-HT1A agonist that we are developing for the treatment of anxiety and depression. We have completed three Phase I clinical trials for PRX-00023 in healthy volunteers. Our initial therapeutic focus for PRX-00023 is on the treatment of GAD. We began enrollment of patients for the first of at least two pivotal Phase III clinical trials of PRX-00023 in GAD in August 2005 and completed a Phase II clinical trial in this indication in July 2005. To date, there have been no serious adverse events associated with treatment in more than 100 subjects who have received PRX-00023.
Disease and market overview
Anxiety and depression are the most prevalent mental illnesses in the United States. Generalized Anxiety Disorder, or GAD, is characterized by excessive and unrealistic anxiety about everyday events and can be accompanied by restlessness, irritability and difficulty concentrating. As a result of the excessive, uncontrollable worry about common daily events, GAD can significantly impair one’s ability to function. According to the U.S. National Institute of Mental Health, an estimated four million adult Americans suffer from GAD. In 2003, approximately $3 billion was spent on drug therapy worldwide

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to treat anxiety disorders, according to Espicom. Depression covers a variety of symptoms, including extreme sadness, sluggishness and sleep and appetite disturbance. Depressive disorders affect nearly 19 million adult Americans, according to the U.S. National Institute of Mental Health. In 2004, an estimated $15.9 billion was spent on drug therapy worldwide to treat depression, according to Espicom.
Anxiety and depression are generally linked to abnormal regulation of neurotransmitters in the brain, including serotonin (5-HT), glutamate, noradrenaline and gamma-amino butyric acid, or GABA. Neurotransmitters are chemicals in the brain that either excite or inhibit neural function. GAD and depression are often present together, and most patients are treated with the same drugs. The most commonly used therapies for anxiety and depression are selective serotonin reuptake inhibitors, or SSRIs, and the more recently developed serotonin noradrenaline reuptake inhibitors, or SNRIs. SSRIs selectively block the reuptake of 5-HT from the synapse of brain neurons, thereby increasing brain 5-HT concentrations. SNRIs inhibit the reuptake of noradrenaline as well as 5-HT. These drugs are thought to exert their effects by increasing neurotransmitter availability and transmission.
A recent study showed that the increased 5-HT availability with SSRI treatment results in beneficial mood and behavior effects mainly through stimulation of 5-HT1A, one of the 14 known 5-HT GPCR subtypes. However, because SSRIs and SNRIs increase 5-HT levels in the brain, they can indirectly stimulate the other thirteen 5-HT GPCR subtypes, some of which are believed to lead to the adverse side effects associated with these drugs, including sexual dysfunction, weight changes and sleep disorders.
Benzodiazepines are a chemical class of drugs that are often prescribed for the short-term relief of GAD. However, these sedating agents are controlled substances because of their addictive properties, and can be lethal when used in combination with alcohol.
Buspirone is a 5-HT1A agonist approved by the FDA for the treatment of GAD, and it has been available in the U.S. since 1986 as BuSpar, marketed by Bristol-Myers Squibb, and generic equivalents. While buspirone does not have the sexual dysfunction side effects common with SSRIs, or the addictive and sedative properties of benzodiazepines, this drug must be taken three times a day, requires approximately three weeks of dose adjustment (known as titration) to reach therapeutic levels, and may cause lightheadedness and nausea, which are believed to be due to its affinity for off-target GPCRs.
Several other 5-HT1A agonists have shown efficacy in clinical trials in depression. However, most of these drugs belong to a chemical class of drugs called azapirones, and their development has been hindered by:

▶	poor tolerability at therapeutic doses;

▶	rapid metabolism, resulting in a short half-life and, therefore, requiring multiple daily dosing; and

▶	the requirement of slow dose escalation to effective doses because of nausea and lightheadedness, which are side effects of azapirones believed to be due in part to their binding to off-target GPCRs.
We believe there exists a significant unmet need and commercial opportunity for a selective, once daily, non-azapirone, 5-HT1A agonist for the treatment of anxiety and depression that avoids the slow onset, short half-life and off-target related side effects of the azapirones, the addictive and sedative effects of the benzodiazepines and the sexual dysfunction and sleep disorders associated with SSRIs.
PRX-00023
Using our proprietary structure-based drug discovery technology and approach, we discovered, optimized and are developing PRX-00023, a novel, non-azapirone, highly selective, small-molecule

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5-HT1A agonist for the treatment of anxiety and depression. We designed PRX-00023 to have minimal affinity for the GPCRs associated with the side effects of 5-HT1A agonists that are in the azapirone chemical class, to not bind to the 5-HT receptors that are believed to be associated with the side effects of SSRIs and SNRIs, and to have a more convenient dosing profile (i.e., a longer half-life) than azapirones. We have completed three Phase I clinical trials for PRX-00023 in 110 healthy volunteers. Our initial therapeutic focus for PRX-00023 has been on the treatment of GAD, and in July 2005, we completed a Phase II clinical trial in patients with GAD. We began enrollment of patients for a pivotal Phase III clinical trial in this indication in August 2005.
Phase III clinical trial
We began enrollment of patients with GAD for a pivotal Phase III clinical trial in August 2005. We are currently in discussions with the FDA regarding a Special Protocol Assessment, or SPA, for this trial. In July 2005, the FDA responded to our SPA request and accepted the proposed study design and the primary endpoint while making recommendations regarding secondary endpoint selection which we have adopted. At the FDA’s request, we submitted a detailed statistical analysis plan for this study in August 2005 and are awaiting a response from the FDA. This trial is the first of at least two pivotal trials with PRX-00023 for the treatment of GAD.
This clinical trial is a randomized, placebo-controlled, double-blind, multi-center Phase III study in approximately 310 subjects with moderate-to-severe GAD. The protocol provides for patients to be randomized into one of two arms, consisting of approximately 155 patients each: a PRX-00023 treatment arm, in which patients receive a dose of 40 milligrams (mg) administered over a three-day period followed by an 80 mg oral dose once daily for a total of eight weeks; or a placebo arm. Our primary objectives in this trial are to evaluate the efficacy of PRX-00023 as measured by the change from baseline in the Hamilton Rating Scale for Anxiety, or HAM-A, and to assess the safety and tolerability of PRX-00023 during treatment of patients with GAD. The HAM-A scale is a subjective measure of the severity of anxiety, and is the FDA accepted standard for the evaluation of anti-anxiety activity. It is used in all pivotal trials of drug candidates for the treatment of GAD. The HAM-A is administered by the clinician who evaluates the patient on fourteen anxiety measures. Total score under the HAM-A scale ranges from zero to 56. Moderate-to-severe GAD corresponds to a HAM-A score of more than 20, and a “normal” level of anxiety is defined as a HAM-A score of seven or less.
As suggested by the FDA, our key secondary objective is to assess the efficacy of PRX-00023 in patients with GAD as measured by the change from baseline in the Clinical Global Impression Improvement score, or CGI-I. Several other anti-anxiety metrics will be evaluated as exploratory secondary endpoints, including responder rate, remission rate, the effect of PRX-00023 on the Sheehan Disability scale (an indicator of difficulties with work/school, family life and social life), its effect on the Montgomery Asberg Depression Rating Scale, or MADRS, its effect on the Hospital Anxiety and Depression Scale, or HADS, and its effect on sexual function. Results from this trial are expected to be available in the second half of 2006.
We intend to initiate at least one additional pivotal trial for PRX-00023 in GAD. We will need additional funding to further develop and commercialize PRX-00023 for the treatment of GAD, and may seek to establish a collaboration with respect to this indication. We also intend to initiate clinical development of PRX-00023 for the treatment of depression in the future, and expect to be able to rely on the clinical trials completed to date for PRX-00023 and begin clinical development for a depression indication with Phase II clinical trials. We currently intend to seek a collaboration to develop PRX-00023 for depression, but may initiate such Phase II clinical trials in depression independently using a similar dosing scheme to that described above if circumstances allow. If we enter into a collaboration with respect to PRX-00023, it is likely that any such collaboration will involve both the GAD and depression indications. We do not currently have any agreement, arrangement or understanding to enter into an agreement with respect to any collaboration involving PRX-00023.

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Phase II clinical trial results
We completed an open-label, multi-center, outpatient Phase II clinical trial in 20 patients with moderate-to-severe GAD (i.e., a HAM-A score of 20 or higher at the initial screening) in July 2005. In this trial, following a one-week single-blinded placebo run in period, PRX-00023 was administered to patients in doses of 40 mg once daily orally for four days, followed by 80 mg once daily orally for 10 days and then 120 mg once daily orally for 14 days. Our primary objective in this trial was to assess the safety and tolerability of PRX-00023 during short-term treatment of patients with GAD. Our secondary objectives were to evaluate the efficacy of PRX-00023 using standard assessment tests such as HAM-A, to evaluate the effect of PRX-00023 on remission of anxiety and to assess the effect of PRX-00023 on the change of the Profile of Mood State score, or POMS, from baseline.
Results from this Phase II clinical trial show that PRX-00023 was well tolerated at 80 mg and 120 mg daily, with slightly more adverse events and the only adverse event (i.e., irritability) rated severe in intensity seen at the 120 mg dose. The most frequently reported adverse event was flu-like symptoms, occurring in three patients. There were no serious adverse events and only one patient discontinuation, which was due to an adverse event that was not deemed drug-related. In comparison, a previously reported four week Phase II clinical trial of the 5-HT1A agonist ipsapirone in GAD patients showed a discontinuation rate due to severe adverse events of 31% in the high dose treatment group. In this Phase II clinical trial we did not record any sexual dysfunction adverse events, and there were no significant changes with treatment of PRX-00023 in laboratory parameters, electrocardiograms or vital signs.
Although this trial was not designed to demonstrate statistical significance, we were encouraged by the results of our secondary efficacy objectives. These results indicate that PRX-00023, given for four weeks, significantly lowered measures of anxiety from baseline, including the HAM-A total score, HAM-A psychic subscale score, CGI-Global Improvement score and HADS score. Our analysis of HAM-A scores showed that 13 of 19 patients (68%) were “responders,” with a reduction in their HAM-A score of at least 40% and also showed that 10 of 19 patients (52%) had a reduction in their HAM-A score of at least 50%. This response rate is consistent with that reported in clinical development with the active drugs escitalopram, venlafaxine, buspirone and diazepam in an anxiety patient population. This response rate is also higher than the response rates to placebo in GAD trials, which is on average approximately 30%, as reported in the May 2005 issue of Psychological Medicine.
Our analysis also showed that six of 19 patients (32%) experienced “remission” of anxiety (i.e., a return to normal function), with a reduction in HAM-A score to seven or less during treatment with PRX-00023. This finding is consistent with that observed with drugs that affect the serotonin system, as shown recently in GAD trials with the SSRIs escitalopram and paroxetine. In addition, results indicated that while there was further improvement in response from week two to week four, the majority of anti-anxiety effects of PRX-00023 occurred in the first two weeks of treatment, when patients were dosed with 80 mg per day. This suggests that PRX-00023 may have a relatively rapid onset of action compared to that of SSRIs used to treat GAD.
These results are based on a small number of patients in an early-stage clinical trial and are not necessarily predictive of results in later-stage clinical trials with larger and more diverse patient populations.
Phase I clinical trial results
We have completed three Phase I clinical trials of PRX-00023 in a total of 110 healthy volunteers to evaluate the tolerability and pharmacokinetics of PRX-00023. These Phase I clinical trials included randomized, placebo-controlled, double-blind, single and 28-day multiple-dose escalation studies, as well as a food effect and high dose study in healthy volunteers. In these trials, PRX-00023 demonstrated pharmacokinetic properties suitable for once daily oral therapy and no serious adverse

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events were associated with treatment. In addition, there were no clinically meaningful changes in any clinical laboratory tests, vital signs or electrocardiograms, during these Phase I clinical trials.
In addition, 5-HT1A agonists of several chemical classes are known to induce the transient release of the hormone prolactin. While such hormonal increases have not been reported to cause side effects, increases in prolactin levels can be measured as a surrogate marker of 5-HT1A stimulation. In all three of our Phase I clinical trials, we measured plasma prolactin levels as a surrogate marker for 5-HT1A activity following administration of PRX-00023. We found a measurable, dose-dependent increase in prolactin levels at doses greater than 10 mg. Prolactin increases with administration of 40 mg of PRX-00023 were comparable to those measured with the highest dose of buspirone administered (30 mg); in both cases, prolactin levels returned to baseline within six hours, showing the transient nature of this hormonal response to 5-HT1A stimulation. We believe this finding demonstrates PRX-00023 activity through the 5-HT1A receptor.
In our 28-day multiple-dose Phase I clinical trial, we also administered a POMS survey, and observed trends in tension/anxiety and anger/hostility items that were consistent with an anti-anxiety drug.
These results are based on a small number of patients in early-stage clinical trials and are not necessarily predictive of results in later-stage clinical trials with larger and more diverse patient populations.
PRX-03140 for Alzheimer’s disease
PRX-03140 is a novel, highly selective, small-molecule 5-HT4 agonist we are developing for the treatment of Alzheimer’s disease. PRX-03140 is being developed to provide improved cognition and to slow Alzheimer’s disease progression. In August 2005, we completed dosing in a multiple-dose Phase Ib clinical trial of PRX-03140 with once daily oral dosing in patients with mild-to-moderate Alzheimer’s disease. We have also completed a multiple-dose Phase I clinical trial in healthy volunteers and a single-dose escalation Phase Ia clinical trial in healthy volunteers, including one cohort of healthy elderly volunteers. To date, there have been no serious adverse events associated with treatment with PRX-03140.
Disease and market overview
Alzheimer’s disease is a debilitating neurodegenerative disorder characterized by progressive loss of memory and cognitive function, affecting 4.5 million Americans according to the Alzheimer’s Association, and over 9 million worldwide according to the Alzheimer’s Disease International Association. The U.S. National Institute of Aging estimates that about 5% of the population aged 65-74 and as many as 50% of those over age 85 have the disease. According to U.S. Census data, the 65 and older population will double over the next 25 years, to over 70 million, when the youngest post-World War II baby boomers turn older than 65. A recent study in the journal Neurology showed that this growth in the elderly population is expected to result in a 44% average increase in Alzheimer’s disease patients in the U.S. by 2025. The global market for Alzheimer’s disease drugs is growing rapidly, from $3 billion in 2004 to nearly $7 billion expected in 2010, as estimated by Espicom.
Patients with Alzheimer’s disease exhibit characteristic physical changes in the brain, including the development of protein plaques containing beta amyloid, or Ab, in between neurons, and insoluble, fibrous protein tangles inside neurons. These plaques and tangles are believed to interfere with normal neurotransmitter function, particularly affecting the neurons that produce acetylcholine, or ACh, a critical neurotransmitter in the brain that regulates memory and learning. Progressive loss of neurons in memory-related areas and alteration in other mental abilities occurs, leading to difficulties in making judgments and in carrying out daily activities, eventually resulting in the loss of speech and movement.

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Three out of the four approved drugs for Alzheimer’s disease in the U.S. are acetylcholinesterase inhibitors, which exert their effect by blocking the enzyme that degrades ACh, thereby maintaining brain levels of this key neurotransmitter. The other approved drug is an antagonist of an ion channel known as the NMDA glutamate receptor that protects against this protein becoming overexcited by glutamate, but which also allows for normal neuron function. Although the acetylcholinesterase inhibitors and the NMDA antagonist provide short-term improvements in cognition and memory, they have not been shown to significantly slow disease progression. In addition, these drugs can cause significant peripheral side effects, including nausea, vomiting, dry mouth, urinary dysfunction, anxiety and diarrhea, believed to be due to increases in ACh levels in peripheral organs. Several drug candidates in clinical development for the treatment of Alzheimer’s disease are intended to slow disease progression by interfering with Ab plaque production or aggregation, or promoting its clearance from the brain.
We believe there is strong clinical interest and significant potential market opportunity in developing Alzheimer’s disease drugs with a dual mechanism of action that both increase brain ACh levels, resulting in improvement of cognition and memory, and slow disease progression, via a reduction in Ab plaque levels and promoting neuronal survival factors.
Recent published studies and studies conducted by academic groups have shown that stimulation of a GPCR in the brain known as 5-HT4 may provide both improvement in cognition and memory and slow disease progression as follows:

▶	Improvement in cognition and memory

▶	5-HT4 stimulation has been shown in preclinical studies to increase ACh levels in the brain by stimulating its release or production. 5-HT4 stimulation also has been shown in animal models to improve cognitive function.

▶	This mechanism may be complementary to that of acetylcholinesterase inhibitors. It has been demonstrated in preclinical models of Alzheimer’s disease that cognition may be enhanced by either using a 5-HT4 agonist as monotherapy or in combination with acetylcholinesterase inhibitors.

▶	Slowing disease progression

▶	Amyloid precursor protein, or APP, is a protein that can be cut into smaller molecules by enzymes. These smaller molecules can stimulate Ab plaque-forming or non-plaque-forming signaling cascades, or pathways.

▶	5-HT4 stimulation promotes a pathway in the regulation of APP that is thought to be non-plaque forming. This pathway favors two key molecules, sAPPα and NGF, which are thought to promote neural survival.

▶	By activating this pathway, 5-HT4 stimulation has been shown to reduce the plaque-forming Ab isoforms of APP that contribute to disease progression.
We believe there exists a significant unmet need and commercial opportunity for a selective, 5-HT4 agonist that treats Alzheimer’s disease with a dual mechanism of action to not only improve cognition but also slow disease progression.
PRX-03140
Using our proprietary structure-based drug discovery technology and approach, we discovered, optimized and are developing PRX-03140, a novel, highly selective, small-molecule 5-HT4 agonist for the treatment of Alzheimer’s disease. PRX-03140 has demonstrated cognition and memory enhancement improvements, as well as neuroprotective and disease modifying effects, in seven different preclinical models in multiple animal species. In these in vivo studies, PRX-03140 increased ACh

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levels, resulting in enhanced memory and cognition, and also reduced Ab plaque levels and increased sAPPα levels, demonstrating the potential to slow disease progression. Also, in an in vivo model, PRX-03140 demonstrated synergistic activity when combined with an acetylcholinesterase inhibitor. In addition, PRX-03140 also affected the neuroprotective growth factors called NGF and BDNF.
We have completed dosing in a 14-day, multiple-dose Phase Ib clinical trial in patients with mild-to-moderate Alzheimer’s disease. We have also completed a 14-day, multiple-dose Phase I clinical trial in healthy volunteers and a single-dose escalation Phase I clinical trial in healthy volunteers, including one cohort of healthy elderly volunteers.
Planned Phase II clinical trial
We are designing an initial Phase II clinical trial of PRX-03140 for the treatment of Alzheimer’s patients based on the tolerability and pharmacokinetic results from our three Phase I clinical trials. We expect to initiate this study in the first half of 2006. We may conduct this Phase II clinical trial and other clinical trials for PRX-03140 independently or, if conditions at the time favor or require, we may seek to establish a collaboration with a leading pharmaceutical or biotechnology company. We do not currently have any agreement, arrangement or understanding to enter into an agreement with respect to any such collaboration.
Phase Ib clinical trial
We have completed dosing in a 14-day Phase Ib clinical trial of PRX-03140 in mild-to-early moderate Alzheimer’s patients to evaluate tolerability and pharmacodynamics (i.e., the determination of the processes through which a drug exerts the biological effect observed). PRX-03140 was well tolerated in this study, with no serious adverse events or drug-related discontinuations. We acquired quantitative markers of brain wave activity called electroencephalograms, or EEGs, to examine pharmacodynamic effects of PRX-03140 in the brain. In Alzheimer’s patients, the amount of slow-wave activity in the EEG, known as the theta band, is increased at rest and has been shown to be correlated with measures of disease severity. Preliminary results from this Phase Ib clinical trial show that decreases in the theta band were observed with PRX-03140 treatment relative to the effect observed with placebo. This finding is consistent with EEG effects previously seen in short-term clinical trials with approved drugs for Alzheimer’s disease that act to increase levels of ACh in the brain. This finding also demonstrates that PRX-03140 penetrates the human brain.
In addition, we monitored changes in cognitive scales in this Phase Ib clinical trial, such as the Cambridge Neuropsychological Test Automated Battery, or CANTAB, Buschke memory test and Alzheimer’s Disease Assessment Scale-cognitive subscale, or ADAS-cog. No appreciable differences were noted in preliminary analyses of these cognitive function test results, which is also consistent with results from several small, short-term studies with currently approved drugs for Alzheimer’s disease.
We also measured other biomarkers of 5-HT4 receptor agonist activity, such as aldosterone, APP and Ab levels, and are awaiting the preliminary data for these. Final results from this trial, including biomarker trends and complete analyses on cognitive function, are expected to be available in late 2005.
Phase I clinical trial results
We have completed two Phase I clinical trials with PRX-03140 in a total of 110 healthy volunteers to evaluate its safety, tolerability and pharmacokinetics. These Phase I clinical trials are randomized, placebo-controlled, double-blind, single and multiple-dose escalation studies. Our single-dose escalation study evaluated doses ranging from 5 mg to 250 mg. This study included one cohort of healthy elderly volunteers (65-80 years old). Our multiple-dose escalation study evaluated daily dosing of 10 mg to 200 mg for 14 days and incorporated measurements of biomarkers for 5-HT4 agonist activity, such as APP and aldosterone, and a test of cognitive function (CANTAB).

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In our Phase I multiple-dose clinical trial, PRX-03140 demonstrated pharmacokinetic properties suitable for once daily oral therapy. Over a dose range of up to 250 mg, which was the maximum dose tested in the single-dose escalation study, PRX-03140 was well-tolerated, and there were no serious adverse events associated with treatment with PRX-03140. In addition, because a hormone called aldosterone is known to increase in response to 5-HT4 stimulation in humans, we measured aldosterone in our Phase I trials as a surrogate marker of 5-HT4 activity. In the Phase I trials, PRX-03140 caused the expected, dose-dependent, transient increase of aldosterone within normal levels, consistent with the effects of other 5-HT4 agonists on this hormone.
These results are based on a small number of patients in early-stage clinical trials and are not necessarily predictive of results in later-stage clinical trials with larger and more diverse patient populations.
PRX-08066 for Pulmonary Arterial Hypertension
PRX-08066 is a novel, highly selective, small-molecule 5-HT2B antagonist we are developing for the treatment of PAH. PRX-08066 is being developed to provide both symptomatic improvement and to slow disease progression. We are completing two Phase I clinical trials in healthy volunteers and to date, there have been no serious adverse events associated with treatment with PRX-08066. We expect to begin a Phase Ib clinical trial in individuals with recurrent high altitude exposure (e.g., mountaineers, trekkers) in the fourth quarter of 2005. This trial will explore the effects of PRX-08066 on pulmonary blood pressure and exercise capacity during low oxygen, or hypoxia, challenges in healthy volunteers who are conditioned to low oxygen pressure environments, such as high altitudes.
Disease and market overview
Pulmonary arterial hypertension, or PAH, is a serious, often fatal cardiovascular disease characterized by elevation of pulmonary artery blood pressure and progressive thickening and narrowing of the blood vessels of the lungs, which can lead to heart failure. Like other heart failure syndromes, symptoms of PAH include fatigue after minimal exertion, dizzy spells, chest pain, shortness of breath and fainting. We estimate that PAH afflicts nearly 50,000 people in the U.S. and 50,000 in Europe. The global market for PAH drugs is growing rapidly, from approximately $600 million in 2004, according to reports from companies that market approved drugs, to an estimated $1 billion in 2010, as more patients with PAH are diagnosed and initiated on drug therapy.
PAH results from the accelerated proliferation of blood-vessel-associated smooth muscle cells that leads to the growth and thickening (i.e., constriction) of pulmonary arteries. Blood supply for the lungs is mediated by contraction of the right ventricle in the heart. The right ventricle can accommodate normal pulmonary blood pressures, but is poorly suited to tolerate the increased pulmonary pressures associated with arterial constriction that occur in PAH. Over time, as the right ventricle loses the ability to pump blood into the hypertensive pulmonary system, the right ventricle heart muscle weakens and becomes enlarged and dilated, eventually leading to heart failure.
Currently approved treatments for PAH include prostacyclin analogs, an endothelin receptor antagonist and a phosphodiesterase-5 inhibitor, all of which relieve disease symptoms by reducing pulmonary artery blood pressure. Prostacyclin analogs are mainly administered by intravenous or subcutaneous infusions using complicated delivery systems or as inhalation solutions. The only endothelin receptor antagonist currently approved for the treatment of PAH is orally administered. Endothelin receptor antagonists as a class may, however, cause liver toxicity, and the currently approved drug in this class for the treatment of PAH requires patients to undergo monthly liver function blood tests. In addition, the prostacyclins and the endothelin receptor antagonist may not be used at optimal doses due to their lack of selectivity for pulmonary vessels, which can result in reductions in systemic blood pressure, causing patients to become lightheaded, dizzy and fatigued. Moreover, because these current treatments do not directly target pulmonary artery smooth muscle cell proliferation that occurs during PAH, they

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are limited in their ability to slow progression of the disease. The long-term efficacy, maintenance dose, disease modification properties and mortality benefits of the newly approved phosphodiesterase-5 inhibitor are not yet known.
The role of a GPCR known as 5-HT2B in PAH has recently been characterized, and this protein has been implicated in PAH caused by diet drugs, whose metabolites are potent and selective agonists of 5-HT2B. 5-HT2B receptors are selectively expressed to a higher level in pulmonary arteries of patients with PAH compared with 5-HT2B levels in normal pulmonary arteries. Recent studies have shown that 5-HT2B antagonists selectively open, or dilate, diseased pulmonary vessels but do not affect normal pulmonary or systemic vessels, thus potentially providing improved exercise capacity in PAH patients without the risk of reductions in systemic blood pressure. 5-HT2B antagonists may also potentially slow disease progression by blocking the smooth muscle cell proliferation that leads to progressive thickening of pulmonary vessels as PAH worsens.
We believe there exists a significant unmet need and commercial opportunity for a selective, 5-HT2B antagonist for the treatment of PAH.
PRX-08066
Using our proprietary structure-based drug discovery technology and approach, we discovered, optimized and are developing PRX-08066, a novel, highly selective, small-molecule 5-HT2B antagonist for the treatment of PAH. PRX-08066 is being developed to provide both symptomatic improvement through selective dilation of diseased pulmonary blood vessels and to also slow disease progression by inhibiting the thickening of the pulmonary artery vessels. PRX-08066 has demonstrated selective pulmonary vessel dilation in both acute and chronic models of PAH, as well as potential disease-modifying effects in in vitro biochemical pathway studies. In preclinical studies, PRX-08066:

▶	caused rapid reductions in pulmonary blood pressure in hypoxia-induced mouse and rat models of PAH without affecting normal pulmonary or systemic blood pressures;

▶	reduced the hypoxia-dependent increase in pulmonary blood pressure in a rat model of short-term hypoxia while not changing systemic blood pressure, suggesting a role for PRX-08066 in the treatment of acute mountain sickness and hypoxia-induced PAH; and

▶	potently blocked the function of an enzyme named mitogen-activated protein, or MAP, kinase, which has been linked to the proliferation of blood-vessel-associated smooth muscle cells leading to the progression of PAH.
Because of the selectivity it has shown for hypoxic pulmonary vessels in preclinical studies, we believe that PRX-08066 should lack the systemic blood pressure issues of currently approved therapies for PAH. We are currently conducting Phase I clinical trials in healthy volunteers and expect to begin a Phase Ib clinical trial in the fourth quarter of 2005.
Planned Phase Ib clinical trial
We are currently planning a Phase Ib clinical trial to study the pharmacodynamics and tolerability of PRX-08066 in approximately 12 healthy subjects with recurrent high altitude exposure and no history of pulmonary edema. This trial will explore the effects of PRX-08066 on pulmonary blood pressure and exercise capacity during hypoxia challenges in healthy volunteers who are conditioned to low oxygen pressure environments, such as high altitudes. Because of their conditioning at high altitudes, these volunteers will be able to tolerate increases in pulmonary pressures when challenged with inhalation of hypoxic gas mixtures. We expect this trial to have a three-way crossover design where each subject will receive multiple doses of PRX-08066 at two dose levels and placebo. We intend to characterize the pharmacodynamics of PRX-08066 by measuring such parameters as pulmonary artery hemodynamics, right atrial pressure, cardiac index (i.e., cardiac output indexed to body size) and

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exercise capacity. We expect to begin this trial in the fourth quarter of 2005 and complete it in mid to late 2006 and to initiate a Phase II clinical trial in the second half of 2006.
Phase I clinical trials
We are conducting two Phase I clinical trials in healthy volunteers to evaluate the safety and tolerability of PRX-08066 and to obtain pharmacokinetic data. The first Phase I clinical trial is a randomized, placebo-controlled, double-blind, single-dose escalation study with 24 subjects. Over a dose range from 25 mg to 800 mg, PRX-08066 has been well-tolerated, and there have been no serious adverse events or liver toxicity issues associated with treatment. Based on preliminary data, we anticipate that PRX-08066 will be administered orally twice each day.
A separate 14-day, multiple-dose Phase I clinical trial in healthy volunteers was initiated in June 2005 to evaluate safety, tolerability, pharmacokinetics and pharmacodynamics of PRX-08066. Results from this Phase I clinical trial are expected to be available in the fourth quarter of 2005.
Our preclinical and discovery programs
In addition to our three clinical-stage drug candidates, we have ongoing preclinical and discovery programs for a broad variety of GPCR and ion channel drug targets. We are also expanding our structure-based technologies to investigate additional membrane protein types as drug targets. The following table shows the status of our preclinical and discovery-stage programs as of September 2005:

Drug
target	Indication	Mechanism of action	Stage	Status

5-HT6	Obesity	GPCR antagonist	IND-enabling toxicology	PRX-07034 nominated as clinical drug candidate
Kv1.5	Atrial fibrillation	Ion channel antagonist	Lead optimization(1)	Efficacy shown in in vitro heart muscle cells
S1P-1	Inflammation, cancer	GPCR modulator	Lead discovery (2)	Experimental validation of in silico compounds in process
CB-1	Obesity, pain	GPCR modulator	Lead discovery (2)	In silico screening using 3D structure ongoing
P2Y(2)	Cystic Fibrosis	GPCR agonist	Modeling(3)	In silico 3D structure modeling
CFTR	Cystic Fibrosis	Ion channel modulator	Modeling(3)	In silico 3D structure modeling

(1)	“Lead optimization” is the process of chemical modification of a lead compound to produce a drug candidate that can enter into preclinical and clinical development.

(2)	“Lead discovery” is the process of identifying compounds that have affinity for the target protein and have suitable drug-like properties.

(3)	“Modeling” is the process of predicting in silico the 3D structure of the target GPCR or ion channel protein.
We expect that PRX-07034, a novel, highly selective, small-molecule 5-HT6 antagonist we are developing for the treatment of obesity, will be our next drug candidate to enter clinical trials. PRX-07034 was selected from a series of leads that have shown positive effects on the reduction of both food intake and body weight in preclinical animal models of obesity. PRX-07034 is currently in toxicology studies that we believe will enable the submission of an IND to the FDA in the first half of 2006.

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OUR DRUG DISCOVERY TECHNOLOGY AND APPROACH
Structure-based approaches to drug discovery can be more efficient and cost effective than traditional drug discovery methods. For example, the HIV protease inhibitors were launched within eight years of initiation of the programs using structure-based approaches, compared to an average drug development time of between ten to 15 years using traditional approaches. To date, these benefits have not been achievable for GPCR and ion channel drug programs because of the inability of today’s experimental methods, such as X-ray crystallography, to determine the structure of these membrane-bound drug targets. We have developed a novel and unique in silico protein structure-based approach to GPCR and ion channel-targeted drug discovery that allows us to benefit from the structure-based approach in the absence of experimentally determined structures for these targets. Our PREDICT technology combines genomic information (the amino acid sequence of the target protein) with physical and chemical properties of the cell membrane environment to determine the most stable 3D structure of a membrane-bound protein. Our PREDICT technology leads to the 3D structure of the target protein and thus is the foundation and first step in our novel system of discovery and optimization for GPCR and ion channel-targeted drugs. We believe we are the first company that has successfully brought drug candidates to the clinic for GPCR targets using a rational, in silico structure-based screening and optimization approach. We have maintained our GPCR and ion channel structures as trade secrets, which, when combined with our proprietary software and know-how required to use the PREDICT technology, we believe creates a strong barrier to entry for our competitors.
Using our proprietary drug discovery technology and approach requires the successive application of the following five steps: (1) using our PREDICT technology to construct the 3D structure of the desired GPCR or ion channel drug target, bypassing the need for X-ray crystallography, (2) analyzing the resulting 3D structure and identifying a potential site on the target structure for drug interaction, (3) performing in silico screening using the computer to fit more than two million drug-like compounds into this drug site, ensuring that both the shape and chemical properties match, (4) selecting the 100-200 compounds that best matched the drug site on the target and testing their activity in vitro in the laboratory and (5) identifying the most active and novel chemical compounds, referred to as lead compounds, and then subjecting these lead compounds to an integrated structure-based lead optimization process. The PREDICT-generated 3D structure of the target protein as well as other 3D protein structures (many of which are also generated by PREDICT) are used to steer lead optimization along the most efficient path, transforming lead compounds into drug candidates expeditiously. Our discovery and optimization process is outlined in the following steps:

▶	PREDICT-3D in silico modeling. We have developed novel proprietary algorithms which we use in our PREDICT technology to model the 3D structure of any GPCR from its primary amino acid sequence. PREDICT uses algorithms that explore a large number of possible structures of the GPCR target and then selects the biologically relevant one. It takes into account specific interactions between the GPCR protein and the membrane, specific interactions within the GPCR protein itself, and addresses the limitations that hamper homology-based modeling of GPCRs. The PREDICT software code and many of its algorithms are kept as trade secrets, making it difficult to copy or reverse- engineer. We filed patents on PREDICT version 1.0 in 2000, and the current version of PREDICT is highly advanced and includes numerous new algorithms and capabilities. PREDICT bypasses the need for X-ray crystallography structures of GPCRs to initiate a structure-based discovery program for this class of targets.

▶	Virtual libraries. Our libraries consist of virtual versions of more than two million drug-like compounds which are available for purchase from commercial vendors worldwide. These virtual libraries reduce the need for us to synthesize or purchase, store and maintain tens or hundreds of thousands of actual compounds for the initial screening.

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▶	Rapid in silico screening. The process of in silico screening requires the computer to perform trillions of operations in trying to fit numerous drug-like compounds into the drug site of the target protein, matching both shape and chemical properties. We perform high-throughput in silico screening with a combination of proprietary and public software to identify compounds that may bind to a target GPCR or ion channel.

▶	Ranking of screening results. We have developed proprietary algorithms for ranking our in silico screening results using internally developed tools, which we believe enables us to select the 100-200 most promising compounds for in vitro testing.

▶	Integrated structure-based lead optimization. The most promising novel lead compounds, identified in silico and shown to have binding affinity and functionality in vitro, are optimized into drug candidates using an integrated structure-based approach. This process makes use of the PREDICT 3D structures (of the drug target and related off-target proteins) as well as many other in silico tools that we have created to enable efficient structure-based lead optimization, leading to highly selective drug candidates. These tools allow us to overcome challenges frequently encountered during lead optimization, such as selectivity, blood-brain barrier penetration and hERG ion channel binding, in a fraction of the time and cost compared to traditional lead optimization efforts. Using these in silico tools, our computational and medicinal chemists are able to select for actual synthesis the most promising subset of suggested compounds. In each of our clinical-stage programs, this approach has allowed us to synthesize less than 10% of the compounds than we believe would have been synthesized if we were to follow the traditional methods of lead optimization.
Using our proprietary technology and approach, we were able to repeatedly optimize lead compounds to drug candidates on timelines of no more than 12 months, with fewer than 100 compounds synthesized per program during lead optimization. We have successfully optimized lead compounds to drug candidates in three distinct GPCR programs within these specified parameters:

▶	PRX-00023: We optimized PRX-00023, the novel, highly selective 5-HT1A agonist we are developing for the treatment of anxiety and depression, from the initial in silico lead in less than six months with only 31 compounds synthesized.

▶	PRX-03140: We optimized PRX-03140, the novel, highly selective 5-HT4 agonist we are developing for the treatment of Alzheimer’s disease, from the initial in silico lead in eight months with fewer than 50 compounds synthesized.

▶	PRX-08066: We optimized PRX-08066, the novel, highly selective 5-HT2B antagonist we are developing for the treatment of PAH, from the initial in silico lead in ten months with fewer than 80 compounds synthesized.
In each of these programs, we were able to move from lead identification to clinical trials in less than 18 months.
TECHNOLOGY LICENSE AGREEMENT WITH RAMOT
Our proprietary drug discovery technology and approach is in part embodied in technology that we license from Ramot at Tel Aviv University Ltd., the technology transfer company of Tel Aviv University. Pursuant to this license, we have exclusive, worldwide rights to certain technology developed at Tel Aviv University to develop, commercialize and sell products for the treatment of diseases or conditions in humans and animals. The licensed technology, as continually modified and enhanced by us, consists in large part of computer-based models of biological receptors and methods of designing drugs to bind to those receptors.

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All of our current clinical-stage drug candidates, PRX-00023, PRX-03140 and PRX-08066, were identified, characterized or developed using the licensed technology, and we would be required to make payments to Ramot, as described below, if rights to any such drug candidates are ever sublicensed or commercialized. In addition, we have used the licensed technology in all of our preclinical-stage programs, except for our atrial fibrillation program, and would expect to make payments to Ramot if rights to any drug candidates were ever commercialized from any of these programs.
We paid Ramot an upfront fee of $40,000 upon the grant of the license. Under the license, we have an obligation to make royalty payments to Ramot on our net sales of products that are identified, characterized or developed through the use of the licensed technology that are either 1.5% or 2.5% of such net sales (depending upon the degree to which the product needed to be modified after being identified, characterized or developed through the use of the licensed technology) and decrease as the volume of sales increases. The royalty obligation for each product expires on a country-by-country basis twelve years after the first commercial sale. There is also an annual minimum royalty payment obligation of $10,000 per year due beginning December 31, 2005.
We also are required to share between 5% and 10% of the consideration we receive from parties to whom we grant sublicenses of rights in the Ramot technology or sublicenses of rights in products identified, characterized or developed with the use of such technology and between 2% and 4% of consideration we receive from performing services using such technology. As such a sublicense, in connection with our collaboration with Cystic Fibrosis Foundation Therapeutics Incorporated, we paid $100,000 of the $2 million upfront payment to Ramot.
The license may be terminated by either party upon a material breach by the other party unless cured within 30 days, in the case of a payment breach, and 90 days in the case of any other breach. The license may also be terminated by either party in connection with the bankruptcy or insolvency of the other party. The license expires upon the expiration of our obligation to make payments to Ramot. Therefore, since we have an ongoing obligation to pay annual minimum royalties to Ramot as described above, the license may not expire and may only terminate upon a breach by, or bankruptcy of, a party.
COLLABORATION WITH CYSTIC FIBROSIS FOUNDATION THERAPEUTICS INCORPORATED
In March 2005, we entered into a research, development and commercialization agreement with Cystic Fibrosis Foundation Therapeutics Incorporated, or CFFT, the drug discovery and development affiliate of the Cystic Fibrosis Foundation. To date, we have received $2.6 million from CFFT under this agreement, consisting of a $2.0 million upfront payment and $0.6 million of reimbursed research and development costs. To date, we have not received any milestone payments under the agreement. Including the payments already received, we may receive up to an aggregate of $12.5 million from CFFT under this agreement. The agreement involves two development programs as follows:

▶	The first program is focused on the defective Cystic Fibrosis Transmembrane conductance Regulator, or CFTR, ion channel protein. We are using our proprietary structure-based technologies to model the structure of this ion channel and identify sites in the channel for therapeutic intervention. Once these sites are identified, we aim to use our drug discovery capabilities to discover a drug that restores proper functionality to the channel in patients with cystic fibrosis. If the preliminary program is successful, we and CFFT have agreed to negotiate towards a follow-on agreement under which we will explore a structure-based approach for the discovery and commercialization of a drug that will target CFTR, with the financial support of CFFT and subject to a royalty payable to CFFT.

▶	The second program is focused on the discovery of a small-molecule agonist to the GPCR known as P2Y(2), which plays a role in cystic fibrosis, using our proprietary structure-based drug design

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system. We retain the right to develop and commercialize any drug candidates discovered through this second program, and are obligated to make aggregate royalty payments of up to $15 million to CFFT for the first drug candidate that reaches particular regulatory and sales milestones.
The agreement expires with respect to the first program on March 7, 2008 and with respect to the second program on March 7, 2007, unless extended by the parties or terminated by either party beforehand. In addition, the first program may terminate on March 7, 2006 if we do not achieve certain technical milestones by such date, however, it may be reinstated if the milestones are achieved within six months. CFFT may terminate either or both programs without cause upon 120 days notice or if we suspend or discontinue our business. Either party may terminate the agreement for an uncured material breach.
COMPETITION
We face, and will continue to face, intense competition from pharmaceutical and biotechnology companies, as well as numerous academic and research institutions and governmental agencies engaged in drug discovery activities or funding, both in the U.S. and abroad. Some of these competitors are pursuing the development of drugs that target the same diseases and conditions that we are targeting for our clinical and preclinical programs. Even if we and our collaborators are successful in developing our clinical-stage candidates, the resulting products will compete with a variety of established drugs.
Significant competitors in the area of GPCR-focused drug discovery include Arena Pharmaceuticals, Acadia Pharmaceuticals and 7TM Pharma, and for ion channels our competitors include Icagen, Cardiome and Vertex Pharmaceuticals. In addition, most large pharmaceutical companies have drug discovery programs that target GPCRs and ion channels.
Many of our competitors have significantly greater financial, manufacturing, marketing and product development experience and resources than we do. These companies also have significantly greater research and development capabilities than we do, and have significantly greater experience than we do in preclinical and clinical trials of potential pharmaceutical products, and in obtaining FDA and other regulatory clearances. Our commercial opportunity will be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer side effects or are less expensive than any products that we may develop.
If our three clinical-stage drug candidates are approved, they will compete with currently approved drugs and potentially with drug candidates currently in development for the same indications, including the following:

▶	PRX-00023. If approved, PRX-00023, the drug candidate we are developing for the treatment of anxiety and depression, will compete with approved products from such pharmaceutical companies as Forest Laboratories, GlaxoSmithKline, Pfizer and Wyeth, and may compete with drug candidates in clinical development from other companies, including Eli Lilly and MediciNova.

▶	PRX-03140. If approved, PRX-03140, the drug candidate we are developing for the treatment of Alzheimer’s disease, will compete with approved products from such pharmaceutical companies as Forest Laboratories, Johnson & Johnson, Novartis and Pfizer, and may compete with drug candidates in clinical development from other companies, including Myriad Genetics and Sanofi-Aventis.

▶	PRX-08066. If approved, PRX-08066, the drug candidate we are developing for the treatment of PAH, will compete with approved products from such pharmaceutical companies as Actelion, CoTherix, GlaxoSmithKline, Pfizer and United Therapeutics, and may compete with drug candidates in clinical development by other companies, such as Encysive Pharmaceuticals and Myogen.

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In each of our development programs addressing indications for which there are therapies available, we intend to complete clinical trials designed to evaluate the potential advantages of our drug candidates as compared to or in conjunction with the current standard of care. Key differentiating elements affecting the success of all of our drug candidates are likely to be their efficacy and safety and side-effect profile compared to commonly used therapies.
MARKETING, SALES AND DISTRIBUTION
We currently have no marketing, sales or distribution capabilities. To commercialize any of our drug candidates, we must develop these capabilities internally or through collaboration with pharmaceutical or biotechnology companies. In selected indications where we believe that our products can be commercialized by a specialty sales force that calls on a limited but focused group of physicians, we may commercialize our products in the U.S. For example, we believe that pulmonary and cardiology specialists who treat pulmonary arterial hypertension, and the centers in which they practice, are sufficiently concentrated to enable us to effectively promote PRX-08066, if approved by the FDA, to this market in the U.S. with a small internal sales force. In therapeutic areas that require a large sales force selling to a large and diverse prescribing population and for markets outside of the U.S., we plan to establish collaborations with pharmaceutical or biotechnology companies for commercialization of our drug candidates.
MANUFACTURING
We outsource and plan to continue to outsource manufacturing responsibilities to third parties for our existing and future drug candidates for clinical development and commercial purposes. Small amounts of material used for preclinical research and development purposes are synthesized in-house. The production of our drug candidates PRX-00023, PRX-03140 and PRX-08066 uses small-molecule synthetic organic chemistry procedures that are standard in the pharmaceutical industry. We are currently working with contract manufacturers to produce sufficient quantities of the active pharmaceutical ingredient in each of our programs for our planned clinical trials in 2005. If one of our manufacturers should become unavailable to us for any reason, we believe that there are a number of potential replacements as our processes are not manufacturer-specific, though we may incur some added cost and delay in identifying or qualifying such replacements, including delays associated with the need for FDA review and approval of the new manufacturer, as well as those associated with the new manufacturer’s ability to establish the manufacturing process.
PRX-00023, PRX-03140 and PRX-08066 are manufactured in a straightforward synthetic process from readily available starting materials. There are no complicated chemistries or unusual equipment required in the manufacturing process of these drug candidates. We expect to continue to develop drug candidates that can be produced cost-effectively at outsourced manufacturing facilities.
GOVERNMENT REGULATION AND PRODUCT APPROVAL
The FDA and comparable regulatory agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon the clinical development, manufacture and marketing of pharmaceutical products. These agencies and other federal, state and local entities regulate, among other things, the testing, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, advertising and promotion of our products. Failure to comply with regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other actions that could affect our product candidates or us. Any failure to comply with regulatory requirements, to obtain and maintain regulatory approvals, or any delay in obtaining regulatory approvals could materially adversely affect our business.

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The process required by the FDA before drugs may be marketed in the U.S. generally involves the following:

▶	preclinical laboratory and animal studies;

▶	submission of an investigational new drug application, or IND, which must become effective before human clinical trials may begin;

▶	adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed drug for its intended use; and

▶	FDA approval of a new drug application, or NDA.
The testing and approval process requires substantial time, effort and financial resources, and we cannot be certain that any approvals for any of our drug candidates will be granted on a timely basis, if at all.
Once a pharmaceutical candidate is identified for development it enters the preclinical testing stage. During preclinical studies, laboratory and animal studies are conducted to show biological activity of the drug candidate in animals, both healthy and with the targeted disease. Also, preclinical tests evaluate the safety of drug candidates. Preclinical tests must be conducted in compliance with good laboratory practice regulations. In some cases, long-term preclinical studies are conducted while clinical studies are ongoing.
Prior to commencing a clinical trial, we must submit an IND to the FDA. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the trial. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Our submission of an IND may not result in FDA authorization to commence a clinical trial. All clinical trials must be conducted under the supervision of one or more qualified investigators in accordance with good clinical practice regulations. These regulations include the requirement that all subjects provide informed consent. Further, an institutional review board, or IRB, at each institution participating in the clinical trial must review and approve the plan for any clinical trial before it commences at that institution. Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and more frequently if adverse events or other certain types of other changes occur.
Human clinical trials are typically conducted in three sequential phases that may overlap:

▶	Phase I: The drug is initially introduced into healthy human subjects or patients with the disease and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion.

▶	Phase II: Involves studies in a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

▶	Phase III: Clinical trials are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population at geographically dispersed clinical study sites. These studies are intended to establish the overall risk-benefit ratio of the product and provide, if appropriate, an adequate basis for product labeling.
In the case of some products for severe or life-threatening diseases, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients. Because these patients already have the target disease, these studies may provide initial evidence of efficacy traditionally obtained in Phase II clinical trials, and thus these trials are frequently referred to as Phase I/II clinical trials.

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The FDA or an IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.
Concurrent with clinical trials and preclinical studies, companies also must develop information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the product in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and the manufacturer must develop methods for testing the quality, purity and potency of the final drugs. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf-life.
A sponsor of an IND may request that the FDA evaluate within 45 days certain protocols and issues relating to the protocols. Such Special Protocol Assessments, or SPAs, may be requested for clinical protocols for Phase III clinical trials whose data will form the primary basis for an efficacy claim if the trials had been the subject of discussion at an end-of-Phase II/ pre-Phase III meeting. If the sponsor and the FDA reach a written agreement regarding the protocol, the SPAs will be considered binding on the FDA and will not be changed unless the sponsor fails to follow the agreed-upon protocol, data supporting the request are found to be false or incomplete, or the FDA determines that a substantial scientific issue essential to determining the safety or effectiveness of the drug was identified after the testing began. Even if a SPA is agreed to, approval of the NDA is not guaranteed since a final determination that an agreed-upon protocol satisfies a specific objective, such as the demonstration of efficacy, or supports an approval decision, will be based on a complete review of all the data in the NDA.
The results of product development, preclinical studies and clinical studies, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, results of chemical studies and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. The FDA reviews all NDAs submitted before it accepts them for filing. It may request additional information rather than accept an NDA for filing. In this event, the NDA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA. The submission of an NDA is subject to the payment of user fees, but a waiver of such fees may be obtained under certain circumstances. The FDA may refuse to approve an NDA if the applicable regulatory criteria are not satisfied or may require additional clinical or other data. Even if such data is submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. In addition, the FDA may require testing and surveillance programs to monitor the effect of approved products that have been commercialized, and the FDA has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs.
The FDA has various programs, including fast track, priority review and accelerated approval, that are intended to expedite or simplify the process for reviewing drugs and/or provide for approval on the basis of surrogate endpoints. Generally, drugs that may be eligible for these programs are those for serious or life-threatening conditions, those with the potential to address unmet medical needs, and those that offer meaningful benefits over existing treatments. For example, priority review applies to new drugs that have the potential for providing significant improvements compared to marketed products in the treatment or prevention of a disease. Although priority review does not affect the standards for approval, FDA will attempt to expedite review of the application for a drug designated for priority review. We do not know whether our drugs will be eligible for, or whether we will apply for, any of these programs. Even if a drug qualifies for one or more of these programs, we cannot be sure that the time period for FDA review will be shortened.

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Satisfaction of FDA requirements or similar requirements of state, local and foreign regulatory agencies typically takes at least several years and the actual time required may vary substantially, based upon, among other things, the type, complexity and novelty of the product or disease. Government regulation may delay or prevent marketing of potential products for a considerable period of time and impose costly procedures upon our activities. Success in early-stage clinical trials does not assure success in later-stage clinical trials. Data obtained from clinical activities are not always conclusive and may be susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. Even if a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages. Further, even after regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. Delays in obtaining, or failures to obtain regulatory approvals for any drug candidate could substantially harm our business and cause our stock price to drop significantly. In addition, we cannot predict what adverse governmental regulations may arise from future U.S. or foreign governmental action.
Any drug products manufactured or distributed by us pursuant to FDA approvals are subject to continuing regulation by the FDA, including, among other things, record-keeping requirements, reporting of adverse experiences with the drug, drug sampling and distribution requirements, notifying the FDA and gaining its approval of certain manufacturing or labeling changes, complying with certain electronic records and signature requirements and complying with FDA promotion and advertising requirements. Drug manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP, which impose certain procedural and documentation requirements upon us and our contract manufacturers. We cannot be certain that we or our present or future suppliers will be able to comply with the pharmaceutical cGMP regulations and other FDA regulatory requirements.
The FDA’s policies may change and additional government regulations may be enacted which could prevent or delay regulatory approval of our drug candidates. We cannot predict the likelihood, nature or extent of adverse governmental regulation, which might arise from future legislative or administrative action, either in the U.S. or abroad.
Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the U.S. Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process. If a product that has orphan drug designation subsequently receives FDA approval for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same indication, except in very limited circumstances, for seven years. Orphan drug exclusivity, however, also could block the approval of our product for seven years if a competitor obtains approval of the same drug as defined by the FDA or if our product is determined to be contained within the competitor’s product for the same indication or disease. We intend to file for orphan drug designation for those diseases that meet the criteria for orphan designation, including for PRX-08066 for the treatment of PAH. There is no guarantee that we will be awarded orphan exclusivity for PRX-08066 or for any other products or indications. In addition, obtaining FDA approval to market a product with orphan drug exclusivity may not provide us with a material commercial advantage.
The FDA Modernization Act of 1997 included a pediatric exclusivity provision that was extended by the Best Pharmaceuticals for Children Act of 2002. Pediatric exclusivity is designed to provide an incentive to manufacturers for conducting research about the safety of their products in children.

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Pediatric exclusivity, if granted, provides an additional six months of market exclusivity in the U.S. for new or currently marketed drugs. Under Section 505a of the Federal Food, Drug and Cosmetic Act, six months of market exclusivity may be granted in exchange for the voluntary completion of pediatric studies in accordance with an FDA-issued “Written Request.” The FDA may issue a Written Request for studies on unapproved or approved indications, where it determines that information relating to the use of a drug in a pediatric population, or part of the pediatric population, may produce health benefits in that population. We have not requested or received a Written Request for such pediatric studies, although we may ask the FDA to issue a Written Request for such studies in the future. To receive the six-month pediatric market exclusivity, we would have to receive a Written Request from the FDA, conduct the requested studies and submit reports of the studies in accordance with a written agreement with the FDA or, if there is no written agreement, in accordance with commonly accepted scientific principles. There is no guarantee that the FDA will issue a Written Request for such studies or accept the reports of the studies. The current pediatric exclusivity provision is scheduled to end on October 1, 2007 and it may not be reauthorized.
Reimbursement
Sales of biopharmaceutical products depend in significant part on the availability of third-party reimbursement. We anticipate third-party payors will provide reimbursement for our products. It is time consuming and expensive for us to seek reimbursement from third-party payors. Reimbursement may not be available or sufficient to allow us to sell our products on a competitive and profitable basis.
The passage of the Medicare Prescription Drug and Modernization Act of 2003, or the MMA, imposes new requirements for the distribution and pricing of prescription drugs for Medicare beneficiaries, which may affect the marketing of our products. The MMA also introduced a new reimbursement methodology, part of which went into effect in 2004. At this point, it is not clear what effect the MMA will have on the prices paid for currently approved drugs and the pricing options for new drugs approved after January 1, 2006. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payors.
In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market.
We expect that there will continue to be a number of federal and state proposals to implement governmental pricing controls. While we cannot predict whether such legislative or regulatory proposals will be adopted, the adoption of such proposals could have a material adverse effect on our business, financial condition and profitability.
INTELLECTUAL PROPERTY
We actively seek to protect the proprietary technology that we consider important to our business, including chemical species, compositions and formulations, their methods of use and processes for their manufacture, as new intellectual property is developed. In addition to seeking patent protection in the U.S., we plan to selectively file patent applications in certain additional foreign countries in order to

Business

further protect the inventions that we consider important to the development of our foreign business. We also rely upon trade secrets and contracts to protect our proprietary information.
As of September 23, 2005, our patent portfolio included a total of 49 pending patent applications in the U.S. and other countries with claims covering the composition of matter and methods of use for all of our clinical-stage drug candidates. We own all of these patent applications, and we also exclusively license technology embodied in patent applications from Ramot at Tel Aviv University Ltd., the technology transfer company of Tel Aviv University. We do not yet have any issued U.S. patents covering our technology, but any patents that do issue will have patent terms that will expire no earlier than 2023.
In addition to patents, we rely where necessary upon unpatented trade secrets and know-how and continuing technological innovation to develop and maintain our competitive position. We seek to protect our proprietary information, in part, using confidentiality agreements with our collaborators, employees and consultants and invention assignment agreements with our employees. These agreements may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our collaborators, employees and consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.
EMPLOYEES
We believe that our success will depend greatly on our ability to identify, attract and retain capable employees. As of September 23, 2005, we had 48 full time employees, including a total of 30 employees who hold M.D. or Ph.D. degrees. Forty-one of our employees are primarily engaged in research and development activities, and seven are primarily engaged in general and administrative activities. Our employees are not represented by any collective bargaining unit, and we believe our relations with our employees are good.
PROPERTIES
Our operations are based primarily in Lexington, Massachusetts, which is located 25 minutes northwest of Boston, Massachusetts. We currently lease and occupy the following properties:

	Approximate		Lease expiration
Location	square feet	Use	date

4 Maguire Road, Lexington, Massachusetts	27,500	Office & Laboratory	October 15, 2012
3 Hayetzira Street, Ramat Gan, Israel	6,458	Office & Laboratory	October 14, 2006
We believe that these facilities are adequate to meet our current needs. We believe that if additional space is needed in the future, such space will be available on commercially reasonable terms as needed.
In addition, we also lease approximately 25,338 square feet of space in Princeton, New Jersey under a lease that expires on July 1, 2011. We sublease all of this space to a single tenant under a sublease that expires on June 30, 2011.
LEGAL PROCEEDINGS
Currently, we are not a party to any material legal proceedings.

Management
EXECUTIVE OFFICERS AND DIRECTORS
Set forth below is the name, age, position and a brief account of the business experience of each of our executive officers and directors:

Name	Age	Position(s)

Michael G. Kauffman, M.D., Ph.D.	42	President, Chief Executive Officer and Director
Silvia Noiman, Ph.D.	49	Senior Vice President of Pipeline Management, General Manager Israel
Oren Becker, Ph.D.	44	Chief Scientific Officer
Kimberlee C. Drapkin, CPA	37	Chief Financial Officer
Chen Schor	33	Chief Business Officer
Stephen R. Donahue, M.D.	41	Vice President, Clinical and Regulatory Affairs
Christine H. Wang	51	Vice President Drug Development Operations
Frederick Frank(1)	73	Chairman of the Board
Julian Adams, Ph.D.(3)	50	Director
David Collier, M.D.(3)	42	Director
Yigal Erlich	65	Director
Patrick J. Fortune, Ph.D.(2)	58	Director
Ted Love, M.D.(1)(3)	46	Director
Joel Martin, Ph.D.	48	Director
Jonathan Silverstein(2)	38	Director
Ian F. Smith, CPA, ACA(1)	39	Director

(1)	Member of our audit committee.

(2)	Member of our compensation committee.

(3)	Member of our nominating and governance committee.
Michael G. Kauffman, M.D., Ph.D. has served as our President and Chief Executive Officer and as a member of our board of directors since August 2003. From September 2002 until August 2003, Dr. Kauffman served as President and Chief Executive Officer of Predix Pharmaceuticals, Inc., the wholly-owned U.S. subsidiary of Predix Pharmaceuticals Ltd., an Israeli corporation that we acquired in August 2003. From March 2000, to September 2002, Dr. Kauffman served as Vice President, Medicine, and Proteasome Inhibitor (Velcade) Program Leader at Millennium Pharmaceuticals Inc. Dr. Kauffman held senior positions at Millennium Predictive Medicine, Inc., as cofounder and Vice President of Medicine from September 1997 to February 2000. From September 1995 to September 1997, Dr. Kauffman served as Medical Director at Biogen Corporation (now Biogen Idec). He currently serves on the board of directors of Bioenvision, Inc., a publicly traded biopharmaceutical company. Dr. Kauffman received his M.D. and Ph.D. (Molecular Biology and Biochemistry) at Johns Hopkins and his postdoctoral training at Harvard University. He received his B.A. in Biochemistry summa cum laude from Amherst College and is board certified in Internal Medicine.
Silvia Noiman, Ph.D., MBA has served as Senior Vice President of Pipeline Management and General Manager of our subsidiary in Israel since August 2003. Dr. Noiman founded Predix Pharmaceuticals Ltd. and served as its Chief Operating Officer from November 2000 until August 2003. Before founding Predix Pharmaceuticals Ltd., Dr. Noiman performed private entrepreneurship activities in the Biotechnology Industry in Israel from 1998 to 2000. Dr. Noiman held an academic position at the Weizmann Institute of Science from 1993 to 1996. Dr. Noiman received her Ph.D. (Molecular Biology) and MBA at Tel-Aviv University.

Management

Oren Becker, Ph.D. has served as our Chief Scientific Officer since August 2003. Dr. Becker founded Predix Pharmaceuticals Ltd. and served as its Chief Technology Officer and on its board of directors from its inception in November 2000 through August 2003. Before founding Predix, Dr. Becker held a position as a visiting professor at Harvard University from 1999 to 2000 and a professor at Tel-Aviv University from 1994 to 2000. Dr. Becker received his B.Sc. in Physics and Chemistry summa cum laude, a B.A. in Philosophy magna cum laude and a Ph.D. in Theoretical Chemical Physics from the Hebrew University of Jerusalem and his postdoctoral training at Harvard University.
Kimberlee C. Drapkin, CPA has served as our Chief Financial Officer since February 2005. From 1995 to February 2005, Ms. Drapkin held senior positions of increasing responsibility within the finance organization at Millennium Pharmaceuticals, Inc. with leadership responsibility for financial reporting, technical accounting, Sarbanes Oxley compliance and internal audit. Ms. Drapkin began her professional career at Price Waterhouse (now PriceWaterhouseCoopers LLP) and is a Certified Public Accountant. Ms. Drapkin is a graduate of Babson College, holding a B.S. in Accounting.
Chen Schor has served as our Chief Business Officer since January 2004. From 1998 to December 2003 Mr. Schor served as Partner, Life Sciences, and Chief Financial Officer, at Yozma Venture Capital Group. Yozma was one of the lead investors in Predix Pharmaceuticals Ltd. when the company was founded in 2000. Mr. Schor served as a member of the board of directors of Predix Pharmaceuticals Ltd. from November 2000 to August 2003 and Predix Pharmaceuticals, Inc. from September 2001 until August 2003. Mr. Schor served as a member of our board of directors from August 2003 until December 2003. Mr. Schor previously held positions at Arthur Anderson from 1995 to 1996 and BDO consultants from 1996 to 1998 and holds an MBA, B.A. in Biology, B.A. in Economics and is a Certified Public Accountant.
Stephen R. Donahue, M.D. has served as Vice President, Clinical and Regulatory Affairs since October 2004. From June 2003 to October 2004 he served as the medical director overseeing clinical research in atherosclerosis and metabolism at Merck, where he played a key role in securing regulatory approval of Vytorin (ezetimibe/simvastatin). From 1997 to June 2003, Dr. Donahue held several senior clinical positions at Bristol-Myers Squibb, in clinical pharmacology, metabolism and cardiovascular diseases. Dr. Donahue is a graduate of Georgetown University Medical School and Brown University. He completed his residency in internal medicine at Georgetown University Medical Center and is Board Certified in both Internal Medicine and Clinical Pharmacology.
Christine H. Wang has been our Vice President, Drug Development Operations since August 2003. Ms. Wang served as Senior Director of CMC and compliance at Predix Pharmaceuticals Ltd. from October 2002 through August 2003. From April 2001 to October 2002, Ms. Wang was the Velcade program manager at Millennium Pharmaceuticals. Ms. Wang worked at Genetics Institute (now part of Wyeth, American Home Products) in positions of increasing responsibility in Quality Assurance and project management from 1997 to 2001. She received a B.S. in Natural Sciences and a M.S. in Chemistry and Physics Curriculum and Instruction from the University of Wisconsin-Madison.
Frederick Frank joined our board of directors as chairman in January 2001. Mr. Frank is Vice Chairman and a Director of Lehman Brothers. Before joining Lehman Brothers as a Partner in September 1969, Mr. Frank was co-director of research, as well as Vice President and Director, of Smith, Barney & Co. Incorporated. He is a Chartered Financial Analyst, member of The New York Society of Security Analysts and a past president of the Chemical Processing Industry Analysts. Mr. Frank is a director of Diagnostic Products Corporation, Landec Corporation and Pharmaceutical Product Development, Inc., all of which are publicly traded companies. He also serves on the boards of directors of Business Engine, Digital Arts & Sciences, Inc. and eSoft, Inc. He is Chairman of the National Genetics Foundation, a director of the Salk Institute, a member of the Pharmaceutical Executive Magazine advisory board, a member of the Board of Governors of the National Center for

Management

Genome Resources, Chairman of the Board of The Irvington Institute for Immunological Research , a member of the Advisory Board of The Harvard School of Public Health and also the John Hopkins’ Bloomberg School of Public Health. Mr. Frank holds a B.A. from Yale University and an MBA from Stanford Business School.
Julian Adams, Ph.D. has been a member of our board of directors since September 2003. Since October 2003, Dr. Adams has served as the Chief Scientific Officer of Infinity Pharmaceuticals. From December 1999 to October 2003, Dr. Adams was the Senior Vice President, Drug Discovery and Development at Millennium Pharmaceuticals. Dr. Adams received a B.S. from McGill University and a Ph.D. from the Massachusetts Institute of Technology in the field of Synthetic Organic Chemistry. Dr. Adams has been integrally involved in the discovery and development of two marketed drugs, Velcade and Viramune. He is the editor of a book on “The Proteasome in Cancer” published in the spring of 2004.
David Collier, M.D. has served as a member of our board of directors since January 2005. Since August 2001, Dr. Collier has served as a general partner of CMEA Ventures. From 1997 to July 2001, he was a managing director at Burrill & Company, where he played a leading role in the management of the company’s life science venture capital funds. Earlier in his career, Dr. Collier was assistant vice president at First Options of Chicago where he directed a group of traders and managed a large portfolio of futures and options. He currently serves on the boards of directors of Arcadia Biosciences and BioMimetic Pharmaceuticals. Dr. Collier has an M.D. from the University of Pennsylvania School of Medicine, an MBA from the Wharton School and a B.A. in Physics from Wesleyan University.
Yigal Erlich has been a member of our board of directors since January 2004. Mr. Erlich is the Founder and has been General Partner of the Yozma Group since 1993. The group manages over $200 million and has invested in over 45 portfolio companies. From 1984 to 1992, Mr. Erlich served as the Chief Scientist of Israel’s Ministry of Industry and Trade. Mr. Erlich also started the Technology Incubator Program that led to the creation of 24 Incubation Centers throughout Israel. He is considered as the founding father of the venture capital industry in Israel. Mr. Erlich is also the former Chairman of the Israel Venture Association. He currently serves on the boards of directors of Collgard Biopharmaceuticals Ltd., Radiancy Inc., CanFite BioPharma Ltd., Clariton Networks Ltd., Existent Inc., Formula Venture One, Naiot Technological Center Ltd., Hadasit Medical Research Services and Development Ltd. and MedSim Ltd. Mr. Erlich received his B.Sc. and M.Sc. in Chemistry and an MBA from the Hebrew University of Jerusalem.
Patrick J. Fortune, Ph.D. has served as a member of our board of directors since January 2005. Dr. Fortune has been a partner at Boston Millennia Partners since August 2001. He was previously President and Chief Operating Officer of New Era of Networks from 1999 to July 2001; Vice President at Monsanto from 1995 to 1999; Vice President at Bristol-Myers Squibb from 1991 to 1994; Group President at Baxter International from 1984 to 1989 and VP R&D at Baxter International from 1982 to 1984. Dr. Fortune currently serves on the board of directors of Parexel International Corp. and several private companies. He has served on the engineering and scientific advisory boards of The University of Wisconsin, the University of Illinois and the University of Chicago. Dr. Fortune holds a B.A. from the University of Wisconsin, an MBA from Northwestern University and a Ph.D. in Physical Chemistry from the University of Wisconsin.
Ted Love, M.D. has been a member of our board of directors since September 2003. Since March 2001, Dr. Love has served as the president and chief executive officer of Nuvelo, a publicly traded biopharmaceutical company. He has served as a member of the board of directors of Nuvelo since February 2001. Dr. Love joined Nuvelo from Theravance, Inc. (formerly Advanced Medicine), where he served as senior vice president of development from February 1998 to January 2001. Previously, Dr. Love spent six years at Genentech, Inc., holding a number of senior management positions in

Management

medical affairs and product development. He also served as chairman of Genentech’s Product Development Committee. Dr. Love earned his bachelor’s degree in Molecular Biology from Haverford College and his medical degree at Yale Medical School. He also serves as a trustee on the board of managers of Haverford College.
Joel Martin, Ph.D. has served as a member of our board of directors since January 2005. Dr. Martin is a partner at Forward Ventures. Prior to joining Forward Ventures in October, 2001, Dr. Martin was the co-founder and CEO of Quantum Dot Corporation, a company that is pioneering nanotechnology applications in the life sciences. He was previously the founder and CEO of Argonaut Technologies, a provider of automation technology for chemistry. His venture capital experience includes work at Avalon Ventures and Institutional Venture Partners, where he also contributed to the formation and development of Pharmacopeia, Sequana Therapeutics (now Celera Genomics) and Idun Pharmaceuticals. He currently serves on the boards of directors of Hypnion Inc., Gryphon Therapeutics and AnalgesiX, Inc. Dr. Martin holds an MBA from the University of Michigan and a Ph.D. in Physical Chemistry from UCSD.
Jonathan Silverstein has been a member of our board of directors since August 2003 and was a member of the board of directors of Predix Pharmaceuticals Ltd. from November 2000 through August 2003 and Predix Pharmaceuticals, Inc. from September 2001 to August 2003. Mr. Silverstein is currently a General Partner at OrbiMed Advisors LLC. Mr. Silverstein joined OrbiMed in 1998 to focus on private equity investments and structured transactions of small-capitalization public companies. Currently, he is a director of Given Imaging, Ltd., DOV Pharmaceutical and Avanir Pharmaceuticals, all of which are publicly traded companies. He also serves on the boards of directors of Emphasys Medical and superDimension, Ltd. Mr. Silverstein has a B.A. in Economics from Denison University and a J.D. and MBA from the University of San Diego.
Ian F. Smith, CPA, ACA has been a member of our board of directors since May 2005. Mr. Smith is currently Senior Vice President and Chief Financial Officer of Vertex Pharmaceuticals Incorporated. He began as Vice President and Chief Financial Officer in October 2001, and was promoted to Senior Vice President and Chief Financial Officer in November 2003. Prior to joining Vertex Mr. Smith was a partner in the Life Science and Technology Practice of Ernst & Young, LLP since 1999. He had various responsibilities in E&Y’s accounting, auditing and mergers and acquisitions groups. Mr. Smith initially joined E&Y’s U.K. firm in 1987, and then joined its Boston office in 1995. Mr. Smith holds a B.A. in Accounting and Finance from Manchester Metropolitan University, U.K., is a member of the American Institute of Certified Public Accountants and is a Chartered Accountant of England and Wales.
SCIENTIFIC ADVISORY BOARD
We have established a scientific advisory board to advise us on scientific matters affecting the research and development of our drug candidates and the availability of opportunities for collaborations with pharmaceutical and biotechnology companies.
The current members of our scientific advisory board are:
Tamas Bartfai, Ph.D., is the Director of the Harold L. Dorris Neurological Research Center at the Scripps Research Institute. In addition, he holds the Harold L. Dorris Chair in Neuroscience there. Professor Bartfai is a member of the Nobel Prize committee and is former head of central nervous system research at Hoffman-La Roche, in Basel, Switzerland. Involved in the development of psychopharmaceutical drugs for the last 20 years, he developed Zimelidine, the first selective serotonin reuptake inhibitor (SSRI) and two anti-psychotic agents used in the treatment of schizophrenia.

Management

Elliot S. Gershon, M.D., is the Chief of the Adult Genetics Research Section and Head of the Center for Neuropsychiatric Genetics and Molecular Neuroscience at the University of Chicago. He is Professor and Chairman, Department of Psychiatry, Professor of Human Genetics, at the University of Chicago.
Eric J. Nestler, M.D., Ph.D., is the Lou and Ellen McGinley Distinguished Professor and chair of the Department of Psychiatry at the University of Texas Southwestern Medical Center in Dallas. Dr. Nestler’s research focuses on understanding the biochemical pathways that cause depression and drug addiction.
BOARD COMPOSITION
Our amended and restated certificate of incorporation and restated bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Ten directors are currently authorized. In accordance with our amended and restated certificate of incorporation, immediately upon the closing of this offering, our board of directors will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders following the offering, the successors to the directors whose terms then expire will be elected to serve until the third annual meeting following the election. At the closing of this offering, our directors will be divided among the three classes as follows:

▶	the Class I directors will be David Collier, M.D., Yigal Erlich, Joel Martin, Ph.D. and Jonathan Silverstein, and their terms will expire at the annual meeting of stockholders to be held in 2006;

▶	the Class II directors will be Julian Adams, Ph.D., Patrick J. Fortune, Ph.D. and Ted Love, M.D., and their terms will expire at the annual meeting of stockholders to be held in 2007; and

▶	the Class III directors will be Frederick Frank, Michael G. Kauffman, M.D., Ph.D. and Ian F. Smith, and their terms will expire at the annual meeting of stockholders to be held in 2008.
Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.
BOARD COMMITTEES
Our board of directors has an audit committee, a compensation committee and a nominating and governance committee, each of which has the composition and responsibilities described below.
Audit committee
Our audit committee is composed of Ian F. Smith (chairman), Frederick Frank and Ted Love, M.D. Mr. Smith has been determined by the board of directors to be an “audit committee financial expert” as defined by the SEC. Our audit committee is authorized to:

▶	approve and retain the independent auditors to conduct the annual audit of our books and records;

▶	review the proposed scope and results of the audit;

▶	review and pre-approve the independent auditor’s audit and non-audit services rendered;

▶	approve the audit fees to be paid;

▶	review accounting and financial controls with the independent auditors and our financial and accounting staff;

Management

▶	review and approve transactions between us and our directors, officers and affiliates;

▶	recognize and prevent prohibited non-audit services;

▶	establish procedures for complaints received by us regarding accounting matters;

▶	oversee internal audit functions; and

▶	prepare the report of the audit committee that SEC rules require to be included in our annual meeting proxy statement.
Compensation committee
Our compensation committee is composed of Jonathan Silverstein (chairman) and Patrick J. Fortune, Ph.D. and is authorized to:

▶	review and recommend the compensation arrangements for management, including the compensation for our president and chief executive officer;

▶	establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

▶	administer our stock plans; and

▶	prepare the report of the compensation committee that SEC rules require to be included in our annual meeting proxy statement.
Nominating and governance committee
Our nominating and governance committee is composed of Ted Love, M.D. (chairman), Julian Adams, Ph.D. and David Collier, M.D. and is authorized to:

▶	identify and nominate members of the board of directors;

▶	develop and recommend to the board of directors a set of corporate governance principles applicable to our company; and

▶	oversee the evaluation of the board of directors and management.
DIRECTOR COMPENSATION
Currently, non-employee directors who are not affiliated with any principal stockholder receive a fee of $10,000 per year, payable quarterly, as compensation for service on our board of directors and its committees. The chairman of our board of directors currently receives $30,000 per year, payable quarterly. In addition, each such director receives $1,250 for each board or committee meeting attended in person and $500 for each such meeting attended via teleconference. All of our directors are also eligible to receive stock and option grants under our 2003 Stock Incentive Plan.

Management

Since January 1, 2004, our non-employee directors have received the following compensation for service on our board of directors and committees thereof:

Director	Cash	Stock options(1)

Frederick Frank	$45,000	3,781	(3)
Julian Adams, Ph.D.	$11,250	1,890	(3)
		3,666	(5)
David Collier, M.D.	—	1,890	(4)
Yigal Erlich	—	277	(2)
		1,890	(3)
Patrick J. Fortune, Ph.D.	—	1,890	(4)
Ted Love, M.D.	$10,400	1,890	(3)
		3,666	(5)
Joel Martin	—	1,890	(4)
Jonathan Silverstein	—	1,890	(3)
Ian F. Smith	$834	5,555	(6)

(1)	All options vested immediately upon grant and have a term of ten years. In the event that the director ceases to serve as a director, the stock option will terminate on the later of thirty days after the recipient ceases to serve as a director or August 8, 2007, except (i) in the case of death or disability, in which event the option will terminate one year from the date of the director’s death or disability or (ii) in the event that the non-employee director is terminated for cause, in which event the option will terminate immediately.

(2)	Options were granted on January 29, 2004 at an exercise price of $1.80 per share.

(3)	Options were granted on September 23, 2004 at an exercise price of $0.81 per share.

(4)	Options were granted on April 26, 2005 at an exercise price of $0.81 per share.

(5)	Options were granted on April 28, 2005 at an exercise price of $0.81 per share.

(6)	Options were granted on May 10, 2005 at an exercise price of $0.81 per share.

We have adopted a Director Compensation Policy to be effective upon completion of this offering. Under this policy all non-employee directors will receive a fee of $20,000 per year, payable quarterly, as compensation for service on our board of directors and its committees. The chairman of our board of directors and the chairman of the audit committee will receive an additional $10,000 per year. In addition, each non-employee director will receive $1,250 for each board or committee meeting attended in person and $500 for each such meeting attended via teleconference. Under this policy, upon initial election to the board, a non-employee director will receive an automatic stock option grant to purchase 5,555 shares of our common stock. Such option will have a term of ten years and an exercise price equal to the fair market value as of the date of grant and will vest monthly over three years. Upon reelection to the board, each non-employee director will receive an automatic stock option grant to purchase 5,555 shares of our common stock. Such option will have a term of ten years and an exercise price equal to the fair market value as of the date of grant and will vest monthly over three years.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No member of our compensation committee has at any time been an employee of ours. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.
Jonathan Silverstein and Patrick J. Fortune, Ph.D. and their affiliates have participated in transactions with us. For a detailed description of these transactions, see the section entitled “Certain relationships and related party transactions” beginning on page 94.

Management

EXECUTIVE COMPENSATION
Summary compensation table
The following summary compensation table sets forth summary information as to compensation received by our President and Chief Executive Officer, our four other most highly compensated executive officers who were employed by us as of December 31, 2004 and earned more than $100,000 in salary and bonus for the year ended December 31, 2004 (including one former executive officer).

					Long-term
					compensation
					awards:
		Annual Compensation			Securities
					underlying	All other
Name and principal position	Year	Salary	Bonus		Options (#)	Compensation

Michael G. Kauffman, M.D., Ph.D.	2004	$307,500	$75,000		364,225	$660	(1)
President and Chief Executive Officer
Chen Schor	2004	206,666	60,000	(2)	164,824	28,800	(3)
Chief Business Officer
Silvia Noiman, Ph.D.	2004	159,623	26,830		156,151	34,234	(4)
Senior Vice President of Pipeline Management; General Manager, Israel
Christine H. Wang	2004	157,708	34,478		69,959	607	(1)
Vice President, Drug Development Operations
Daljit S. Dhanoa, Ph.D.	2004	220,000	22,326		74,489	1,049	(1)
Former Senior Vice President of Drug Discovery(5)

(1)	Represents insurance premiums for a life insurance policy.

(2)	Includes a $20,000 one-time signing bonus.

(3)	Represents $4,456 of relocation expenses, $24,102 of moving expenses and $322 of insurance premiums for a life insurance policy.

(4)	Represents $5,655 for a car allowance and $28,579 of social benefits paid under Israeli law.

(5)	Dr. Dhanoa’s employment with us terminated in January 2005.
Option grants in 2004
The following table shows information regarding stock options granted to the executive officers named in the summary compensation table above during our fiscal year ended December 31, 2004. Options were granted with an exercise price per share equal to the fair market value of our common stock on the date of grant, as determined by our board of directors. The potential realizable value is based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term. These numbers are calculated based on SEC requirements and do not reflect projections or estimates of future stock price growth. Potential realizable values are computed by:

▶	multiplying the number of shares of common stock underlying each option by $11.00 per share, the assumed initial public offering price per share;

Management

▶	assuming that the total stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire ten-year term of the option; and

▶	subtracting from that result the total option exercise price.
Actual gains, if any, on stock option exercises will be dependent on the future performance of the common stock. The percentage of total options granted is based on an aggregate of 1,278,030 options granted by us during the fiscal year ended December 31, 2004, to our employees, including the executive officers listed in the table below.

					Potential
					realizable value
	Option grants in last fiscal year				at assumed
					rates of
	Number of	% of total			stock price
	securities	options			appreciation for
	underlying	granted to	Exercise		option term
	options	employee in	price per
Name	granted	fiscal year	share	Expiration date	5% ($)	10% ($)

Michael G. Kauffman, M.D., Ph.D.	13,888	1.1%	$1.80	1/29/2014	$223,845	371,242
	5,555	0.4	1.80	4/29/2014	89,535	148,492
	344,782	27.0	0.81	9/23/2014	5,898,476	9,557,759
Chen Schor	138	*	1.80	1/29/2014	2,224	3,689
	8,333	0.7	1.80	4/29/2014	134,310	222,751
	156,353	12.2	0.81	12/10/2014	2,674,862	4,334,288
Silvia Noiman, Ph.D.	3,888	0.3	1.80	4/29/2014	62,666	103,931
	152,263	11.9	0.81	9/23/2014	2,604,891	4,220,908
Christine H. Wang	5,555	0.4	1.80	1/29/2014	89,535	148,492
	1,111	0.1	1.80	4/29/2014	17,907	29,698
	63,293	5.0	0.81	12/10/2014	1,082,807	1,754,556
Daljit S. Dhanoa, Ph.D.	2,222	0.2	1.80	4/29/2014	35,814	59,397
	72,267	5.7	0.81	12/10/2014	1,236,332	2,003,326

*	Less than 0.1%
Aggregate option exercises in 2004 and year-end option values
The following table sets forth certain information with respect to option exercises in the year ended December 31, 2004 and the total value of options held by each executive officer named in the summary compensation table above as of December 31, 2004. Because there was no public trading market for the common stock as of December 31, 2004, the value realized upon the exercise of options and the value of the unexercised in-the-money options at year-end have been calculated using an assumed initial public offering price of $11.00 per share minus the applicable per share exercise price.

			Number of securities
			underlying unexercised		Value of unexercised
			options at		in-the-money options at
	Shares		December 31, 2004		December 31, 2004 ($)
	acquired on	Value
	exercise (#)	realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael G. Kauffman, M.D., Ph.D.	—	—	218,325	187,956	$2,207,702	1,871,418
Chen Schor	—	—	40,267	144,001	409,154	1,440,902
Silvia Noiman, Ph.D.	—	—	162,036	12,954	1,641,472	119,177
Christine H. Wang	—	—	36,571	35,054	371,698	349,912
Daljit S. Dhanoa, Ph.D.	—	—	58,535	26,634	592,180	262,919

Management

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS
Employment agreements
Pursuant to an employment agreement dated as of August 8, 2003 between us and Michael G. Kauffman, M.D., Ph.D., we employ Dr. Kauffman as our President and Chief Executive Officer on an at-will basis. Under this agreement, Dr. Kauffman’s current base salary is $325,000 per year, which is subject to review and adjustment annually or at such other times as we determine. However, we cannot decrease Dr. Kauffman’s base salary unless the base salary of all of our similarly situated executives is decreased. Dr. Kauffman is also eligible to receive performance-based bonuses, the timing and amount of which are at our discretion. Pursuant to the agreement, we granted Dr. Kauffman 59 shares of our common stock, with a fair market value of $1.80 per share, at no cost to Dr. Kauffman, an option to purchase 23,976 shares of our common stock at an exercise price of $1.80 per share, which vests as to 25% of the shares on each of September 23, 2003, September 23, 2004, September 23, 2005 and September 23, 2006, and an option to purchase 18,080 shares of our common stock at an exercise price of $1.80 per share, which vests as to 25% of the shares on each of July 31, 2004, July 31, 2005, July 31, 2006 and July 31, 2007. In the event we terminate Dr. Kauffman’s employment without cause, as defined in the agreement, Dr. Kauffman is entitled to receive his then-current base salary for a period of six months. Under the agreement, Dr. Kauffman has agreed not to compete with us for a period of six months after the termination of his employment and not to solicit our customers or employees or interfere with any of our business relationships for a period of 12 months after the termination of his employment. The agreement also contains provisions relating to the protection of our confidential information and the assignment of inventions.
Pursuant to an employment agreement dated as of November 23, 2003 between us and Chen Schor, we employ Mr. Schor as our Chief Business Officer on an at-will basis. Under this agreement, Mr. Schor’s current base salary is $240,000 per year, which is subject to review and adjustment annually or at such other times as we determine. However, we cannot decrease Mr. Schor’s base salary unless the base salary of all of our similarly situated executives is decreased. Under the agreement, we paid Mr. Schor a signing bonus of $20,000 and he is also eligible to receive performance-based bonuses, the timing and amount of which are at our discretion. Pursuant to the agreement, we granted Mr. Schor an option to purchase 19,444 shares of our common stock at an exercise price of $1.80 per share, which vests as to 25% of the shares on each of January 16, 2004, January 16, 2005, January 16, 2006 and January 16, 2007. In the event we terminate Mr. Schor’s employment without cause, as defined in the agreement, Mr. Schor is entitled to receive his then-current base salary for a period of six months. Under the agreement, Mr. Schor has agreed not to compete with us for a period of six months after the termination of his employment and not to solicit our customers or employees or interfere with any of our business relationships for a period of 12 months after the termination of his employment. The agreement also contains provisions relating to the protection of our confidential information and the assignment of inventions.
Pursuant to an employment agreement dated as of October 31, 2000, as amended on April 3, 2001, August 29, 2001, May 12, 2003, August 8, 2003, June 18, 2004 and June 9, 2005, between Predix Pharmaceuticals Ltd. and Silvia Noiman, Ph.D., we employ Dr. Noiman as our Senior Vice President of Pipeline Management and General Manager, Israel. Under this agreement, Dr. Noiman’s current base salary is $177,500 per year, which is subject to our review and adjustment annually. Dr. Noiman is also eligible to receive bonuses, the timing, type and amount of which are at our discretion. Under the agreement, we must provide Dr. Noiman managers insurance, disability insurance, a “Keren Hishtalmut” fund and any severance to which she may be entitled under Israeli law. Pursuant to the agreement, we granted Dr. Noiman 3,641 shares of our common stock, with a fair market value of $1.80 per share, at no cost to Dr. Noiman, a fully vested option to purchase 6,104 shares of our common stock at an exercise price of $1.80 per share and an option to purchase 12,735 shares of our

Management

common stock at an exercise price of $1.80 per share, which vests as to 3,183 shares on each of July 31, 2004, July 31, 2005, July 31, 2006 and July 31, 2007. Under the agreement, Dr. Noiman has agreed not to compete with us and not to solicit our employees or consultants for a period of 18 months after the termination of her employment. The agreement also contains provisions relating to the protection of our confidential information and the assignment of inventions. The agreement continues until December 31, 2005 and automatically renews for additional one-year terms, unless earlier terminated. We may terminate the agreement for cause, as defined in the agreement, or without cause upon three months notice. Dr. Noiman may terminate the agreement upon three months notice. In addition, upon a merger, consolidation or acquisition of Predix Pharmaceuticals Ltd. or if we sell, lease or otherwise dispose of all or substantially all of the assets of Predix Pharmaceuticals Ltd., we must extend Dr. Noiman’s employment with us for a period of six months or provide her six months compensation.
Pursuant to an employment agreement dated as of October 21, 2002 between us and Christine H. Wang, we employ Ms. Wang as our Vice President, Drug Development Operations on an at-will basis. Under this agreement, Ms. Wang’s current base salary is $177,500 per year. Under the agreement, we paid Ms. Wang a signing bonus of $10,000 and she is also eligible to receive bonuses, the timing and amount of which are at our discretion. Pursuant to the agreement, Ms. Wang received an option to purchase 1,666 shares of our common stock at an exercise price of $1.80 per share, which vests as to 25% of the shares on each of October 21, 2003, October 21, 2004, October 21, 2005 and October 21, 2006. Under the agreement, Ms. Wang has agreed not to compete with us and not to solicit our customers, employees and consultants for a period of two years after the termination of her employment. The agreement also contains provisions relating to the protection of our confidential information and the assignment of inventions.
Separation agreement
On January 31, 2005, we entered into a separation agreement with Daljit S. Dhanoa, Ph.D., our former Senior Vice President of Drug Discovery, under which Dr. Dhanoa resigned his employment with us as of January 31, 2005. Under the agreement, we agreed to continue paying Dr. Dhanoa his base salary for a period of six months. Dr. Dhanoa agreed not to disclose our confidential information, not to disparage us and to cooperate with us in connection with the defense or prosecution of any existing or future claims against or brought by us. Dr. Dhanoa also released us, our divisions, affiliates, parents, subsidiaries and all other related entities, and our and their directors, officers, employees, trustees, agents, lawyers, successors and assigns from all claims he may have had against them.
Change of control arrangements
Each option agreement between us and Drs. Kauffman and Noiman, Mr. Schor and Ms. Wang, provides that their options shall become immediately exercisable in full if, after a reorganization event, as defined in our 2003 Stock Incentive Plan, the acquiring or succeeding entity assumes the option or substitute equivalent securities for the option, and (1) the employee is terminated by the acquiring or succeeding entity without cause, as defined in each option agreement, within 12 months of the consummation of such reorganization event or (2) the employee terminates his or her employment with the acquiring or succeeding entity within 12 months of the consummation of such reorganization event due to a material adverse change in the employee’s duties, authority or responsibilities which causes the employee’s position with the acquiring or succeeding entity to become of less responsibility or authority.

Management

EMPLOYEE BENEFIT PLANS
Amended and Restated 2003 Stock Incentive Plan
Our 2003 Stock Incentive Plan was adopted by our board of directors in August 2003, and approved by our stockholders in August 2003. In August 2004 and April 2005, our board of directors and stockholders approved amendments to our 2003 Stock Incentive Plan and in September 2005, this plan was amended and restated by our board and stockholders. Under this plan, we may grant incentive stock options, nonqualified stock options and restricted stock and other stock based awards. Pursuant to the Amended and Restated 2003 Stock Incentive Plan, we have created an Israeli sub-plan to grant options to those persons who are residents of the State of Israel and who are deemed to be residents of the State of Israel for tax purposes. A maximum of 4,071,443 shares of common stock are authorized for issuance under our Amended and Restated 2003 Stock Incentive Plan.
In accordance with the terms of the Amended and Restated 2003 Stock Incentive Plan, our board of directors has authorized our compensation committee to administer the plan. In accordance with the provisions of the Amended and Restated 2003 Stock Incentive Plan, our board of directors or compensation committee will determine the terms of options and other awards, including:

▶	the determination of which employees, directors, consultants and other advisors will be granted options and other awards;

▶	the number of shares subject to options and other awards;

▶	the exercise price of each option which may not be less than fair market value on the date of grant;

▶	the schedule upon which options become exercisable;

▶	the termination or cancellation provisions applicable to options; the terms and conditions of other awards, including conditions for repurchase, termination or cancellation, issue price and repurchase price; and

▶	all other terms and conditions upon which each award may be granted in accordance with the Amended and Restated 2003 Stock Incentive Plan.

No participant may receive awards for over 203,794 shares of common stock in any fiscal year.
Our board of directors or any committee to which the board of directors delegates authority may, with the consent of the affected plan participants, amend outstanding awards consistent with the terms of the Amended and Restated 2003 Stock Incentive Plan.
Upon a merger or other reorganization event, our board of directors shall provide that all outstanding options shall be assumed or substituted by the successor corporation. If the successor corporation does not agree to assume or substitute the options, then the board shall provide that all outstanding options will become exercisable in full as of a specified time prior to the reorganization event and unexercised options shall terminate immediately prior to the reorganization event. Notwithstanding the foregoing, in the event of a reorganization event in which the successor corporation does not agree to assume or substitute the options and pursuant to which holders of our common stock will receive a cash payment for each share surrendered then the board may instead provide that all outstanding options terminate upon consummation of the reorganization event and each participant shall receive, in exchange therefore, a cash payment equal to the difference, if any, between the merger price times the number of shares of our common stock subject to such outstanding options and the aggregate exercise price of all such outstanding options.

Management

Upon a merger or other reorganization event, any securities, cash or other property received in exchange for shares of restricted stock shall continue to be governed by the provisions of any restricted stock agreement pursuant to which such restricted stock was issued.
As of September 23, 2005, 421,326 shares have been issued pursuant to options and stock awards granted under this plan, 2,214,642 shares are subject to outstanding options and 1,435,475 shares are available for future grant.
Physiome Sciences, Inc. 1997 Stock Option Plan
We have terminated our 1997 Stock Option Plan under which options to purchase 4,482 shares of common stock are currently outstanding. Although no more options may be granted under the terminated 1997 Stock Option Plan, the terms of the 1997 Stock Option Plan continue to apply to all such outstanding options. Our board of directors or any committee to which the board of directors delegates authority may, with the consent of the affected plan participants, amend outstanding awards consistent with the terms of the 1997 Stock Option Plan.
2005 Employee Stock Purchase Plan
Our 2005 Employee Stock Purchase Plan (referred to herein as the 2005 ESPP) was approved by our board of directors and our stockholders in September 2005. The 2005 ESPP provides our employees with an opportunity to purchase our common stock. We have reserved 350,000 shares of common stock under the 2005 ESPP. In addition the 2005 ESPP contains an “evergreen provision” which allows for an increase on the first day of each fiscal year every third year beginning in 2009. The increase in the number of shares shall be equal to the lesser of:

▶	350,000 shares;

▶	1% of the number of outstanding shares of common stock on the last day of the immediately preceding fiscal year; and

▶	such lesser number as determined by our board of directors.

Any person who has been continuously employed as an employee on December 15th for an offering period commencing on or about January 1 and on June 15th for an offering period commencing on or about July 1 of a given offering period shall be eligible to participate in such offering period under the 2005 ESPP; provided that no employee will be permitted to purchase stock:

▶	if, immediately after the grant, such employee would own stock and/or hold outstanding options to purchase stock possessing five percent or more of the total combined voting power or value of all classes of our stock or of any subsidiary; or

▶	which permits his or her rights to purchase stock under all of our employee stock purchase plans to accrue at a rate which exceeds $25,000 of fair market value of such stock as defined in the 2005 ESPP;

The compensation committee will supervise and administer the 2005 ESPP and will have full power to adopt, amend and rescind any rules under the 2005 ESPP, to construe, interpret and otherwise administer the 2005 ESPP.
The 2005 ESPP will be implemented as a series of offering periods, with new offering periods commencing on January 1 and July 1 of each year or the first business day thereafter. Unless otherwise determined by the board of directors, the first offering period will commence on the first business day after January 1, 2006 and will end on June 30, 2006.

Management

Each employee will have the option to elect to have payroll deductions made on each payroll during the offering period in an amount not less than 1% and not more than 10% of such participant’s compensation on each such payroll; provided that the aggregate of such payroll deductions during the offering period shall not exceed 10% of the participant’s aggregate compensation during a particular offering period. Upon commencement of each offering period, each eligible participating employee will be granted an option to purchase on the exercise date of the offering period, a number of shares of common stock determined by dividing the particular employee’s contributions accumulated prior to that exercise date and retained in the participant’s account by the applicable exercise price. The exercise price will be the fair market value of the common stock, as defined under the terms of the 2005 ESPP.
Unless a participant withdraws from the 2005 ESPP, his or her option for the purchase of shares will be exercised automatically on the exercise date of the offering period, and the maximum number of full shares subject to the option will be purchased for him or her at the applicable exercise price with the accumulated contributions in his or her account. In addition, each participant will have the option of decreasing, but not increasing the rate of his or her contributions once during the offering period.
A participant may choose to withdraw all—but not less than all—the contributions credited to his or her account under the 2005 ESPP at any time prior to the exercise date of the current offering period by giving written notice to us. A participant’s withdrawal from an offering period will not have any effect upon his or her eligibility to participate in a succeeding offering.
In the event of the proposed dissolution or liquidation of Predix, an offering period then in progress will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the board of directors. In the event of a proposed sale of all or substantially all of our assets, or our merger, consolidation or other capital reorganization with or into another corporation, the successor corporation will assume each option outstanding under the 2005 ESPP or offer an equivalent substitution; unless the board determines to shorten the offering period then in progress by setting a new exercise date, in lieu of such assumption or substitution.
The board has the authority to make whatever adjustments to the number of shares reserved for the plan or to the price per share covered by outstanding options, as may be necessary in the event of a merger or consolidation, or a reorganization, recapitalization, rights offering or other increase or reduction of shares of its outstanding common stock.
The 2005 ESPP will terminate on December 31, 2025. The board may at any time amend, suspend or discontinue the 2005 ESPP.
LIMITATION OF DIRECTORS’ LIABILITY AND INDEMNIFICATION
The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our amended and restated certificate of incorporation and restated bylaws limit the liability of our directors to the fullest extent permitted by Delaware law.
We have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, including matters arising under the Securities Act. Our amended and restated certificate of incorporation and restated bylaws also provide that we will indemnify any of our directors and officers who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature. We will repay certain expenses incurred by a director or officer in connection with any civil or criminal action or proceeding, specifically including actions by us or in our name (derivative suits). Such indemnifiable expenses

Management

include, to the maximum extent permitted by law, attorney’s fees, judgments, civil or criminal fines, settlement amounts and other expenses customarily incurred in connection with legal proceedings. A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interest. Prior to the completion of this offering, we may enter into agreements to indemnify our directors and officers. These agreements, among other things, would indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person’s services as our director or officer, any of our subsidiaries from time to time or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.
Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.
There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Certain relationships and related party transactions
The following is a description of the transactions we have engaged in since January 1, 2002 with our directors, officers and beneficial owners of more than five percent of our voting securities and their affiliates.
RECAPITALIZATION AND ACQUISITION OF PREDIX PHARMACEUTICALS LTD.
In August 2003, at which time we were known as Physiome Sciences, Inc, we effected a recapitalization of our capital stock and acquired Predix Pharmaceuticals Ltd., an Israeli corporation. Upon the closing of this transaction, we also changed our name to Predix Pharmaceuticals Holdings, Inc.
Recapitalization
In connection with the recapitalization we:

▶	effected a 1-for-17.971067 reverse split of our common stock;

▶	created a new class of Class A common stock (the “Class A Common Stock”);

▶	reclassified all outstanding shares of our then existing Series A convertible preferred stock into a newly created Series A convertible preferred stock (the “New Series A Stock”) on a 1-for-0.022104 basis;

▶	reclassified all outstanding shares of our then existing Series B convertible preferred stock into New Series A Stock on a 1-for-0.035661 basis;

▶	reclassified all outstanding shares of our then existing Series C convertible preferred stock into New Series A Stock on a 1-for-0.084149 basis; and

▶	reclassified all outstanding shares of our then existing Series D convertible preferred stock into a newly created Series B convertible preferred stock (the “New Series B Stock”) on a 1-for-0.123774 basis.
In connection with this recapitalization, the following directors, officers, beneficial owners of more than five percent of our voting securities and their affiliates received the following shares of our capital stock:

▶	Eaton Vance Worldwide Health Sciences Portfolio and Finsbury Worldwide Pharma, each an affiliate of OrbiMed Advisors LLC, a beneficial owner of more than five percent of our common stock, received an aggregate of 103,360 shares of New Series B Stock in exchange for an aggregate of 835,072 shares of our then existing Series D convertible preferred stock. Jonathan Silverstein, a member of our board of directors, is a general partner at OrbiMed Advisors LLC.

▶	PA International Limited, a beneficial owner of more than five percent of our common stock, received 216,125 shares of New Series A Stock in exchange for 2,568,371 shares of our then existing Series C convertible preferred stock.

▶	SR One Limited, a beneficial owner of more than five percent of our common stock, received 43,225 shares of New Series A Stock in exchange for 1,212,122 shares of our then existing Series B convertible preferred stock and 28,657 shares of New Series B Stock in exchange for 231,528 shares of our then existing Series D convertible preferred stock.

Certain relationships and related party transactions

Acquisition of Predix Pharmaceuticals Ltd.
We acquired Predix Pharmaceuticals Ltd. through a share exchange in which we purchased all of the outstanding capital stock of Predix Pharmaceuticals Ltd. and immediately thereafter, the former stockholders of Predix Pharmaceuticals Ltd. used the proceeds from this stock purchase to purchase shares of our capital stock.
In connection with this share exchange, we purchased an aggregate of 15,842,274 preferred shares and 100,000 ordinary shares of Predix Pharmaceuticals Ltd. for an aggregate cash equivalent purchase price of approximately $7.7 million, including the following from directors, officers, beneficial owners of more than five percent of our voting securities and their affiliates:

	Number of	Number of
	preferred shares	ordinary shares	Equivalent cash
Name	we purchased	we purchased	purchase price

Silvia Noiman, Ph.D.(1)	—	24,000	$14,692
Oren Becker, Ph.D.(2)	—	24,000	14,692
Frederick Frank(3)	121,556	—	58,280
Yozma II (Israel) L.P.(4)	1,610,158	—	772,110
YVC-Yozma Management & Investments Ltd, as trustees for Yozma II (BVI) L.P.(4)	2,744,594	—	1,316,110
PCM Venture Capital L.P.(4)	1,463,786	—	701,930
OrbiMed Associates LLC(5)	176,636	—	84,690
UBS PW Juniper Crossover Fund LLC(5)	2,471,433	—	1,185,130
Caduceus Private Investments, L.P.(5)	7,254,111	—	3,478,570

Total	15,842,274	48,000	$7,626,204

(1)	Dr. Noiman is our Senior Vice President of Pipeline Management and General Manager of Israel operations.

(2)	Dr. Becker is our Chief Scientific Officer.

(3)	Mr. Frank is chairman of our board of directors.

(4)	Yozma II (Israel) L.P., YVC-Yozma Management & Investment Ltd, as trustees for Yozma II (BVI) L.P. and PCM Venture Capital Fund are affiliates of the Yozma Group, a beneficial owner of more than five percent of our common stock. Yigal Erlich, a member of our board of directors, is the founder and managing partner of the Yozma Group.

(5)	OrbiMed Associates LLC, Caduceus Private Investments L.P. and UBS PW Juniper Crossover Fund LLC are affiliates of OrbiMed Advisors LLC. In connection with our acquisition of Predix Pharmaceuticals Ltd., we entered into an agreement with OrbiMed Associates LLC, Caduceus Private Investments LP and UBS PW Juniper Crossover Fund LLC (collectively, the “OrbiMed Entities”), pursuant to which the OrbiMed Entities agreed to indemnify us against any and all Israeli capital gains taxes which we may be required to pay in connection with Israeli withholding tax obligations in connection with our purchase of the shares of Predix Pharmaceuticals Ltd. owned by the OrbiMed Entities. This agreement has a term of six years.

Certain relationships and related party transactions

In connection with this share exchange, we sold an aggregate of 3,400 shares of common stock, 587,418 shares of New Series A Stock and 172,264 shares of New Series B Stock for an aggregate cash equivalent sale price of approximately $7.7 million, including the following to directors, officers, beneficial owners of more than five percent of our voting securities and their affiliates:

	Number of	Number of	Number of
	shares of	shares of	shares of
	common stock	New Series A	New Series B	Equivalent cash
	we sold(1)	stock we sold(1)	stock we sold(1)	purchase price
Name

Silvia Noiman, Ph.D.	816	—	—	$14,692
Oren Becker, Ph.D.	816	—	—	14,692
Frederick Frank	—	4,507	1,321	58,280
Yozma II (Israel) L.P.	—	59,703	17,508	772,110
YVC-Yozma Management & Investments Ltd, as trustees for Yozma II (BVI) L.P.	—	101,767	29,844	1,316,110
PCM Venture Capital L.P.	—	54,276	15,917	701,930
OrbiMed Associates LLC	—	6,549	1,920	84,690
UBS PW Juniper Crossover Fund LLC	—	91,639	26,874	1,185,130
Caduceus Private Investments, L.P.	—	268,977	78,880	3,478,570

Total	1,632	587,418	172,264	$7,626,204

(1)	Each share of New Series A Stock and New Series B Stock was convertible into ten shares of our common stock. In August 2004, our New Series A Stock and New Series B Stock were converted into shares of our common stock or Series AB preferred stock in connection with the initial issuance of our Series C preferred stock and the recapitalization as described in further detail below.
The consideration paid in this share exchange transaction was determined through negotiations between the stockholders of Predix Pharmaceuticals Ltd. and the management and directors of our company.
Issuance of transaction warrants and funding warrants
In connection with the recapitalization and the acquisition of Predix Pharmaceuticals Ltd., each holder of our preferred stock and each holder of preferred stock of Predix Pharmaceuticals Ltd. received a transaction warrant and a funding warrant.
Transaction warrants
Each transaction warrant entitled the holder to purchase its pro rata share of up to 1,000,000 shares of our New Series B Stock prior to August 8, 2004. The warrants originally had an exercise price of $8.00 per share, which was reduced in accordance with the terms of the warrant to $5.00 per share because we did not receive final acceptance by the FDA of an IND (or a clinical trial exemption that is substantially the European equivalent thereto) prior to the expiration of the warrant. All of these warrants expired without exercise on August 8, 2004.
Funding warrants
Each funding warrant entitled the holder to purchase its pro rata share of shares of our capital stock issued in a third party financing. The funding warrants were exercisable for a period of five years; provided, however, that at any time a funding warrant was entitled to be exercised, but was not exercised, it terminated. All funding warrants have terminated or will terminate prior to the completion of this offering.

Certain relationships and related party transactions

We issued transaction warrants and funding warrants to the following directors, officers, beneficial owners of more than five percent of our voting securities and their affiliates:

	Maximum shares of	Pro rata portion
	New Series B Stock	of subsequent
	purchasable with	financings under
Name	transaction warrant	funding warrant

Stockholders of Predix Pharmaceuticals Ltd.
Frederick Frank	2,301	0.23%
Yozma II (Israel) L.P.	30,491	3.05
YVC-Yozma Management & Investments Ltd, as trustees for Yozma II (BVI) L.P.	51,974	5.20
PCM Venture Capital L.P.	27,719	2.77
OrbiMed Associates LLC	3,344	0.33
UBS PW Juniper Crossover Fund LLC	46,801	4.68
Caduceus Private Investments, L.P.	137,372	13.74
Stockholders of Physiome Sciences, Inc.
Eaton Vance Worldwide Health Sciences Portfolio	25,511	2.55
Finsbury Worldwide Pharma	15,306	1.53
PA International Limited	85,349	8.53
SR One Limited	28,386	2.84

Total	454,554	45.50%

Issuance of options and Class A Common Stock
Upon consummation of our acquisition of Predix Pharmaceuticals Ltd., we granted options to purchase an aggregate of 144,256 shares of Class A Common Stock at an exercise price of $1.80 per share and an aggregate of 7,341 shares of Class A Common Stock having a fair market value of $1.80 per share, at no cost, to certain directors, officers and employees of the combined company, including the following directors, officers, beneficial owners of more than five percent of our voting securities and their affiliates:

		Options to
	Shares of Class A	purchase Class A
	Common Stock (1)	Common Stock (1)
Name

Michael G. Kauffman, M.D., Ph.D.(2)	59	42,056
Silvia Noiman, Ph.D.	3,641	18,839
Oren Becker, Ph.D.	3,641	18,839
Daljit S. Dhanoa, Ph.D.(3)	—	10,681
Frederick Frank	—	397

Total	7,341	90,812

(1)	In August 2004, our Class A Common Stock was converted into shares of our common stock in connection with the initial issuance of our Series C preferred stock and the recapitalization as described in further detail below.

(2)	Dr. Kauffman is our President and Chief Executive Officer and a member of our board of directors.

(3)	Dr. Dhanoa is our former Senior Vice President of Drug Discovery.

Certain relationships and related party transactions

INITIAL SALE AND ISSUANCE OF SERIES C PREFERRED STOCK AND RECAPITALIZATION
On August 9, 2004, we effected a recapitalization of our capital stock and raised an aggregate of $14,710,540 through the sale and issuance of shares of our Series C preferred stock in a private financing.
Sale and issuance of Series C preferred stock
In connection with this financing, we issued an aggregate of 66,753,820 shares of our Series C preferred stock to 42 of our then existing stockholders and their affiliates at a purchase price of $0.22037 per share, including the following to directors, officers, beneficial owners of more than five percent of our voting securities and their affiliates:

	Shares of Series C	Aggregate
Name	preferred stock	purchase price

SR One Limited	22,689,112	$5,000,000
Michael G. Kauffman, M.D., Ph.D.	4,538	1,000
Frederick Frank	226,891	50,000
OrbiMed Associates LLC	337,970	74,478
UBS PW Juniper Crossover Fund LLC	4,729,409	1,042,220
Caduceus Private Investments, L.P.	13,881,629	3,059,095
Eaton Vance Worldwide Health Sciences Portfolio	2,337,565	515,129
Hare and Co. FAO: Finsbury Worldwide Pharmaceutical Trust	1,402,539	309,078
Yozma II (Israel) L.P.	2,692,671	593,384
Yozma Venture Capital Ltd.(1)	1,000,613	220,505
YVC-Yozma Management & Investments Ltd, as trustees for Yozma II (BVI) L.P.	4,589,826	1,011,460
PCM Venture Capital L.P.	2,447,924	539,449

Total	56,340,687	$12,415,798

(1)	Yozma Venture Capital Ltd. is an affiliate of the Yozma Group.
The Series C preferred stock is convertible into shares of our common stock on a 1-for-18 basis. The purchase price per share of Series C preferred stock was the fair market value as determined by arms-length negotiations between sophisticated investors and our management and board of directors, based on factors such as our stage of development and valuations of similarly situated private pharmaceutical companies.
Recapitalization
In connection with the sale and issuance of our Series C preferred stock, we effected a recapitalization of our capital stock through the exchange of each share of New Series A Stock and New Series B Stock into shares of newly created Series AB preferred stock or common stock and the reclassification of our Class A Common Stock into shares of our common stock.
Exchange of New Series A Stock and New Series B Stock into Series AB preferred stock or common stock
In connection with the recapitalization, we exchanged:

▶	each share of New Series A Stock and New Series B Stock held by a stockholder that purchased at least 51 percent of its pro rata portion of Series C preferred stock sold in the financing into ten shares of our newly created Series AB preferred stock (convertible on a 1-for-18 basis into shares

Certain relationships and related party transactions

of our common stock) and, we granted each such stockholder a warrant to purchase shares of our newly created Series AB preferred stock at an exercise price of $0.01 per share prior to August 9, 2009; and

▶	each share of New Series A Stock and New Series B Stock held by a stockholder that did not purchase at least 51 percent of its pro rata portion of Series C preferred stock sold in the financing into 0.5556 shares of our common stock.

As part of this transaction, we exchanged:

▶	an aggregate of 732,347 shares of New Series A Stock and an aggregate of 720,799 shares of New Series B Stock for an aggregate of 14,531,460 shares of Series AB preferred stock and granted warrants to purchase an aggregate of 62,240,212 shares of our Series AB preferred stock; and

▶	an aggregate of 335,623 shares of New Series A Stock and an aggregate of 743,456 shares of New Series B Stock for an aggregate of 599,488 shares of our common stock.

Our directors, officers, beneficial owners of more than five percent of our voting securities and their affiliates participated in this exchange as follows:

					Number of
				Number of	warrants to
	Number of	Number of	Number of	shares of	purchase
	shares of New	shares of New	shares of	Series AB	Series AB
	Series A Stock	Series B Stock	common stock	preferred stock	preferred stock
Name	exchanged	exchanged	issued	issued	issued

SR One Limited	43,225	28,657	—	718,820	3,619,477
Frederick Frank	4,507	1,321	—	58,280	293,458
OrbiMed Associates LLC	6,549	2,791	—	93,400	470,297
UBS PW Juniper Crossover Fund LLC	91,639	39,061	—	1,307,000	6,581,142
Caduceus Private Investments, L.P.	268,977	114,650	—	3,836,270	19,316,785
Eaton Vance Worldwide Health Sciences Portfolio	—	64,600	—	646,000	3,252,806
Hare and Co. FAO: Finsbury Worldwide Pharmaceutical Trust	—	38,760	—	387,600	1,951,684
Yozma II (Israel) L.P.	59,703	17,508	—	772,110	3,887,808
Yozma Venture Capital Ltd.	—	28,692	—	286,920	1,444,729
YVC-Yozma Management & Investments Ltd, as trustees for Yozma II (BVI) L.P.	101,767	29,844	—	1,316,110	6,627,011
PCM Venture Capital L.P.	54,726	15,917	—	701,930	3,534,430
PA International Limited	216,125	—	120,069	—	—

Total	847,218	381,801	120,069	10,124,440	50,979,627

Reclassification of Class A Common Stock into common stock
In connection with this recapitalization, we reclassified each share of Class A Common Stock into one share of our common stock.
Treatment of options and warrants
As a result of this recapitalization, each option and warrant to purchase shares of our Class A Common Stock became exercisable for the same number of shares of our common stock, at the same exercise price per share, for which such options and warrants were originally exercisable and each

Certain relationships and related party transactions

warrant exercisable for New Series A Stock became exercisable for shares of our common stock on a 1-for-0.5556 basis.
ADDITIONAL SALES AND ISSUANCES OF SERIES C PREFERRED STOCK
During the period from September 9, 2004 to January 21, 2005, we raised an aggregate of $25,505,742 through the sale and issuance of an aggregate of 115,740,536 additional shares of our Series C preferred stock to 16 investors at a purchase price of $0.22037 per share, including the following to directors, officers, beneficial owners of more than five percent of our voting securities and their affiliates:

	Number of
	shares of
	Series C	Aggregate
Name	preferred stock	purchase price

Astellas Venture Capital LLC(1)	15,882,380	$3,500,000
Boston Millennia Partners II Limited Partnership(2)	18,843,979	4,152,648
Boston Millennia Partners GmbH & Co. KG(2)	2,683,400	591,341
Boston Millennia Partners II-A Limited Partnership(2)	902,673	198,922
Strategic Advisors Fund Limited Partnership(2)	169,438	37,339
Boston Millennia Associates II Partnership(2)	89,622	19,750
Forward Ventures V, L.P.(3)	24,958,025	5,500,000
CMEA Ventures Life Sciences 2000, L.P.(4)	6,765,046	1,490,813
CMEA Ventures Life Sciences 2000, Civil Law Partnership (4)	406,787	89,644
CMEA Ventures VI, L.P.(4)	12,948,730	2,853,512
CMEA Ventures VI, GmbH & Co. K.G.(4)	299,639	66,031
PA International Limited	6,719,347	1,480,743

Total	90,669,066	$19,980,743

(1)	Formerly known as Yamanouchi Venture Capital, LLC. Astellas Venture Capital LLC is a beneficial owner of more than five percent of our common stock.

(2)	Boston Millennia Partners GmbH & Co. KG, Boston Millennia Partners II-A Limited Partnership, Strategic Advisors Fund Limited Partnership and Boston Millennia Associates II Partnership are affiliates of Boston Millennia Partners II Limited Partnership, a beneficial owner of more than five percent of our common stock. Patrick J. Fortune, Ph.D., a member of our board of directors, is a partner at Boston Millennia Partners.

(3)	Forward Ventures V, L.P. is a beneficial owner of more than five percent of our common stock. Joel Martin, Ph.D., a member of our board of directors, is a partner at Forward Ventures.

(4)	CMEA Ventures Life Sciences 2000, L.P., CMEA Ventures Life Sciences 2000, Civil Law Partnership and CMEA Ventures VI, GmbH & Co. K.G. are affiliates of CMEA Ventures VI, L.P., a beneficial owner of more than five percent of our common stock. David Collier, M.D., a member of our board of directors, is a General Partner of CMEA Ventures.
SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT
Pursuant to the Second Amended and Restated Stockholders Agreement dated January 21, 2005 by and among us and certain of our stockholders, as amended on August 1, 2005, upon completion of this offering, the holders of an aggregate of 15,304,020 shares of common stock, 607,941 shares of common stock issuable upon the exercise of outstanding options and 173,545 shares of common stock issuable upon the exercise of outstanding warrants will be entitled to registration rights with respect to

Certain relationships and related party transactions

the shares of common stock held by them. These shareholders include the following directors, officers, beneficial owners of more than five percent of our voting securities and their affiliates:

		Number of
		shares of
		common stock
	Number of	issuable upon	Total number
	shares of	exercise of	of registrable
Name	common Stock	options	shares

Michael G. Kauffman, M.D., Ph.D.	149,140	594,679	743,819
Frederick Frank	35,382	5,448	40,830
OrbiMed Associates LLC	50,091	—	50,091
UBS PW Juniper Crossover Fund LLC	700,974	—	700,974
Caduceus Private Investments, L.P.	2,057,481	—	2,057,481
Eaton Vance Worldwide Health Sciences Portfolio	346,463	—	346,463
Hare and Co. FAO: Finsbury Worldwide Pharmaceutical Trust	207,877	—	207,877
Yozma II (Israel) L.P.	336,984	—	336,984
Yozma Venture Capital Ltd.	410,137	—	410,137
YVC-Yozma Management & Investments Ltd, as trustees for Yozma II (BVI) L.P.	574,412	—	574,412
PCM Venture Capital L.P.	306,354	—	306,354
PA International Limited	1,016,231	—	1,016,231
SR One Limited	1,501,522	—	1,501,522
Astellas Venture Capital LLC	882,354	—	882,354
Boston Millennia Partners II Limited Partnership	1,046,887	—	1,046,887
Boston Millennia Partners GmbH & Co. KG	149,077	—	149,077
Boston Millennia Partners II-A Limited Partnership	50,148	—	50,148
Strategic Advisors Fund Limited Partnership	9,413	—	9,413
Boston Millennia Associates II Partnership	4,979	—	4,979
Forward Ventures V, L.P.	1,386,556	—	1,386,556
CMEA Ventures Life Sciences 2000, L.P.	375,835	—	375,835
CMEA Ventures Life Sciences 2000, Civil Law Partnership	22,599	—	22,599
CMEA Ventures VI, L.P.	719,373	—	719,373
CMEA Ventures VI, GmbH & Co. K.G	16,646	—	16,646

Total	12,356,915	600,127	12,957,042

See “Description of capital stock—Registration rights” beginning on page 108 for a more detailed description of these registration rights. Other than the registration rights set forth above, there are no provisions of the Second Amended and Restated Stockholders Agreement that will remain in effect after completion of this offering.
We believe that all of the transactions above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions between us, our directors, officers, principal stockholders and our affiliates will be approved by our audit committee and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

Principal stockholders
The following table sets forth certain information regarding the beneficial ownership of our common stock as of September 23, 2005, and as adjusted to reflect the sale of our common stock offered by this prospectus by:

▶	the executive officers named in the summary compensation table;

▶	each of our directors;

▶	all of our current directors and executive officers as a group; and

▶	each stockholder known by us to own beneficially more than five percent of our common stock.
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of September 23, 2005, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on 16,059,886 shares of common stock outstanding on September 23, 2005, which assumes the conversion of all outstanding shares of preferred stock into common stock, and 21,059,886 shares of common stock outstanding after the completion of this offering. Warrants exercisable for our Series AB convertible preferred stock are assumed to be convertible for our common stock as each outstanding share of Series AB stock will convert to common stock (on a 1-for-18 basis) upon completion of this offering.
Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Predix Pharmaceuticals Holdings, Inc., 4 Maguire Road, Lexington, Massachusetts 02421.

		Percent of shares
		beneficially owned

		Before	After
	Number of shares	this	this
Name and address of beneficial owner	beneficially owned	offering	offering

Directors and named executive officers:
Michael G. Kauffman, M.D., Ph.D.(1)	365,650	2.3%	1.7%
Chen Schor(2)	109,948	*	*
Silvia Noiman, Ph.D.(3)	190,444	1.2	*
Daljit S. Dhanoa, Ph.D.(4)	61,570	*	*
Christine H. Wang(5)	60,268	*	*
Frederick Frank(6)	40,830	*	*
Julian Adams, Ph.D.(7)	5,972	*	*
David Collier, M.D.(8)	1,136,343	7.1	5.4
Yigal Erlich(9)	1,630,054	10.2	7.7
Patrick J. Fortune, Ph.D.(10)	1,262,394	7.9	6.0
Ted Love, M.D.(11)	5,972	*	*
Joel Martin, Ph.D.(12)	1,388,446	8.6	6.6
Jonathan Silverstein(13)	3,365,192	21.0	16.0
Ian F. Smith(14)	5,555	*	*
All current executive officers and directors as a group (17 persons)(15)	9,835,028	58.7	45.2

Principal stockholders

		Percent of shares
		beneficially owned

		Before	After
	Number of shares	this	this
Name and address of beneficial owner	beneficially owned	offering	offering

Five percent stockholders:
Entities affiliated with OrbiMed Advisors, LLC(16)	3,362,886	20.9	16.0
767 Third Avenue, 30th Floor
New York, NY 10017-2023
Entities affiliated with Yozma II (Israel), L.P.(17)	1,627,887	10.1	7.7
Ramat Aviv Tower, 11th Floor
40 Einstein Street
Tel Aviv, 69102
Israel
PA International Limited(18)	1,016,231	6.3	4.8
123 Buckingham Palace Road
London SW1 W9SR
United Kingdom
SR One Limited(19)	1,501,522	9.4	7.1
Four Tower Bridge
200 Barr Harbor Drive, Suite 250
West Conshohocken, PA 19428-2977
Forward Ventures V, L.P.(20)	1,386,556	8.6	6.6
9350 Towne Centre Drive, Suite 200
San Diego, CA 92121
Entities affiliated with Boston Millennia Partners II Limited Partnership(21)	1,260,504	7.9	6.0
30 Rowes Wharf, Suite 500
Boston, MA 02110
Astellas Venture Capital LLC (formerly known as Yamanouchi Venture Capital, LLC)(22)	882,354	5.5	4.2
2180 Sand Hill Road, Suite 460
Menlo Park, CA 94025
Entities affiliated with CMEA Ventures VI, L.P.(23)	1,134,453	7.1	5.4
One Embarcadero Center, Suite 3250
San Francisco, CA 94111

*	Represents beneficial ownership of less than 1% of the shares of common stock

(1)	Consists of 149,140 shares of common stock owned of record by and 216,510 shares of common stock issuable upon the exercise of options exercisable within 60 days of September 23, 2005 held by Dr. Kauffman.

(2)	Consists of 83,392 shares of common stock owned of record by and 26,556 shares of common stock issuable upon the exercise of options exercisable within 60 days of September 23, 2005 held by Mr. Schor.

(3)	Consists of 4,457 shares of common stock owned of record by and 185,987 shares of common stock issuable upon the exercise of options exercisable within 60 days of September 23, 2005 held by Dr. Noiman.

(4)	Represents 61,570 shares of common stock owned of record by Dr. Dhanoa.

(5)	Consists of 25,000 shares of common stock owned of record by and 35,268 shares of common stock issuable upon the exercise of options exercisable within 60 days of September 23, 2005 held by Ms. Wang.

(6)	Consists of 35,382 shares of common stock owned of record by and 5,448 shares of common stock issuable upon the exercise of options exercisable within 60 days of September 23, 2005 held by Mr. Frank.

Principal stockholders

(7)	Represents 5,972 shares of common stock issuable upon the exercise of options exercisable within 60 days of September 23, 2005 held by Dr. Adams.

(8)	Consists of 1,890 shares of common stock issuable upon the exercise of options exercisable within 60 days of September 23, 2005 held by Dr. Collier; 375,835 shares of common stock owned of record by CMEA Ventures Life Sciences 2000, L.P.; 22,599 shares of common stock owned of record by CMEA Ventures Life Sciences 2000, Civil Law Partnership; 719,373 shares of common stock owned of record by CMEA Ventures VI, L.P.; and 16,646 shares of common stock owned of record by CMEA Ventures VI, GmbH & Co. K.G. CMEA Ventures LS Management 2000 L.P. is the general partner of CMEA Ventures Life Sciences 2000, L.P. and CMEA Ventures Life Sciences 2000, Civil Law Partnership. Dr. Collier, one of our directors, Thomas Baruch, Karl Handelsman and Gordon Hull are the general partners of CMEA Ventures LS Management 2000 L.P. and share voting and/or dispositive power over the shares held by CMEA Ventures Life Sciences 2000, L.P. and CMEA Ventures Life Sciences 2000, Civil Law Partnership. Each disclaims beneficial ownership of the shares held by the entities except to the extent of any pecuniary interest therein. CMEA Ventures VI Management L.P. is the general partner of CMEA Ventures VI, L.P. and CMEA Ventures VI, GmbH & Co. K.G. Dr. Collier, Mr. Baruch, Mr. Handelsman, Mr. Hull, Faysal Sohail and James Watson are the general partners of CMEA Ventures VI Management L.P. and share voting and/or dispositive power over the shares held by CMEA Ventures VI, L.P. and CMEA Ventures VI, GmbH & Co. K.G. Each disclaims beneficial ownership of the shares held by the entities except to the extent of any pecuniary interest therein.

(9)	Consists of 2,167 shares of common stock issuable upon the exercise of options exercisable within 60 days of September 23, 2005 held by Mr. Erlich; 336,984 shares of common stock owned of record by Yozma II (Israel), L.P.; 410,137 shares of common stock owned of record by Yozma Venture Capital Ltd.; 574,412 shares of common stock owned of record by YVC-Yozma Management & Investments Ltd., as trustee for Yozma (BVI) L.P.; and 306,354 shares of common stock owned of record by PCM Venture Capital L.P. Voting and/or dispositive decisions with respect to the shares held by Yozma II (Israel), L.P., YVC-Yozma Management & Investments Ltd., as trustee for Yozma (BVI) L.P., and PCM Venture Capital L.P. are made by Mr. Erlich, Managing Partner and one of our directors, Boaz Goldschmidt, General Partner, and directors Udi Angel, Yoav Doppelt, Nir Bronstein and Eran Gersht. Voting and/or dispositive decisions with respect to the shares held by Yozma Venture Capital Ltd. are made by its directors, Mr. Angel and Mr. Doppelt. Each disclaims beneficial ownership of the shares held by the entities except to the extent of any pecuniary interest therein.

(10)	Consists of 1,890 shares of common stock issuable upon the exercise of options exercisable within 60 days of September 23, 2005 by Dr. Fortune; 1,046,887 shares of common stock owned of record by Boston Millennia Partners II Limited Partnership.; 149,077 shares of common stock owned of record by Boston Millennia Partners GmbH & Co. KG; 50,148 shares of common stock owned of record by Boston Millennia Partners II-A Limited Partnership; 9,413 shares of common stock owned of record by Strategic Advisors Fund Limited Partnership; and 4,979 shares of common stock owned of record by Boston Millennia Associates II Partnership. Voting and/or dispositive decisions with respect to the shares held by Boston Millennia Partners II Limited Partnership, Boston Millennia Partners GmbH & Co. KG, Boston Millennia Partners II-A Limited Partnership, Strategic Advisors Fund Limited Partnership and Boston Millennia Associates II Partnership are made by the general partners of Boston Millennia Partners, A. Dana Callow Jr., Martin J. Hernon and Robert S. Sherman. Each disclaims beneficial ownership of the shares held by the entities except to the extent of any pecuniary interest therein.

(11)	Consists of 416 shares of common stock owned of record by and 5,556 shares of common stock issuable upon the exercise of options exercisable within 60 days of September 23, 2005 held by Dr. Love.

(12)	Consists of 1,890 shares of common stock issuable upon the exercise of options exercisable within 60 days of September 23, 2005 held by Mr. Martin and 1,386,556 shares of common stock owned of record by Forward Ventures V, L.P. Voting and/or dispositive decisions with respect to the shares held by Forward Ventures V, L.P. are made by its members, Mr. Martin, one of our directors, Stuart J.M. Collinson, Standish M. Fleming, Ivor Royston and Maria C. Walker. Each disclaims beneficial ownership of the shares held by Forward Ventures V, L.P. except to the extent of any pecuniary interest therein.

(13)	Consists of 2,306 shares of common stock issuable upon the exercise of options exercisable within 60 days of September 23, 2005 held by Mr. Silverstein; 50,091 shares of common stock owned of record by

Principal stockholders

OrbiMed Associates LLC; 346,463 shares of common stock owned of record by EatonVance Worldwide Health Sciences Portfolio; 207,877 shares of common stock owned of record by Hare and Company FAO: Finsbury Worldwide Pharma; 2,057,481 shares of common stock owned of record by Caduceus Private Investment, L.P.; and 700,974 shares of common stock owned of record by UBS PW Juniper Crossover Fund, LLC. Voting and/or dispositive decisions with respect to the shares held by OrbiMed Associates LLC, EatonVance Worldwide Health Sciences Portfolio, Hare and Company FAO: Finsbury Worldwide Pharma, Caduceus Private Investment, L.P. and UBS PW Juniper Crossover Fund, LLC are made by OrbiMed’s Managing Partner, Samuel D. Isaly. Mr. Isaly disclaims beneficial ownership of the shares held by the entities except to the extent of his pecuniary interest therein.

(14)	Represents 5,555 shares of common stock issuable upon the exercise of options exercisable within 60 days of September 23, 2005 held by Mr. Smith.

(15)	Consists of the shares of common stock set forth in footnotes 1 through 14, and 4,457 shares of common stock owned of record by and 201,933 shares of common stock issuable upon the exercise of options exercisable within 60 days of September 23, 2005 held by three executive officers not named in the table.

(16)	Consists of 50,091 shares of common stock owned of record by OrbiMed Associates LLC; 346,463 shares of common stock owned of record by EatonVance Worldwide Health Sciences Portfolio; 207,877 shares of common stock owned of record by Hare and Company FAO: Finsbury Worldwide Pharma; 2,057,481 shares of common stock owned of record by Caduceus Private Investment, L.P.; and 700,974 shares of common stock owned of record by UBS PW Juniper Crossover Fund, LLC. Voting and/or dispositive decisions with respect to the shares held by OrbiMed Associates LLC, EatonVance Worldwide Health Sciences Portfolio, Hare and Company FAO: Finsbury Worldwide Pharma, Caduceus Private Investment, L.P. and UBS PW Juniper Crossover Fund, LLC are made by OrbiMed’s Managing Partner, Samuel D. Isaly. Mr. Isaly disclaims beneficial ownership of the shares held by the entities except to the extent of his pecuniary interest therein.

(17)	Consists of 336,984 shares of common stock owned of record by Yozma II (Israel), L.P.; 410,137 shares of common stock owned of record by Yozma Venture Capital Ltd.; 574,412 shares of common stock owned of record by YVC-Yozma Management & Investments Ltd., as trustee for Yozma (BVI) L.P.; and 306,354 shares of common stock owned of record by PCM Venture Capital L.P. Voting and/or dispositive decisions with respect to the shares held by Yozma II (Israel), L.P., YVC-Yozma Management & Investments Ltd., as trustee for Yozma (BVI) L.P., and PCM Venture Capital L.P. are made by Mr. Erlich, Managing Partner and one of our directors, Boaz Goldschmidt, General Partner, and directors Udi Angel, Yoav Doppelt, Nir Bronstein and Eran Gersht. Voting and/or dispositive decisions with respect to the shares held by Yozma Venture Capital Ltd. are made by its directors, Mr. Angel and Mr. Doppelt. Each disclaims beneficial ownership of the shares held by the entities except to the extent of any pecuniary interest therein.

(18)	Represents shares of common stock owned of record by PA International Limited. David Cooke, Chris Garrod and Jon Moynihan are the directors of PA International Limited and share voting and/or dispositive power over the shares held by PA International Limited. Each disclaims beneficial ownership of the shares held by PA International Limited except to the extent of any pecuniary interest therein.

(19)	Represents shares of common stock owned of record by SR One Limited. Voting and/or dispositive decisions with respect to the shares held by SR One Limited are made by Adrian G. Rawcliffe, President, Philip L. Smith, Vice President, and Kent Gossett, Investment Manager. Each disclaims beneficial ownership of the shares held by SR One Limited except to the extent of any pecuniary interest therein.

(20)	Represents shares of common stock owned of record by Forward Ventures V, L.P. Voting and/or dispositive decisions with respect to the shares held by Forward Ventures V, L.P. are made by its members, Joel Martin, one of our directors, Stuart J.M. Collinson, Standish M. Fleming, Ivor Royston and Maria C. Walker. Each disclaims beneficial ownership of the shares held by Forward Ventures V, L.P. except to the extent of any pecuniary interest therein.

(21)	Consists of 1,046,887 shares of common stock owned of record by Boston Millennia Partners II Limited Partnership.; 149,077 shares of common stock owned of record by Boston Millennia Partners GmbH & Co. KG; 50,148 shares of common stock owned of record by Boston Millennia Partners II-A Limited Partnership; 9,413 shares of common stock owned of record by Strategic Advisors Fund Limited Partnership; and 4,979 shares of common stock owned of record by Boston Millennia Associates II

Principal stockholders

Partnership. Voting and/or dispositive decisions with respect to the shares held by Boston Millennia Partners II Limited Partnership, Boston Millennia Partners GmbH & Co. KG, Boston Millennia Partners II-A Limited Partnership, Strategic Advisors Fund Limited Partnership and Boston Millennia Associates II Partnership are made by the general partners of Boston Millennia Partners, A. Dana Callow Jr., Martin J. Hernon and Robert S. Sherman. Each disclaims beneficial ownership of the shares held by the entities except to the extent of any pecuniary interest therein.

(22)	Represents shares of common stock owned of record by Astellas Venture Capital LLC. Voting and/or dispositive decisions with respect to the shares held by Astellas Venture Capital LLC are made by Yoshitaka Yoneyama, President and Chief Executive Officer, Kazumasa Saito, Chief Financial Officer and Treasurer, and Satoshi Nozaki, Secretary. Each disclaims beneficial ownership of the shares held by Astellas Venture Capital LLC except to the extent of any pecuniary interest therein.

(23)	Consists of 375,835 shares of common stock owned of record by CMEA Ventures Life Sciences 2000, L.P.; 22,599 shares of common stock owned of record by CMEA Ventures Life Sciences 2000, Civil Law Partnership; 719,373 shares of common stock owned of record by CMEA Ventures VI, L.P.; and 16,646 shares of common stock owned of record by CMEA Ventures VI, GmbH & Co. K.G. CMEA Ventures LS Management 2000 L.P. is the general partner of CMEA Ventures Life Sciences 2000, L.P. and CMEA Ventures Life Sciences 2000, Civil Law Partnership. David Collier, one of our directors, Thomas Baruch, Karl Handelsman and Gordon Hull are the general partners of CMEA Ventures LS Management 2000 L.P. and share voting and/or dispositive power over the shares held by CMEA Ventures Life Sciences 2000, L.P. and CMEA Ventures Life Sciences 2000, Civil Law Partnership. Each disclaims beneficial ownership of the shares held by the entities except to the extent of any pecuniary interest therein. CMEA Ventures VI Management L.P. is the general partner of CMEA Ventures VI, L.P. and CMEA Ventures VI, GmbH & Co. K.G. Dr. Collier, Mr. Baruch, Mr. Handelsman, Mr. Hull, Faysal Sohail and James Watson are the general partners of CMEA Ventures VI Management L.P. and share voting and/or dispositive power over the shares held by CMEA Ventures VI, L.P. and CMEA Ventures VI, GmbH & Co. K.G. Each disclaims beneficial ownership of the shares held by the entities except to the extent of any pecuniary interest therein.

Description of capital stock
GENERAL
Upon completion of this offering, we will be authorized to issue 75,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share, and there will be 21,059,886 shares of common stock and no shares of preferred stock outstanding. Assuming the conversion of our outstanding preferred stock, as of September 23, 2005, we had 16,059,886 shares of common stock outstanding held of record by 174 stockholders, and there were outstanding options to purchase 2,219,124 shares of common stock and outstanding warrants to purchase 2,895,726 shares of our Series AB convertible preferred stock and 13,448 shares of common stock. Each share of Series AB convertible preferred stock is convertible on a 1-for-18 basis into shares of our common stock.
COMMON STOCK
Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.
PREFERRED STOCK
The preferred stock, if issued, would have priority over the common stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. Our board of directors has the authority, without further stockholder authorization, to issue from time to time shares of preferred stock in one or more series and to fix the terms, limitations, relative rights and preferences and variations of each series. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock and could have the effect of delaying, deterring or preventing a change in control of us or an unsolicited acquisition proposal.
WARRANTS
As of September 23, 2005, we had the following warrants outstanding:

▶	Warrants that expire in August 2009 to purchase 2,895,726 shares of our Series AB convertible preferred stock at an exercise price of $0.01 per share. Each share of Series AB stock is convertible on a 1-for-18 basis into shares of our common stock. Pursuant to their terms, if not previously

Description of capital stock

terminated or expired, these warrants terminate on the effective date of a merger, consolidation, sale or initial public offering of our common stock, provided that we give the holder at least 15 days prior written notice of such termination date and the holder has until 5:00 p.m., EST, on the day immediately prior to the termination date to exercise the warrant. We have given such notice and expect that all of these warrants will be exercised prior to completion of this offering.

▶	A warrant that expires in January 2014 to purchase 2,676 shares of our common stock at a price per share of $18.00. This warrant contains anti-dilution provisions providing for adjustments to the exercise price and the number of shares underlying the warrant upon the occurrence of certain events, including any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction. This warrant has net exercise provisions under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our common stock at the time of exercise of the warrant after deduction of the aggregate exercise price. The holder of this warrant is also entitled to certain registration rights. See “—Registration rights” below for a more detailed description of these registration rights.

▶	A warrant that expires in January 2006 to purchase 463 shares of our common stock at a price per share of $363.96. This warrant contains anti-dilution provisions providing for adjustments to the exercise price and the number of shares underlying the warrant upon the occurrence of certain events, including any reclassification, stock dividend, stock split, stock combination or other similar transaction. This warrant has net exercise provisions under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our common stock at the time of exercise of the warrant after deduction of the aggregate exercise price.

▶	A warrant that expires in June 2007 to purchase 309 shares of our common stock at a price per share of $80.82. This warrant contains anti-dilution provisions providing for adjustments to the exercise price and the number of shares underlying the warrant upon the occurrence of certain events, including any merger, consolidation or sale of substantially all of the assets, reorganization, stock dividend, stock split, stock combination or similar transaction. This warrant has net exercise provisions under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our common stock at the time of exercise of the warrant after deduction of the aggregate exercise price.

▶	A warrant that expires in October 2008 to purchase 10,000 shares of our common stock at a price per share of $18.00. This warrant contains anti-dilution provisions providing for adjustments to the exercise price and the number of shares underlying the warrant upon the occurrence of certain events, including any merger, consolidation or sale of substantially all of the assets, recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction. The holder of this warrant is also entitled to certain registration rights. See “—Registration rights” below for a more detailed description of these registration rights.

REGISTRATION RIGHTS
Certain holders of shares of common stock, shares of common stock issuable upon the exercise of outstanding options and shares of common stock issuable upon the exercise of outstanding warrants are entitled to registration rights with respect to these securities as set forth in agreements between us and the holders of these securities. We are generally required to pay all expenses, excluding underwriting discounts and commissions, related to registrations effected in connection with the following rights, including the fees and expenses of one counsel representing the registering security holders up to an amount of $25,000.

Description of capital stock

Demand registration rights
Beginning after the expiration of the lock-up agreements entered into by the holders of these registrable securities in connection with this offering, subject to specified limitations, the holders of 15,304,020 shares of common stock, 607,941 shares of common stock issuable upon the exercise of outstanding options and 160,869 shares of common stock issuable upon the exercise of outstanding warrants may require that we register all or part of these securities for sale under the Securities Act. The request must be made by holders of not less than 40% of these registrable securities and the aggregate proceeds expected to result from the registration must equal at least $5,000,000. We may be required to effect up to two such registrations. Stockholders with these registration rights who are not part of an initial registration demand are entitled to notice and are entitled to include their shares of common stock in the registration.
Form S-3 registration rights
If we become eligible to file registration statements on Form S-3, subject to specified limitations, the holders of 15,304,020 shares of common stock, 607,941 shares of common stock issuable upon the exercise of outstanding options and 160,869 shares of common stock issuable upon the exercise of outstanding warrants can require us to register all or a portion of its registrable securities on Form S-3, if the anticipated aggregate offering price to the public of such securities exceeds $2,000,000. We may not be required to effect more than two such registrations in any 12-month period. Stockholders with these registration rights who are not part of an initial registration demand are entitled to notice and are entitled to include their shares of common stock in the registration.
Piggyback registration rights
If at any time after the expiration of the lock-up agreements entered into by the holders of these registrable securities in connection with this offering, we propose to register any of our equity securities under the Securities Act, other than in connection with a registration relating solely to shares acquired pursuant to:

▶	our stock option plans or other employee benefit plans; or

▶	an acquisition of a company,
the holders of 15,304,020 shares of common stock, 607,941 shares of common stock issuable upon the exercise of outstanding options and 160,869 shares of common stock issuable upon the exercise of outstanding warrants are, subject to specified limitations, entitled to include their common stock in the registration.
In addition, if at any time after this offering we propose to register our equity securities under the Securities Act, other than in connection with a registration relating solely to shares acquired pursuant to:

▶	our stock option plans or other employee benefit plans;

▶	an acquisition of a company;

▶	private placement under the Securities Act; or

▶	Rule 144A under the Securities Act,
the holder of 2,676 shares of common stock issuable upon the exercise of an outstanding warrant is entitled to include such common stock in the registration, unless the registration relates solely to shares held by those stockholders with “demand” and “S-3” registration rights described above.

Description of capital stock

Finally, if at any time after the expiration of the lock-up agreements entered into in connection with this offering, we propose to register our equity securities under the Securities Act, other than in connection with a registration relating solely to shares acquired pursuant to:

▶	an acquisition of a company of which they were formerly stockholders;

▶	private placement under the Securities Act; or

▶	Rule 144A under the Securities Act,
the holder of 10,000 shares of common stock issuable upon the exercise of an outstanding warrant is entitled to include such common stock in the registration, unless the registration relates solely to shares held by those stockholders with “demand” and “S-3” registration rights described above.
Limitations and expenses
These registration rights are subject to the terms and conditions of agreements between us and the holders of such securities, including the right of the underwriters of an offering to limit the number of shares included in any such registration under certain circumstances. We are generally required to pay all expenses of each such registration, including the fees and disbursements of one legal counsel to the registering security holders, but excluding underwriters’ discounts and commissions.
ANTI-TAKEOVER PROVISIONS
The provisions of (1) Delaware law, (2) our amended and restated certificate of incorporation to be effective upon completion of this offering and (3) our restated bylaws to be effective upon completion of this offering discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or the best interests of the company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.
Delaware statutory business combinations provision
We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.

Description of capital stock

Classified board of directors and removal of directors for cause
Our amended and restated certificate of incorporation and restated bylaws provide that upon completion of this offering, our board of directors will be divided into three classes, with the term of office of the first class to expire at the first annual meeting of stockholders following the initial classification of directors, the term of office of the second class to expire at the second annual meeting of stockholders following the initial classification of directors and the term of office of the third class to expire at the third annual meeting of stockholders following the initial classification of directors. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire will be elected for a three-year term of office. All directors elected to our classified board of directors will serve until the election and qualification of their respective successors or their earlier resignation or removal. The board of directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. The person filling such position would serve for the term applicable to that class. The board of directors (or its remaining members, even if less than a quorum) is also empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Members of the board of directors may only be removed for cause and only by the affirmative vote of 80% of our outstanding voting stock. These provisions are likely to increase the time required for stockholders to change the composition of the board of directors. For example, in general, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the board of directors.
Advance notice provisions for stockholder proposals and stockholder nominations of directors
Our restated bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 45 days nor more than 75 days prior to the anniversary of the mailing date of the proxy statement for the previous year’s annual meeting. Detailed requirements as to the form of the notice and information required in the notice are specified in the restated bylaws. If it is determined that business was not properly brought before a meeting in accordance with our bylaws, such business will not be conducted at the meeting.
Special meetings of stockholders
Special meetings of the stockholders may be called only by our board of directors pursuant to a resolution adopted by a majority of the total number of directors.
No stockholder action by written consent
Our amended and restated certificate of incorporation and restated bylaws do not permit our stockholders to act by written consent. As a result, any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders.
Super-majority stockholder vote required for certain actions
The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation requires the affirmative vote of the holders of at least 80% of our outstanding voting stock to amend or repeal any of the provisions discussed in this section of this prospectus entitled “Anti-Takeover Provisions.”

Description of capital stock

This 80% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. In addition, an 80% vote is also required for any amendment to, or repeal of, our restated bylaws by the stockholders. Our restated bylaws may be amended or repealed by a vote of a majority of the total number of directors.
TRANSFER AGENT AND REGISTRAR
The transfer agent and registrar for the common stock will be American Stock Transfer and Trust Company.
NASDAQ NATIONAL MARKET LISTING
We have applied to list our common stock on the Nasdaq National Market under the symbol “PRDX.”

Shares eligible for future sale
Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.
Upon completion of this offering, we will have 21,059,886 shares of common stock outstanding, assuming the conversion of all outstanding shares of preferred stock and no exercise of any options and warrants outstanding as of September 23, 2005. Of these shares, the 5,000,000 shares sold in this offering will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by one of our existing “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining 16,059,886 shares of common stock existing are “restricted shares” as defined in Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 of the Securities Act, as described below. As a result of the contractual 180-day lock-up period described below and the provisions of Rules 144 and 701, these shares will be available for sale in the public market as follows:

Number of shares	Date

169,949	On the date of this prospectus.
0	At various times between the date of this prospectus and 90 days after the date of this prospectus.
28,167	After 90 days from the date of this prospectus.
61,570	At various times between the 90 days and 180 days from the date of this prospectus.
12,567,013	After 180 days from the date of this prospectus (subject, in some cases, to volume limitations).
3,233,187	At various times after 180 days from the date of this prospectus (subject, in some cases, to volume limitations).

*	180 days corresponds to the end of the lock-up period described below in “—Lock-up agreements.” This lock-up period may be extended or shortened under certain circumstances as described below.
RULE 144
In general, under Rule 144 as currently in effect, beginning 90 days after this offering, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate, at least one year previously, is entitled to sell within any three-month period a number of shares that does not exceed the greater of (1) 1% of our then-outstanding shares of common stock, which will equal approximately 210,598 shares immediately after this offering or (2) the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice of the sale on Form 144. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. We are unable to estimate the number of shares that will be sold under Rule 144 since this will

Shares eligible for future sale

depend on the market price for our common stock, the personal circumstances of the stockholder and other factors.
RULE 144(k)
Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who owns shares within the definition of “restricted securities” under Rule 144 that were purchased from us, or any affiliate, at least two years previously, would be entitled to sell shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements described above.
RULE 701
In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements or other restrictions contained in Rule 701. The Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than “affiliates,” as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by “affiliates” under Rule 144 without compliance with its one-year minimum holding period requirement.
REGISTRATION RIGHTS
Upon completion of this offering, the holders of approximately 15,304,020 shares of common stock, 607,941 shares of common stock issuable upon the exercise of outstanding options and 173,545 shares of common stock issuable upon the exercise of outstanding warrants or their transferees, will be entitled to various rights with respect to the registration of these shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares held by affiliates.
STOCK PLANS
As of September 23, 2005, there were options outstanding to purchase 2,219,124 shares of common stock, and 1,785,475 shares of common stock were available for future option grants under our stock plans, including 350,000 shares reserved for future issuance under our employee stock purchase plan. Upon completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering all shares of common stock subject to outstanding options or issuable pursuant to our stock plans. Subject to Rule 144 volume limitations applicable to affiliates, shares registered under any registration statements will be available for sale in the open market, except to the extent that the shares are subject to vesting restrictions with us or the contractual restrictions described below.
LOCK-UP AGREEMENTS
Each of our officers and directors and the holders of substantially all of our currently outstanding stock have agreed that, without the prior written consent of UBS Securities LLC and subject to certain

Shares eligible for future sale

exceptions, they will not, during the period ending 180 days after the date of this prospectus, subject to a possible extension as described below:

▶	sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or file (or participate in the filing of) a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, or warrants or other rights to purchase our common stock or any such securities,

▶	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, or warrants or other rights to purchase our common stock or any such securities, whether any such transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise; or

▶	publicly announce an intention to effect any of the foregoing transactions.
UBS Securities LLC does not have any pre-established conditions to waiving the terms of the lock-up agreements. Any determination to release any shares subject to the lock-up agreements would be based on a number of factors at the time of determination, including but not necessarily limited to the market price of the common stock, the liquidity of the trading market for the common stock, general market conditions, the number of shares proposed to be sold and the timing, purpose and terms of the proposed sale.
The lock-up agreements also provide that:

▶	if we issue an earnings release or if material news or a material event relating to our company occurs during the last 15 calendar days plus three business days before the last day of the 180-day lock-up period; or

▶	if prior to the expiration of the 180-day lock-up period we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day lock-up period;
the lock-up period will continue until the date that is 15 calendar days plus three business days after the date on which the issuance of the earnings release or the occurrence of the material news or material event occurs.

Underwriting
We are offering the shares of our common stock described in this prospectus through the underwriters named below. UBS Securities LLC, Deutsche Bank Securities Inc., CIBC World Markets Corp. and ThinkEquity Partners LLC are the representatives of the underwriters. We have entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares of common stock listed next to its name in the following table:

Number of
Underwriters	shares

UBS Securities LLC
Deutsche Bank Securities Inc.
CIBC World Markets Corp.
ThinkEquity Partners LLC

Total	5,000,000

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.
Our common stock is offered subject to a number of conditions, including:

▶	receipt and acceptance of the common stock by the underwriters, and

▶	the underwriters’ right to reject orders in whole or in part.
In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.
Sales of shares made outside of the U.S. may be made by affiliates of the underwriters.
OVER-ALLOTMENT OPTION
We have granted the underwriters an option to buy up to 750,000 additional shares of our common stock. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.
COMMISSIONS AND DISCOUNTS
Shares sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $           per share from the public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $           per share from the public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The

Underwriting

underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock to be offered.
The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters, assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 750,000 shares:

	No exercise	Full exercise

Per share	$	$
Total	$	$
We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $                    .
NO SALES OF SIMILAR SECURITIES
We, our executive officers and directors and all of our existing security holders have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of UBS Securities LLC, offer, sell, contract to sell or otherwise dispose of or hedge our common stock or securities convertible into or exchangeable for our common stock. These restrictions will be in effect for a period of 180 days after the date of this prospectus. At any time and without public notice, UBS Securities LLC may in its sole discretion release some or all of the securities from these lock-up agreements.
If:

▶	during the period that begins on the date that is 15 calendar days plus 3 business days before the last day of the 180-day lock-up period and ends on the last day of the 180-day lock-up period we issue an earnings release or material news or a material event relating to us occurs; or

▶	prior to the expiration of the 180-day lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day lock-up period, then the 180-day lock-up period will be extended until the expiration of the date that is 15 calendar days plus 3 business days after the date on which the issuance of the earnings release or the material news or material event occurs.
INDEMNIFICATION AND CONTRIBUTION
We have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters and their controlling persons may be required to make in respect of those liabilities.
NASDAQ NATIONAL MARKET QUOTATION
We have applied to have our common stock included for quotation on the Nasdaq National Market under the symbol “PRDX.”
PRICE STABILIZATION, SHORT POSITIONS
In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

▶	stabilizing transactions;

Underwriting

▶	short sales;

▶	purchases to cover positions created by short sales;

▶	imposition of penalty bids; and

▶	syndicate covering transactions.
Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.
The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.
The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.
As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.
DETERMINATION OF OFFERING PRICE
Prior to this offering, there was no public market for our common stock. The initial public offering price will be determined by negotiation by us and the representatives of the underwriters. The principal factors to be considered in determining the initial public offering price include:

▶	the information set forth in this prospectus and otherwise available to the representatives;

▶	our history and prospects and the history of, and prospects for, the industry in which we compete;

▶	our past and present financial performance and an assessment of our management;

▶	our prospects for future earnings and the present state of our development;

▶	the general condition of the securities markets at the time of this offering;

▶	the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and

▶	other factors deemed relevant by the underwriters and us.

Underwriting

DIRECTED SHARE PROGRAM
At our request, certain of the underwriters have reserved up to 5% of the common stock being offered by this prospectus for sale at the initial offering price to our officers, directors, employees and consultants and other persons having a relationship with us, as designated by us. The sales will be made by Deutsche Bank Securities Inc., through a directed share program. We do not know whether these persons will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. Any directed share participants who have not otherwise executed a lock-up agreement as described above in “—No sales of similar securities” and who, together with their affiliates, purchase shares in the directed share program with an aggregate purchase price in excess of $100,000 will be subject to the restrictions set forth in “—No sales of similar securities.”
AFFILIATIONS
Certain of the underwriters and their affiliates may from time to time provide certain commercial banking, financial advisory, investment banking and other services for us for which they were and will be entitled to receive separate fees.
The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

Legal matters
The validity of the common stock we are offering will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. Morrison & Foerster LLP, New York, New York is counsel for the underwriters in connection with this offering.
Independent registered public accounting firm
The consolidated financial statements of Predix Pharmaceuticals Holdings, Inc. at December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, appearing in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Predix Pharmaceuticals Ltd. at December 31, 2002, and for the year then ended, appearing in this prospectus and Registration Statement have been audited by Kost Forer Gabbay & Kasierer, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
Where you can find additional information
We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.
You may read and copy all or any portion of the registration statement without charge at the public reference room of the SEC at Station Place, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the public reference room of the SEC at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.
Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, will file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the SEC. You will be able to inspect and copy such periodic reports, proxy statements and other information at the SEC’s public reference room and the web site of the SEC referred to above.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Predix Pharmaceuticals Holdings, Inc.
(Years ended December 31, 2002, 2003 and 2004)
Predix Pharmaceuticals Ltd.
(Period from inception (October 1, 2000) to December 31, 2002)
Predix Pharmaceuticals Ltd.
(Period from January 1, 2003 to July 31, 2003 (unaudited))

PREDIX PHARMACEUTICALS HOLDINGS, INC.

Report of independent registered public accounting firm

The Board of Directors and Shareholders
of Predix Pharmaceuticals Holdings, Inc.
We have audited the accompanying consolidated balance sheets of Predix Pharmaceuticals Holdings, Inc. (formerly, Physiome Sciences, Inc.) as of December 31, 2003 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits, included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Predix Pharmaceuticals Holdings, Inc. at December 31, 2003 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
Boston, Massachusetts
June 17, 2005, except for Note 14, as
     to which the date is September 22, 2005

PREDIX PHARMACEUTICALS HOLDINGS, INC.

Consolidated balance sheets

	December 31,
			June 30,
	2003	2004	2005

			(unaudited)
	(in thousands, except per share amounts)
Assets
Current assets:
Cash and cash equivalents	$7,341	$13,813	$22,069
Marketable securities	3,658	—	—
Prepaid expenses and other current assets	416	1,037	1,996

Total current assets	11,415	14,850	24,065
Restricted cash	952	714	905
Property and equipment, net	991	1,075	1,360
Other assets	104	78	85

Total assets	$13,462	$16,717	$26,415

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$358	$1,072	$861
Accrued expenses	1,254	1,538	1,801
Current portion of deferred revenue	13	—	667
Current portion of capital lease obligations	209	223	161
Current portion of lease abandonment liability	172	219	219

Total current liabilities	2,006	3,052	3,709
Accrued rent	—	—	230
Deferred revenue, net of current portion	—	—	1,111
Capital lease obligations, net of current portion	219	127	114
Lease abandonment liability, net of current portion	1,331	1,068	953

Total liabilities	3,556	4,247	6,117

Stockholders’ equity:
Preferred stock, $0.01 par value; 3,600,000, 238,223,800 and 275,298,740 shares authorized at December 31, 2003, December 31, 2004 and June 30, 2005, respectively: 2,532,225, 115,838,473 and 212,110,172 shares issued and outstanding at December 31, 2003, December 31, 2004 and June 30, 2005, respectively	26	1,159	2,121
Common stock, $0.01 par value; 40,000,000, 309,642,245 and 338,085,813 shares authorized at December 31, 2003, December 31, 2004 and June 30, 2005, respectively: 14,731, 662,635 and 778,507 shares issued and outstanding at December 31, 2003, December 31, 2004 and June 30, 2005, respectively	—	7	8
Class A common stock, $0.01 par value; 44,400,000 and 19,837 shares authorized and outstanding, respectively, at December 31, 2003: No shares authorized or outstanding at December 31, 2004 and June 30, 2005	—	—	—
Additional paid-in capital	78,184	98,999	119,587
Deferred compensation	—	—	(406)
Accumulated other comprehensive income	—	1	—
Accumulated deficit	(68,304)	(87,696)	(101,012)

Total stockholders’ equity	9,906	12,470	20,298

Total liabilities and stockholders’ equity	$13,462	$16,717	$26,415

The accompanying notes are an integral part of these consolidated financial statements.

PREDIX PHARMACEUTICALS HOLDINGS, INC.

Consolidated statements of operations

				Six months ended
	Year ended December 31,			June 30,

	2002	2003	2004	2004	2005

				(unaudited)
	(In thousands, except per share amounts)
Revenue:	$551	$1,068	$13	$13	$787

Costs and expenses:
Research and development	8,534	14,632	16,427	5,472	12,183
General and administrative	3,223	5,782	3,011	1,493	2,186
Restructuring	—	5,350	77	34	43

Total costs and expenses	11,757	25,764	19,515	6,999	14,412

Loss from operations	(11,206)	(24,696)	(19,502)	(6,986)	(13,625)
Other income (expense):
Investment income, net	591	142	147	41	326
Interest expense	(5)	(6)	(37)	(19)	(17)
Loss on sale of equipment and related contract	(879)	—	—	—	—

Loss before income tax	(11,499)	(24,560)	(19,392)	(6,964)	(13,316)
Income tax benefit	258	—	—	—	—

Net loss	(11,241)	(24,560)	(19,392)	(6,964)	(13,316)
Accretion of redeemable preferred stock to redemption value	(4,598)	—	—	—	—

Net loss attributable to common stockholders	$(15,839)	$(24,560)	$(19,392)	$(6,964)	$(13,316)

Amounts per common share:
Net loss per share attributable to common stockholders, basic and diluted	$(989.94)	$(1,364.44)	$(68.04)	$(198.97)	$(18.83)

Weighted-average shares, basic and diluted	16	18	285	35	707

Unaudited pro forma net loss per share assuming conversion of preferred stock, basic and diluted			$(7.96)		$(1.12)

Unaudited pro forma weighted average shares, basic and diluted			2,436		11,922

The accompanying notes are an integral part of these consolidated financial statements.

PREDIX PHARMACEUTICALS HOLDINGS, INC.

Consolidated statements of stockholders’ equity
PART I

	Preferred Stock

	Shares	Amount

	(in thousands except
	share amounts
Balance at December 31, 2001	19,111,135	$54,569

Net loss
Reclassification adjustment for net gains on investments realized in 2002
Realized gains, net
Unrealized gain on marketable securities
Total comprehensive loss
Employee stock purchases
Compensation on restricted Common Stock
Accretion of redeemable preferred stock to redemption value		4,598

Balance at December 31, 2002	19,111,135	59,167

Net loss
Realized gains, net
Unrealized gain on marketable securities
Total comprehensive loss
Repurchase of restricted stock
Cancellation of treasury stock
Cancellation of stock on acquisition	(19,111,135)	(59,167)
Reversal of Preferred Stock accretion
Issuance of Preferred Stock on acquisition	2,532,225	26
Issuance of Common Stock on acquisition
Issuance of Common Stock on acquisition
Employee stock purchases

Balance at December 31, 2003	2,532,225	26

Net loss
Realized gains, net
Unrealized loss on marketable securities
Total comprehensive loss
Write off of receivable
Issuance of Preferred Stock	96,249,667	963
Conversion of Preferred Stock	11,999,235	119
Conversion of Common Stock
Exercise of stock warrants	5,057,346	51
Employee stock purchases

Balance at December 31, 2004	115,838,473	1,159

(unaudited)
Net loss
Realized gains, net
Unrealized loss on marketable securities
Total comprehensive loss
Issuance of Preferred Stock	94,460,059	944
Exercise of stock warrants	1,811,640	18
Employee stock purchases

Balance at June 30, 2005	212,110,172	$2,121

PREDIX PHARMACEUTICALS HOLDINGS, INC.

Consolidated statements of stockholders’ equity
PART II

			New		Class A						Accumulated
	Common Stock		Common Stock		Common Stock			Additional			Other		Total
							Deferred	Paid-In	Notes	Treasury	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Compensation	Capital	Receivable	Stock	Loss	Deficit	Equity

	(in thousands except per share and share amounts)
Balance at December 31, 2001	—	$—	15,627	$—	—	$—	$—	$23,572	$(676)	$(40)	$172	$(39,974)	37,623

Net loss							—					(11,241)	(11,241)
Realized gains, net													—
Reclassification adjustment for net gains on investments realized in 2002											(172)		(172)
Unrealized gain on marketable securities											30		30

Total comprehensive loss													(11,383)
Employee stock purchases			130	—				28					28
Compensation on restricted Common Stock								(127)					(127)
Accretion of redeemable preferred stock to redemption value												(4,599)	(1)

Balance at December 31, 2002	—	—	15,757	—	—	—	—	23,473	(676)	(40)	30	(55,814)	26,140

Net loss												(24,560)	(24,560)
Realized gains, net											(30)		(30)
Unrealized gain on marketable securities

Total comprehensive loss													(24,590)
Repurchase of restricted stock			(3,678)	—				(12)	676				664
Cancellation of treasury stock			(771)	—				(41)		40			(1)
Cancellation of stock on acquisition			(11,308)	—				59,167					—
Reversal of Preferred Stock accretion								(12,070)				12,070	—
Issuance of Preferred Stock on acquisition													26
Issuance of Common Stock on acquisition			14,731	—				7,643					7,643
Issuance of Common Stock on acquisition					7,343			2					2
Employee stock purchases					12,493	—		22					22

Balance at December 31, 2003	—	—	14,731	—	19,836	—	—	78,184	—	—	—	(68,304)	9,906

Net loss												(19,392)	(19,392)
Realized gains, net Unrealized loss on marketable securities											1		1

Total comprehensive loss													(19,391)
Write off of receivable								3					3
Issuance of Preferred Stock								20,093					21,056
Conversion of Preferred Stock	599,488	7						(127)					(1)
Conversion of Common Stock	34,567	—	(14,731)	—	(19,836)	—		(1)					(1)
Exercise of stock warrants								823					874
Employee stock purchases	28,580	—						24					24

Balance at December 31, 2004	662,635	7	—	—	—	—	—	98,999	—	—	1	(87,696)	12,470

(unaudited)
Net loss												(13,316)	(13,316)
Realized gains, net													—
Unrealized loss on marketable securities											(1)		(1)

Total comprehensive loss													(13,317)
Issuance of Preferred Stock								16,387					17,331
Exercise of stock warrants								3,672					3,690
Employee stock purchases	115,872	1						106					107
Issuance of stock options							(423)	423					—
Compensation expense related to stock options							17						17

Balance at June 30, 2005	778,507	$8	—	$—	—	$—	$(406)	$119,587	$—	$—	$—	$(101,012)	$20,298

PREDIX PHARMACEUTICALS HOLDINGS, INC.

Consolidated statements of cash flows

				Six months ended
	Year ended December 31,			June 30,

	2002	2003	2004	2004	2005

				(unaudited)
	(In thousands, except per share amounts)
Cash flows from operating activities:
Net loss	$(11,241)	$(24,560)	$(19,392)	$(6,964)	$(13,316)
Adjustments to reconcile net loss to cash used in operating activities:
Write off of property and equipment	—	2,169	27	—	—
Write off of research and development	—	6,611	—	—	—
Depreciation and amortization	1,518	1,364	349	143	134
Loss on sale of property and equipment	676	—	1	1	15
Write off of stock subscription receivable	—	—	3	3	—
Non-cash stock based compensation	(127)	664	—	—	42
Realized gain on sale of short-term investments	—	(30)	(1)	(1)	—
Changes in operating assets and liabilities exclusive of impact from net asset acquisition (Note 6):
Prepaid expenses and other current assets	(61)	409	(620)	(11)	(959)
Other assets	301	1,123	(46)	23	(7)
Accounts payable and accrued expenses	(971)	544	1,033	(325)	718
Long-term liabilities	—	1,202	(264)	(246)	1,225

Net cash used in operating activities	(9,905)	(10,504)	(18,910)	(7,377)	(12,148)
Cash flows from investing activities:
Net asset acquisition, net of cash acquired	—	(318)	—	—	—
Purchase of short-term investments	—	(3,657)	—	—	—
Restricted cash	—	(952)	238	43	(191)
Proceeds from sale of short-term investments	11,875	13,892	3,658	3,658	—
Purchase of property and equipment	(1,484)	(144)	(278)	(117)	(394)
Proceeds from sale of property and equipment, net	400	—	—	—	—

Net cash provided by (used in) investing activities	10,791	8,821	3,618	3,584	(585)
Cash flows from financing activities:
Issuance of stock for net asset acquisition	—	1,058	—	—	—
Proceeds from issuance of common stock for option exercises	27	22	23	2	107
Proceeds from issuance of preferred stock and exercises of warrants, net of issuance costs	—	—	21,929	(5)	20,996
Principal payments on capital leases	(17)	(140)	(188)	(90)	(114)

Net cash provided by (used in) financing activities	10	940	21,764	(93)	20,989
Net increase (decrease) in cash and cash equivalents	896	(743)	6,472	(3,886)	8,256
Cash and cash equivalents, beginning of period	7,188	8,084	7,341	7,341	13,813

Cash and cash equivalents, end of period	$8,084	$7,341	$13,813	$3,455	$22,069

Supplemental Cash Flow Information:
Cash paid for interest	$5	$28	$37	$19	$17

The accompanying notes are an integral part of these consolidated financial statements.

PREDIX PHARMACEUTICALS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	The Company
Predix Pharmaceuticals Holdings, Inc. (“Predix” or the “Company”) is a pharmaceutical company focused on the discovery and development of novel, highly selective, small-molecule drugs that target G-Protein Coupled Receptors, or GPCRs, and ion channels. The Company’s lead clinical-stage drug candidate, PRX-00023, completed a Phase II clinical trial in Generalized Anxiety Disorder (“GAD”) in July 2005, and the Company began enrollment of patients for the first of at least two pivotal Phase III clinical trials for this indication in August 2005. The Company’s two other clinical-stage drug candidates, PRX-03140 for the treatment of Alzheimer’s disease and PRX-08066 for the treatment of Pulmonary Arterial Hypertension, are in Phase I clinical trials. The Company’s corporate headquarters is located in Lexington, Massachusetts.
The Company was incorporated in Delaware on November 2, 1994 as Takhus Pharmaceuticals, Inc. and changed its name in December 1996 to Physiome Sciences, Inc. Prior to 2003, the Company was focused on the development and commercialization of software and databases used to support the discovery and development of new drugs. In late 2002, the board of directors decided to change the business focus of the Company and began actively pursuing the sale or merger of the Company to or with a company engaged in drug discovery. In August 2003, the Company acquired all of the capital stock of Predix Pharmaceuticals Ltd., an Israeli corporation, and changed its name to Predix Pharmaceuticals Holdings, Inc. Subsequent to the acquisition of Predix Pharmaceuticals Ltd., the Company changed its business focus to drug discovery and development focusing on GPCRs and ion channels, using its software, together with the proprietary technology it acquired.
The acquisition was accounted for under the purchase method of accounting. The purchase price of $7.7 million was funded with the common and preferred stock of Physiome Sciences, Inc. The purchase price was allocated to the net tangible assets acquired ($1.0 million) and $6.7 million was charged to operating expenses pursuant to Financial Accounting Interpretation No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method an interpretation of FASB Statement No. 2. The acquired entity was a development stage enterprise at the time of the acquisition, as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7, Consolidated Financial Statements (“SFAS No. 7”) therefore, no goodwill was recorded.
Prior to 2004, Predix was a development stage company. During 2004, the Company completed three Phase I clinical trials with PRX-00023 and initiated a Phase I clinical trial with PRX-03140. As the Company has successfully initiated several clinical trials and discovered several clinical candidates, and has entered into a discovery alliance with Cystic Fibrosis Foundation Therapeutics Incorporated (see note 9), principal operations have commenced and the Company is not considered to be a development stage enterprise. The Company has generated a deficit since inception through June 30, 2005 of $101.0 million (unaudited) and will require substantial additional capital for research and product development. The future success of the Company is dependent on its ability to obtain additional working capital to develop and market its future products and ultimately upon its ability to attain future profitable operations. There can be no assurances that the Company will be able to obtain necessary financing to successfully develop and market its future products or attain successful future operations. Further, the Company is subject to risks associated with emerging biotechnology companies. Primary among these risks is competition from other entities in the industry with competing drug discovery programs and the success of efforts to develop and market future products. The Company believes its working capital at December 31, 2004 combined with the additional capital raised in January 2005 will be sufficient to fund operations for a period of at least one year from the balance sheet date.

PREDIX PHARMACEUTICALS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of significant accounting policies
Basis of presentation
The accompanying consolidated financial statements of the Company include the accounts of the Company and its wholly owned subsidiary located in Israel, Predix Pharmaceuticals Ltd. All significant inter-company accounts have been eliminated in consolidation. The net assets of Predix Pharmaceuticals Ltd. were $2.7 million, $1.8 million and $1.9 million at December 31, 2003, December 31, 2004 and June 30, 2005, respectively.
In the opinion of management, all adjustments, which include only normal recurring adjustments considered necessary for a fair presentation, have been included in amounts as of and for the six month periods ended June 30, 2004 and 2005.
Reverse stock split
On September 22, 2005, the Board of Directors approved, subject to stockholder approval, a 1-for-18 reverse stock split of the outstanding shares of common stock and an adjusted conversion ratio of Series C and Series AB convertible preferred stock to reflect the 1-for-18 reverse stock split of the common stock. All common share and related per share amounts (except par value which remains $0.01) for all periods presented have been retroactively adjusted for the 1-for-18 reverse stock split.
Use of estimates
The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
Cash equivalents and marketable securities
Cash equivalents principally consist of money market funds. Marketable securities consist of investments in U.S. government bonds. The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. Cash equivalents are stated at cost, which approximates fair value.
Management determines the appropriate classification of marketable securities at the time of purchase and reevaluates such designation at each balance sheet date. Marketable securities at December 31, 2004 are classified as “available-for-sale.” Available-for-sale securities are carried at fair value, with the unrealized gains and losses reported in a separate component of stockholders’ equity. The cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion are included in investment income. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities and other investments are included in investment income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in investment income.
During the years ended December 31, 2003 and 2004, there were net realized gains (losses) on marketable securities of $(30,267) and $560, respectively. At December 31, 2004, cash equivalents were held in money market accounts with commercial banks.

PREDIX PHARMACEUTICALS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Concentrations of credit risk
SFAS No. 105, Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentration of Credit Risk, requires disclosure of any significant off-balance-sheet risk or credit risk concentration.
The Company has no significant off-balance-sheet risk.
Financial instruments that potentially subject the Company to concentrations of credit risk principally consist of cash and cash equivalents and marketable securities. Cash and cash equivalents are placed with highly rated financial institutions. The Company places the marketable securities with highly rated financial institutions and has not experienced any significant losses in such accounts. The Company does not believe it is exposed to any significant credit risk on these funds.
Segment information
SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS No. 131”), establishes standards for the way that public business enterprises report information about operating segments in their financial statements. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers.
Operating segments are determined based on the way management organizes its business for making operating decisions and assessing performance.
In determining the operating segments, the Company considered its wholly-owned subsidiary, Predix Limited, as well as the former business practice of licensing software. Predix Limited is primarily an offsite chemistry facility. The financial results of Predix Limited are not used to make operating decisions nor to assess Company performance. The Company no longer licenses software but uses the software formerly licensed together with its proprietary technology in its drug discovery efforts.
The Company makes operating decisions based upon performance of the Company as a whole and utilizes the consolidated financial statements for decision making. The Company operates in one business segment, which focuses on drug discovery and development.
Property and equipment
Property and equipment are stated at cost. Depreciation is recorded using the straight-line method over the estimated useful lives of the respective assets. Upon sale or retirement, the cost, if any, and related accumulated depreciation are eliminated from the respective accounts and the resulting gain or loss is included in current operations. Repairs and maintenance charges that do not increase the useful life of the assets are charged to operations as incurred. Property and equipment are depreciated on a straight-line basis over the following periods:

Laboratory equipment	5 years
Computer equipment and software	3 years
Leasehold improvements	Shorter of life of lease or useful life of asset
Furniture and fixtures	7 years
Impairment of long-lived assets
Consistent with SFAS No. 144, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of, when impairment indicators exist, the Company evaluates its long-lived assets for potential impairment. Potential impairment is assessed when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered.

PREDIX PHARMACEUTICALS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Recoverability of these assets is assessed based on undiscounted expected future cash flows from the assets, considering a number of factors, including past operating results, budgets and economic projections, market trends and product development cycles. An impairment in the carrying value of each asset is assessed when the undiscounted expected future cash flows derived from the asset are less than its carrying value.
Revenue recognition
During 2002 and 2003, the Company generated revenue from licensing software and databases used to support the discovery and development of new drugs. The Company recognizes revenue on the licensing of its software products and sales of related services in accordance with the American Institute of Certified Public Accountants Statement of Position (“SOP”) No. 97-2, Software Revenue Recognition (“SOP 97-2”), as amended by SOP No. 98-9, Software Revenue Recognition, with Respect to Certain Arrangements (“SOP 98-9”). Revenue from these arrangements are recognized ratably over the term of the contract.
The Company recognizes revenue relating to collaborations in accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements (SAB 101). Revenue under collaborations may include the receipt of non-refundable license fees, milestone payments and research and development payments.
The Company recognizes nonrefundable upfront license fees and guaranteed, time-based payments that require continuing involvement in the form of research and development as revenue:

▶	ratably over the development period if development risk is significant; or

▶	based upon the level of research services performed during the period of the research contract.
When the period of deferral cannot be specifically identified from the contract, management estimates the period based upon other critical factors contained within the contract. The Company continually reviews such estimates which could result in a change in the deferral period and might impact the timing and amount of revenue recognized.
Milestone payments are recognized as revenue when the performance obligations, as defined in the contract, are achieved. Performance obligations typically consist of significant milestones in the development life cycle of the related technology, such as initiation of clinical trials, filing for approval with regulatory agencies and approvals by regulatory agencies.
Royalties are recognized as revenue when earned.
Reimbursements of research and development costs are recognized as revenue as the related costs are incurred.
Research and development
The Company accounts for research and development costs in accordance with SFAS No. 2, Accounting for Research and Development Costs, which requires that expenditures be expensed to operations as incurred. Research and development expenses comprise costs incurred in performing research and development activities, including salaries and benefits, facilities costs, overhead costs, clinical trial costs, contract services and other outside costs.

PREDIX PHARMACEUTICALS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Income taxes
Pursuant to SFAS No. 109, Accounting for Income Taxes, the liability method is used to account for income taxes. Deferred tax assets and liabilities are determined based on differences between financial reporting and income tax basis of assets and liabilities, as well as net operating loss carryforwards, and are measured using the enacted tax rates and laws that will be in effect when the differences reverse. Deferred tax assets are reduced by a valuation allowance to reflect the uncertainty associated with their ultimate realization.
Net loss per share
Basic net loss per share is computed using the weighted-average number of common shares outstanding during the period. Diluted net loss per share is typically computed using the weighted-average number of common and dilutive common equivalent shares from the conversion of preferred stock to common stock using the if-converted method and stock options and warrants using the treasury stock method. However, for all periods presented, diluted net loss per share is the same as basic net loss per share as the inclusion of weighted-average shares of common stock issuable upon the conversion of preferred stock and the exercise of stock options and warrants would be antidilutive. For the years ended December 31, 2002, 2003 and 2004, 1,191,035, 315,942 and 11,251,247 shares of common stock issuable upon the conversion of preferred stock and the exercise of stock options and warrants, respectively, and for the six months ended June 30, 2004 and 2005, 709,357 and 17,525,036 shares of common stock issuable upon the conversion of preferred stock and the exercise of stock options and warrants, respectively, were excluded from the calculations of earnings per share as the inclusion of such shares would be antidilutive.
Unaudited pro forma financial information
Unaudited pro forma basis and diluted net loss per share attributable to common stockholders is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of all outstanding preferred stock into shares of the Company’s common stock effective upon the completion of the Company’s planned Initial Public Offering (IPO) as if such conversion had occurred at the date of the original issuance.
Foreign currency
The financial statements of the Company’s Israeli subsidiary, Predix Limited are measured using the U.S. dollar as the functional currency. Accordingly, monetary accounts maintained in New Israeli Shekels are re-measured to U.S. dollars using the foreign exchange rate at the balance sheet date. Operational accounts and non-monetary balance sheet accounts are measured and recorded at the exchange rate in effect at the date of the transaction. Adjustments resulting from the re-measurement process are made to income. For the years ended December 31, 2002, 2003 and 2004, the re-measurement process resulted in transaction gains and (losses) of $46,000, $16,000 and $3,000, respectively.
Comprehensive loss
Comprehensive loss is comprised of net loss and unrealized gains and losses on available for sale securities. Comprehensive loss is reflected in the consolidated statements of stockholders’ equity.

PREDIX PHARMACEUTICALS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Stock-based compensation
The Company follows the intrinsic value method under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and related interpretations, in accounting for its stock-based compensation plans, rather than the alternative fair value accounting method provided for under SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), as amended by SFAS No. 148, Accounting for Stock-based Compensation—Transition and Disclosure. Under APB 25, when the exercise price of options granted equals the market price of the underlying stock on the date of grant, generally no compensation expense is recognized. In accordance with Emerging Issues Task Force (“EITF”) 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction With Selling, Goods or Services (“EITF 96-18”). The Company records compensation expense equal to the fair value of options granted to non-employees over the vesting period, which generally is the period of service.
The following table illustrates the effect on net loss and net loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation (in thousands, except per share amounts):

	Year ended			Six months ended
	December 31,			June 30,

	2002	2003	2004	2004	2005

Net loss, attributable to common stockholders—as reported	$(15,839)	$(24,560)	$(19,392)	$(6,964)	$(13,316)
Add: Stock-based compensation as reported in the Consolidated Statement of Operations	(127)	664	—	—	42
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(152)	(82)	(427)	(43)	(144)

Net loss, attributable to common stockholders—pro forma	$(16,118)	$(23,978)	$(19,819)	$(7,007)	$(13,418)

Amounts per common share:
Basic and diluted—as reported	$(989.94)	$(1,364.44)	$(68.04)	$(198.97)	$(18.83)

Basic and diluted—pro forma	$(1,007.38)	$(1,332.11)	$(69.54)	$(200.20)	$(18.98)

The weighted-average per share fair value of options granted during 2002, 2003 and 2004 was $2.52, $1.26 and $0.54, respectively.
The fair value of stock options and common stock issued pursuant to the stock option at the date of grant were estimated using the Black-Scholes model with the following weighted-average assumptions:

	2002	2003	2004

Expected life (years)	5	4	3
Interest rate	1.2%	3.6%	3.2%
Expected volatility	80%	80%	80%
Expected dividends	—	—	—
The expected volatility factor was based on public small capitalization stocks with significant risk (scientific or otherwise), which tend to have a relatively high volatility. For purposes of pro forma

PREDIX PHARMACEUTICALS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
disclosures, the estimated fair value of the options is amortized over the option vesting period, which generally is four years.
The effects on pro forma net loss of expensing the estimated fair value of stock options are not necessarily representative of the effects on reported net loss for future years, due to such things as the vesting period of the stock options and the potential for issuance of additional stock options in future years.
The Black-Scholes model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. Option valuation models require the input of highly subjective assumptions including the expected stock price volatility. The Company’s employee stock options have characteristics significantly different from those of traded options and changes in the subjective inputs assumptions can materially affect the fair value estimate.
The Company has never declared cash dividends on any of its capital stock and does not expect to do so in the foreseeable future.
Accounting pronouncements
In January 2003, the Financial Accounting Standards Board (“FASB”) issued Financial Accounting Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51 (“FIN 46”) and in December 2003 issued a revised FIN 46 (“FIN 46R”), which addressed the period of adoption of FIN 46 for entities created before February 1, 2003. FIN 46 provides a new consolidation model, which determines control and consolidation based on potential variability in gains and losses. The provisions of FIN 46 are effective for enterprises with variable interests in variable interest entities created after January 31, 2003. For its interests in variable interest entities created before February 1, 2003, the Company adopted FIN 46 in the first quarter of fiscal 2004 and the adoption did not have a material impact on the Company’s consolidated financial position or results of operations.
In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“SFAS No. 150”). SFAS No. 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. SFAS No. 150 is effective for all financial instruments created or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on the financial position or results of operations of the Company.
In December 2004, the FASB issued SFAS No. 123R (revised 2004), Share-Based Payment— An Amendment of FASB Statements No. 123 and 95 (“SFAS No. 123R”). SFAS No. 123R requires companies to calculate and record in the income statement the cost of equity instruments, such as stock options or restricted stock, awarded to employees for services received. The cost of the equity instrument is to be measured based on the fair value of the instruments on the date they are granted and is required to be recognized over the period during which the employees are required to provide services in exchange for the equity instruments. SFAS No. 123R is effective at the beginning of the first interim period beginning after June 15, 2004.
SFAS No. 123R provides two alternatives for adoption:

▶	a “modified prospective” method in which compensation cost is recognized for all awards granted subsequent to the effective date of the statement as well as for the unvested portion of awards outstanding as of the effective date; or

PREDIX PHARMACEUTICALS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

▶	a “modified retrospective” method which follows the approach in the “modified prospective” method, but also permits entities to restate prior periods to record compensation cost calculated under SFAS No. 123 for pro forma disclosure.
The Company plans to adopt SFAS No. 123R using the modified prospective method. As permitted by SFAS No. 123, the Company currently accounts for share-based payments to employees using APB 25 intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of SFAS No. 123R’s fair value method will have a significant impact on the Company’s result of operations, although it will have no impact on its overall financial position. The Company cannot accurately estimate at this time the impact of adopting SFAS No. 123R as it will depend on market price, assumptions used and levels of share-based payments granted in future periods. However, had the Company adopted SFAS No. 123R in a prior period, the impact would approximate the impact of SFAS No. 123 as described in the disclosure of pro forma net loss and net loss per share noted above.

3.	Restricted cash
At December 31, 2003 and 2004, the Company held $1.0 million and $0.7 million in restricted cash, respectively. The balances comprise amounts held in deposit with certain banks to collateralize standby letters of credit in the name of the landlord in accordance with the facility lease agreement.

4.	Property and equipment
Property and equipment consists of the following (in thousands):

	December 31,
			June 30,
	2003	2004	2005

			(unaudited)
Laboratory equipment	$670	$780	$761
Computer equipment and software	729	926	1,147
Leasehold improvements	41	164	175
Furniture and fixtures	219	248	369

	1,659	2,118	2,452
Less accumulated depreciation and amortization	(668)	(1,043)	(1,092)

	$991	$1,075	$1,360

Depreciation expense for the years ended December 31, 2002, 2003 and 2004 was $1.5 million, $1.4 million and $0.3 million, respectively, and $144,000 and $132,000 for the six months ended June 30, 2004 and 2005, respectively. The 2003 depreciation expense includes depreciation on certain assets that were disposed of during the year; therefore, cost and accumulated depreciation on such assets have been removed from the above detail of property and equipment. At December 2003, 2004 and June 30, 2005 property and equipment includes $472,000, $463,000 and $373,000, respectively, of assets under capital lease. Depreciation expense for these capital leases was $95,000, $120,000 and $63,000 for the periods ended December 31, 2003, 2004 and June 30, 2005, respectively.

PREDIX PHARMACEUTICALS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.	Accrued expenses
Accrued expenses consist of the following (in thousands):

	December 31,
			June 30,
	2003	2004	2005

			(unaudited)
Payroll and benefits	$98	$112	$113
Vacation	123	195	212
Un-invoiced vendor accrual	1,020	1,192	1,472
Other expenses	13	39	4

	$1,254	$1,538	$1,801

6.	Net asset acquisition
Effective August 8, 2003, the Company acquired the entire outstanding shares of common stock and preferred stock of Predix Pharmaceuticals Ltd. in exchange for 3,400 shares of common stock, valued at $18.00 per share, 7,341 shares of newly created Class A common stock, valued at $18.00 per share, and 759,682 shares of preferred stock, valued at $10.00 per share, pursuant to a Stock Purchase Agreement, dated July 1, 2003, by and among the Company, Predix Pharmaceuticals Ltd., an unrelated corporation formed under the laws of Israel (Predix Ltd.), Predix Pharmaceuticals, Inc., a Delaware corporation and a wholly owned subsidiary of Predix Ltd. (Predix Inc., and together with Predix Ltd., Predix) and certain individuals and entities.
The purchase price of $7.7 million was funded with the common and preferred stock of the Company. The acquisition of Predix Ltd. was accounted for using the purchase method of accounting and the operations of Predix are included in the Consolidated Statements of Operations from the date of acquisition. The purchase price was allocated to the net tangible assets acquired (primarily current assets of $1.0 million, property and equipment of $0.8 million, deposits of $0.1 million and current liabilities of $0.9 million) and $6.7 million was charged to operating expenses pursuant to FIN 4. As Predix Ltd. was a development stage enterprise at the time of the acquisition, as defined in SFAS No. 7, no goodwill was recorded.
The Company did not obtain a formal valuation of the in-process technology at the time of the acquisition. The Company determined the fair value of the tangible assets and liabilities as they were routine in nature (such as prepaid expenses and property, plant and equipment). To assign fair value to the intangible attributes and assets the Company considered several factors. Certain of the intangible assets, while key reasons for acquiring Predix Ltd., and which would ordinarily be accounted for as part of goodwill in a business combination, were assigned no value as these items did not qualify for separate accounting as research and development or otherwise; such intangible assets consisted of Predix Ltd.’s at-will management and scientific teams and their know-how and approach to drug discovery and Predix Ltd.’s relationship with certain external investors. The remaining intangible assets consisted of three research and development projects, licensed technology and a portfolio of pending patent applications. The three research and development projects included a pre-clinical early development drug candidate for the treatment of GAD and depression, and two lead optimization compounds, targeting Alzheimer’s disease and chemotherapy induced emesis (i.e. vomiting), respectively. The early development candidate is now in a Phase III clinical trial for GAD. The Alzheimer’s disease lead optimization compound is now in Phase I clinical trials and the third research program was terminated. The Company concluded that these intangible assets represented assets acquired to be used in research and development activities, or in-process research

PREDIX PHARMACEUTICALS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
and development (“IPR&D assets”). All of these IPR&D assets had significant technological risk at the time of the acquisition as they were incomplete and required further substantial modification and development. Consequently, the IPR&D assets were required to be expensed at the time of the acquisition pursuant to FASB Interpretation No. 4: Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method, an Interpretation of FASB Statement No. 2.
In allocating the purchase price, the Company considered that, after allocating the purchase price to the current assets and liabilities, the only remaining assets to which the purchase price could be allocated was to non-current assets consisting of property, plant and equipment and the IPR&D assets. Fair value was assigned to the property, plant and equipment and the IPR&D assets were assigned the vast majority ($6.7 million) of the purchase price consistent with management’s assessment of the value of Predix Ltd.

7.	Restructuring
Pursuant to SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, the Company recorded restructuring charges in 2003 of $5.4 million, which included $1.5 million for the future lease rental (net of sublease income) related to its Princeton, New Jersey office, $2.1 million of excess property and equipment written off and $1.8 million related to severance for 57 employees, which was paid out during 2003. At December 31, 2003 and 2004, restructuring liabilities were $1.5 million and $1.3 million, respectively, for the future lease rental (net of sublease income) related to its Princeton, New Jersey office. The following table displays the restructuring activity and liability balances (in thousands):

	Balance at		Balance at		Balance at
	December 31,	2004	December 31,	2005	June 30,
	2003	Payments	2004	Payments	2005

				(unaudited)	(unaudited)
Princeton, NJ Lease	$1,503	$216	$1,287	$115	$1,172

Total	$1,503	$216	$1,287	$115	$1,172

8.     Commitments
Lease agreements
The Company leases its facilities in Woburn, Massachusetts and Princeton, New Jersey, and facilities and vehicles in Ramat Gan, Israel under agreements, which is accounted for as operating leases. The facility leases generally provide for a base rent plus real estate taxes and certain operating expenses related to the leases. Rent expense amounted to approximately $1.4 million and $0.4 million for the years ended December 31, 2003 and 2004, respectively. Certain of the Company’s leases contain renewal options and escalating payments over the life of the lease. As discussed in Note 7, the Company has vacated its Princeton, New Jersey office.
The Company leases certain equipment under capital lease agreements. The Company has assets under capital lease obligations amounting to $0.4 million and $0.4 million as of December 31, 2003 and 2004, respectively. Amortization of such equipment is included in depreciation expense.

PREDIX PHARMACEUTICALS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
At December 31, 2004, future minimum commitments under all noncancelable capital and operating leases with initial or remaining terms of more than one year are as follows (in thousands):

	Capital	Operating
	leases	leases

2005	$236	$1,121
2006	80	1,398
2007	28	1,497
2008	28	1,602
2009	23	1,602
Thereafter	—	3,399

Total minimum lease payments	395	10,619
Less aggregate future sublease income	—	(3,631)

	395	$6,988

Less amount representing interest	(45)

Present value of minimum lease payments	350
Less current portion of capital lease obligation	(223)

Capital lease obligations, net of current portion	$127

The operating lease payments in the above table include $5.4 million for the Company’s abandoned facility in Princeton, New Jersey. The net present value of these amounts have been accrued at December 31, 2004 and 2003 (net of sublease income) as lease abandonment liability. Also included in the operating lease payments in the above table is $4.8 million of future rental payments relating to a facility lease the Company entered into during 2004 for its primary office space in Lexington, Massachusetts. This facility lease commenced in 2005 and has a term of seven years.
For its facilities in Ramat Gan, Israel, the Company has provided guaranties for the fulfillment of its lease commitments totaling $0.04 million.

9.	Discovery Alliance
In March 2005, the Company and Cystic Fibrosis Foundation Therapeutics Incorporated (“CFFT”), the drug discovery and development affiliate of the Cystic Fibrosis Foundation, entered into a three year research, development and commercialization agreement. Under this agreement, the Company received an upfront payment of $2.0 million and can receive cost reimbursements and milestone payments. The agreement covers two research programs and has a term of three years, but CFFT may terminate either or both programs without cause upon 120 days notice.
The Company is recognizing the $2.0 million upfront payment as revenue ratably over the three-year term. The reimbursements of research and development costs are being recognized as revenue as the related costs are incurred. As the Company is the party responsible for providing the research services, the Company is recognizing the reimbursements of the costs associated with its research efforts as revenue, not as a net research expense. The Company will recognize any milestone payments as revenue when the related performance obligation, as defined in the agreement, is achieved.
During 2005, the Company has recognized $787,000 in revenue from this collaboration, $222,000 relating to the $2.0 million upfront payment and $565,000 from reimbursed researched services and costs.

PREDIX PHARMACEUTICALS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.	Stockholders’ equity
Effective August 8, 2003, the Company amended and restated in its entirety its certificate of incorporation to amend, among other things, the following to: (i) change its name to Predix Pharmaceuticals Holdings, Inc.; (ii) provide for a one-for-17.971067 reverse stock split of the Company’s Existing Common Stock; (iii) create a new class of Class A Common Stock; (iv) reclassify and convert the outstanding shares of the Company’s Series A convertible preferred stock, Series B convertible preferred stock and Series C convertible preferred stock into shares of a newly created class of Series A convertible preferred stock and delete all references to such prior preferred classes; (v) reclassify and convert the outstanding shares of the Company’s Series D convertible preferred stock into shares of a newly created class of Series B convertible preferred stock and delete all references to such prior preferred class; and (vi) designate the newly created Series A convertible preferred stock and Series B convertible preferred stock. All shares and per share data for all periods presented in these financial statements have been adjusted to reflect the reverse stock split.
There was no beneficial conversion feature recognized in any of the following transactions as the value of the preferred stock on an as-converted-to-common basis was greater than the estimated fair value of the underlying common stock into which it was convertible.
On August 8, 2003, in connection with the recapitalization of the Company’s capital stock mentioned above, the Company issued the following securities:

▶	An aggregate of 480,552 shares of a newly created Series A convertible preferred stock and an aggregate of 1,291,991 shares of a newly created Series B convertible preferred stock to its existing stockholders in exchange for an aggregate of 2,187,250 shares of its then outstanding Series A convertible preferred stock, an aggregate of 6,060,606 shares of its then outstanding Series B convertible preferred stock, an aggregate of 2,568,371 shares of its then outstanding Series C convertible preferred stock and an aggregate of 10,438,413 shares of its then outstanding Series D convertible preferred stock. Each share of newly created Series A convertible preferred stock and newly created Series B convertible preferred stock was convertible into 0.5556 shares of common stock.

▶	Warrants to all of the Company’s stockholders that entitled the holder to purchase its pro rata share of an aggregate of 1,000,000 shares of its newly created Series B convertible preferred stock.
Effective August 9, 2004, the Company amended and restated its certificate of incorporation to amend, among other things, the following to: (i) reclassify and convert each outstanding share of the Company New Common Stock and the Company’s Class A common stock into one fully paid and nonassessable share of the Company’s common stock, par value $0.01; (ii) increase the Company’s authorized capital stock from 47,600,000 to 547,866,045, of which 309,642,245 shall be common stock and 238,223,800 shall be preferred stock, par value $0.01 per share; (iii) create and designate 76,800,000 shares of Series AB convertible preferred stock, par value $0.01 per share; and (iv) create and designate 158,823,800 shares of Series C convertible preferred stock, par value $0.01 per share.
On August 9, 2004, in connection with an equity financing and the recapitalization of the Company’s capital stock, it issued the following securities:

▶	An aggregate of 66,753,820 shares of its Series C convertible preferred stock to existing investors at a purchase price of $0.22037 per share for an aggregate purchase price of $14,710,539. Shares of Series C convertible preferred stock are convertible on a 1-for-18 basis into shares of the Company’s common stock.

▶	An aggregate of 14,531,460 shares of its Series AB convertible preferred stock and warrants to purchase an aggregate of 62,240,212 shares of its Series AB convertible preferred stock to existing

PREDIX PHARMACEUTICALS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

stockholders in exchange for an aggregate of 732,347 shares of its newly created Series A convertible preferred stock and an aggregate of 720,799 shares of its newly created Series B convertible preferred stock. Each share of Series AB convertible preferred stock is convertible into one share of the Company’s common stock.

▶	An aggregate of 599,488 shares of common stock to existing stockholders in exchange for an aggregate of 335,623 shares of its newly created Series A convertible preferred stock and an aggregate of 743,456 shares of its newly created Series B convertible preferred stock; and

▶	An aggregate of 20,638 shares of common stock to existing stockholders in exchange for an aggregate of 20,638 shares of the Company’s Class A Common Stock.

Between September 9, 2004 and January 21, 2005, the Company issued an aggregate of 115,740,536 shares of its Series C convertible preferred stock to investors at a purchase price of $0.22037 per share for an aggregate purchase price of $25,505,742.
On September 21, 2004, the Company issued 1,146,892 shares of its Series AB convertible preferred stock upon the exercise of a warrant to an existing stockholder for an aggregate purchase price of $11,469.
Convertible preferred stock
Authorized and outstanding convertible preferred stock and its principal terms are as follows at December 31, 2004:

	Shares

		Issued and
Series	Authorized	outstanding

A	1,100,000	—
B	1,500,000	—
AB	76,800,000	15,678,352
C	158,823,800	100,160,121

	238,223,800	115,838,473

The holders of the Convertible Preferred Stock (Series A, B, AB and C) (collectively, “the Preferred Stock”) have the following rights:
Dividends
The holders of the Preferred Stock are entitled to receive non-cumulative dividends when and if declared by the Board of Directors. The holders of the Series C preferred stock are entitled to receive, when and if declared by the Board of Directors, non-cumulative dividends at the annual rate of 8% of the Series C purchase price. These dividends to holders of the Series C preferred stock, if declared, are in preference and priority to any declaration or payment of any dividend on the Series AB preferred stock, Series B preferred stock, Series A preferred stock and common stock of the Company. As of December 31, 2004, no dividends have been declared.
Liquidation
In the event of any liquidation, the holders of the Series C preferred stock have a liquidation preference over holders of Series AB preferred stock, Series B preferred stock and Series A preferred stock and Common Stock, which is an amount per share plus any declared but unpaid dividends. In the event of any liquidation, dissolution or winding up of the Company (excluding a consolidation, merger or reorganization of the corporation), following payment of the Series C preferred stock

PREDIX PHARMACEUTICALS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
preference, the holders of the Series AB preferred stock have a liquidation preference over holders of the Series A and Series B preferred stock and Common Stock. In addition, following payment of the Series AB preferred stock preference, the holders of the Series B preferred stock have a liquidation preference over holders of Series A preferred stock and Common Stock. Following payment of the Series B preferred stock preference, the holders of the Series A preferred stock have a liquidation preference over holders of Common Stock. After payment of the Series C preference, Series AB preference, Series B Preference and Series A Preference, the entire remaining assets and funds of the Company legally available for distribution shall be distributed pro rata among all holders of the Series C preferred stock, the Series AB preferred stock, Series B preferred stock, Series A preferred stock and Common Stock (treating all holders of Preferred Stock as holders of Common Stock on an if-converted to Common Stock basis).
Conversion
Each share of the Preferred Stock is convertible at the holder’s option into the number of common shares as determined by the applicable conversion rate. The initial conversion rate for each share of Series C and Series AB preferred stock has been set at one share of Common Stock for each share of Series C and Series AB preferred stock, respectively, subject to any stock dividend, stock split, combination, reorganization or other recapitalization. The initial conversion rate for Series A and Series B preferred stock has been set at 10 shares of common stock for each share of preferred stock, subject to any stock dividend, stock split, combination, reorganization or other recapitalization. Each share of Preferred Stock will be automatically converted into common stock based at the then applicable conversion rate, upon (a) closing of an underwritten initial public offering of the common stock pursuant to an effective registration, in which the aggregate gross proceeds to the Company are at least $25.0 million (prior to the deduction of underwriters’ commissions, discounts and expenses) and at a pre-money valuation of the Company of no less than $0.1 billion or (b) a date agreed to in writing by the holders of at least 60% of the voting power of the then outstanding shares of Preferred Stock. The holders of the Preferred Stock are entitled to the number of votes equal to the number of shares of common stock into which their preferred stock is convertible.
Voting
The holders of the Preferred Stock are entitled to the number of votes equal to the number of common shares into which they are convertible.
Common stock
During the year 2000, an officer of the Company purchased 69,722 and 8,343 shares of the Company’s restricted common stock at $8.82 and $11.70 per share, respectively, the then-current fair values per share. The officer paid for the 69,722 shares by paying $0.01 million in cash and issuing a $0.6 million promissory note that bears interest at 6.4% per annum. The officer paid for 8,343 shares by paying $0.02 million in cash and issuing a $0.07 million promissory note that bore interest at 6.33% per annum. The officer had the right to repay the notes by returning shares of the restricted common stock to the Company. For purposes of repayment of the $0.6 million promissory note, each share returned was to be valued at the greater of $6.62 or the then-current fair market value. For purposes of repayment of the $0.07 million promissory note, each share returned was to be valued at the greater of $8.78 or the then-current fair market value. The Company had the right to repurchase a certain number of these shares at the respective prices paid by the officer. This right lapsed ratable over a 34-month period beginning January 2000. As a result of the terms of the promissory notes issued in connection with these transactions, the Company accounted for these arrangements as variable awards under EITF issue No. 95-16, Accounting for Stock Compensation Arrangements With

PREDIX PHARMACEUTICALS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Employer Loan Features Under APB Opinion No. 25. The Company recorded noncash compensation expense of $0.1 million during 2000 based on the fair value of the common stock of $11.70 as of December 31, 2000. This expense was reduced by $1,829 during 2001 and by $0.1 million during 2002 based on the fair value of the common stock of $11.70 and $0.18 as of December 31, 2001 and 2002, respectively. In October 2002, the officer requested that the Company repurchase 66,210 of his shares as payment of the two outstanding promissory notes. The Board of Directors of the Company approved the transaction in 2003. The Company purchased the shares from the officer and canceled them in 2003. The Company recorded noncash compensation expense of $0.7 million during 2003 with respect to this transaction.
Stock plans
The Company has a 2003 Stock Incentive Plan (the “2003 Plan”), which provides for the granting of stock awards. Stock options may be granted under the 2003 Plan either as options intended to qualify as “incentive stock options” under the Internal Revenue Code or as nonqualified stock options (“NQs”). Also, the Company may grant rights to acquire restricted stock and other stock awards based upon the common stock having such terms and conditions as the Board may determine. Under the 2003 Plan, stock awards may be granted to employees (including officers and directors who are employees) and to consultants of the Company (NQs, restricted stock and other stock awards only). The options may be granted at a price not less than par value of the common stock on the date of grant. The Board of Directors determines the vesting schedule of the awards which is typically four years. At December 31, 2004, the Company had a total of 1,334,448 shares of Common Stock available for grant under the 2003 Plan.
The Company has terminated its 1997 Stock Option Plan (the “1997 Plan”) under which options to purchase 4,482 shares of common stock are currently outstanding. Although no more options may be granted under the 1997 Plan, the terms of the 1997 Plan continue to apply to all such outstanding options. The Board of Directors or any committee to which the Board delegates authority may, with the consent of the affected plan participants, amend outstanding awards consistent with the terms of the 1997 Plan.
A summary of stock option activity related to employee stock options for the period from January 1, 2002 through June 30, 2005 is as follows:

	2002		2003		2004		June 30, 2005

		Weighted		Weighted		Weighted		Weighted
		Average		Average		Average		Average
		Exercise		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price	Shares	Price

							(unaudited)
Outstanding at January 1	100,672	$9.18	101,617	$9.36	160,983	$1.80	1,407,390	$0.96
Granted	20,277	11.70	181,256	1.80	1,278,030	0.85	1,071,880	0.92
Exercised	(2,343)	11.70	(12,490)	1.80	(28,577)	0.84	(115,853)	0.92
Canceled/ Forfeited	(16,989)	10.98	(109,400)	8.82	(3,046)	1.80	(29,900)	1.06

Outstanding at December 31	101,617	9.36	160,983	1.80	1,407,390	0.96	2,333,517	0.96

Options exercisable at December 31	65,797	8.10	54,739	1.80	829,705	0.91	916,101	0.90

PREDIX PHARMACEUTICALS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following table summarizes information about stock options outstanding and exercisable at December 31, 2004:

		Options Outstanding
				Options Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
		Contractual	Exercise		Exercise
Range of Exercise Prices	Number	Life (Years)	Price	Number	Price

$0.81	1,201,631	9.73	$0.81	748,937	$0.81
1.80	205,759	8.56	1.80	80,768	1.80

	1,407,390			829,705

In connection with the acquisition of Predix Pharmaceuticals Ltd. discussed in Note 1, the Company resolved to reprice all stock options granted to the former Physiome employees, resulting in the exercise price of options granted prior to that date being reduced to the fair value of $1.80 per share from $9.36 per share.
The repricing of the options constituted a modification of an award under the FASB’s Financial Accounting Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation an interpretation of APB Opinion No. 25 (“FIN 44”), with an effective date of August 8, 2003. A calculation representing the intrinsic value of the modification in accordance with FIN 44 did not result in an expense during 2003 on the basis of management’s determination that the fair value of the common stock continued to be $1.80 per share at December 31, 2003. As of December 31, 2004, the remaining repriced options are being accounted for as variable options until such options are exercised, forfeited or expire unexercised.
In September 2005, the Company determined to assess retrospectively the pricing of all options granted since January 2004.
Significant factors, assumptions, and methodologies used in determining fair value. Determining the fair value of the Company’s stock requires making complex and subjective judgments. The Company used the income approach to estimate the value of the enterprise at each date on which options were granted. The income approach involves applying appropriate discount rates to estimated cash flows that are based on forecasts of revenue and costs. There is inherent uncertainty in these estimates. The assumptions underlying the estimates are consistent with our business plan. The risks associated with achieving our forecasts were assessed in selecting the appropriate discount rates. If different discount rates had been used, the valuations would have been different.
The enterprise value was then allocated to preferred and common shares using the option-pricing method. The option-pricing method involves making estimates of the anticipated timing of a potential liquidity event such as a sale of the Company or an initial public offering, and estimates the volatility of the Company’s equity securities. The anticipated timing is based on the plans of the Company’s board and management. Estimating the volatility of the share price of a privately held company is complex because there is no readily available market for the shares. The Company estimated the volatility of its stock based on available information on volatility of stocks of publicly traded companies in the industry. Had the Company used different estimates of volatility, the allocations between preferred and common shares would have been different.
As a result of this reassessment, the Company determined certain options granted in 2005 were issued at exercise prices below fair value. The Company recorded approximately $423,000 of deferred compensation in stockholder’s equity and $17,000 in compensation expense relating to these stock

PREDIX PHARMACEUTICALS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
options granted to employees from January 1, 2005 through June 30, 2005. The amount of deferred compensation for each option grant during the period was calculated based upon the difference between the fair value of the common stock at the date of grant and the option exercise price. The Company determined all options granted prior to January 1, 2005 were granted at fair value and no compensation expense was recorded for these option grants.
The following summarizes all of the options granted from January 1, 2004 through June 30, 2005 and the related deferred compensation:

	Options
	Granted to			Deferred
Dates	Employees	Exercise Price	Fair Value	Compensation

January 1, 2004 — September 8, 2004	48,638	$1.80	$1.80	$—
September 9, 2004 — December 31, 2004	1,234,431	$0.81	$0.81	$—
January 1, 2005 — March 7, 2005	542,494	$0.81	$0.81	$—
March 8, 2005 — May 2, 2005	486,627	$0.81 - $1.44	$1.80	$334,100
May 3, 2005 — June 30, 2005	42,777	$0.81	$2.88	$88,550
Deferred compensation is equal to the difference in the exercise price and fair value, or the intrinsic value, and has been recorded for all options granted below fair value. The deferred compensation is being amortized on a straight-line basis as compensation expense over the vesting period of the stock options, which is generally four years.
Subsequent to June 30, 2005, we issued 149,096 and 5,555 options with an exercise price of $1.44, which is below the respective fair values per share of $2.88 and $6.66. Deferred compensation related to these grants will be approximately $244,000.
Stock options to non-employees
In 2003 and 2004, the Company issued 14,444 and 27,777 stock options at exercise prices of $1.80 and $0.081 per share, respectively, to non-employees in exchange for services. Vesting for these shares ranges from full vesting on the date of grant to four years. The Company has applied the recognition provisions of SFAS 123 and EITF 96-18 related to these grants. As a result, variable plan accounting has been applied to these grants. The fair value of these options at December 31, 2003 and December 31, 2004 was $1.80 and $0.81, respectively, per share. The Company recorded compensation charges related to these grants of $0.02 million in 2003 on an accelerated basis consistent with FASB’s Financial Accounting Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans. No compensation was recorded in 2004 related to the 2003 grants as the change in the fair value was insignificant. There was also no compensation charge recorded related to the 2004 option grants as they were issued at a price per share above the deemed market value. In computing the fair value of these options, the fair value of each option grant is estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions used: a risk-free rate of return of 4% for the 2003 grants and an expected option life of 10 years (the contractual life of the options), no dividends, and a stock volatility of 80% for grants in that period.
Warrants
At December 31, 2004, the Company had outstanding exercisable warrants to purchase 14,214 and 61,093,320 shares of common stock and Series AB convertible preferred stock, respectively, with weighted-average exercise prices of $113.40 and $0.01 per share, respectively. The common stock

PREDIX PHARMACEUTICALS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
warrants expire through 2014. The Series AB convertible preferred warrants terminate on the effective date of a merger, consolidation, sale or initial public offering of the Company’s common stock.
Upon the reverse stock split of 1-for-18 shares of common stock, these Series AB convertible preferred stock warrants will convert, upon exercise, into 3,394,073 shares of common stock at a weighted-average exercise price of $0.18 per share.
Common stock reserved for future issuance

2004

Warrants	14,214
Common stock under the 2003 Plan	17,202,346
Common stock for conversion of Series A preferred stock	—
Common stock for conversion of Series B preferred stock	—
Common stock for conversion of Series AB preferred stock	4,266,666
Common stock for conversion of Series C preferred stock	8,823,544

30,306,770

11.	Significant license agreement
In September 2001, Predix Pharmaceuticals Ltd. signed a license agreement with a university according to which the university granted the Company a nontransferable, exclusive, worldwide license to use the technology to develop, manufacture, market and sell products, and to develop and provide services. In consideration of the exclusive license agreement, the Company paid the university a one-time license fee in the amount of $0.04 million. In further consideration for the license, the university will be entitled to royalties from the Company at various rates from the proceeds received by the Company from sales, provision of services, and sublicensing revenues generated from the use of the licensed technology by the Company. To date, the Company has earned no such revenues and accordingly has not paid nor is it liable for such royalties.

12.	Income taxes
As of December 31, 2004, the Company has domestic net operating loss carryforwards and research and development credit carryforwards of approximately $78.9 million and $3.0 million, respectively, available to reduce future federal and state income taxes, if any. If not utilized, these carryforwards begin to expire in 2006 and expire through 2024. Additionally, the Company has foreign net operating loss carryforwards of $7.4 million available to offset future income in foreign jurisdictions, if any. Such foreign net operating losses have no expiration date. Recent transactions in the Company’s shares could result in an ownership change, as defined in Section 382 of the Internal Revenue Code (“the Code”). If such a change does occur, there could be annual limitations on the amount of carryforwards, which can be realized in future periods. The Company has not yet analyzed these recent transactions in its shares to determine if any limitation under Code Section 382 applies.

PREDIX PHARMACEUTICALS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The approximate income tax effects of each type of temporary difference and carryforward at December 31 are as follows (in thousands):

	2003	2004

Net operating loss carryforwards	$24,448	$35,019
Research and development tax credit carry forwards	2,194	3,006
Capitalized research costs	2,494	1,969
Lease abandonment liability	861	518
Depreciation and amortization	2,029	1,988
Other temporary differences	82	102
Valuation allowance	(32,108)	(42,602)

	$—	$—

The Company has recorded a full valuation allowance against the net deferred tax asset as of December 31, 2004 and 2003, because the future realizability of such asset is uncertain. The valuation allowance at December 31, 2004 increased by $10.5 million from the prior year.
During 2002, the Company sold a portion of its State of New Jersey net operating loss carryforwards and research and experimentation credit carryforwards for proceeds of $0.3 million. The Company has recorded the sale of these carryforwards as an income tax benefit for the year ended December 31, 2002.

13.	Defined contribution benefit plan
In 2003, the Company adopted a 401(k) Plan (the “401(k) Plan”) covering all qualified U.S. employees. Participants may contribute up to 25% of their annual compensation, subject to statutory limitations, and the Company may declare discretionary matching contributions to the 401(k) Plan. The Company’s matching contribution for the year ended December 31, 2003 totaled $2,000 and is fully vested. The Company did not match any contributions for the year ended December 31, 2004.

14.	Subsequent events
In January 2005, the Company completed a private equity funding round raising total net proceeds of $43.0 million and issuing 196,431,820 shares of Series C Convertible Preferred Stock, which includes net proceeds of $21.9 million and 100,160,121 shares sold in 2004.
On January 17, 2005, the Company issued an aggregate of 12,125,825 shares of its Series C convertible preferred stock upon the exercise of warrants to existing stockholder investors for an aggregate purchase price of $2,672,168.
Effective January 21, 2005, the Company amended and restated its certificate of incorporation to amend, among other things, the following to: (i) increase the Company’s authorized capital stock from 547,866,045 to 599,998,740, of which 324,700,000 shall be Common Stock and 275,298,740 shall be Preferred Stock, par value $0.01 per share; (ii) designate 76,771,672 shares of Series AB Convertible Preferred Stock, par value $0.01 per share; (iii) designate 198,527,068 shares of Series C Convertible Preferred Stock, par value $0.01 per share.
In March 2005, the Company and CFFT entered into a three year research, development and commercialization agreement. Under this agreement, the Company can receive license fees, cost reimbursements and milestone payments (see note 9).

PREDIX PHARMACEUTICALS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
On March 7, 2005, the Company issued an aggregate of 1,811,640 shares of its Series C convertible preferred stock upon the exercise of warrants to existing stockholder investors for an aggregate purchase price of $399,231.
Effective April 26, 2005, the Company amended and restated its certificate of incorporation to amend, among other things, the following to: (i) increase the Company’s authorized capital stock from 599,998,740 to 613,384,553, of which 338,085,813 shall be Common Stock and 275,298,740 shall be Preferred Stock, par value $0.01 per share; (ii) designate 76,771,672 shares of Series AB Convertible Preferred Stock, par value $0.01 per share; and (iii) designate 198,527,068 shares of Series C Convertible Preferred Stock, par value $0.01 per share.
Between August 18, 2005 and September 23, 2005, the Company issued an aggregate of 58,197,594 shares of its Series AB convertible preferred stock upon the exercise of warrants to existing stockholder investors for an aggregate purchase price of $581,975.
On September 22, 2005, the Board of Directors approved, subject to stockholder approval, a 1-for-18 reverse stock split of the outstanding shares of common stock and an adjusted conversion ratio of Series C and Series AB convertible preferred stock to reflect the 1-for-18 reverse stock split of the common stock.
In September 2005, the 2003 Stock Incentive Plan was amended and restated, effective upon the completion of an initial public offering, by the Board of Directors and stockholders. Pursuant to the Amended and Restated 2003 Stock Incentive Plan, we have created an Israeli sub-plan to grant options to those persons who are residents of the State of Israel and who are deemed to be residents of the State of Israel for tax purposes. A maximum of 4,071,443 shares of common stock are authorized for issuance under our Amended and Restated 2003 Stock Incentive Plan.
The Board of Directors and stockholders approved the 2005 Employee Stock Purchase Plan (“2005 ESPP”) in September 2005. The 2005 ESPP will be effective upon the completion of an initial public offering. We have reserved 350,000 shares of common stock under the 2005 ESPP.

PREDIX PHARMACEUTICALS LTD. (Formerly— BIO-IT (Bio Information Technologies) Ltd.)
(A development stage company)

Report of independent auditors

To the Shareholders of
Predix Pharmaceuticals Ltd.
(Formerly— BIO-IT (Bio Information Technologies) Ltd.)
(A development stage company)
We have audited the accompanying consolidated balance sheet of Predix Pharmaceuticals Ltd. (A development stage company) (formerly— Bio-IT (Bio Information Technologies) Ltd.) (“the Company”) and its subsidiary as of December 31, 2002, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2002 and for the period from October 1, 2000 (date of inception) through December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial report. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the consolidated financial position of the Company and its subsidiary as of December 31, 2002, and the consolidated results of their operations and their cash flows for the year ended December 31, 2002 and for the period from October 1, 2000 (date of inception) through December 31, 2002 in conformity with U.S. generally accepted accounting principles.
/s/ Kost Forer Gabbay & Kasierer

Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global
Tel-Aviv, Israel
July 31, 2005

PREDIX PHARMACEUTICALS LTD. (Formerly— BIO-IT (Bio Information Technologies) Ltd.)
(A development stage company)

Consolidated balance sheet

December 31,
2002

(U.S. dollars)
Assets
Current assets:
Cash and cash equivalents	$2,056,593
Restricted cash (Note 4)	39,600
Other accounts receivable and prepaid expenses (Note 3)	271,747

Total current assets	2,367,940

Severance pay fund (Note 2i)	91,250

Property and equipment, net (Note 5)	633,786

Total assets	$3,092,976

Liabilities and shareholders’ equity
Current liabilities:
Trade payables	$303,476
Other accounts payable and accrued expenses (Note 6)	237,880
Current maturities of capital lease (Note 7)	85,278

Total current liabilities	626,634

Long-term liabilities:
Long-term capital lease (Note 7)	170,557
Accrued severance pay (Note 2i)	116,597

Total long-term liabilities	287,154

Shareholders’ equity:
Share capital (Note 8):
Ordinary shares of NIS 0.1 par value:
Authorized: 370,000 shares; Issued and outstanding: 100,000 shares	2,500
Convertible Preferred A shares of NIS 0.1 par value:
Authorized: 224,500 shares; Issued and outstanding: 201,469 shares; Aggregate liquidation preference of $23,324,043	4,732
Convertible Preferred B shares of NIS 0.1 par value:
Authorized: 22,300 shares Additional paid-in capital	7,609,824
Receivables on account of shares	(2,500)
Deficit accumulated during the development stage	(5,435,368)

Total shareholders’ equity	2,179,188

Total liabilities and shareholders’ equity	$3,092,976

The accompanying notes are an integral part of the consolidated financial statements.

July 31, 2005	/s/ Chen Schor	/s/ Silvia Noiman

Date of approval of the financial statements	Chen Schor Chief Business Officer	Silvia Noiman General Manager, Israel

PREDIX PHARMACEUTICALS LTD. (Formerly— BIO-IT (Bio Information Technologies) Ltd.)
(A development stage company)

Consolidated statements of operations

		Period from
		October 1, 2000
		(date of
	Year ended	inception) to
	December 31,	December 31,
	2002	2002

	U.S. dollars
Research and development expenses (Note 11)	$2,771,834	$4,067,635
General and administrative expenses	916,788	1,398,673

Operating loss	(3,688,622)	(5,466,308)
Financial income, net (Note 12)	28,491	53,283
Other income, net (Note 13)	29,622	29,622

Loss before taxes on income	(3,630,509)	(5,383,403)
Taxes on income (Note 9)	51,965	51,965

Net loss	$(3,682,474)	$(5,435,368)

The accompanying notes are an integral part of the consolidated financial statements.

PREDIX PHARMACEUTICALS LTD. (Formerly— BIO-IT (Bio Information Technologies) Ltd.)
(A development stage company)

Statements of changes in shareholders’ equity

						Deficit
	Number of shares					accumulated
					Receivables	during the	Total
	Ordinary	Preferred A	Share	Additional	on account	development	shareholders’
	shares	shares	capital	Paid-In Capital	of shares	stage	equity

	U.S. dollars (except share data
Balance as of October 1, 2000	—	—	$—	$—	$—	$—	$—
Issuance of Ordinary shares in September 2000	100,000	—	2,500	—	(2,500)	—	—
Issuance of Preferred A shares in October and November 2000 for $38.59 per share, net of issuance expenses in the amount of $112,827	—	54,412	1,265	1,985,908	—	—	1,987,173
Net loss	—	—	—	—	—	(199,011)	(199,011)

Balance as of December 31, 2000	100,000	54,412	3,765	1,985,908	(2,500)	(199,011)	1,788,162
Issuance of Preferred A shares in August 2001 for $38.59 per share, net of issuance expenses in the amount of $48,812	—	147,057	3,467	5,622,660	—	—	5,626,127
Stock based compensation to non- employees	—	—	—	318	—	—	318
Net loss	—	—	—	—	—	(1,553,883)	(1,553,883)

Balance as of December 31, 2001	100,000	201,469	7,232	7,608,886	(2,500)	(1,752,894)	5,860,724
Stock based compensation to non- employees	—	—	—	938	—	—	938
Net loss	—	—	—	—	—	(3,682,474)	(3,682,474)

Balance as of December 31, 2002	100,000	201,469	$7,232	$7,609,824	$(2,500)	$(5,435,368)	$2,179,188

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated statements of cash flows

		Period from
		October 1, 2000
	Year ended	(date of inception)
	December 31,	to December 31,
	2002	2002

	U.S. dollars
Cash flows from operating activities:
Net loss	$(3,682,474)	$(5,435,368)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	147,462	242,941
Accrued severance pay, net	17,055	25,347
Increase in other accounts receivable and prepaid expenses	(135,384)	(271,747)
Increase in trade payables	172,532	303,476
Increase in other accounts payable and accrued expenses	108,433	237,880
Stock based compensation related to options granted to non-employees	938	1,256

Net cash used in operating activities	(3,371,438)	(4,896,215)

Cash flows from investing activities:
Maturities of short-term deposits	269,811	—
Restricted cash	—	(39,600)
Purchase of property and equipment	(253,690)	(620,892)

Net cash provided by (used in) investing activities	16,121	(660,492)

Cash flows from financing activities:
Proceeds from issuance of shares, net	—	7,613,300

Net cash provided by financing activities	—	7,613,300

Increase (decrease) in cash and cash equivalents	(3,355,317)	2,056,593
Cash and cash equivalents at the beginning of the period	5,411,910	—

Cash and cash equivalents at the end of the period	$2,056,593	$2,056,593

Non-cash activities:
Purchase of property and equipment against capital lease	$255,835	$255,835

Issuance of shares against receivables on account of shares	$—	$2,500

Supplemental disclosure of cash flows activities:
Cash paid during the period for:
Taxes	$51,965	$51,965

The accompanying notes are an integral part of the consolidated financial statements.

PREDIX PHARMACEUTICALS LTD. (Formerly— BIO-IT (Bio Information Technologies) Ltd.)
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1:     General
a.     Predix Pharmaceuticals Ltd. (Formerly— Bio-IT (Bio Information Technologies) Ltd. was established on January 1, 2000, and commenced operations in October 2000. The Company is a post-genomic computational drug discovery company that focuses on the discovery of novel drugs for G-protein coupled receptor related diseases.
In December 2001, the Company established a wholly-owned U.S. based subsidiary, Predix Pharmaceuticals Inc. (Formerly— Bio-IT (Bio Information Technologies) Inc.). The subsidiary provides marketing, management, business development and other services to the company and is entitled to reimbursement from the Company for all its expenses plus 10%.
b.     The Company is devoting substantially all of its efforts toward conducting research and development. In the course of such activities, the Company has sustained operating losses and expects such losses to continue for the foreseeable future. The Company has not generated any revenues or product sales and has not achieved profitable operations or positive cash flows from operations. The Company’s deficit accumulated during the development stage aggregated $5,435 thousand through December 31, 2002.
The Company’s loss for the year ended December 31, 2002 amounts to approximately $3,682 thousand. The Company’s ability to continue to operate is dependent upon additional financial support.
Subsequent to the balance sheet date, the Company signed a convertible bridge loan agreement with certain existing shareholders for raising $2 million, which was converted into Preferred A shares.
Moreover, subsequent to the balance sheet date, the Company signed a share swap agreement with Predix Holding Inc. (“the Parent Company”). Pursuant to the swap agreement, the Company transferred its assets, property, intangibles and its shares in Predix Pharmaceuticals Inc. in consideration of $6.7 million (see also Note 14d).
In view of the above, the Company’s management is of the opinion that it will have the necessary financial resources to maintain operations as a going concern for the following year.
c.     Definitions:

The Company	Predix Pharmaceuticals Ltd.
The Subsidiary	Predix Pharmaceuticals Inc.
The Parent Company	Predix Holding Inc.
Note 2:     Significant accounting policies
The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles.
a.     Use of estimates:
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

PREDIX PHARMACEUTICALS LTD. (Formerly— BIO-IT (Bio Information Technologies) Ltd.)
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
b.     Financial statements in U.S. dollars:
The functional currency of the Company is the U.S. dollar, as the U.S. dollar is the primary currency of the economic environment in which the Company has operated and expects to continue to operate in the foreseeable future. The majority of the Company’s operations are currently conducted in Israel and most of the Israeli expenses are currently paid in new Israeli shekels (“NIS”); however, most of the expenses are denominated and determined in U.S. dollars. Financing and investing activities including loans, equity transactions and cash investments, are made in U.S. dollars.
Accordingly, monetary accounts maintained in currencies other than the dollar are remeasured into U.S. dollars in accordance with Statement No. 52 of the Financial Accounting Standards Board (“FASB”), “Foreign Currency Translation”. All transaction gains and losses from the remeasurement of monetary balance sheet items are reflected in the statements of operations as financial income or expenses, as appropriate.
The subsidiary operates in the U.S. and all of its transactions are recorded in U.S. dollars, and accordingly the U.S. dollar is its functional and reporting currency.
c.     Principles of consolidation:
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. Intercompany balances and transactions have been eliminated upon consolidation.
d.     Cash equivalents:
Cash equivalents are short-term highly liquid investments that are readily convertible to cash with original maturities of three months or less.
e.     Short-term deposits:
Short-term bank deposits with maturities of more than three months but less than one year are included in short-term deposits. The short-term deposits are presented at cost, including accrued interest. The deposits bear annual interest at an average rate of 4.46%.
f.     Restricted cash:
Restricted cash is primarily invested in a short-term deposit, which is used as collateral for lease commitments.
g.     Property and equipment:
Property and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets. The annual depreciation rates are as follows:

%

Computers	33
Laboratory equipment	20
Office furniture and equipment	6-20
Leasehold improvements	Over the shorter of the lease term or useful life
h.     Impairment of long-lived assets:
The Company’s and the subsidiary’s long-lived assets are reviewed for impairment in accordance with Statement of Financial Accounting Standard No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), whenever events or changes in circumstances indicate that the

PREDIX PHARMACEUTICALS LTD. (Formerly— BIO-IT (Bio Information Technologies) Ltd.)
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. As of December 31, 2002, no impairment losses have been identified.
i.     Severance pay:
The Company’s liability for severance pay is calculated pursuant to Israeli severance pay law based on the most recent salary of the employees multiplied by the number of years of employment, as of the balance sheet date and is presented on an undiscounted basis. Employees are entitled to one month’s salary for each year of employment or a portion thereof. The Company’s liability for all of its employees, is fully provided by monthly deposits with insurance policies and by an accrual. The value of these policies is recorded as an asset in the Company’s balance sheet.
The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israeli severance pay law or labor agreements. The value of the deposited funds is based on the cash surrendered value of these policies, and includes immaterial profits.
Severance pay expenses for the year ended December 31, 2002 were $17,055.
j.     Research and development costs:
Research and development costs are charged to statement of operations as incurred.
k.     Accounting for stock-based compensation:
The Company has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB-25”), and Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation” (“FIN 44”) in accounting for its employee stock option plans. Under APB-25, when the exercise price of the Company’s stock options is less than the market price of the underlying shares on the date of grant, compensation expense is recognized over the options’ vesting period.
The Company adopted the disclosure provisions of Financial Accounting Standards Board Statement No. 148, “Accounting for Stock-Based Compensation— transition and disclosure” (“SFAS No. 148”), which amended certain provisions of SFAS 123 to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation, effective as of the beginning of the fiscal year. The Company continues to apply the provisions of APB No. 25, in accounting for stock-based compensation.
The Company applies SFAS 123 and EITF 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services” with respect to options issued to non-employees. SFAS 123 requires use of an option valuation model to measure the fair value of the options at the measurement date.
Pro forma information regarding net loss is required by Statement No. 123, and has been determined assuming the Company had accounted for its employee stock options under the fair value method prescribed by that Statement. The fair value for options granted in 2002 was estimated at the grant date using a Black— Scholes option pricing model, with the following weighted-average assumptions for 2002: risk-free interest rate of 3.829%, dividend yield of 0%, volatility factors of the expected

PREDIX PHARMACEUTICALS LTD. (Formerly— BIO-IT (Bio Information Technologies) Ltd.)
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
market price of the Company’s Ordinary shares of 0.5 and a weighted-average expected life of the option of seven years.
For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The Company’s pro forma information is as follows:
Pro forma information under SFAS 123:

Year ended
December 31,
2002

U.S. dollars
Net loss as reported	$(3,682,474)
Add: stock-based employee compensation expense determined under fair value based method	(10,792)
Deduct: stock-based employee compensation expenses included in reported net loss	—

Pro forma net loss	$(3,693,266)

l.     Income taxes:
The Company and its subsidiary account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”. This statement prescribes the use of the liability method, whereby deferred tax asset and liability account balances are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company and its subsidiary provide a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.
m.     Fair value of financial instruments:
The following methods and assumptions were used by the Company and its subsidiary in estimating their fair value disclosures for financial instruments:
The carrying amounts reported in the balance sheet for cash and cash equivalents, short-term deposits, restricted cash, other accounts receivable, trade payables, other accounts payable and current maturities of capital lease approximate their fair values due to the short-term maturities of such instruments.
The carrying amount reported in the balance sheet for long-term capital lease approximates its fair value. The fair value was estimated by discounting cash flows analyses, based on the Company’s incremental borrowing rates for similar types of borrowing arrangements.
n.     Concentrations of credit risk:
Financial instruments that potentially subject the Company and its subsidiary to concentrations of credit risk consist principally of cash and cash equivalents, restricted cash and short-term deposits.
Cash and cash equivalents, restricted cash and short-term deposits are invested in major banks in Israel and the United States. Management believes that the financial institutions that hold the Company’s investments are financially sound and, accordingly, minimal credit risk exists with respect to these investments.
The Company and its subsidiary have no off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

PREDIX PHARMACEUTICALS LTD. (Formerly— BIO-IT (Bio Information Technologies) Ltd.)
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 3:     Other accounts receivable and prepaid expenses

December 31,
2002

U.S. dollars
Government authorities	$11,938
Prepaid expenses	231,146
Others	28,663

$271,747

Note 4:     Restricted cash
The Company recorded a fixed charge on a short-term bank deposit in the total amount of $40 thousand to secure a guarantee for the fulfillment of its lease commitments.
Note 5:     Property and equipment

December 31,
2002

U.S. dollars
Cost:
Computers	$446,878
Laboratory equipment	280,795
Office furniture and equipment	122,620
Leasehold improvements	26,434

876,727

Accumulated depreciation:
Computers	221,666
Laboratory equipment	1,896
Office furniture and equipment	10,999
Leasehold improvements	8,380

242,941

Depreciated cost	$633,786

Depreciation expenses for the year ended December 31, 2002 were $147,462.
The Subsidiary leases certain facilities under lease agreement dated December 31, 2002 which are recorded as capital leases. The related facilities are included in property and equipment and depreciated over the lease term (see also Note 7).

PREDIX PHARMACEUTICALS LTD. (Formerly— BIO-IT (Bio Information Technologies) Ltd.)
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 6:     Other accounts payable and accrued expenses

December 31,
2002
U.S. dollars

Employees and payroll accruals	$153,866
Accrued expenses	29,704
Government authorities	51,965
Others	2,345

$237,880

Note 7:	Capital lease
a.     In December 2002, the Subsidiary signed a capital lease agreement according to which it rents certain laboratory equipment for a period of 36 months. The Subsidiary has an option to purchase the equipment at the end of the lease period at the then fair value.
Maturities of capital lease subsequent to the balance sheet date are as follows:

Year ended December
2003	$85,278

2004	85,278
2005	85,279

170,557

$255,835

b.     Capital lease obligation bears annual interest rate of 5% and is linked to the U.S. dollar.

Note 8:	Share capital
a.     Composed as follows:

	December 31, 2002

		Issued and
	Authorized	outstanding

	Number of shares

Ordinary shares of NIS 0.1 par value each(1)	370,000	100,000
Preferred A shares of NIS 0.1 par value each(2)	202,200	201,469
Preferred B shares of NIS 0.1 par value each(2)	22,300	—

	594,500	301,469

As described in Note 14b, all shares, options, warrants and per share amounts have been adjusted to give retroactive effect to the reverse stock split, which has been occurred subsequent to the balance sheet date.
(1)     The Ordinary shares confer on their holders the right to receive a notice to participate and vote in the general meetings of the Company, the right to a share in the excess of assets upon liquidation of the Company and the right to receive dividends, if declared.

PREDIX PHARMACEUTICALS LTD. (Formerly— BIO-IT (Bio Information Technologies) Ltd.)
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(2)     The Preferred shares confer on their holders all the rights conferred by the Ordinary shares and such other rights, preferences and restrictions as described below.
The rights, preferences and restrictions of Preferred shares are as follows:
a)     Voting rights: Every holder of Preferred shares has one vote for each Ordinary share into which the Preferred shares held by him could be converted.
b)     Conversion: Each Preferred share shall be convertible, at the option of the holder, into the Company’s Ordinary shares on a 1:1 basis, subject to adjustment.
The Preferred share shall automatically be converted into the Company’s Ordinary shares on a 1:1 basis, subject to adjustment upon: (1) immediately prior to the consummation of a qualified IPO (2) by decision of at least 85% of the holders of the Preferred shares.
A qualified IPO as defined in the Company’s Articles of Association is an Initial Public Offering, in which the pre-money valuation of the Company is not less than $125 million with proceeds of at least $20 million.
c)     Dividend preference: Each holder of Preferred share shall be entitled to receive, when and if declared, prior and in preference to any declaration or payment of any dividend to the holders of Ordinary shares, non-cumulative dividends equal to the greater of: (i) such shares pro rata portion of the issued and outstanding share capital of the Company, calculated on an as converted basis; or (ii) 3 times the original issue price for each Preferred share then held, as adjusted to reflect recapitalizations, issuances of bonus shares and share splits.
Such dividend preference shall be allocated pro rata between the holders of Series A Preferred shares and the holders of Series B Preferred shares.
Upon completion of the preference dividend, any remaining dividends shall be allocated to the holders of the Ordinary shares and the Preferred shares, pari passu.
d)     Liquidation preference: In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the Preferred shareholders shall be entitled to receive, prior and in preference to any distribution of all assets and surplus funds of the Company to the holders of Ordinary shares, an amount equal to the greater of: (i) their pro rata portion of the issued and outstanding share capital of the Company, calculated on an as converted basis; or (ii) 3 times the original purchase price, for each Preferred share then held, as adjusted to reflect recapitalization, issuances of bonus shares and share splits.
The entire remaining assets and surplus funds of the Company legally available for distribution, if any, shall be distributed, pro rata among the holders of Ordinary shares and the Preferred shares (calculated on an as converted basis), in proportion to their respective shareholdings in the Company.
b. Investments:
1.     On October 12, 2000, the Company signed a share purchase agreement according to which the Company issued 52,469 Preferred A shares for a total consideration of $2,025 thousand. In the framework of this agreement, the Company granted the investors warrants to purchase up to 11,882 Preferred B shares of NIS 0.1 par value at an exercise price of $63.12 per Preferred share. The warrants are exercisable on the earlier of (i) 40 months from the date of grant (ii) an IPO. In addition, the Company granted the investors options to purchase 17,490 Preferred A shares at an exercise price of $38.59 per Preferred share. The option shall be exercisable for a period of nine months commencing October 12, 2000.

PREDIX PHARMACEUTICALS LTD. (Formerly— BIO-IT (Bio Information Technologies) Ltd.)
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2.     On November 30, 2000, the Company signed a share purchase agreement, according to which the Company issued 1,943 Preferred A shares for a total consideration of $75 thousand and granted warrants to purchase 440 Preferred B shares of NIS 0.1 par value at an exercise price of $63.12 per Preferred share. The warrants are exercisable on the earlier of (i) 40 months from the date of grant (ii) an IPO. In addition, the Company granted the investors options to purchase 648 Preferred A shares at an exercise price of $38.59 per Preferred share. The option shall be exercisable for a period of nine months commencing October 12, 2000.
3.     On August 29, 2001, the Company signed a share purchase agreement, according to which (1) the Company issued 17,490 Preferred A shares in connection with the exercise of the options granted pursuant to the share purchase agreement dated October 12, 2000; (2) the Company issued 129,567 Preferred A shares for a total consideration of $5,000 thousand. In the framework of this agreement, the Company granted warrants to the investors to purchase 9,902 Preferred B shares of NIS 0.1 par value at an exercise price of $63.12 per share. The warrants are exercisable on the earlier of (i) 40 months from the date of grant (ii) an IPO.
c.     Share option plan:
Under the Company’s 2000 Stock Option Plan (“the Plan”), options may be granted to officers, directors, employees and consultants of the Company or its subsidiary. Pursuant to the Plan, the Company reserved for issuance 39,916 Ordinary shares. The exercise price of the options granted under the Plan may not be less than the nominal value of the shares into which the options are exercised. The options vest primarily over four years. As of December 31, 2002, 1,179 options were still available for future grant.
A summary of the Company’s options activity (except for options to non-employees) under the plan is as follows:

	Year ended
	December 31, 2002

		Weighted
		average
	Number of	exercise
	options	price

Outstanding at the beginning of the year	6,738	$3.9
Granted	30,338	3.9
Forfeited	(689)	3.9

Outstanding at the end of the year	36,387	3.9

Exercisable options at the end of the year	6,923	$3.9

All options granted through 2002 were granted with an exercise price that equal market price per share of $3.9. The weighted average exercise price and the weighted average fair value of options on the grant date during 2002 was $3.9 and $2.2, respectively.

PREDIX PHARMACEUTICALS LTD. (Formerly— BIO-IT (Bio Information Technologies) Ltd.)
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
d.  Options issued to non-employees:

1.	The Company’s outstanding options to consultants as of December 31, 2002, are as follows:

	Options for	Exercise price	Options	Exercisable
Issuance date	ordinary shares	per share	exercisable	through

June 2001	900	$3.9	343	June 2011
December 2001	450	3.9	118	December 2011
October 2002	450	3.9	2	October 2012
December 2002	550	3.9	33	December 2012

	2,350	$3.9	496

2.	The Company had accounted for its options to non-employees under the fair value method of SFAS No. 123 and EITF 96-18. The fair value for these options was estimated at the measurement date using the Black-Scholes Options-pricing model, with the following weighted-average assumptions for 2002: risk-free interest rate of 3.706%, dividend yield of 0%, volatility factors of the expected market price of the Company’s Ordinary shares of 0.5 and a weighted-average contractual life of the options of approximately ten years.

3.	In connection with the granting of stock options to consultants, the Company recorded stock compensation expenses totaling $938 through December 31, 2002.
e.  Warrants:
During 2000-2001, the Company issued to certain investors warrants to purchase up to 22,224 Preferred B shares, at an exercise price of $63.12 per share. The warrants are exercisable until the earlier of (i) 40 months from the date of grant, or (ii) an IPO (see also Note 8b).

f.	The Company granted one shareholder an option exercisable at the consummation of a Qualified IPO (as defined in Note 8a3(b)), to purchase such number of the Company’s Ordinary shares representing 10% of the number of shares being issued in such Qualified IPO. The exercise price shall equal the price per share determined at such Qualified IPO. No compensation expenses were recorded, since such a Qualified IPO is improbable.
The Company has an obligation to grant certain employees options to purchase 3,372 Ordinary shares at an exercise price of $38.59, vesting over four years, upon a future financing round by third party investors, who are not shareholders of the Company, of at least $4 million, at a Company pre-money valuation equal to 150% of the post-investment Company valuation pursuant to the last investment (at a per share price of at least $57.89). Qualified IPO. No compensation expenses were recorded, since such a financing round is improbable.
The Company has an obligation to grant its CEO options to purchase up to 1,817 Ordinary shares, at an exercise price of $3.9 upon a completion of a financing round of at least $10 million from new investors, before May 2003. No compensation expenses were recorded, since such a financing round is improbable.
The number of shares into which such options are exercisable and/or the exercise price of such option are subject to adjustments in the event of any debt financing, share split, issuance of bonus, effected after consummation of the 2001 share purchase agreement.

PREDIX PHARMACEUTICALS LTD. (Formerly— BIO-IT (Bio Information Technologies) Ltd.)
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 9:  Taxes on income

a.	Measurement of results for tax purposes under the Income Tax Law (Inflationary Adjustments), 1985:
Results for tax purposes of the Company are measured in terms of earnings in NIS after certain adjustments for increases in Israel’s Consumer Price Index (“CPI”). As explained in Note 2b, the financial statements are measured in U.S. dollars. The difference between the annual change in Israel’s CPI and in the NIS/dollar exchange rate results in a difference between taxable income and the income before taxes shown in the financial statements. This is because taxable income is measured in NIS adjusted for inflation and translated into U.S. dollars at the applicable exchange rate for tax purposes, while income before tax for financial statement purposes is measured in U.S. dollars. In accordance with paragraph 9(f) of SFAS No. 109, the Company has not provided deferred income taxes on this difference between the functional currency and the tax bases of assets and liabilities.
b.  Deferred income taxes:
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company and its subsidiary’s deferred tax assets are as follows:

December 31,
2002

U.S. dollars
Operating loss carryforward	$701,708
Reserves and allowances	949,430

Net deferred tax asset before valuation allowance	1,651,138
Valuation allowance	(1,651,138)

Net deferred tax asset	$—

As of December 31, 2002, the Company has provided a valuation allowance of $1,651,138, in respect of deferred tax assets resulting from tax loss carryforwards. Management currently believes that since the Company has a history of losses it is more likely than not that the deferred tax regarding the loss carryforwards and other temporary differences will not be realized in the foreseeable future.

PREDIX PHARMACEUTICALS LTD. (Formerly— BIO-IT (Bio Information Technologies) Ltd.)
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

c.	A reconciliation between the theoretical tax expense, assuming all income is taxed at the statutory tax rate applicable to income of the Company and the actual tax expense as reported in the Statement of Operations, is as follows:

Year ended
December 31,
2002

U.S.
dollars
Loss before taxes, as reported in the consolidated statements of operations	$(3,630,509)
Statutory tax rate	36%
Theoretical tax expenses on the above amount at the Israeli statutory tax rate	$(1,306,983)
Tax adjustment in respect of foreign subsidiary different tax rate	(1,506)
Deferred taxes on losses for which valuation allowance was provided	496,075
Reserves and allowances for which valuation allowance was provided	663,582
Non deductible expenses	4,149
Changes in basis of measurement(1)	196,648

Actual tax expense	$51,965

(1)	Resulting from the difference between the changes in the CPI and the exchange rate of the NIS/dollar.

d.	Loss before taxes on income consists of the following:

Year ended
December 31,
2002

U.S.
dollars
Israel	$3,781,075
United States	(150,566)

$3,630,509

e.	Taxes on income included in the statements of operations:

Year ended
December 31,
2002

U.S.
dollars
Current taxes:
Foreign	$51,965

f.	Net operating losses carryforwards:
As of December 31, 2002, the Company had accumulated losses and deductions for tax purposes of approximately $4,890,000, which may be carried forward and offset against taxable income in the future for an indefinite period.

PREDIX PHARMACEUTICALS LTD. (Formerly— BIO-IT (Bio Information Technologies) Ltd.)
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

g.	Final tax assessments:
The Company has not received final tax assessments since its incorporation.
Note 10:  Commitments and contingencies

a.	In September 2001, the Company signed a license agreement with Ramot-University Authority For Applied Research and Industrial Development Ltd. (“Ramot”) according to which Ramot granted the Company a non-transferable, exclusive, worldwide license to use the technology to develop, manufacture, market and sell products and to develop and provide services.
In consideration of the exclusive license agreement, the Company paid Ramot a one-time license fee in the amount of $40,000. In further consideration for the license, Ramot will be entitled to royalties paid by the Company at various rates from the proceeds received by the Company from sales, provision of services and sub-licensing. Royalties will be paid as long as the patents in each country are still registered but not less than 12 years from the date on which the Company first received net proceeds.
b.     The facilities of the Company and its subsidiary are rented under operating lease agreements that expire on various dates, the latest of which is in January 2004.
Future minimum lease commitments under operating lease for the year ended December 31, are as follows:

Year	U.S. dollars

2003	$283,280
2004	3,300

$286,580

c.     The Company rents three cars under operating leases. These leases are for a period of 40 months each, commencing as of December 2000, for a monthly fee of $2,345.
d.     In connection with the facilities lease agreement, the Company has provided guaranties for the fulfillment of its commitments in respect of the above mentioned rental agreement, totaling $40,000 (see also Note 2f).
e.     In December 2002, the Company signed a financial advisory agreement for facilitating a financing round. In consideration for such services, the consultant shall be entitled to receive in the first three months a monthly payment of $3,500. Thereafter, a success- based monthly fee of $1,500-$3,500 will be paid.
In addition, the consultant shall be entitled to success fee equal to 7% of the financing round and additional warrants to purchase 3% of the Company’s shares. The warrants shall be exercisable for a three-year period.
Subsequent to the balance sheet date, the financial advisory agreement was terminated. No additional expenses were caused to the Company due to such termination.

PREDIX PHARMACEUTICALS LTD. (Formerly— BIO-IT (Bio Information Technologies) Ltd.)
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11:	Research and development expenses

Year ended
December 31,
2002

U.S. dollars
Salaries, wages and employee benefits	$1,542,254
Depreciation	129,957
License rights	126,176
Maintenance	279,582
Professional consultation	164,401
Other expenses	529,464

$2,771,834

Note 12:	Financial income, net

Year ended
December 31,
2002

U.S.
dollars
Income:
Interest on short-term bank deposits	$76,842

Expenses:
Interest and bank charges	(5,854)
Foreign currency translation adjustments	(42,497)

(48,351)

$28,491

Note 13:	Other income, net
In May 2002, the Company entered into a research agreement with third party. According to such agreement, the Company performed certain screening services using its developed technology. The service was provided from May 2002 until November 2002. In consideration for such services, third party paid upfront payment in the amount of $75,000. The Company has not previously provided such services and does not anticipate providing them in the future. As a non-recurring transaction, the Company recorded such income net of related expenses as other income.

Note 14:	Related party transactions
In a board meeting held in April 2001, it was resolved that starting April 2001 and until the date the Company appoints a substitute CEO, one of the Company’s shareholders shall be entitled for a monthly fee of $5,000 pursuant to his role as an active CEO and Chairman of the board of directors.

PREDIX PHARMACEUTICALS LTD. (Formerly— BIO-IT (Bio Information Technologies) Ltd.)
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
In September 2002, following the appointment of the Company’s CEO the Company ceased its payments.

Year ended
December 31,
2002

U.S.
dollars
Management fees	$44,665

Note 14:	Subsequent events
a.     On May 12, 2003, the Company signed a convertible bridge loan agreement with certain of its existing shareholders (“lenders”) for raising $2 million. The convertible loan shall bear annual interest equal to LIBOR. The loan and the accrued interest shall be payable on June 1, 2004, or any extended date by the lenders (“Maturity Date”).
The convertible loan and the accrued interest may be converted as follow: (a) automatic conversion in the event that prior to the Maturity Date, the Company receives an investment from external investor and consummates an issuance of equity securities with net proceeds of at least $5 million (“a Qualified Financing”), then the outstanding amount shall automatically converted into fully-paid shares of the Company of the same class as shall be issue in the Qualified Financing at a conversion price per share equal to 85% of the price share received in such Qualified Financing. b) voluntary conversion at any time prior to the Maturity Date, at the request of the lenders, the loan and the accrued interest shall be converted into fully-paid Preferred A shares of the Company at a price per share of $0.617. However, if prior the Maturity Date, the Company raises an equity investment from external investors, then the conversion price shall be equal to 85% of the price per share in such financing and the conversion shares shall be of the same class as the shares issued in the financing. In the event that the Company consummates a merger or acquisition transaction prior to the Maturity Date, then the lenders shall be entitled, at their election: (a) to receive full repayment of the outstanding loan and interest. (b) to convert the outstanding loan and interest immediately prior to closing of such transactions.
In August 2003, the convertible bridge loan was voluntarily converted, at the request of the lenders, into 3,241,494 Preferred A shares of NIS 0.1 par value, at a price per share of $0.617.
Pursuant to the convertible bridge loan agreement, the Company issued additional 12,399,311 Preferred A shares of NIS 0.1 par value to all of the holders of Preferred A shares, at no additional consideration, in full satisfaction of the anti-dilution adjustment to which the holders of Preferred A shares are entitled pursuant to the Company’s existing Articles of Association (“Ratchet shares”) and the new conversion price for all Preferred A shares was adjusted to $0.617.
b.     In a shareholders meeting held in May 2003, it was resolved: (1) to effect a 10:1 reverse stock split on the Company’s share capital from NIS 0.01 par value to NIS 0.1 par value (ii) to convert the authorized Preferred B shares into Preferred A shares and (iii) to increase the authorized share capital by 16,044,471 Ordinary A shares of NIS 0.1 par value, 15,219,371 Preferred A shares of NIS 0.1 par value and 1,260,178 Ordinary shares of NIS 0.1 par value.
All shares, options, warrants and per share amounts have been adjusted to give retroactive effect to this reverse stock split for all periods presented.
c.     In August 2003, pursuant to a shareholders meeting, the shareholders entered into a recapitalization, according to which 16,044,471 authorized Preferred A shares of NIS 0.1 par value

PREDIX PHARMACEUTICALS LTD. (Formerly— BIO-IT (Bio Information Technologies) Ltd.)
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
and 16,044,471 authorized Ordinary A shares of NIS 0.1 par value were converted into 32,088,942 Ordinary shares of NIS 0.1 par value and 15,842,274 issued and outstanding Preferred A shares of NIS 0.1 par value were converted into 15,842,274 of NIS 0.1 par value issued and outstanding Ordinary shares of NIS 0.1 par value.
d.     In August 2003, the Company signed a share swap agreement with Predix Holding Inc. (formerly-Physiome Sciences Inc) (“the Parent Company”), according to which the Parent Company acquired all of the Company’s shares from its shareholders in consideration for issuance of its shares to the Company’s shareholders.
Pursuant to the share swap agreement, all options granted by the Company to officers, directors, employees and consultants prior to the swap transaction have been exchanged into options exercisable to Ordinary shares of the parent company. In addition, the Parent Company granted additional options to several employees
e.     On December 30, 2003, the Company signed a bill of sale agreement with the Parent Company. According to the agreement, the Company transferred its assets, property, general intangibles and its shares in Predix Pharmaceuticals Inc. in consideration of $6.7 million.
f.     On January 1, 2004, the Company and the Parent Company have entered into a cost plus 2.5%-10% agreement for performing certain contract research services for the benefit of the Parent Company.

PREDIX PHARMACEUTICALS LTD. (Formerly— BIO-IT (Bio Information Technologies) Ltd.)
(A development stage company)

Consolidated balance sheet

July 31, 2003

Unaudited
(U.S. dollars)
Assets
Current assets:
Cash and cash equivalents	$149,589
Restricted cash	39,600
Other accounts receivable and prepaid expenses (Note 3)	272,202

Total current assets	461,391

Severance pay fund	112,299

Property and equipment, net	655,777

Total assets	$1,229,467

Liabilities and shareholders’ deficiency
Current liabilities:
Trade payables	$110,623
Other accounts payable and accrued expenses	312,340
Current maturities of capital lease	123,857

Total current liabilities	546,820

Long-term liabilities:
Long-term capital lease	214,118
Accrued severance pay	138,024
Convertible loan	1,340,565

Total long-term liabilities	1,692,707

Shareholders’ deficiency:
Share capital:
Ordinary shares of NIS 0.1 par value:
Authorized: 1,630,178 shares; Issued and outstanding: 100,000 shares	2,500
Ordinary A shares of NIS 0.1 par value:
Authorized: 16,044,471 shares Convertible Preferred A shares of NIS 0.1 par value:
Authorized: 16,044,471 shares; Issued and outstanding: 12,600,780 shares; Aggregate liquidation preference of $23,324,043	282,432
Additional paid-in capital	7,332,985
Receivables on account of shares	(2,500)
Deficit accumulated during the development stage	(8,625,477)

Total shareholders’ deficiency	(1,010,060)

Total liabilities and shareholders’ deficiency	$1,229,467

The accompanying notes are an integral part of the consolidated financial statements.

July 31, 2005	/s/ Chen Schor	/s/ Silvia Noiman

Date of approval of the financial statements	Chen Schor Chief Business Officer	Silvia Noiman General Manager, Israel

PREDIX PHARMACEUTICALS LTD. (Formerly— BIO-IT (Bio Information Technologies) Ltd.)
(A development stage company)

Consolidated statements of operations

		Period from
		October 1, 2000
	Seven months	(date of
	ended July 31,	inception)
	2003	to July 31, 2003

	U.S. dollars
	Unaudited
Research and development expenses	$2,273,176	$6,340,811
General and administrative expenses	831,720	2,230,393

Operating loss	(3,104,896)	(8,571,204)
Financial income (expenses), net	(34,233)	19,050
Other income, net	—	29,622

Loss before taxes on income	(3,139,129)	(8,522,532)
Taxes on income (Note 9)	50,980	102,945

Net loss	$(3,190,109)	$(8,625,477)

The accompanying notes are an integral part of the consolidated financial statements.

PREDIX PHARMACEUTICALS LTD. (Formerly— BIO-IT (Bio Information Technologies) Ltd.)
(A development stage company)

Statements of changes in shareholders’ equity (deficiency)

						Deficit
	Number of shares					accumulated	Total
					Receivables	during the	shareholders’
	Ordinary	Preferred A	Share	Additional	on account	development	equity
	shares	Shares	capital	Paid-In Capital	of shares	stage	(deficiency)

	U.S. dollars (except share data
Balance as of October 1, 2000	—	—	$—	$—	$—	$—	$—
Issuance of Ordinary shares in September 2000	100,000	—	2,500	—	(2,500)	—	—
Issuance of Preferred A shares in October and November 2000 for $38.59 per share, net of issuance expenses in the amount of $112,827	—	54,412	1,265	1,985,908	—	—	1,987,173
Net loss	—	—	—	—	—	(199,011)	(199,011)

Balance as of December 31, 2000	100,000	54,412	3,765	1,985,908	(2,500)	(199,011)	1,788,162
Issuance of Preferred A shares in August 2001 for $38.59 per share, net of issuance expenses in the amount of $48,812	—	147,057	3,467	5,622,660	—	—	5,626,127
Stock based compensation to non- employees	—	—	—	318	—	—	318
Net loss	—	—	—	—	—	(1,553,883)	(1,553,883)

Balance as of December 31, 2001	100,000	201,469	7,232	7,608,886	(2,500)	(1,752,894)	5,860,724
Stock based compensation to non- employees	—	—	—	938	—	—	938
Net loss	—	—	—	—	—	(3,682,474)	(3,682,474)

Balance as of December 31, 2002	100,000	201,469	7,232	7,609,824	(2,500)	(5,435,368)	2,179,188
Issuance of Preferred A shares (see Note 3) (unaudited)	—	12,399,311	277,700	(277,700)	—	—	—
Stock based compensation to non- employees (unaudited)	—	—	—	861	—	—	861
Net loss (unaudited)	—	—	—	—	—	(3,190,109)	(3,190,109)

Balance as of July 31, 2003 (unaudited)	100,000	12,600,780	$284,932	$7,332,985	$(2,500)	$(8,625,477)	$(1,010,060)

The accompanying notes are an integral part of the consolidated financial statements.

PREDIX PHARMACEUTICALS LTD. (Formerly— BIO-IT (Bio Information Technologies) Ltd.)
(A development stage company)

Consolidated statements of cash flows

		Period from
	Seven months	October 1, 2000
	ended July 31,	(date of inception)
	2003	to July 31, 2003

	U.S. dollars
	Unaudited
Cash flows from operating activities:
Net loss	$(3,190,109)	$(8,625,477)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	159,734	402,675
Accrued severance pay, net	378	25,725
Increase in other accounts receivable and prepaid expenses	(455)	(272,202)
Increase (decrease) in trade payables	(192,853)	110,623
Increase in other accounts payable and accrued expenses	74,460	312,340
Stock based compensation to options granted to non-employees	861	2,117

Net cash used in operating activities	(3,147,984)	(8,044,199)

Cash flows from investing activities:
Restricted cash	—	(39,600)
Purchase of property and equipment	(3,488)	(624,380)

Net cash used in investing activities	(3,488)	(663,980)

Cash flows from financing activities:
Proceeds from convertible loan	1,340,565	1,340,565
Proceeds from issuance of shares, net	—	7,613,300
Principal payment of capital lease	(96,097)	(96,097)

Net cash provided by financing activities	1,244,468	8,857,768

Increase (decrease) in cash and cash equivalents	(1,907,004)	149,589
Cash and cash equivalents at the beginning of the period	2,056,593	—

Cash and cash equivalents at the end of the period	$149,589	$149,589

Non-cash activities:
Purchase of property and equipment against capital lease	$178,237	$434,072

Issuance of shares against receivables on account of shares	$—	$2,500

Supplemental disclosure of cash flows activities:
Cash paid during the period for:
Taxes	$50,980	$102,945

The accompanying notes are an integral part of the consolidated financial statements.

PREDIX PHARMACEUTICALS LTD. (Formerly— BIO-IT (Bio Information Technologies) Ltd.)
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1:     General
a.     Predix Pharmaceuticals Ltd. (Formerly— Bio-IT (Bio Information Technologies) Ltd. was established on January 1, 2000, and commenced operations in October 2000. The Company is a post-genomic computational drug discovery company that focuses on the discovery of novel drugs for G-protein coupled receptor related diseases.
In December 2001, the Company established a wholly-owned U.S. based subsidiary, Predix Pharmaceuticals Inc. (Formerly— Bio-IT (Bio Information Technologies) Inc.). The subsidiary provides marketing, management, business development and other services to the parent company and is entitled to reimbursement from the Company for all its expenses plus 10%.
b.     The Company is devoting substantially all of its efforts toward conducting research and development. In the course of such activities, the Company has sustained operating losses and expects such losses to continue for the foreseeable future. The Company has not generated any revenues or product sales and has not achieved profitable operations or positive cash flows from operations. The Company’s deficit accumulated during the development stage aggregated $8,625 thousand through July 31, 2003.
The Company has incurred significant operating losses and as of July 31, 2003, the Company has an accumulated deficit and shareholders’ deficiency in the amount of $8,625 thousand and $1,010 thousand, respectively.
Subsequent to the balance sheet date, the Company signed a share swap agreement with Predix Holding Inc. (“the Parent Company”). Pursuant to the agreement, the Company transferred its assets, property, intangibles and its shares in Predix Pharmaceuticals Inc. in consideration of $6.7 million (see also Note 3).
In view of the above, the Company’s management is of the opinion that it will have the necessary financial resources to maintain operations as a going concern for the following year.
Note 2:     Significant accounting policies
a.     Basis of presentation:
The financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles.
The significant accounting policies applied in the annual consolidated financial statements of the Company as of December 31, 2002 are applied consistently in these consolidated financial statements (see Note 2 to the consolidated financial statements as of December 31, 2002).
These financial statements should be read in conjunction with the audited annual financial statements of the Company as of December 31, 2002 and their accompanying notes.

PREDIX PHARMACEUTICALS LTD. (Formerly— BIO-IT (Bio Information Technologies) Ltd.)
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
b.     Year end:
The Company’s fiscal year end is December 31.
c.     Accounting for stock based compensation:
The Company’s pro forma information is as follows:

Seven months
ended
July 31,
2003

U.S. dollars
unaudited
Net loss as reported	$(3,190,109)
Add: stock-based employee compensation expenses determined under fair value based method	(12,313)
Deduct: stock-based employee compensation expenses included in reported net loss	—

Pro forma net loss	$(3,202,422)

d.     Interim financial statements:
The accompanying unaudited interim financial statements have been prepared in a consolidated format and include the financial operations of the Company’s fully owned subsidiary as of July 31, 2003 and for the seven months then ended, in accordance with accounting principles generally accepted in the United States relating to the preparation of financial statements for interim periods. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the seven-month period ended July 31, 2003 are not necessarily indicative of the results that may be expected for the year ended December 31, 2003.
Note 3:     Convertible Bridge Loan Agreement
On May 12, 2003, the Company signed a convertible bridge loan agreement with certain of its existing shareholders (“lenders”) for raising up to $2 million. The convertible loan shall bear annual interest equal to LIBOR. The loan and the accrued interest shall be payable on June 1, 2004, or any extended date by the lenders (“Maturity Date”)
The principal amount of the loan shall be transferred in several installments according to a payment schedule. As of July 31, 2003, $1.3 million has been received.
The convertible loan and the accrued interest may be converted as follow: (a) automatic conversion in the event that prior to the Maturity Date, the Company receives an investment from external investor and consummates an issuance of equity securities with net proceeds of at least $5 million (“a Qualified Financing”), then the outstanding amount shall automatically converted into fully-paid shares of the Company of the same class as shall be issue in the Qualified Financing at a conversion price per share equal to 85% of the price per share received in such Qualified Financing. b) voluntary conversion at any time prior to the Maturity Date, at the request of the lenders, the loan and the accrued interest shall be converted into fully-paid Preferred A shares of the Company at a price per share of $0.617. However, if prior the Maturity Date, the Company raises an equity investment from external investors, then the conversion price shall be equal to 85% of the price per share in such financing and the

PREDIX PHARMACEUTICALS LTD. (Formerly— BIO-IT (Bio Information Technologies) Ltd.)
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
conversion shares shall be of the same class as the shares issued in the financing. In the event that the Company consummates a merger or acquisition transaction prior to the Maturity Date, then the lenders shall be entitled, at their election: (a) to receive full repayment of the outstanding loan and interest. (b) to convert the outstanding loan and interest immediately prior to closing of such transactions.
In accordance with EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” and EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments” (“EITF 00-27”), the embedded beneficial conversion features present in convertible securities should be valued separately at issuance. The embedded beneficial conversion feature should be recognized and measured by the intrinsic value of that feature. That amount should be calculated at the commitment date as the difference between the conversion price and the fair value of the Ordinary shares or other securities into which the security is convertible, multiplied by the number of shares into which the security is convertible (intrinsic value). Since the conversion price is not lower than the fair value of Ordinary shares and Preferred A shares, there is no beneficial conversion feature. Therefore, the Company did not record any expense in respect of the issuance of the convertible bridge loan.
Pursuant to the convertible bridge loan agreement, the Company issued additional 12,399,311 Preferred A shares of NIS 0.1 par value to all former Preferred A shareholders, at no additional consideration, in full satisfaction of the anti-dilution adjustment to which the holders of Preferred shares are entitled, pursuant to the Company’s existing Articles of Association, before signing the convertible bridge loan agreement (“Ratchet shares”), and the new conversion price for all Preferred A shares was adjusted $0.617.
Note 4:     Share capital
In a shareholders meeting held in May 2003, it was resolved: (1) to effect a 10:1 reverse split on the Company’s share capital from NIS 0.01 par value to NIS 0.1 par value (ii) to convert the authorized Preferred B shares into Preferred A shares and (iii) to increase the authorized share capital by 16,044,471 Ordinary A shares of NIS 0.1 par value, 15,219,371 Preferred A shares of NIS 0.1 par value and 1,260,178 Ordinary shares of NIS 0.1 par value.
All the shares and per share amounts have been adjusted to give retroactive effect to the allotment for all periods presented.
Note 5:     Commitments and contingent liabilities
a.     In September 2001, the Company signed a license agreement with Ramot-University Authority Applied Research and Industrial Development Ltd. (“Ramot”) according to which Ramot granted the Company a non-transferable, exclusive, worldwide license to use the technology to develop, manufacture, market and sell products and to develop and provide services.
In consideration of the exclusive license agreement, the Company paid Ramot a one-time license fee in the amount of $40,000. In addition, Ramot will be entitled to royalties paid by the Company at various rates from the proceeds received by the Company from sales, provision of services and sub-licensing. Royalties will be paid as long as the patents in each country are still registered but not less than 12 years from the date on which the Company first received net proceeds.
b.     The facilities of the Company and its subsidiary are rented under several operating lease agreements. During 2003, the Company’s operating lease agreement was amended and the lease period

PREDIX PHARMACEUTICALS LTD. (Formerly— BIO-IT (Bio Information Technologies) Ltd.)
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
was extended until January 2005 with another two options to extend it for additional year each, and the subsidiary signed an additional operating lease agreement, which expires on February 2004.
Future minimum lease commitments under operating lease for the period ended July 31, are as follows:

Year	U.S. dollars

2003	$427,005
2004	109,709
2005	3,850

$540,564

The Company has provided guaranties for the fulfillment of its lease commitments totaling $40 thousand.
c.     The Company rents three cars under various operating leases. These leases are for a period of 40 months each, and expire on various dates, the latest of which is in 2005, for a monthly fee of $2,345.
Note 6:     Subsequent events
a.     In August 2003, the convertible loan was voluntarily converted, at the request of the lenders, into 3,241,494 Preferred A shares of NIS 0.1 par value, at a price per share of $0.617.
b.     In August 2003, pursuant to a shareholders meeting, the shareholders entered into a recapitalization, according to which the Company 16,044,471 authorized Preferred A shares of NIS 0.1 par value and 16,044,471 authorized Ordinary A shares of NIS 0.1 par value were converted into 32,088,942 Ordinary shares of NIS 0.1 par value and 15,842,274 issued and outstanding Preferred A shares of NIS 0.1 par value were converted into 15,842,274 issued and outstanding Ordinary shares of NIS 0.1 par value.
c.     In August 2003, signed a share swap agreement with Predix Holding Inc. (formerly- Physiome Sciences Inc) (“the Parent Company”), according to which the Parent Company acquired all of the Company’s shares from its shareholders in consideration for issuance of its shares to the Company’s shareholders.
Pursuant to the share swap agreement, all options granted by the Company to officers, directors, employees and consultants prior to the swap transaction have been exchanged into options exercisable to Ordinary shares of the Parent Company. In addition, the Parent Company granted additional options to several employees.
d.     On August 8, 2003, the Company signed an amendment to employment agreement with two of its employees, according to which, the employees will be eligible for a $25 thousand performance-based bonus each, to be paid on July 31, 2004. The performance bonus is subject to the achievement of all performance targets set by the board of director and the CEO.
e.     On December 30, 2003, the Company signed a bill of sale agreement with the Parent Company. According to the agreement, the Company transferred its assets, property, general intangibles and its shares in Predix Pharmaceuticals Inc. in consideration of $6.7 million.
f.     On January 1, 2004, the Company and the Parent Company have entered into a cost plus 2.5%-10% agreement for performing certain contract research services for the benefit of the Parent Company.

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.
The following table sets forth an itemization of the various costs and expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except the SEC Registration Fee, the Nasdaq National Market Listing Fee and the NASD Filing Fee.

SEC Registration Fee	$9,475
Nasdaq National Market Listing Fee	100,000
NASD Filing Fee	7,500
Printing and Engraving Fees	200,000
Legal Fees and Expenses	825,000
Accounting Fees and Expenses	600,000
Blue Sky Fees and Expenses	5,000
Transfer Agent and Registrar Fees	5,000
Miscellaneous	48,025

Total	$1,800,000

Item 14.	Indemnification of Directors and Officers.
Our amended and restated certificate of incorporation and restated bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of Predix Pharmaceuticals Holdings, Inc. or is or was serving at our request as a director, officer or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such.
Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall

Part II

determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.
Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article NINTH of our amended and restated certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

▶	from any breach of the director’s duty of loyalty to us or our stockholders;

▶	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

▶	under Section 174 of the Delaware General Corporation Law; and

▶	from any transaction from which the director derived an improper personal benefit.
We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers. In addition, we expect to enter into indemnification agreements with each of our directors and executive officers prior to completion of the offering.
Additionally, reference is made to the Underwriting Agreement filed as Exhibit 1.1 hereto, which provides for indemnification by the underwriters of Predix Pharmaceuticals Holdings, Inc., our directors and officers who sign the registration statement and persons who control Predix Pharmaceuticals Holdings, Inc., under certain circumstances.

Item 15.	Recent Sales of Unregistered Securities.
In the three years preceding the filing of this registration statement, we have sold the following securities that were not registered under the Securities Act. The following information gives effect to a 1-for-17.971067 reverse split of our common stock effected on August 8, 2003 and a 1-for-18 split of our common stock to be effected prior to the completion of this offering.

(a)	Issuances of Capital Stock and Warrants
Set forth below is information regarding shares of our capital stock issued and warrants granted, by us since August 1, 2002. Also included is the consideration, if any, received by us for such shares and warrants.

1.	On August 8, 2003, in connection with the recapitalization of our capital stock and our acquisition of a privately held corporation, we issued the following securities:

(i)	We issued an aggregate of 480,552 shares of a newly created Series A convertible preferred stock (the “New Series A Stock”) and an aggregate of 1,291,991 shares of a newly created Series B convertible preferred stock (the “New Series B Stock”) to 117 of our existing stockholders in exchange for an aggregate of 2,187,250 shares of our then outstanding Series A convertible preferred stock, an aggregate of 6,060,606 shares of our then outstanding Series B convertible preferred stock, an aggregate of 2,568,371 shares of our then outstanding Series C convertible preferred stock and an aggregate of 10,438,413 shares of our then outstanding Series D convertible preferred stock. Each share of New Series A Stock and New Series B Stock was convertible into 0.5556 shares of common stock.

(ii)	We issued an aggregate of 3,400 shares of our common stock, an aggregate of 587,418 shares of New Series A Stock and an aggregate of 172,264 shares of New Series B Stock with an aggregate cash value of approximately $7.6 million, to the former stockholders of the corporation we acquired in exchange for all of the outstanding shares of capital stock of such corporation.

Part II

(iii)	We granted to all stockholders (A) warrants that entitled the holder to purchase its pro rata share of an aggregate of 1,000,000 shares of New Series B Stock, all of which expired unexercised on August 8, 2004 and (B) preemptive rights that entitled the holder to purchase its pro rata share of shares of our capital stock issued in a third party financing to each holder of preferred stock of the corporation we acquired and our then outstanding preferred stock, all of which have terminated or will terminate immediately prior to this offering (the “Preemptive Rights”).

(iv)	We issued an aggregate of 7,341 shares of Class A Common Stock having a fair market value of $1.80 per share, at no cost, to certain of our directors, officers and employees.

2.	On October 30, 2003, we granted a warrant to purchase 10,000 shares of our common stock to a private consulting firm as consideration for services the firm rendered to us.

3.	On January 8, 2004, we granted a warrant to purchase 4,817 shares of New Series A Stock to an institutional lender in connection with an equipment line we obtained from the lender.

4.	On August 9, 2004, in connection with an equity financing and the recapitalization of our capital stock, we issued the following securities:

(i)	We issued an aggregate of 66,753,819 shares of our Series C convertible preferred stock to 42 accredited investors at a purchase price of $0.22037 per share for an aggregate purchase price of $14,710,539. Shares of Series C convertible preferred stock are convertible on a 1-for-18 basis into shares of our common stock.

(ii)	We issued an aggregate of 14,531,460 shares of our Series AB convertible preferred stock and granted warrants to purchase an aggregate of 62,240,212 shares of our Series AB convertible preferred stock to 37 of our existing stockholders in exchange for an aggregate of 732,347 shares of New Series A Stock and an aggregate of 720,799 shares of New Series B Stock. Shares of Series AB convertible preferred stock are convertible on a 1-for-18 basis into shares of our common stock.

(iii)	We issued an aggregate of 599,488 shares of our common stock to 58 of our existing stockholders in exchange for an aggregate of 335,623 shares of New Series A Stock and an aggregate of 743,456 shares of New Series B Stock; and

(iv)	We issued an aggregate of 20,638 shares of our common stock to 10 of our existing stockholders in exchange for an aggregate of 20,638 shares of Class A Common Stock.

5.	Between September 9, 2004 and January 21, 2005, we issued an aggregate of 115,740,536 shares of our Series C convertible preferred stock to 16 accredited investors at a purchase price of $0.22037 per share for an aggregate purchase price of $25,505,742.

6.	On September 21, 2004, we issued 1,146,892 shares of our Series AB convertible preferred stock upon the exercise of a warrant to an existing stockholder for an aggregate purchase price of $11,469.

7.	On January 17, 2005, we issued an aggregate of 12,125,825 shares of our Series C convertible preferred stock upon the exercise of the Preemptive Rights to 19 of our existing stockholders for an aggregate purchase price of $2,672,168.

8.	On March 7, 2005, we issued an aggregate of 1,811,640 shares of our Series C convertible preferred stock upon the exercise of the Preemptive Rights to five of our existing stockholders for an aggregate purchase price of $399,231.

Part II

9.	Between August 18, 2005 and September 23, 2005, we issued an aggregate of 58,197,594 shares of our Series AB convertible preferred stock upon the exercise of warrants to 25 of our existing stockholders for an aggregate purchase price of $581,975.
Except for the issuances noted above in paragraphs 1(i) and 4(ii) through (iv), all of the above-referenced issuances were made in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as sales not involving a public offering. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions. All recipients either received adequate information about us or had, through their relationship with us, adequate access to such information. The issuances noted above in paragraphs 1(i) and 4(ii) through (iv) were made in reliance on Section 3(a)(9) of the Securities Act as transactions involving an exchange with existing stockholders for no consideration.
(b)     Certain Grants and Exercises of Stock Options
The sale and issuance of the securities described below were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701.
Pursuant to our stock plans and certain stand-alone stock option agreements, we have issued options to purchase an aggregate of 2,685,805 shares of common stock. Of these options:

▶	options to purchase 45,355 shares of common stock have been canceled or lapsed without being exercised;

▶	options to purchase 421,326 shares of common stock have been exercised; and

▶	options to purchase a total of 2,219,124 shares of common stock are currently outstanding, at a weighted average exercise price of $1.00 per share.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exhibit
number		Description of exhibit

1.1		Form of Underwriting Agreement.
†3	.1	Amended and Restated Certificate of Incorporation of the Registrant, as amended.
3.2		Amended and Restated Certificate of Incorporation of the Registrant to be filed upon completion of this offering.
†3	.3	Bylaws of the Registrant.
3.4		Restated Bylaws of the Registrant to be effective upon completion of this offering.
4.1		Form of Common Stock Certificate.
†4	.2.1	Second Amended and Restated Stockholders Agreement, dated as of January 21, 2005, by and among the Registrant and certain stockholders of the Registrant.
†4	.2.2	First Amendment, dated as of August 1, 2005 to the Second Amended and Restated Stockholders Agreement, dated as of January 21, 2005, by and among the Registrant and certain stockholders of the Registrant.
†4	.3	Registration Rights Agreement by and between RRD International, LLC and the Registrant, dated as of October 30, 2003, as amended by the First Amendment to Registration Rights Agreement, dated as of July 7, 2005.

Part II

Exhibit
number		Description of exhibit

†4	.4	Warrant issued to RRD International, LLC, dated as of October 30, 2003, as amended on July 7, 2005.
†4	.5	Warrant issued to General Electric Capital Corporation, dated as of January 8, 2004.
†4	.6	Warrant issued to Oxford BioScience Management Partners II, dated as of November 7, 1997.
†4	.7	Warrant issued to Robert Shapiro, dated as of January 17, 1996.
†4	.8	Form of Series AB Warrant.
5.1		Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. counsel to the Registrant, with respect to the legality of the securities being registered.
10.1		Amended and Restated 2003 Stock Incentive Plan.
10	.1.1	Form of Incentive Stock Option Agreement for Senior Executives.
10	.1.2	Form of Non-Qualified Stock Option Agreement for Senior Executives.
10	.1.3	Form of Stock Option Agreement for Israeli Senior Executives.
10	.1.4	Form of Incentive Stock Option Agreement.
10	.1.5	Form of Non-Qualified Stock Option Agreement.
10	.1.6	Form of Stock Option Agreement for Israeli Employees.
†10	.2	Physiome Sciences, Inc. 1997 Stock Option Plan, as amended.
10.3		Director Compensation Policy.
†10	.4	Lease by and between Trustees of 4 Maguire Road Realty Trust and the Registrant, dated as of January 25, 2005.
†10	.5	Lease Agreement by and between the Registrant and 150 College Road, LLC, dated as of December 21, 2000, as amended by the First Amendment to the Lease Agreement, dated as of January 7, 2002, the Second Amendment to the Lease Agreement, dated as of December 31, 2003, as amended by the Letter Agreement, dated as of September 30, 2004 and the Third Amendment to the Lease Agreement, dated as of October 14, 2004.
†10	.6	Sublease Agreement by and between the Registrant and Novo Nordisk Pharmaceuticals, Inc., dated as of December 12, 2003, as amended by the First Amendment to Sublease, dated January 14, 2004, the Second Amendment to Sublease, dated August, 2004 and supplemented by the Letter Agreement, dated September 30, 2004.
†10	.7	Unprotected Lease Agreement by and between “Emed” Real Estate Development and Investments Company Ltd. and Predix Pharmaceuticals Ltd., dated as of September 26, 2004.
†10	.8	Employment Agreement by and between the Registrant and Michael G. Kauffman, M.D., Ph.D., dated as of August 8, 2003.
†10	.9	Employment Agreement by and between the Predix Pharmaceuticals Ltd. and Silvia Noiman, Ph.D., dated as of October 31, 2000, as amended by the Amended Employment Agreement, dated as of April 3, 2001, the Second Amendment to Employment Agreement, dated as of August 29, 2001, the Third Amendment to Employment Agreement, dated as of May 12, 2003, the Fourth Amendment to Employment Agreement, dated as of August 8, 2003, the Letter, dated June 18, 2004 and the Letter, dated June 9, 2005.
†10	.10	Employment Agreement by and between the Registrant and Kimberlee C. Drapkin, dated as of February 8, 2005, as amended by the First Amendment to Employment Agreement, dated as of June 1, 2005.
†10	.11	Employment Agreement by and between the Registrant and Chen Schor, dated as of November 23, 2003.

Part II

Exhibit
number		Description of exhibit

†10	.12	Employment Agreement by and between Predix Pharmaceuticals Ltd. and Oren Becker, Ph.D. dated as of October 31, 2000, as amended by the Amended Employment Agreement, dated as of April 3, 2001, the Second Amendment to Employment Agreement, dated as of August 29, 2001, the Third Amendment to Employment Agreement, dated as of May 12, 2003, the Fourth Amendment to Employment Agreement, dated as of August 8, 2003 and the Letter, dated June 9, 2005.
†10	.13	Employment Agreement by and between the Registrant and Stephen R. Donahue, M.D., dated as of September 27 2004.
†10	.14	Employment Agreement by and between the Registrant and Christine Wang, dated as of October 21, 2002.
†**10	.15	Research, Development and Commercialization Agreement by and between the Registrant and Cystic Fibrosis Foundation Therapeutics Incorporated, dated as of March 7, 2005.
+**10	.16	Amended and Restated License Agreement by and between the Registrant and Ramot at Tel Aviv University Ltd., Company Registration No. 51-066714-0, dated as of May 20, 2004.
†10	.17	Agreement to Purchase all of the Capital Stock of Predix Pharmaceuticals Ltd., dated as of July 1, 2003, by and among Physiome Sciences, Inc., Predix Pharmaceuticals Ltd., Predix Pharmaceuticals, Inc. and the stockholders of Predix Pharmaceuticals Ltd.
†10	.18	Convertible Preferred Stock Agreement of Sale, dated as of July 1, 2003, by and among Physiome Sciences, Inc., Predix Pharmaceuticals Ltd., Predix Pharmaceuticals, Inc. and the stockholders of Predix Pharmaceuticals Ltd.
†10	.19	Tax Indemnification Agreement, dated as of June 30, 2003, by and among OrbiMed Associates LLC, Caduceus Private Investments LP, Juniper Crossover Fund L.L.C. and Physiome Sciences, Inc.
†10	.20	Letter Agreement by and between the Registrant and Daljit S. Dhanoa, Ph.D., dated as of February 5, 2005.
†10	.21	Master Lease Agreement by and between General Electric Capital Corporation and the Registrant, dated as of December 3, 2002, as amended by the Amendment to Master Lease, dated as of November 18, 2003.
10.22		2005 Employee Stock Purchase Plan.
†21	.1	List of Subsidiaries.
23.1		Consent of Ernst & Young LLP.
23.2		Consent of Kost Forer Gabbay & Kasierer.
23.3		Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see Exhibit 5.1).
†24	.1	Powers of Attorney.

*	To be filed by amendment.

**	Confidential treatment has been requested for portions of this exhibit.
  † Previously filed.
  + Replaces previously filed exhibit.

(b)	Financial Statement Schedules
Financial Statement Schedules are omitted because the information is included in our financial statements or notes to those financial statements.

Part II

Item 17.	Undertakings
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Part II

Signatures
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this Amendment No. 2 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lexington, Massachusetts, on September 30, 2005.

By:	/s/ Michael G. Kauffman, M.D., Ph.D.

Michael G. Kauffman, M.D., Ph.D.
President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Michael G. Kauffman, M.D., Ph.D. Michael G. Kauffman, M.D., Ph.D.	President and Chief Executive Officer and Director (principal executive officer)	September 30, 2005

/s/ Kimberlee C. Drapkin, CPA Kimberlee C. Drapkin, CPA	Chief Financial Officer (principal financial and accounting officer)	September 30, 2005

* Frederick Frank	Director	September 30, 2005

* Julian Adams, Ph.D.	Director	September 30, 2005

* David Collier, M.D.	Director	September 30, 2005

* Yigal Erlich	Director	September 30, 2005

* Patrick J. Fortune, Ph.D.	Director	September 30, 2005

* Ted Love, M.D.	Director	September 30, 2005

* Joel Martin, Ph.D.	Director	September 30, 2005

Part II

Signature	Title	Date

* Jonathan Silverstein	Director	September 30, 2005

* Ian F. Smith, CPA, ACA	Director	September 30, 2005

*By:	/s/ Kimberlee C. Drapkin

Attorney-in-fact

EXHIBIT INDEX

Exhibit
number		Description of exhibit

1.1		Form of Underwriting Agreement.
†3	.1	Amended and Restated Certificate of Incorporation of the Registrant, as amended.
3.2		Amended and Restated Certificate of Incorporation of the Registrant to be filed upon completion of this offering.
†3	.3	Bylaws of the Registrant.
3.4		Restated Bylaws of the Registrant to be effective upon completion of this offering.
4.1		Form of Common Stock Certificate.
†4	.2.1	Second Amended and Restated Stockholders Agreement, dated as of January 21, 2005, by and among the Registrant and certain stockholders of the Registrant.
†4	.2.2	First Amendment, dated as of August 1, 2005 to the Second Amended and Restated Stockholders Agreement, dated as of January 21, 2005, by and among the Registrant and certain stockholders of the Registrant.
†4	.3	Registration Rights Agreement by and between RRD International, LLC and the Registrant, dated as of October 30, 2003, as amended by the First Amendment to Registration Rights Agreement, dated as of July 7, 2005.
†4	.4	Warrant issued to RRD International, LLC, dated as of October 30, 2003, as amended on July 7, 2005.
†4	.5	Warrant issued to General Electric Capital Corporation, dated as of January 8, 2004.
†4	.6	Warrant issued to Oxford BioScience Management Partners II, dated as of November 7, 1997.
†4	.7	Warrant issued to Robert Shapiro, dated as of January 17, 1996.
†4	.8	Form of Series AB Warrant.
5.1		Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. counsel to the Registrant, with respect to the legality of the securities being registered.
10.1		Amended and Restated 2003 Stock Incentive Plan.
10	.1.1	Form of Incentive Stock Option Agreement for Senior Executives.
10	.1.2	Form of Non-Qualified Stock Option Agreement for Senior Executives.
10	.1.3	Form of Stock Option Agreement for Israeli Senior Executives.
10	.1.4	Form of Incentive Stock Option Agreement.
10	.1.5	Form of Non-Qualified Stock Option Agreement.
10	.1.6	Form of Stock Option Agreement for Israeli Employees.
†10	.2	Physiome Sciences, Inc. 1997 Stock Option Plan, as amended.
10.3		Director Compensation Policy.
†10	.4	Lease by and between Trustees of 4 Maguire Road Realty Trust and the Registrant, dated as of January 25, 2005.
†10	.5	Lease Agreement by and between the Registrant and 150 College Road, LLC, dated as of December 21, 2000, as amended by the First Amendment to the Lease Agreement, dated as of January 7, 2002, the Second Amendment to the Lease Agreement, dated as of December 31, 2003, as amended by the Letter Agreement, dated as of September 30, 2004 and the Third Amendment to the Lease Agreement, dated as of October 14, 2004.
†10	.6	Sublease Agreement by and between the Registrant and Novo Nordisk Pharmaceuticals, Inc., dated as of December 12, 2003, as amended by the First Amendment to Sublease, dated January 14, 2004, the Second Amendment to Sublease, dated August, 2004 and supplemented by the Letter Agreement, dated September 30, 2004.
†10	.7	Unprotected Lease Agreement by and between ‘Emed‘ Real Estate Development and Investments Company Ltd. and Predix Pharmaceuticals Ltd., dated as of September 26, 2004.
†10	.8	Employment Agreement by and between the Registrant and Michael G. Kauffman, M.D., Ph.D., dated as of August 8, 2003.

Exhibit
number		Description of exhibit

†10	.9	Employment Agreement by and between the Predix Pharmaceuticals Ltd. and Silvia Noiman, Ph.D., dated as of October 31, 2000, as amended by the Amended Employment Agreement, dated as of April 3, 2001, the Second Amendment to Employment Agreement, dated as of August 29, 2001, the Third Amendment to Employment Agreement, dated as of May 12, 2003, the Fourth Amendment to Employment Agreement, dated as of August 8, 2003, the Letter, dated June 18, 2004 and the Letter, dated June 9, 2005.
†10	.10	Employment Agreement by and between the Registrant and Kimberlee C. Drapkin, dated as of February 8, 2005, as amended by the First Amendment to Employment Agreement, dated as of June 1, 2005.
†10	.11	Employment Agreement by and between the Registrant and Chen Schor, dated as of November 23, 2003.
†10	.12	Employment Agreement by and between Predix Pharmaceuticals Ltd. and Oren Becker, Ph.D. dated as of October 31, 2000, as amended by the Amended Employment Agreement, dated as of April 3, 2001, the Second Amendment to Employment Agreement, dated as of August 29, 2001, the Third Amendment to Employment Agreement, dated as of May 12, 2003, the Fourth Amendment to Employment Agreement, dated as of August 8, 2003 and the Letter, dated June 9, 2005.
†10	.13	Employment Agreement by and between the Registrant and Stephen R. Donahue, M.D., dated as of September 27 2004.
†10	.14	Employment Agreement by and between the Registrant and Christine Wang, dated as of October 21, 2002.
†**10	.15	Research, Development and Commercialization Agreement by and between the Registrant and Cystic Fibrosis Foundation Therapeutics Incorporated, dated as of March 7, 2005.
+**10	.16	Amended and Restated License Agreement by and between the Registrant and Ramot at Tel Aviv University Ltd., Company Registration No. 51-066714-0, dated as of May 20, 2004.
†10	.17	Agreement to Purchase all of the Capital Stock of Predix Pharmaceuticals Ltd., dated as of July 1, 2003, by and among Physiome Sciences, Inc., Predix Pharmaceuticals Ltd., Predix Pharmaceuticals, Inc. and the stockholders of Predix Pharmaceuticals Ltd.
†10	.18	Convertible Preferred Stock Agreement of Sale, dated as of July 1, 2003, by and among Physiome Sciences, Inc., Predix Pharmaceuticals Ltd., Predix Pharmaceuticals, Inc. and the stockholders of Predix Pharmaceuticals Ltd.
†10	.19	Tax Indemnification Agreement, dated as of June 30, 2003, by and among OrbiMed Associates LLC, Caduceus Private Investments LP, Juniper Crossover Fund L.L.C. and Physiome Sciences, Inc.
†10	.20	Letter Agreement by and between the Registrant and Daljit S. Dhanoa, Ph.D., dated as of February 5, 2005.
†10	.21	Master Lease Agreement by and between General Electric Capital Corporation and the Registrant, dated as of December 3, 2002, as amended by the Amendment to Master Lease, dated as of November 18, 2003.
10.22		2005 Employee Stock Purchase Plan.
†21	.1	List of Subsidiaries.
23.1		Consent of Ernst & Young LLP.
23.2		Consent of Kost Forer Gabbay & Kasierer.
23.3		Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see Exhibit 5.1).
†24	.1	Powers of Attorney.

*	To be filed by amendment.

**	Confidential treatment has been requested for portions of this exhibit.

†	Previously filed.

+	Replaces previously filed exhibit.